                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-13211



                        BankUnited Financial Corporation
                              255 Alhambra Circle
                          Coral Gables, Florida  33134
                             Tel. (305) 569-2000
                                                                 October 3, 1996

To the Stockholders of BankUnited Financial Corporation:

         You are cordially invited to a Special Meeting of the Stockholders (the "BankUnited Special Meeting") of BankUnited Financial Corporation ("BankUnited") to be held on October 29, 1996 at 10:00 a.m. at the Omni Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida.

         At the BankUnited Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of July 15, 1996 (the "Merger Agreement"), by and between BankUnited and Suncoast Savings and Loan Association, FSA ("Suncoast"), pursuant to which Suncoast will merge (the "Merger") into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, with BankUnited, FSB being the survivor of the Merger. A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus.

         At the effective time of the Merger, the separate existence of Suncoast shall cease and each outstanding share of Suncoast's Common Stock, par value $1.10 per share, will be converted into one share of Series I Class A Common Stock, par value $.01 per share (the "BankUnited Class A Common Stock), of BankUnited and each outstanding share of 8% Noncumulative Convertible Preferred Stock, Series A, par value $5.00 per share, of Suncoast will be converted into one share of 8% Noncumulative Convertible Preferred Stock, Series 1996, par value $.01 per share, of BankUnited. Each share of BankUnited stock outstanding at the effective time of the Merger will remain outstanding.

         The Merger of BankUnited and Suncoast will result in BankUnited being the fourth largest publicly held financial institution headquartered in South Florida with over $1.2 billion in assets. The Merger will increase BankUnited's market share, particularly in Broward County, allow BankUnited to achieve economies associated with an in- market merger, and enable BankUnited to compete more effectively with larger financial institutions in South Florida.

         Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement-Prospectus which describes the Merger and the background to the transaction. In addition at the BankUnited Special Meeting BankUnited stockholders will consider and vote upon a proposed amendment to BankUnited's Articles of Incorporation to increase the authorized shares of the Class A Common Stock, $.01 par value, of BankUnited to 30,000,000 shares. You are urged to read all of these materials carefully. The Board of Directors has set the close of business on October 1, 1996 as the record date for the BankUnited Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the BankUnited Special Meeting or any adjournments or postponements thereof. The affirmative vote of a majority of the votes of the BankUnited Class A Common Stock, BankUnited's Class B Common Stock, par value $.01 per share ("BankUnited Class B Common Stock"), and BankUnited's Noncumulative Convertible Preferred Stock, Series B, par value $.01 per share, cast at the BankUnited Special Meeting is necessary to approve the Merger Agreement and the proposed amendment to BankUnited's Articles of Incorporation. In addition the BankUnited Class A Common Stock and the BankUnited Class B Common Stock, each voting as a separate class, must approve the proposed amendment to BankUnited's Articles of Incorporation by the affirmative vote of a majority of the votes cast.

         THE BOARD OF DIRECTORS OF BANKUNITED HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE PROPOSED AMENDMENT TO BANKUNITED'S ARTICLES OF INCORPORATION.

 Thank you, and we look forward to seeing you at the BankUnited Special Meeting.



                                    Sincerely,

                                    /s/ Alfred R. Camner

                                    Alfred R. Camner
                                    Chairman, Chief Executive Officer,
                                    and President

                        BANKUNITED FINANCIAL CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 29, 1996

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "BankUnited Special Meeting") of BankUnited Financial Corporation
("BankUnited"), will be held on October 29, 1996 at 10:00 a.m. at the Omni Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida for the following purposes:

         (1) To vote on a proposal to approve the Agreement and Plan of Merger dated as of July 15, 1996, (the "Merger Agreement"), by and between BankUnited and Suncoast Savings and Loan Association, FSA ("Suncoast") and the consummation of the transactions contemplated thereby, pursuant to which Suncoast will merge (the "Merger") into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, with BankUnited, FSB being the survivor of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement-Prospectus.

         (2) To approve an amendment to Article VI of the Articles of Incorporation of BankUnited to increase BankUnited's authorized shares of its Class A Common Stock, $.01 par value per share, from 15,000,000 to 30,000,000 shares.

         (3) To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

         The BankUnited Board has set the close of business on October 1, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the BankUnited Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE OTHER MATTERS BEING CONSIDERED AT THE BANKUNITED SPECIAL MEETING AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE PROPOSED AMENDMENT TO BANKUNITED'S ARTICLES OF INCORPORATION.


                                       By Order of the Board of Directors,



                                       Marc D. Jacobson
                                       Secretary



Coral Gables, Florida
October 3, 1996

         WHETHER OR NOT YOU PLAN TO ATTEND THE BANKUNITED SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE BANKUNITED SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                   Suncoast Savings and Loan Association, FSA
                            4000 Hollywood Boulevard
                           Hollywood, Florida  33021
                             Tel. (954) 981-6400
                                                                 October 3, 1996

To the Stockholders of Suncoast Savings and Loan Association, FSA:

         You are cordially invited to a Special Meeting of the Stockholders (the "Suncoast Special Meeting") of Suncoast Savings and Loan Association, FSA ("Suncoast") to be held on November 12, 1996 at 11:00 a.m. at 4000 Hollywood Boulevard, Suite 500, North Tower, Hollywood, Florida.

         At the Suncoast Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of July 15, 1996 (the "Merger Agreement"), by and between Suncoast and BankUnited Financial Corporation ("BankUnited"), pursuant to which Suncoast will merge (the "Merger") into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, with BankUnited, FSB being the survivor of the Merger. A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus.

         At the effective time of the Merger, the separate existence of Suncoast shall cease and each outstanding share of Suncoast's Common Stock, par value $1.10 per share (the "Suncoast Common Stock"), will be converted into one share of Class A Common Stock, par value $.01 per share, of BankUnited and each share of Suncoast's 8% Noncumulative Convertible Preferred Stock Series A, par value $5.00 per share (the "Suncoast Preferred Stock"), will be converted into one share of BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1996, par value $.01 per share.

         The Merger of BankUnited and Suncoast will result in BankUnited being the fourth largest publicly held financial institution headquartered in South Florida with over $1.2 billion in assets. The Merger will increase BankUnited's market share, particularly in Broward County, allow BankUnited to achieve economies associated with an in- market merger, and enable BankUnited to compete more effectively with larger financial institutions in South Florida.

         Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement-Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has set the close of business on September 30, 1996 as the record date for the Suncoast Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the Suncoast Special Meeting or any adjournments or postponements thereof. Holders of the Suncoast Common Stock and the Suncoast Preferred Stock are entitled to vote together on approval of the Merger, with each share of the Suncoast Common Stock entitled to one vote and each share of the Suncoast Preferred Stock entitled to 1.67 votes (the number of shares of the Suncoast Common Stock into which each share of the Suncoast Preferred Stock is presently convertible).
The affirmative vote of two-thirds of the votes of the Suncoast Common Stock and the Suncoast Preferred Stock outstanding as of the record date is necessary to approve the Merger.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE TAKE A FEW MINUTES TO REVIEW THIS MATERIAL, CAST YOUR VOTE ON THE ENCLOSED PROXY CARD AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR PROMPT RESPONSE IS NEEDED TO AVOID FOLLOW-UP MAILINGS WHICH WOULD INCREASE COSTS PAID BY ALL SHAREHOLDERS.

         Suncoast is using Shareholder Communications Corporation, a professional proxy solicitation firm, to assist shareholders in the voting process. As the date of the meeting approaches, if we have not already heard from you, you may receive a telephone call from Shareholder Communications reminding you to exercise your right to vote.

         THE BOARD OF DIRECTORS OF SUNCOAST HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

 Thank you, and we look forward to seeing you at the Suncoast Special Meeting.



                                   Sincerely,

                                   /s/ Albert J. Finch

                                   Albert J. Finch
                                   Chairman, Chief Executive Officer,
                                   and President

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1996

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Suncoast Special Meeting") of Suncoast Savings and Loan Association, FSB ("Suncoast"), will be held on November 12, 1996 at 11:00 a.m. at 4000 Hollywood Boulevard, Suite 500, North Tower, Hollywood, Florida. The purpose of the Suncoast Special Meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 15, 1996 (the "Merger Agreement"), by and between Suncoast and BankUnited Financial Corporation ("BankUnited") and the consummation of the transactions contemplated thereby, pursuant to which Suncoast will be merged (the "Merger") into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, with BankUnited, FSB being the survivor of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the enclosed Joint Proxy Statement- Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement- Prospectus.

         The Board of Directors has set the close of business on September 30, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the Suncoast Special Meeting and any adjournments or postponements thereof. The holders of record of Suncoast's Common Stock, par value $1.10 per share (the "Suncoast Common Stock"), and Suncoast's 8% Noncumulative Preferred Stock, Series A, par value $5.00 per share (the "Suncoast Preferred Stock"), at the record date are entitled to notice of and to vote at the Suncoast Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


                                      By Order of the Board of Directors,



                                      Wendy M. Mitchler
                                      Secretary

Hollywood, Florida
October 3, 1996

         WHETHER OR NOT YOU PLAN TO ATTEND THE SUNCOAST SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SUNCOAST SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

BANKUNITED FINANCIAL CORPORATION           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
255 ALHAMBRA CIRCLE                        4000 HOLLYWOOD BOULEVARD
CORAL GABLES, FLORIDA  33134               HOLLYWOOD, FLORIDA  33021

                        JOINT PROXY STATEMENT-PROSPECTUS

                        SPECIAL MEETING OF STOCKHOLDERS
                        BANKUNITED FINANCIAL CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS
                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA


         This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "BankUnited Board") of BankUnited Financial Corporation ("BankUnited") to be used at the Special Meeting of Stockholders of BankUnited to be held on October 29, 1996 (including any adjournments or postponements thereof, the "BankUnited Special Meeting"). At the BankUnited Special Meeting, holders of the Series I Class A Common Stock, par value $.01 per share (the "BankUnited Class A Common Stock"), the Class B Common Stock, par value $.01 per share (the "BankUnited Class B Common Stock"), and the Noncumulative Convertible Preferred Stock, Series B, par value $.01 per share (the "BankUnited Series B Preferred Stock"), of BankUnited will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 15, 1996 (the "Merger Agreement"), by and between BankUnited and Suncoast Savings and Loan Association, FSA ("Suncoast"), providing for the merger (the "Merger") of Suncoast into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, with BankUnited, FSB being the survivor of the Merger. The Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

         At the BankUnited Special Meeting BankUnited stockholders will also consider and vote upon a proposed amendment to BankUnited's Articles of Incorporation to increase the number of authorized shares of the Class A Common Stock, $.01 par value, of BankUnited (of which the BankUnited Series I Class A Common Stock is the only series outstanding) to 30,000,000 shares.

         This Joint Proxy Statement-Prospectus is also furnished in connection with the solicitation of proxies by the Board of Directors of Suncoast (the "Suncoast Board") to be used at the Special Meeting of Stockholders of Suncoast to be held on November 12, 1996 (including any adjournments or postponements thereof, the "Suncoast Special Meeting"). At the Suncoast Special Meeting, holders of Suncoast's Common Stock, par value $1.10 per share (the "Suncoast Common Stock"), and 8% Noncumulative Preferred Stock, Series A, par value $5.00 per share (the "Suncoast Preferred Stock"), voting together, will consider and vote upon a proposal to approve the Merger Agreement.

         This Joint Proxy Statement-Prospectus and the respective forms of proxy are first being mailed on or about October 3, 1996.

         This Joint Proxy Statement-Prospectus also constitutes a prospectus of BankUnited in respect of up to 2,453,554 shares of the BankUnited Class A Common Stock and of up to 1,000,000 shares of BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1996, par value $.01 per share (the "New BankUnited Preferred Stock"), to be issued or reserved for issuance in connection with the Merger. Upon consummation of the Merger (as described herein), each share of the Suncoast Common Stock will be converted into the right to receive one share of the BankUnited Class A Common Stock. Each share of the BankUnited Class A Common Stock is entitled to one-tenth vote per share on each matter submitted to a vote of BankUnited stockholders, in contrast to the one vote per share to which the BankUnited Class B Common Stock is entitled and the two and one-half votes per share to which the BankUnited Series B Preferred Stock is entitled. In addition, the holders of the BankUnited Class A Common Stock are entitled to dividends as declared by the BankUnited Board, which may be declared solely on the BankUnited Class A Common Stock or not less than 110% of the amount per share of any dividend declared on the BankUnited Class B Common Stock. BankUnited has not paid dividends on its common stock since 1994. It is BankUnited's present intention not to pay dividends on its common stock for the foreseeable future. Information as to dividends paid on the BankUnited Class A Common Stock and the BankUnited Class B Common Stock is set forth in "Summary of Joint Proxy Statement- Prospectus--Comparative Stock Prices and Dividends."

         Upon consummation of the Merger, each share of the Suncoast Preferred Stock will be converted into the right to receive one share of the New BankUnited Preferred Stock. The terms of the New BankUnited Preferred Stock to be issued in the Merger will be substantially similar to the existing terms of the Suncoast Preferred Stock. The differences between the two classes of preferred stock are immaterial and are described below at "Comparison of Stockholders' Rights - Preferred Stock." Holders of the New BankUnited Preferred Stock will be entitled to receive, when, as and if declared by the BankUnited Board, noncumulative cash dividends at an annual rate of 8% or $1.20 per share per annum, payable quarterly in arrears at the end of each calendar quarter. Each share of the New BankUnited Preferred Stock will be convertible at a conversion price of $9.00 per share divided into $15.00 per share (equivalent to approximately 1.67 shares of the BankUnited Class A Common Stock) and will be redeemable at the option of BankUnited prior at $15.00 per share, provided that the BankUnited Class A Common Stock has a closing price that is at least 120% of the conversion price for 20 out of 30 consecutive trading days ending within five days of the date of the redemption notice, and additionally after June 30, 1998 at redemption prices beginning at $16.20 per share until June 30, 1999 and at declining redemption prices thereafter. Holders of the New BankUnited Preferred Stock will have the same limited rights to vote as the holders of the Suncoast Preferred Stock currently have. That is, on the limited matters on which they are entitled to vote, they will be entitled to the number of votes that they would have had if they had converted their shares of the New BankUnited Preferred Stock into shares of BankUnited Class A Common Stock as of the record date for the meeting of stockholders. Each share of the BankUnited Class A Common Stock is entitled to one-tenth vote per share on each matter submitted to a vote of BankUnited stockholders. Upon any liquidation, dissolution, or winding up of BankUnited, the holders of the New BankUnited Preferred Stock will be entitled to receive $15.00 per share out of assets of BankUnited legally available for distribution to stockholders, prior to any distributions being made with respect to the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, or any other BankUnited capital stock that is junior to the New BankUnited Preferred Stock with respect to payments on liquidation, plus an amount equal to any dividends declared and unpaid, without interest. Unlike Suncoast, BankUnited has other series of preferred stock outstanding. The New BankUnited Preferred Stock will rank on a parity with BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1993, par value $.01 per share (the "BankUnited 8% Preferred Stock"), and BankUnited's 9% Noncumulative Perpetual Preferred Stock, par value $.01 per share (the "BankUnited 9% Preferred Stock"), and senior to three other outstanding series of preferred stock issued by BankUnited.

         Shares of the BankUnited Class A Common Stock, the Suncoast Common Stock and the Suncoast Preferred Stock are traded on the Nasdaq National Market ("Nasdaq"). The reported last sale prices of the BankUnited Class A Common Stock, the Suncoast Common Stock and the Suncoast Preferred Stock were $7.25, $6.25 and $13.125, respectively, on July 12, 1996 (the last trading day prior to the public announcement of the Merger), and were $7.75, $7.25 and $14.50, respectively, on September 27, 1996.

         BankUnited has filed a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 2,453,554 shares of the BankUnited Class A Common Stock and 1,000,000 shares of the New BankUnited Preferred Stock to be issued or reserved for issuance in connection with the Merger and for the other purposes described herein. This Joint Proxy Statement-Prospectus does not cover any resales of the BankUnited Class A Common Stock or the New BankUnited Preferred Stock to be received by stockholders of Suncoast upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resale.

         THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR

HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All information contained in this Joint Proxy Statement-Prospectus with respect to BankUnited has been supplied by BankUnited and all information with respect to Suncoast has been supplied by Suncoast.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANKUNITED OR SUNCOAST. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SHARES OF THE BANKUNITED CLASS A COMMON STOCK OR THE NEW BANKUNITED PREFERRED STOCK HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF BANKUNITED OR SUNCOAST SINCE THE DATE HEREOF.



     The date of this Joint Proxy Statement-Prospectus is October 3, 1996.

                               TABLE OF CONTENTS

                                                                                                                     Page

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Information Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Documents Delivered with this Proxy Statement-prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Summary of Joint Proxy Statement-prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Date, Time and Place of Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Purposes of Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Shares Entitled to Vote; Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Vote Required to Approve . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Recommendations of the Boards of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Fairness Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Conditions to the Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Board of Directors, Management and Operations Following the Merger . . . . . . . . . . . . . . . . . . . . . . 7
         Regulatory Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Certain Differences in the Rights of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Comparative Stock Prices and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Selected Historical and Pro Forma per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         BankUnited Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Suncoast Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Pro Forma Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Suncoast Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . . .  16
         Factors Affecting Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Impact of Inflation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         New Accounting Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Contingency Relating to Recapitalization of the Savings Association Insurance Fund . . . . . . . . . . . . .  28
Bankunited Financial Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Suncoast Savings and Loan Association, FSA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Special Meeting of Bankunited Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Date, Time, Place, Purpose of Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Proxies; Voting and Revocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Votes Required; Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Special Meeting of Suncoast Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Date, Time and Place; Purpose of Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Proxies; Voting and Revocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Votes Required; Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         BankUnited's Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Suncoast's Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Pro Forma Merger Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Merger Premiums in Precedent Thrift Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Market Trading Multiples in Comparable Public Companies  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Structure of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Conversion of Suncoast Capital Stock; Treatment of Suncoast Stock Options and Warrants . . . . . . . . . . .  40
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Conduct of Business Pending the Merger and Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . .  42
         Conditions to the Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Regulatory Approval Required for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Termination of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Modification and Waiver of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Board of Directors, Management and Operations Following the Merger . . . . . . . . . . . . . . . . . . . . .  49
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Resales of BankUnited Class a Common Stock and New BankUnited Preferred Stock in the Merger  . . . . . . . .  49
         No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Unaudited Pro Forma Condensed Combined Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Description of Bankunited Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Class B Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Outstanding Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Description of New Bankunited Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         New Bankunited Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Comparison of Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Required Shareholder Votes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Amendment to Charter or Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . .  63
         Provisions Relating to Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Certain Anti-takeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Amendment to Bankunited Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Bankunited Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . . . . . .  69
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
Other Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

SUNCOAST SAVINGS AND LOAN ASSOCIATION - INDEX TO CONSOLIDATED
         FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

EXHIBITS

Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit A

Form of Statement of Designation of BankUnited's 8% Noncumulative
         Convertible Preferred Stock, Series 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit B

Fairness Opinion of Raymond James & Associates, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit C

Tax Opinion of Kronish, Lieb, Weiner & Hellman LLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit D

Amendment to Article IV of BankUnited's Articles of Incorporation to
         Increase Authorized BankUnited Class A Common Stock to
         30,000,000 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit E

                             AVAILABLE INFORMATION

         BankUnited has filed the Registration Statement with the Commission covering the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be issued or reserved for issuance in connection with the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Such additional information may be inspected and copied as set forth below.

         BankUnited and Suncoast are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission and the Office of Thrift Supervision (the "OTS"), respectively. The Registration Statement discussed below, as well as reports, proxy statements and other information filed by BankUnited pursuant to the informational requirements of the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Additional information may also be obtained at no cost from the Commission internet site at http://www.sec.gov. In addition, equity securities of BankUnited are traded on Nasdaq and reports, proxy statements, and other information concerning BankUnited are available for inspection and copying at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Reports (including annual reports to shareholders, Form 10-K reports, Form 8-K reports, and Form 10-Q reports), proxy statements and other information filed by Suncoast pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552 or at the OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. The Suncoast Common Stock and the Suncoast Preferred Stock are listed for trading on Nasdaq and such reports, proxy statements and other information concerning Suncoast should also be available for inspection and copying at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                     INFORMATION INCORPORATED BY REFERENCE

         THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

BANKUNITED DOCUMENTS                         SUNCOAST DOCUMENTS

BankUnited Financial Corporation             Suncoast Savings and Loan Association, FSA
255 Alhambra Circle                          4000 Hollywood Boulevard
Coral Gables, Florida  33134                 Hollywood, Florida  33021

Attention:  Nancy L. Ashton                  Attention:  Wendy M. Mitchler
              (305) 569-2000                                (954) 981-6400

         IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN OCTOBER 23, 1996.

         BankUnited. The following BankUnited documents are incorporated by reference herein (Commission File No. 5- 43936):

         (1) BankUnited's Annual Report on Form 10-K\A for the year ended September 30, 1995, filed with the Commission on February 5, 1996.

         (2) BankUnited's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, filed with the Commission on February 13, 1996, May 10, 1996, and August 13, 1996, respectively.

         (3) BankUnited's Current Reports on Form 8-K dated November 30, 1995, March 1, 1996, and July 17, 1996 filed with the Commission on December 1, 1996, March 4, 1996 and July 17, 1996, respectively.

         Suncoast. Suncoast's Annual Report on Form 10-K for the year ended June 30, 1996, filed with the OTS on September 27, 1996, is incorporated by reference herein.

         All documents filed with the Commission by BankUnited and with the OTS by Suncoast pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part and prior to the date of the BankUnited Special Meeting and the Suncoast Special Meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.


         DOCUMENTS DELIVERED WITH THIS JOINT PROXY STATEMENT-PROSPECTUS

         This Joint Proxy Statement-Prospectus is delivered together with (i) BankUnited's annual report on Form 10-K\A for the fiscal year ended September 30, 1995; and (ii) BankUnited's quarterly report on Form 10-Q for the quarter ended June 30, 1996.

                  SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS

         The following is a summary, which is necessarily incomplete, of certain information contained elsewhere in this Joint Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Exhibits hereto and the documents incorporated by reference herein. Each stockholder is urged to read this Joint Proxy Statement-Prospectus and the Exhibits hereto, including the Merger Agreement which is attached hereto as Exhibit A, in their entirety and with care.

THE PARTIES

         BankUnited. BankUnited is a Florida corporation which is the savings and loan holding company for BankUnited, FSB. BankUnited through BankUnited, FSB provides banking and financial services to its customers through nine branch offices in Dade, Broward and Palm Beach counties in Florida. Suncoast is a federally chartered stock savings association.

         Suncoast. Suncoast provides banking and financial services to its customers through six branch offices in Broward and Palm Beach counties in Florida. BankUnited is headquartered at 255 Alhambra Circle, Coral Gables, Florida 33134 and its telephone number is (305) 569-2000. Suncoast is headquartered at 4000 Hollywood Boulevard, Hollywood, Florida 33021 and its telephone number is (954) 981-6400. See "BankUnited Financial Corporation" and "Suncoast Savings and Loan Association, FSA."

DATE, TIME AND PLACE OF SPECIAL MEETINGS

         The BankUnited Special Meeting will be held at the Omni Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida at 10:00 a.m. on October 29, 1996. The Suncoast Special Meeting will be held at 4000 Hollywood Boulevard, Suite 500, North Tower, Hollywood, Florida at 11:00 a.m. on November 12, 1996.

PURPOSES OF SPECIAL MEETINGS

         BankUnited. The BankUnited Special Meeting will be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and for the purpose of considering and voting upon a proposed amendment to BankUnited's Articles of Incorporation to increase the number of the authorized shares of the Class A Common Stock, $.01 par value per share, of BankUnited to 30,000,000 shares. See "Meeting of BankUnited Stockholders--Date, Time and Place; Purpose of Meeting."

         Suncoast. The Suncoast Special Meeting will be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. See "Meeting of Suncoast Stockholders--Date, Time and Place; Purpose of Meeting."

SHARES ENTITLED TO VOTE; QUORUM

         BankUnited. The BankUnited Board has set the close of business on October 1, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the BankUnited Special Meeting. Holders of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock are entitled to vote together on the proposal to approve the Merger Agreement and the proposal to approve the amendment to BankUnited's Articles of Incorporation, with each share of the BankUnited Class A Common stock entitled to one-tenth vote; each share of the BankUnited Class B Common Stock entitled to one vote; and each share of the BankUnited Series B Preferred Stock entitled to two and one-half votes. In addition the BankUnited Class A Common Stock and the BankUnited Class B Common Stock, each voting as a separate class, must approve the proposed amendment to BankUnited's Articles of Incorporation by the affirmative vote of a majority of the votes cast. The presence, in person or by proxy, of shares as of the record date representing at least a majority of the votes entitled to be cast as to a matter is necessary to constitute a quorum at the BankUnited Special Meeting for action on such matter.

         As of the record date, 5,454,201 shares of the BankUnited Class A Common Stock, 251,515 shares of the BankUnited Class B Common Stock, and 183,818 shares of the BankUnited Series B Preferred Stock were issued, outstanding and entitled to cast 545,420, 251,515 and 459,545 votes, respectively. Of these shares, approximately 385,491 shares (7%) of the BankUnited Class A Common Stock, 162,690 shares (65%) of the BankUnited Class B Common Stock, and 133,138 shares (72%) of the BankUnited Series B Preferred Stock, representing 534,076 (42.5%) of the votes entitled to be cast, were held by directors and executive officers of BankUnited and their respective affiliates. Each director and executive officer of BankUnited has indicated an intention to vote the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock, beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby and for approval of the amendment to BankUnited's Articles of Incorporation. See "Meeting of BankUnited Stockholders--Votes Required; Principal Stockholders."

         Suncoast. The Suncoast Board has set the close of business on September 30, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Suncoast Special Meeting. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast by the holders of the Suncoast Common Stock and the Suncoast Preferred Stock outstanding on the record date is necessary to constitute a quorum at the Suncoast Special Meeting. Holders of the Suncoast Common Stock and the Suncoast Preferred Stock are entitled to vote together on approval of the Merger, with each share of Suncoast Common Stock entitled to one vote and each share of the Suncoast Preferred Stock entitled to 1.67 votes (the number of shares of the Suncoast Common Stock into which each share of the Suncoast Preferred Stock is presently convertible).

         As of the record date, 2,195,230 shares of the Suncoast Common Stock and 920,000 shares of the Suncoast Preferred Stock were issued, outstanding and entitled to vote 2,195,230 and 1,536,400 votes, respectively. Approximately 539,505 shares of the Suncoast Common Stock entitled to cast 539,505 votes (25%) and 26,399 shares of the Suncoast Preferred Stock entitled to cast 44,086 votes (3%) were held by directors and executive officers of Suncoast and their affiliates. Each such director and executive officer of Suncoast has indicated his or her intention to vote the Suncoast Common Stock and the Suncoast Preferred Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "Meeting of Suncoast Stockholders--Votes Required; Principal Stockholders."

VOTE REQUIRED TO APPROVE

         BankUnited. The affirmative vote of a majority of the votes of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock, cast at the BankUnited Special Meeting, is necessary to approve the Merger Agreement and the amendment to the BankUnited Articles of Incorporation. In addition the BankUnited Class A Common Stock and the BankUnited Class B Common Stock, each voting as a separate class, must approve the proposed amendment to BankUnited's Articles of Incorporation by the affirmative vote of a majority of the votes cast.
Approval of the Merger Agreement by the requisite vote of the holders of the BankUnited Class A Common Stock, BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock is a condition to, and is required for, consummation of the Merger.

         Suncoast. The affirmative vote of at least two-thirds of the votes of the Suncoast Common Stock and the Suncoast Preferred Stock outstanding as of the record date is necessary to approve the Merger. Approval of the Merger Agreement by the requisite vote of the holders of the Suncoast Common Stock and the Suncoast Preferred Stock, voting together, is a condition to, and required for, consummation of the Merger.

TERMS OF THE MERGER

         At the Effective Time, Suncoast will be merged with and into BankUnited, FSB, a wholly-owned subsidiary of BankUnited, and BankUnited, FSB will be the surviving corporation in the Merger. In connection with the

Merger (i) each then outstanding share of the Suncoast Common Stock will be converted into the right to receive one share of the BankUnited Class A Common Stock; and (ii) each share of the Suncoast Preferred Stock will be converted into the right to receive one share of the New BankUnited Preferred Stock ((i) and (ii) preceding are subsequently collectively referred to herein as the "Exchange Ratio"). Suncoast's obligation to consummate the Merger is not conditioned upon the BankUnited Class A Common Stock continuing to trade at any specified minimum price during any period prior to the time at which the Merger is effective (the "Effective Time"). Because the Exchange Ratio is fixed and because the market price of the BankUnited Class A Common Stock is subject to fluctuation, the value of the BankUnited Class A Common Stock that holders of the Suncoast Common Stock will receive in the Merger may increase or decrease prior to the Merger. The terms of the New BankUnited Preferred Stock, which are set forth in Exhibit B hereto, will be substantially similar to the terms of the Suncoast Preferred Stock. See "The Merger--Conversion of Suncoast Capital Stock; Treatment of Suncoast Stock Options and Warrants," "Description of BankUnited Capital Stock," "Description of New BankUnited Preferred Stock" and "The Merger--No Appraisal Rights." The Merger Agreement provides for BankUnited to use its best efforts to list, prior to the Effective Time, on the Nasdaq, the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be issued to holders of the Suncoast Common Stock and the Suncoast Preferred Stock, as the case may be, in the Merger. See "The Merger-Nasdaq Listing." It is a condition to the consummation of the Merger that such shares of BankUnited capital stock be authorized for listing on the Nasdaq effective upon official notice of issuance.

         Each stock option granted pursuant to the Suncoast Stock Option Plan which is outstanding and unexercised immediately prior to the Effective Time whether or not then exercisable will be assumed by BankUnited. From and after the Effective Time each outstanding option to purchase Suncoast Common Stock (a "Suncoast Option") will be immediately exercisable for the number of shares of the BankUnited Class A Common Stock equal to the number of shares of the Suncoast Common Stock subject to the Suncoast Option immediately prior to the Effective Time and the per share exercise price set forth in the Suncoast Option shall remain the same. As of the record date, 122,800 shares of the Suncoast Common Stock were subject to such options.

         Suncoast is a party to that certain Underwriters' Warrant Agreement dated as of July 9, 1993 between Suncoast and Josephthal Lyon & Ross Incorporated, Southeast Research Partners, Inc. and Rodman & Renshaw, Inc. (the "Suncoast Warrants."). In the Merger, holders of the Suncoast Warrants will have their Suncoast Warrants converted into warrants to acquire the BankUnited Class A Common Stock and/or the New BankUnited Preferred Stock on a one share for one share basis and on substantially the same terms as those set forth in such Underwiters' Warrant Agreement. BankUnited has agreed to enter into a supplemental warrant agreement with respect to the Suncoast Warrants. Currently, holders of the Suncoast Warrants, which expire on July 9, 1998, have the right to purchase (a) up to 80,000 shares of Suncoast Preferred Stock at an exercise price of $18.00 per share, (b) up to 134,457 shares of Suncoast Common Stock at an exercise price of $10.80 per share, or (c) any combination of Suncoast Preferred Stock or Suncoast Common Stock at the exercise prices set forth above which results in an aggregate exercise price of up to $1,440,000.

         The Merger will become effective at the Effective Time as set forth in the Articles of Consolidation of Suncoast and BankUnited, FSB which will be filed with the OTS.

         See "The Merger--Structure of the Merger," "--Conversion of Suncoast Capital Stock; Treatment of Suncoast Stock Options and Warrants," "--Exchange of Certificates," and "--Effective Time."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The proxies are being solicited by each of the boards of directors of BankUnited and Suncoast. Each of the boards of directors of BankUnited and Suncoast has unanimously approved the Merger Agreement. EACH BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF BANKUNITED AND SUNCOAST, RESPECTIVELY, VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. BANKUNITED'S

BOARD ALSO UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF BANKUNITED VOTE "FOR" THE PROPOSAL TO AMEND BANKUNITED'S ARTICLES OF INCORPORATION.

         Each of the BankUnited Board and the Suncoast Board believes that the terms of the Merger Agreement are fair and in the best interests of BankUnited and its stockholders and Suncoast and its stockholders, respectively. The terms of the Merger Agreement were reached on the basis of arm's-length negotiations between BankUnited and Suncoast. In the course of reaching their respective decisions to approve the Merger Agreement, the BankUnited Board and the Suncoast Board consulted with their respective legal advisors regarding the legal terms of the Merger Agreement and their respective obligations in consideration thereof. In addition, the Suncoast Board consulted with its financial advisor, Raymond James & Associates, Inc. ("Raymond James"), as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Suncoast Common Stock and to the holders of Suncoast Preferred Stock.

         See "The Merger--Background of the Merger," "--BankUnited's Reasons for the Merger," "--Suncoast's Reasons for the Merger" and "--Opinion of Financial Advisor."

FAIRNESS OPINION OF FINANCIAL ADVISOR

         Raymond James, Suncoast's financial advisor, has rendered its written opinion, as of July 15, 1996 and its written opinion as of the date of this Joint Proxy Statement-Prospectus, to the Suncoast Board that the Exchange Ratio is fair, from a financial point of view, to the holders of the Suncoast Common Stock and to the holders of the Suncoast Preferred Stock.

         The opinion of Raymond James, which is attached hereto as Exhibit C, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by Raymond James in rendering its opinion. Suncoast has agreed to pay fees to Raymond James, a portion of which is contingent upon consummation of the Merger. See "The Merger--Opinion of Financial Advisor" for a further description of the opinion of Raymond James and of the fees payable to Raymond James by Suncoast.

         See "The Merger--Background of the Merger," "--Suncoast's Reasons for the Merger," "--Opinion of Financial Advisor" and Exhibit C to this Joint Proxy Statement-Prospectus.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the votes of stockholders of BankUnited and Suncoast described in "Summary of Joint Proxy Statement-Prospectus--Vote Required to Approve;" the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; approval of the Merger by certain Federal regulatory authorities; receipt by Suncoast of an opinion of counsel dated as of the Effective Time as to the tax-free nature of the Merger for Federal income tax purposes; the absence of any event, occurrence, or circumstance that would constitute a Material Adverse Effect (as defined in the Merger Agreement) as to BankUnited or Suncoast; BankUnited and Suncoast each maintaining a Net Worth (as defined in the Merger Agreement) of not less than $64,700,000 and $22,000,000, respectively; the authorization for trading on the Nasdaq upon official notice of issuance of the shares of the BankUnited Class A Common Stock and New BankUnited Preferred Stock issuable pursuant to the Merger; and the absence of any injunction or legal restraint prohibiting consummation of the Merger and certain other customary closing conditions.
Each of BankUnited and Suncoast has received an opinion from Kronish, Lieb, Weiner & Hellman LLP, dated as of the date hereof, a copy of which appears as Exhibit D hereto, as to the tax-free nature of the Merger for Federal income tax purposes. There can be no assurance as to when and if the remaining conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

         See "The Merger--Conditions to the Consummation of the Merger" and "--Regulatory Approval Required for the Merger."

NASDAQ LISTING

         The Merger Agreement provides for BankUnited to use its best efforts to list, prior to the Effective Time, on the Nasdaq, upon official notice of issuance, the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be issued to holders of the Suncoast Common Stock and the Suncoast Preferred Stock, as the case may be, in the Merger.
BankUnited has reserved the Nasdaq symbol "BKUNN" for the New BankUnited Preferred Stock and plans to apply for listing on Nasdaq shortly. It is a condition to the consummation of the Merger that such shares of BankUnited capital stock be authorized for listing on the Nasdaq effective upon official notice of issuance.

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         From and after the Effective Time, the Board of Directors of BankUnited will consist of 17 persons, including Albert J. Finch, the Chairman of the Board, Chief Executive Officer and President of Suncoast, and Norman Mains, Irving Cohen, and E.J. Guisti, each a director of Suncoast. At the Effective Time, each of the foregoing persons will also be appointed to the Board of Directors of BankUnited, FSB. The Merger Agreement also provides that Albert J. Finch will be appointed as a Vice Chairman of the boards of both BankUnited and BankUnited, FSB.

         The executive officers of BankUnited after the Merger will be comprised of members of BankUnited's current senior management and certain members of Suncoast's current senior management. It has not yet been determined which members of Suncoast's management will become officers of BankUnited following the Merger. Additional information about the above mentioned Suncoast directors is contained in Suncoast's Annual Report on Form 10-K for the year ended June 30, 1996, which is incorporated by reference in this Joint Proxy Statement-Prospectus.

         See "Available Information," "Information Incorporated by Reference," "Interests of Certain Persons in the Merger" and "Unaudited Pro Forma Condensed Combined Financial Statements."

REGULATORY APPROVAL

         The Merger is subject to approval by the OTS. BankUnited has filed prior to the date hereof certain applications with the OTS with respect to the Merger. The Merger will not proceed until the Requisite Regulatory Approvals (as defined herein) have been obtained and such approvals are in full force and effect. There can be no assurance that the Merger will be approved by the OTS. If such approval is received, there can be no assurance as to the date of such approval or the absence of any litigation challenging such approval. See "The Merger--Regulatory Approval Required for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is intended to qualify as a tax free reorganization under
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Kronish, Lieb, Weiner & Hellman LLP, tax counsel to BankUnited, has delivered an opinion to BankUnited and Suncoast to the effect that no gain or loss will be recognized by the holders of the Suncoast Common Stock and the holders of the Suncoast Preferred Stock as a result of the Merger. A copy of such opinion appears as Exhibit D to this Joint Proxy Statement-Prospectus. For a more complete description of the Federal income tax consequences, see "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP"). See "The Merger--Accounting Treatment."

TERMINATION

         The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time under certain circumstances, including (i) by mutual consent of BankUnited and Suncoast; (ii) by BankUnited or Suncoast if the OTS has denied approval of the Merger or if the Effective Time has not occurred by February 28, 1997; (iii) by BankUnited or Suncoast if the stockholders of BankUnited or Suncoast fail to approve the Merger Agreement at the BankUnited Special Meeting or the Suncoast Special Meeting, respectively, or (iv) by Suncoast if, prior to the Effective Time, it receives another acquisition proposal that the Suncoast Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm familiar with savings institutions, is more favorable to the Suncoast stockholders than the Merger and that the failure to terminate the Merger Agreement and accept such alternative acquisition proposal would be inconsistent with the proper exercise of such fiduciary duties. If the Merger Agreement is terminated under certain circumstances, the Merger Agreement provides for payment by BankUnited or Suncoast of termination fees. See "The Merger--Termination of the Merger Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Suncoast's management and the Suncoast Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Suncoast generally. These include, among other things, certain employment continuation agreements and/or change-of-control agreements providing for severance pay and Albert J. Finch's consulting agreement and the directorships on the BankUnited Board of former Suncoast directors. See "Merger-- Board of Directors, Management and Operations following the Merger."

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

         The rights of stockholders and other corporate matters relating to the BankUnited Class A Common Stock and the New BankUnited Preferred Stock are controlled by BankUnited's Articles of Incorporation and Bylaws and by the Florida Business Corporation Act (the "FBCA"). The rights of Suncoast stockholders and other corporate matters relating to the Suncoast Common Stock and the Suncoast Preferred Stock are controlled by the Suncoast Charter and Bylaws and by the regulations of the OTS. Upon consummation of the Merger, stockholders of Suncoast will become stockholders of BankUnited, whose rights will be governed by BankUnited's Articles of Incorporation, its Bylaws and the provisions of the FBCA. See "Comparison of Stockholders' Rights."

NO APPRAISAL RIGHTS

         Under applicable law, holders of the Suncoast Common Stock and the Suncoast Preferred Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Merger--No Appraisal Rights."

COMPARATIVE STOCK PRICES AND DIVIDENDS

         The shares of the BankUnited Class A Common Stock, the Suncoast Common Stock, and the Suncoast Preferred Stock are listed for trading on the Nasdaq under the symbols "BKUNA," "SCSL," and "SCSLP," respectively. The table below sets forth the range of high and low bid prices for the BankUnited Class A Common Stock, the Suncoast Common Stock, and the Suncoast Preferred Stock quoted on the Nasdaq and the cash dividends declared thereon for the periods indicated.

                BANKUNITED CLASS A COMMON STOCK(1)                SUNCOAST COMMON STOCK           SUNCOAST PREFERRED STOCK
                ---------- ----- - ------ --------         --------------- ------ ---------    --------------------------------
                    PRICE                                     PRICES                               PRICES
                -------------        CASH DIVIDENDS        ------------      CASH DIVIDENDS    ---------------   CASH DIVIDENDS
                HIGH     LOW          PER SHARE(2)         HIGH    LOW          PER SHARE      HIGH        LOW      PER SHARE
                ----     ---          ------------         ----    ---        -------------    ----        ---   --------------
1992          $ 7.183  $ 2.400           $  .069           $5.75 $1.625            --           $    --    $  --      $  --
1993           12.609    7.000              .094           9.375   5.00            --             18.50    15.00         --
1994            8.250    6.000              .075           9.375   5.00            --            19.125    11.75       1.15
1995            8.750    4.500                --           9.063   5.50            --            15.547    12.25       1.20
1996 (through   8.750    6.000                --            7.00   5.75            --            15.375    13.00       1.20
September 27)
---------------------

(1) Adjusted to reflect a 15% stock dividend paid in April of 1993 on the BankUnited Class A Common Stock.

(2) Cash dividends per share paid on the BankUnited Class B Common Stock were as follows: 1992 - none; 1993 - $.038; 1994 - $.03; 1995 - none;
         1996 through September 27 - none.

         The following table sets forth the closing bid price of the BankUnited Class A Common Stock, the Suncoast Common Stock, and the Suncoast Preferred Stock on July 12, 1996 (the last trading day prior to the public announcement of the proposed Merger) and September 27, 1996 (the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus.)

                                  BANKUNITED CLASS A           SUNCOAST            SUNCOAST
                                      COMMON STOCK          COMMON STOCK        PREFERRED STOCK
                                  ------------------        ------------        ---------------
July 12, 1996 . . . . . . . .          $7.25                    $6.25            $13.125
September 27, 1996  . . . . .           7.75                     7.25              14.50


         No assurance can be given as to the market price of the BankUnited Class A Common Stock, the Suncoast Common Stock, or the Suncoast Preferred Stock at the Effective Time. Because the Exchange Ratio is fixed and because the market price of the BankUnited Class A Common Stock is subject to fluctuation, the value of the shares of BankUnited Class A Common Stock that holders of the Suncoast Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. Furthermore, the actual market value of the New BankUnited Preferred Stock may not be determined with accuracy until the New BankUnited Preferred Stock begins trading on the Nasdaq. Stockholders are advised to obtain current market quotations for the BankUnited Class A Common Stock, the Suncoast Common Stock, and the Suncoast Preferred Stock.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

         The unaudited information set forth in the following tables reflects certain comparative per common share data related to income per share, cash dividends declared per share, and book value per share (i) on an historical basis for BankUnited and Suncoast; (ii) on a pro forma combined basis per share of the BankUnited Class A Common Stock assuming consummation of the Merger; and
(iii) on an equivalent pro forma combined basis per share of the Suncoast Common Stock assuming consummation of the Merger.

         The information shown below should be read in conjunction with the consolidated historical financial statements of BankUnited and Suncoast, including the respective notes thereto, which are included or incorporated by reference in this Joint Proxy Statement-Prospectus and the unaudited pro forma condensed combined financial information, including the notes thereto, which appears elsewhere in this Joint Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the period or as of the dates for which the pro forma data is presented.

         See "Information Incorporated by Reference," "Unaudited Pro Forma Condensed Combined Financial Statements," and "Suncoast Savings and Loan Association--Consolidated Financial Statements."

                                                               AT OR FOR               AT OR FOR
                                                              NINE MONTHS             YEAR ENDED
                                                            ENDED JUNE 30,           SEPTEMBER 30,
                                                            -------------            ------------
                                                                  1996                   1995
                                                                  ----                   ----
BANKUNITED CLASS A COMMON STOCK
Earnings per share-primary (a):
   Historical . . . . . . . . . . . . . . . . . . . . .         $ .28                   $ 1.77
   Pro forma (b)  . . . . . . . . . . . . . . . . . . .           .39                     1.02
Earnings per share-fully diluted(a):
   Historical . . . . . . . . . . . . . . . . . . . . .           .28                     1.26
   Pro forma (b)  . . . . . . . . . . . . . . . . . . .           .38                      .87
Cash dividends declared per share:
   Historical . . . . . . . . . . . . . . . . . . . . .            --                       --
   Pro forma  . . . . . . . . . . . . . . . . . . . . .            --                       --
Book value per share-end of period:
   Historical . . . . . . . . . . . . . . . . . . . . .          7.95                       --
   Pro forma (c)  . . . . . . . . . . . . . . . . . . .          7.65                       --

                                                              AT OR FOR               AT OR FOR
                                                             NINE MONTHS             YEAR ENDED
                                                            ENDED JUNE 30,           SEPTEMBER 30,
                                                            -------------            ------------
                                                                1996                     1995
                                                                ----                     ----
SUNCOAST COMMON STOCK
Earnings (loss) per share-primary (a):
   Historical . . . . . . . . . . . . . . . . . . . . .         $ .41                   $ (.07)
   Equivalent pro forma (d) . . . . . . . . . . . . . .           .39                     1.02
Earnings (loss) per share-fully diluted(a):
   Historical . . . . . . . . . . . . . . . . . . . . .           .40                       (e)
   Equivalent pro forma (d) . . . . . . . . . . . . . .           .38                      .87
Cash dividends declared per share:
   Historical . . . . . . . . . . . . . . . . . . . . .            --                       --
   Equivalent pro forma (d) . . . . . . . . . . . . . .            --                       --
Book value per share-end of period:
   Historical . . . . . . . . . . . . . . . . . . . . .          5.88(f)                    --
   Equivalent pro forma (d) . . . . . . . . . . . . . .          7.65                       --


(a)      Earnings per share were calculated using income (loss) from continuing operations.  In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements which may result from the Merger.
(b)      Gives effect to the Merger as if it had occurred at the beginning of each of the periods presented.
(c)      Gives effect to the Merger as if it had occurred at the end of the period.
(d)      The equivalent pro forma computations assume that for each share of the Suncoast Common Stock outstanding,
         Suncoast stockholders would receive one share of the BankUnited Class A Common Stock.
(e)      Omitted due to anti-dilution.
(f)      Assumes $15.00 redemption value for Preferred Stock.

BANKUNITED SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial data for BankUnited. This data is based on, and qualified in its entirety by, the consolidated financial statements of BankUnited, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial statements of BankUnited and its subsidiaries have been included. Operating results for the nine month period ended June 30, 1996 are not necessarily indicative of the results which may be expected for the year ended September 30, 1996. See "Information Incorporated by Reference."

                                            AT OR FOR THE NINE MONTHS
                                                   ENDED JUNE 30,             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                          ---------------------------      -------------------------------------------------------
                                             1996          1995        1995(1)       1994         1993        1992         1991
                                          --------         ----        -------       ----         ----        ----         ----
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Interest income . . . . . . . . . . .     $   36,953   $   28,706   $   39,419   $   30,421    $   25,722  $   24,243   $   23,018
Interest expense  . . . . . . . . . .         24,934       18,577       26,305       16,295        12,210      14,022       16,307
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Net interest income . . . . . . . . .         12,019       10,129       13,114       14,126        13,512      10,221        6,711
Provision (credit) for loan losses              (225)         340        1,221        1,187         1,052          70           42
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Net interest income after provision
  (credit) for loan losses                    12,244        9,789       11,893       12,939        12,460      10,151        6,669
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Non-interest income:
  Service fees  . . . . . . . . . . .            432          306          423          358           221         142           83
  Gain on sales of loans and mortgage-
    backed securities, net                         8          240          239          150         1,496          94          147
  Gain (loss) on sales of other assets,
    net . . . . . . . . . . . . . . .             (6)         264        9,569           --            --           2          (51)
  Other . . . . . . . . . . . . . . .             51            6            6           46             2          25           22
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
                                                 485          816       10,237          554         1,719         263          201
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Non-interest expense:
  Employee compensation and benefits           3,161        2,829        3,997        3,372         2,721       1,986        1,444
  Occupancy and equipment . . . . . .          1,232        1,367        1,727        1,258           978         940          841
  Insurance . . . . . . . . . . . . .            748          783        1,027          844           835         697          582
  Professional fees . . . . . . . . .            687          751        1,269          833           543         542          389
  Other . . . . . . . . . . . . . . .          2,470        2,867        4,129        3,579         2,746       2,002        1,568
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
                                               8,298        8,597       12,149        9,886         7,823       6,167        4,824
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------

Income before income taxes(1) . . . .          4,431        2,008        9,981        3,607         6,356       4,247        2,046
Provision for income taxes(2) . . . .          1,693          731        3,741        1,328         2,318       1,538          754
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Net income before Preferred Stock
  dividends(3)  . . . . . . . . . . .          2,738        1,277        6,240        2,279         4,038       2,709        1,242
Preferred stock dividends:
  BankUnited, FSB . . . . . . . . . .             --           --           --          198           787         515           88
  BankUnited  . . . . . . . . . . . .          1,609        1,507        2,210        1,871           726         360          364
                                          ----------   ----------   ----------   ----------    ----------  ----------   ----------
Net income (loss) after preferred
  stock dividends . . . . . . . . . .     $    1,129   $     (230)  $    4,030          210    $    2,525       1,834   $      790
                                          ==========   ==========   ==========   ==========    ==========  ==========   ==========
PER COMMON SHARE DATA:
Primary earnings (loss) per common
  share and common equivalent share       $      .28   $     (.11)  $     1.77   $      .10    $     1.42  $     1.27   $      .61
                                          ==========   ==========   ==========   ==========    ==========  ==========   ==========
Earnings (loss) per common share
  assuming full dilution  . . . . . .     $      .28   $     (.11)  $     1.26   $      .10    $     1.00  $      .92   $      .53
                                          ==========   ==========   ==========   ==========    ==========  ==========   ==========
Weighted average number of common
  shares and common equivalent shares
  assumed outstanding during the period:
  Primary . . . . . . . . . . . . . .      3,997,331    2,016,752    2,296,021    2,175,210     1,773,264   1,448,449    1,306,176
  Fully diluted . . . . . . . . . . .      3,997,331    2,016,752   $4,158,564   $2,175,210     3,248,618   2,376,848    2,101,408
Equity per common share . . . . . . .     $     7.95   $     8.18   $    10.20   $     8.33    $     8.86  $     8.51   $     7.52
Tangible equity per common share          $     7.51   $     8.18   $    10.20   $     8.33    $     8.86  $     8.51   $     7.52
Fully converted tangible equity per
  common share  . . . . . . . . . . .     $     7.20   $     7.29   $     8.15   $     7.39    $     7.57  $     6.45   $     5.98

                                            AT OR FOR THE NINE MONTHS
                                                   ENDED JUNE 30,             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                          ---------------------------  ---------------------------------------------------------
                                             1996        1995          1995(1)       1994         1993        1992         1991
                                          --------       ----          -------       ----         ----        ----         ----
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CASH DIVIDENDS PER COMMON SHARE:
  Class A . . . . . . . . . . . . . . .    $     --   $      --     $     --   $     .075     $      .094    $    .10   $     --
  Class B . . . . . . . . . . . . . . .    $     --   $      --     $     --   $      .03     $      .038    $     --   $     --
FINANCIAL CONDITION DATA:
Total assets  . . . . . . . . . . . . .    $801,531   $ 584,443     $608,415   $  551,075     $   435,378    $345,931   $262,120
Loans receivable, net and mortgage-
  backed securities(4)  . . . . . . . .     702,528     485,187      506,132      470,154         313,899     250,606    203,901
Investments, overnight deposits, tax
  certificates, certificates of deposit
  and  other earning assets     . . . .      79,992      84,440       88,768       64,783         100,118      83,445     49,924
Total liabilities . . . . . . . . . . .     731,871     543,195      562,670      509,807         397,859     322,907    245,869
Deposits  . . . . . . . . . . . . . . .     470,237     416,224      310,074      347,795         295,108     275,026    202,907
Borrowings  . . . . . . . . . . . . . .     244,775     113,775      241,775      158,175          97,775      42,241     39,241
Total stockholders' equity. . . . . . .      69,660      41,248       45,745       41,268          30,273      16,797     13,214
Common stockholders' equity . . . . . .      45,347      16,649       21,096       16,667          17,162      11,134      9,540
SELECTED FINANCIAL RATIOS:
Performance Ratios:
Return on average assets(5) . . . . . .         .54%        .31%        1.10%         .46%           1.12%        .92%       .53%
Return on average common equity . . . .        4.84       (1.80)       22.60         1.21           18.55       17.68       8.35
Return on average total equity  . . . .        6.43        4.09        14.70         5.84           14.07       14.72       9.04
Interest rate spread  . . . . . . . . .        2.01        2.18         2.12         2.78            3.59        3.34       2.60
Net interest margin . . . . . . . . . .        2.43        2.53         2.39         3.01            3.87        3.63       2.93
Dividend payout ratio(6)  . . . . . . .       58.77      118.01        35.42        96.79           40.66       34.97      36.40
Ratio of earnings to combined fixed
   charges and preferred stock dividends(7):
  Excluding interest on deposits. . . .        1.14         .98         1.52         1.07            1.87        1.83       1.49
  Including interest on deposits. . . .        1.07         .99         1.21         1.03            1.27        1.18       1.08
Total loans, net and mortgage-backed
  securities to total deposits               149.40      116.66       163.30       135.26          109.65       91.12     100.49
Non-interest expenses to average assets        1.63        2.07         2.14         2.04            2.18        2.09       2.05
Efficiency ratio(8) . . . . . . . . . .       65.00       76.81        14.58        66.06           45.17       57.76      68.89
Asset Quality Ratios:
Ratio of non-performing assets to total
  loans, real estate owned and tax
  certificates  . . . . . . . . . . . .        1.08%       1.11%        1.35%        1.41%           1.78%        .66%       .93%
Ratio of non-performing assets to total
  assets  . . . . . . . . . . . . . . .         .92         .91         1.10         1.17            1.46         .50        .75
Ratio of charge-offs to total loans             .05         .11          .13          .39             .07          ---
Ratio of loan loss allowance to loans
  receivable  . . . . . . . . . . . . .         .34         .17          .32          .20             .38         .11        .10
Ratio of loan loss allowance to
  non-performing loans  . . . . . . . .       40.21       17.69        31.54        18.89           24.70       25.41      10.68
Ratio of non-performing loans to total
  loans . . . . . . . . . . . . . . . .         .84         .94         1.02         1.07            1.54         .45        .96
Capital Ratios:
Ratio of average common equity to average
  total assets  . . . . . . . . . . . .        4.58%       3.07%        3.14%        3.58%           3.79%       3.51%      4.01%
Ratio of average total equity to average
  total assets  . . . . . . . . . . . .        8.36        7.50         7.47         8.05            7.99        6.24       5.82
Tangible capital-to-assets ratio(9) . .        6.92        6.50         7.09         6.65            7.56        6.66       6.20
Core capital-to-assets ratio(9) . . . .        6.92        6.50         7.09         6.65            7.56        6.66       6.20
Risk-based capital-to-assets ratio(9) .       13.90       13.80        15.79        14.13           15.85       14.42      13.70
-----------------------


                        (Notes begin on the next page.)

(1)      In 1995, BankUnited recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.
(2)      Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994. See Note 15 to the
         Consolidated Financial Statements incorporated by reference herein.
(3)      Amount in 1991 reflects extraordinary loss of $50,390 from early extinguishment of debt.
(4)      Does not include mortgage loans held for sale.
(5)      Return on average assets is calculated before payment of preferred stock dividends.
(6)      The ratio of total dividends declared during the period (including dividends on preferred stock, the BankUnited
         Class A Common Stock, and the BankUnited Class B Common Stock) to total earnings for the period before dividends.
(7)      The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes, fixed charges and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes, fixed charges  and extraordinary items by interest on deposits plus interest on borrowings plus
         33% of rental expense plus preferred stock dividends on a pretax basis.
(8)      Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.
(9)      Regulatory capital ratio of BankUnited, FSB.


SUNCOAST SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial data for Suncoast. This data is based on, and qualified in its entirety by, the consolidated financial statements of Suncoast, including the notes thereto, which are included in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. See "Suncoast Savings and Loan Association--Consolidated Financial Statements."

                                                                            AT OR FOR THE YEAR ENDED JUNE 30,
                                                             ---------------------------------------------------------
                                                             1996            1995         1994          1993      1992
                                                             ----            ----         ----          ----      ----
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income . . . . . . . . . . . . . . . . . .       $  27,958      $ 27,855      $ 18,611        $12,892   $15,979
Interest expense  . . . . . . . . . . . . . . . . .          17,937        19,018        10,910          7,799    11,688
Net interest income . . . . . . . . . . . . . . . .          10,021         8,837         7,701          5,093     4,291
Provision for loan losses . . . . . . . . . . . . .             153            95            --            537        55
Net interest income after provision
  for loan losses . . . . . . . . . . . . . . . . .           9,868         8,742         7,701          4,556     4,236
Non-interest income:
  Loan servicing income, net  . . . . . . . . . . .           4,399         6,275         4,580         (2,253)   (2,004)
  Gain on sales of loans, loan servicing assets
   and mortgage-backed securities, net  . . . . . .           3,875         1,948        14,963         22,458    15,131
  Other . . . . . . . . . . . . . . . . . . . . . .           1,252         1,707         7,630          9,619     4,573

Non-interest expense:
  Employee compensation and benefits  . . . . . . .           7,240         8,005        18,362         17,345    10,423
  Occupancy and equipment . . . . . . . . . . . . .           2,866         4,057         4,209          3,472     2,581
  Insurance . . . . . . . . . . . . . . . . . . . .             421           463           640            505       412
  Professional fees . . . . . . . . . . . . . . . .             356           381           294            432       471
  Other . . . . . . . . . . . . . . . . . . . . . .           4,698         4,835         8,261          7,230     5,521

Income before income taxes  . . . . . . . . . . . .           3,813           931         3,108          3,213     1,372
Provision for income taxes  . . . . . . . . . . . .           1,411           330         1,005            928       141
Net income before preferred stock dividends                   2,402           601         2,103          2,285     1,231
Preferred stock dividends . . . . . . . . . . . . .           1,104         1,104           780             --        --
Net income (loss) after preferred stock dividends             1,298          (503)        1,323          2,285     1,231

PER COMMON SHARE DATA:
Primary earnings (loss) per common share
  and common equivalent share . . . . . . . . . . .             .61          (.26)          .63           1.11       .66
Earnings per common share assuming
  full dilution (1) . . . . . . . . . . . . . . . .             .61            --           .59           1.10       .66
Weighted average number of common
  shares and common equivalent shares
  assumed outstanding during the period:
  Primary . . . . . . . . . . . . . . . . . . . . .           2,137         1,940         2,105          2,048     1,853
  Fully diluted . . . . . . . . . . . . . . . . . .           3,675         3,652         3,589          2,079     1,853
Equity per common share . . . . . . . . . . . . . .            6.66          6.33          6.43           5.76      4.57
Equity per common share assuming $15.00
  redemption value for Preferred Stock  . . . . . .            5.88          5.54          5.61           5.76      4.57
Fully converted equity per common share . . . . . .            7.23          7.04          7.11           5.76      4.57
Cash dividends per common share . . . . . . . . . .              --            --            --             --       --

                                                                            AT OR FOR THE YEAR ENDED JUNE 30,
                                                             ---------------------------------------------------------
                                                             1996            1995         1994          1993      1992
                                                             ----            ----         ----          ----      ----
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION DATA:
Total assets  . . . . . . . . . . . . . . . .  . .        $ 402,569      $462,353      $359,090       $226,931    $187,529
Loans receivable, net and mortgage-
  backed securities(2)  . . . . . . . . . . .  . .          345,949       269,620       287,413        152,649      79,227
Investments, overnight deposits, tax certificates,
  certificates of deposit and other earning assets          351,019       436,344       320,565        173,008     134,053
Total liabilities . . . . . . . . . . . . . .  . .          377,031       437,569       334,524        216,020     179,056
Deposits  . . . . . . . . . . . . . . . . . .  . .          301,201       337,854       260,435        211,085     173,296
Borrowings  . . . . . . . . . . . . . . . . .  . .           68,500        88,623        69,000             --          --
Total stockholders' equity  . . . . . . . . .  . .           25,538        24,784        24,566         10,911       8,473
Common stockholders' equity (3) . . . . . . .  . .           13,310        12,556        12,338         10,911       8,473

SELECTED FINANCIAL RATIOS:
Performance Ratios:
Return on average assets(4) . . . . . . . . .  . .             0.56%         0.15%         0.72%          1.10%        .58%
Return on average common equity . . . . . . .  . .            18.57%         4.83%        18.09%         23.58%      15.67%
Return on average total equity  . . . . . . .  . .             9.55%         2.44%        11.85%         23.58%      15.67%
Interest rate spread  . . . . . . . . . . . .  . .             2.66%         2.13%         2.69%          3.25%       2.77%
Net interest margin . . . . . . . . . . . . .  . .             2.74%         2.17%         2.59%          2.83%       2.25%
Dividend payout ratio . . . . . . . . . . . .  . .               --            --            --             --          --
Ratio of earnings to combined fixed charges
   and preferred stock dividends(5):
  Excluding interest on deposits  . . . . . .  . .             1.40           .89          1.58           4.72        2.98
  Including interest on deposits  . . . . . .  . .             1.10           .96          1.15           1.39        1.11
Total loans, net and mortgage-backed
  securities to total deposits  . . . . . . .  . .           114.86%        79.80%       110.36%         72.32%      45.72%
Non-interest expenses to average assets .                      3.60%         4.32%        10.84%         13.99%       9.21%
Efficiency ratio(6) . . . . . . . . . . . . .  . .            61.36         89.35         59.64          29.98        7.61
Asset Quality Ratios:
Ratio of non-performing assets to total loans,
  real estate owned and tax certificates                       0.36%         0.51%         1.54%          1.30%       3.88%
Ratio of non-performing assets to total assets                 0.29%         0.15%         0.54%          0.88%       1.68%
Ratio of charge-offs to total loans . . . . .  . .               --           .07%          .01%           .12%        --
Ratio of loan loss allowance to loans receivable                .20%          .38%          .40%           .34%       .21%
Ratio of loan loss allowance to
  non-performing loans  . . . . . . . . . . .  . .            71.34%       333.77%        33.38%         35.68%     12.69%
Ratio of non-performing loans to total loans                    .28%          .11%         1.21%           .96%      1.63%
Capital Ratios:
Ratio of average common equity to average
  total assets  . . . . . . . . . . . . . . .  . .             2.99%         3.03%         3.97%          4.68%      3.73%
Ratio of average total equity to average
  total assets  . . . . . . . . . . . . . . .  . .             5.82%         6.01%         6.05%          4.68%      3.73%
Tangible capital-to-assets ratio  . . . . . .  . .             6.22%         5.12%         6.57%          4.81%      4.04%
Core capital-to-assets ratio  . . . . . . . .  . .             6.22%         5.12%         6.57%          4.81%      4.04%
Risk-based capital-to-assets ratio  . . . . .  . .            11.09%        13.43%        16.06%         11.01%      8.68%

--------------------------

(1)      1995 calculation omitted due to anti-dilution.
(2)      Includes mortgage loans held for sale.
(3)      Represents total stockholders' equity less $12.228 resulting from issuance of preferred stock in year ended
         June 30, 1994.
(4)      Return on average assets is calculated before payment of preferred stock dividends.
(5)      The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is expressed as a multiple of one and is calculated by dividing income before taxes, fixed charges and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes, fixed charges and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.
(6)      Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

PRO FORMA SELECTED FINANCIAL DATA

         The following table presents selected unaudited financial data for BankUnited prepared on a pro forma basis. The pro forma income statement items have been prepared assuming that the Merger had occurred at the beginning of each period presented. The pro forma income statement items and related per share amounts do not include anticipated revenue enhancements or expense reductions as a result of the Merger. The pro forma balance sheet items give effect to the Merger as if it occurred at June 30, 1996. The pro forma selected financial data should be read in conjunction with the Unaudited Pro Forma Condensed Combined Statement of Financial Condition and Statement of Operations and the related notes thereto.

                                                                                      AT OR FOR THE
                                                                            ---------------------------------
                                                                            NINE MONTHS           YEAR ENDED
                                                                               ENDED             SEPTEMBER 30,
                                                                            JUNE 30, 1996            1995
                                                                            -------------        -------------
                                                                                            (IN THOUSANDS
                                                                                       EXCEPT PER SHARE DATA)
Consolidated Summary of Income:
    Interest income . . . . . . . . . . . . . . . . . . . . . . . . . .     $     58,782       $      69,160
    Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . .           38,291              46,735
    Net interest income . . . . . . . . . . . . . . . . . . . . . . . .           20,491              22,425
    Provision (credit) for losses on loans  . . . . . . . . . . . . . .             (72)               1,321
    Income before income taxes and preferred stock dividends  . . . . .            7,702              12,313
    Net income before preferred stock dividends . . . . . . . . . . . .            4,750               7,666
    Preferred stock dividends . . . . . . . . . . . . . . . . . . . . .            2,437               3,314
    Net income after preferred stock dividends  . . . . . . . . . . . .            2,313               4,552

Per Common Share:
    Primary earnings per common share and
      common equivalent shares  . . . . . . . . . . . . . . . . . . . .     $        .39       $        1.02
    Earnings per common share assuming full dilution  . . . . . . . . .              .38                 .87
    Weighted average number of common shares and
      common equivalent shares assumed outstanding
      during the period:
         Primary  . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,994,261           4,292,951
         Fully diluted  . . . . . . . . . . . . . . . . . . . . . . . .        6,797,259           7,688,827


                                                                                        JUNE 30, 1996
                                                                                        -------------
                                                                                       (IN THOUSANDS
                                                                                 EXCEPT FOR PER SHARE DATA)

Consolidated Balance Sheet:
    Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $ 1,207,784
    Loans receivable, net (including loans held for sale) . . . . . . .                     956,595
    Allowance for loan losses . . . . . . . . . . . . . . . . . . . . .                       2,791
    Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     771,438
    Common stockholders' equity . . . . . . . . . . . . . . . . . . . .                      58,865
    Total stockholders' equity  . . . . . . . . . . . . . . . . . . . .                      96,980
    Book value per common share . . . . . . . . . . . . . . . . . . . .                        7.65
    Fully converted tangible book value per common share  . . . . . . .                        7.12

           SUNCOAST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the Suncoast Consolidated Financial Statements and related notes included elsewhere in this Joint Proxy Statement-Prospectus. For purposes of the "Suncoast Management's Discussion and Analysis of Financial Condition and Results of Operations," the term "Fiscal" preceeding a year denotes the Suncoast fiscal year ending on June 30 of that year. In addition, "FHLB" refers to the Federal Home Loan Bank of Atlanta.

         Suncoast is engaged primarily in community banking and loan servicing activities. Suncoast provides community banking services primarily in Dade, Broward, and Palm Beach counties in Florida. Community banking consists primarily of attracting checking and savings deposits from the public in a localized market area and investing such deposits, together with borrowings and other funds, in various types of loans and other permitted investments. In connection with its community banking activities, Suncoast originates and purchases, for its own portfolio, both residential and commercial real estate loans. From its offices in Hollywood, Florida Suncoast services loans secured by real property located throughout the United States. Suncoast's results of operations and financial condition over the past three fiscal years reflect a fundamental shift in Suncoast's business from a mortgage banking enterprise to a community bank. Prior to 1994, Suncoast was engaged primarily in the mortgage banking business, which involves the origination or purchase of single family residential loans for resale in the secondary mortgage market. Historically low interest rates in 1992 and 1993 generated record volumes of loan origination and resale activity, primarily refinancings, leading Suncoast to expand its lending operations nationally to 15 loan production offices. Beginning in January 1994, however, rising interest rates halted refinancings, making it unprofitable for Suncoast to continue its mortgage banking operation. Suncoast downsized its mortgage banking operations by closing all but one of its loan production offices, and by reducing related staff and overhead expenses.

         During Fiscal 1994 and 1995, Suncoast changed its operating strategy to that of a community bank and focused on enhancing its net interest income and servicing revenues. As a result of this change in strategy, Suncoast's net interest income and loan servicing income have grown in relation to mortgage banking income in the years ended June 30, 1995 and 1996. Suncoast initially replaced its mortgage banking assets, primarily its inventory of loans available for sale, with investments in mortgage-backed securities, repurchase agreements, and loans originated for portfolio. Suncoast's strategy was to restructure its assets initially into interest bearing assets with minimal credit risk until Suncoast could reinvest funds previously used to finance its mortgage banking activities into portfolio loans. In addition, this strategy allowed Suncoast to shift its assets to those with lower risk weights under the risk based capital regulations enabling Suncoast to increase both its assets and deposits and, accordingly, its net interest income, while remaining well capitalized under such regulations.

         During Fiscal 1995 and Fiscal 1996, Suncoast sold portions of its mortgage-backed securities portfolio due to favorable market conditions and its ability to apply the proceeds to the purchase and origination of high quality residential and commercial real estate loans for investment. At June 30, 1996, $18.4 million of mortgage-backed securities remained available for sale. In completing this restructuring, Suncoast not only reduced its interest rate risk, but increased its net interest income by shifting from longer term fixed rate mortgage-backed securities to higher yielding adjustable rate loans receivable. As its assets were shifted into portfolio loans, Suncoast was required to reduce the overall volume of both its interest-earning assets and its interest-bearing liabilities in order to remain well capitalized under the applicable regulations, since its asset mix shifted from mortgage-backed securities and short term liquid investments, generally bearing 0 to 20% risk weights, to residential and commercial loans bearing 50% and 100% risk weights, respectively, for purposes of its risk-based capital ratio.

         The following table sets forth for the periods indicated the amounts and percentages of Suncoast's total income represented by each source:

                                                                   YEAR ENDED JUNE 30,
                                      --------------------------------------------------------------------
                                         1996                      1995                       1994
                                         ----                      ----                       ----
                                     AMOUNT     %               AMOUNT    %               AMOUNT     %
                                     ------     -               ------    -               ------     --
                                                               (DOLLARS IN THOUSANDS)
Net interest income before
 provision for loan losses  .     $ 10,021    51.3%           $ 8,837   47.1%           $ 7,701    22.1%

Loan servicing income . . . .        4,399    22.5              6,275   33.4              4,580    13.1

Gains on the sale of loans and
 loan servicing  assets, net           925     4.7                560    3.0             14,963    42.9

Gains on the sale  of mortgage-
  backed  securities  . . . .        2,950    15.1              1,388    7.4                 --      --

Loan origination income . . .          435     2.2                391    2.1              6,075    17.4

Other . . . . . . . . . . . .          817     4.2              1,316    7.0              1,555     4.5
                                  --------     ---            -------    ---            -------     ---

Total . . . . . . . . . . . .     $ 19,547   100.0%           $18,767  100.0%           $34,874   100.0%
                                  ========   =====            =======  =====            =======   =====


         Net interest income is the difference between interest income received on Suncoast's interest-earning assets (principally loans, investments, mortgage-backed securities, and premiums on the sale of loans) and interest expense paid on its interest-bearing liabilities (principally deposits, FHLB advances, and other borrowings). Loan servicing income includes fees received for servicing loans, less amortization or valuation adjustments of loan servicing assets. Mortgage banking income includes gains on the sale of loans and loan servicing assets, interest on loans held in inventory for sale, and loan origination income. Loan origination income includes fees collected for document preparation and the processing of loans originated for sale in the secondary market. Suncoast has also periodically realized other income from its other mortgage-related and real estate activities, which is included in the "Other" category in the table above.

FACTORS AFFECTING EARNINGS

         Asset/liability Management. The assets and liabilities of Suncoast are managed to provide an optimum and stable net interest margin, after-tax return on assets and return on equity capital. Management, in implementing Suncoast's asset/liability management policy, attempts to minimize the interest rate risk, credit risk, solvency risk and liquidity risk to Suncoast. Suncoast's Asset/Liability Committee, which meets on a weekly basis and conducts scheduled reviews of various indicators and other risk criteria, has the responsibility to monitor interest rate risk, devise strategies to adjust interest rate risk and enhance capital and operational effectiveness, monitor and set targets for loan originations, purchases and sales and securities purchases, and establish pricing on all deposit products. Suncoast's asset and liability strategy seeks to achieve an optimum return on assets while assuming acceptable amounts of credit and interest rate risk with the goal of reasonable returns on investments relative to the risks assumed. Management balances these goals by minimizing credit risk through strict underwriting standards and policies while accepting moderate interest rate risk. While Suncoast accepts moderate levels of interest rate risk in its loan and investment portfolio, it generally seeks to limit interest rate risk by maintaining adjustable-rate assets and, in its mortgage banking operation, through the ongoing sale into the secondary mortgage market of all loans originated or purchased for sale.

        The Suncoast Board has established an interest rate risk policy to monitor the effect of interest rate risk in accordance with rules issued by the OTS. Management has implemented this policy with quarterly measurements. Management considers these measurements in its strategies to enhance capital and operational effectiveness. See Note B of the Notes to Suncoast's Consolidated Financial Statements for additional discussion of OTS rules regarding interest rate risk.

         Gap Table. The interest rate sensitivity of Suncoast can also be measured by matching its assets and liabilities, analyzing the extent to which such assets and liabilities are interest rate sensitive and by monitoring the resulting "gap" position. An asset or liability is rate sensitive within a specific time period if it will mature or reprice within that period. The interest sensitivity gap is defined as the difference between the amount of interest- earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated to mature within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. Accordingly, in a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the cost of its liabilities. Conversely, the cost of funds for an institution with a positive gap would generally be expected to decline less quickly than the yield on its assets in a falling interest rate environment. Changes in interest rates generally have the opposite effect on an institution with a "negative" gap. As of June 30, 1996, Suncoast had a negative cumulative one-year gap of $21.5 million or 5.3% of total assets. During a rising interest rate environment, Suncoast's negative gap position would generally be expected, absent the effect of other factors, to result in decreased net interest income as the increase in the cost of its liabilities would exceed the increase in the yield on its assets.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996, which are anticipated, based upon certain assumptions described in the following paragraph, to reprice or mature in each of the future time periods shown. Certain weaknesses are inherent in this method of analysis. As an example, certain assets and liabilities may have similar maturity and repricing periods, but may react in different degrees to changes in market interest rates. Prepayment and early withdrawal penalties would likely deviate significantly from those assumed in calculating the table in the event of a change in interest rates.

                                                        OVER      OVER       OVER       OVER
                                                        ONE       THREE      FIVE      SEVEN
                                            WITHIN    YEAR TO   YEARS TO   YEARS TO   YEARS TO                 NON-
                                              ONE      THREE      FIVE       SEVEN     THIRTY       SUB-     INTEREST
                                            YEAR(1)    YEARS      YEARS      YEARS     YEARS        TOTAL    SENSITIVE   TOTAL
                                            ------     -----      -----      -----     -----        -----    ---------   -----
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
 First mortgage loans:
 Adjustable-rate  . . . . . . . . . . . .   $ 211,992   $63,990    $ 9,522    $    --   $    --    $ 285,504   $   --   $ 285,504
 Fixed-rate and balloon . . . . . . . . .      12,239     3,995      6,044      4,052    13,189       39,519       --      39,519
Second mortgage loans . . . . . . . . . .          48        33         67         34        22          204       --         204
Consumer loans  . . . . . . . . . . . . .       1,545        --         --         --        --        1,545       --       1,545
Non-performing loans  . . . . . . . . . .                                                                         786         786
                                            ---------   -------    -------    -------   -------    ---------   ------     -------

Loans receivable  . . . . . . . . . . . .     225,824    68,018     15,633      4,086    13,211      326,772      786     327,558
                                            ---------   -------    -------    -------   -------    ---------   ------     -------
Mortgage-backed securities:
 Adjustable . . . . . . . . . . . . . . .      18,391        --         --         --        --       18,391       --      18,391
 Unrealized gain on assets
  available for sale  . . . . . . . . . .          --        --         --         --        --           --       --          --
                                            ---------   -------    -------    -------   -------    ---------   ------     -------

Total mortgage-backed securities: . . . .      18,391        --         --         --        --       18,391       --      18,391
                                            ---------   -------    -------    -------   -------    ---------   ------      ------

Amounts due from purchasers of loans,
 MBS, and loan servicing assets:
  Loans   . . . . . . . . . . . . . . . .          --        --         --         --        --           --       --          --
  Mortgage-backed securities and REMICS .          --        --         --         --        --           --       --          --
  Loan servicing assets . . . . . . . . .          --        --         --         --        --           --       --          --
                                            ---------   -------    -------    -------   -------    ---------   ------      ------
                                                   --        --         --         --        --           --       --          --
                                            ---------   -------    -------    -------   -------    ---------   ------      ------

PMSRs     . . . . . . . . . . . . . . . .          --        --         --         --        --            --   9,525       9,525
Originated Servicing Rights - FAS 122 . .          --        --         --         --        --            --     834         834
Premiums on the sale of loans . . . . . .       1,359        --         --         --        --        1,359       --       1,359
FHLB stock and
 interest-earning deposits  . . . . . . .       4,497        --         --         --        --        4,497       --       4,497
                                            ---------   -------    -------    -------   -------    ---------   ------     -------

                                                5,856        --         --          --       --        5,856   10,359      16,215
                                            ---------   -------    -------    --------  -------    ---------   ------     -------

Total interest-earning assets . . . . . .     250,071    68,018     15,633      4,086    13,211      351,019   11,145     362,164

Non-interest earning assets . . . . . . .          --        --         --         --        --           --   40,405      40,405
                                            ---------   -------    -------    -------   -------    ---------  -------     -------

Total assets  . . . . . . . . . . . . . .     250,071    68,018     15,633      4,086    13,211      351,019   51,550     402,569
                                            =========   =======    =======    =======   =======    =========   ======     =======

INTEREST-BEARING LIABILITIES
 Fixed-maturity deposit accounts  . . . .     176,991    22,653      5,970         --        --      205,614       --     205,614
 NOW accounts . . . . . . . . . . . . . .       6,568     6,012      1,609      1,108     2,454       17,751       --      17,751
 Money market accounts  . . . . . . . . .       4,723     4,533      1,632        587       330       11,805       --      11,805
 Passbook accounts  . . . . . . . . . . .       6,963    10,576      6,895      4,303    12,222       40,959       --      40,959
 Custodial and business accounts  . . . .       9,277     8,492      2,272      1,565     3,466       25,072       --      25,072
                                            ---------   -------    -------    -------   -------    ---------   ------     -------

Deposits  . . . . . . . . . . . . . . . .     204,522    52,266     18,378     7,563     18,472      301,201       --     301,201
                                            ---------   -------    -------   -------    -------    ---------   ------     -------

FHLB advances . . . . . . . . . . . . . .      67,000        --         --         --     1,500       68,500        --     68,500
Other borrowings
                                                   --        --         --         --        --           --        --         --
                                            ---------   -------    -------    -------   -------    ---------   -------    -------

Total interest-bearing liabilities  . . .     271,522    52,266     18,378      7,563    19,972      369,701        --     369,701

Non-interest bearing liabilities  . . . .          --        --         --         --        --            --    7,330       7,330
stockholders' equity  . . . . . . . . . .          --        --         --         --        --            --   25,538      25,538
                                            ---------   -------    -------    -------   -------    ----------  -------     -------

 Stockholders' equity . . . . . . . . . .     271,522    52,266     18,378      7,563    19,972      369,701   32,868      402,569
                                            =========   =======    =======    =======   =======    =========   ======      =======

Excess (deficit) of interest-earning
 assets over interest-bearing
 liabilities  . . . . . . . . . . . . . .     (21,451)   15,752     (2,745)    (3,477)   (6,761)     (18,682)
                                            =========   =======    =======    -------   =======    =========

Cumulative excess (deficit) . . . . . . .    (21,451)   (5,699)     (8,444)   (11,921)  (18,682)     (18,682)
                                            ========    ======     =======    =======   =======    =========

 Cumulative excess (deficit) as a
 percent of total assets  . . . . . . . .      -5.32%    -1.41%      -2.09%     -2.96%    -4.64%       -4.64%

-------------------------

(1) Loans held for sale are included in this category because they are held by Suncoast for less than six months. The maturity dates of the loans range from seven to 30 years.

         On June 30, 1996 and 1995, respectively, approximately 68.9% and 59.3%, respectively, of Suncoast's total loans receivable were loans which mature or reprice within one year.

         Within the preceding table, interest-earning assets and interest-bearing liabilities with no contractual maturities are included in the "within one year" category. Premiums on the sales of loans are recorded as an interest earning asset in the gap table, but do not have a stated contractual yield. The investment in purchased mortgage servicing rights ("PMSRs") and originated mortgage servicing rights ("OMSRs") which yield servicing fee income, and escrow and custodial accounts deposited with Suncoast, are included in the non-interest sensitive column.

         In preparing the preceding table, certain assumptions have been made with regard to prepayments on first mortgage loans and mortgage-backed securities. The prepayment assumptions used were obtained from publicly available mortgage prepayment rate tables. These sources provide assumptions which correlate to recent actual repricings experienced in the marketplace. These assumptions are that fixed-rate, single-family residential loans will reprice according to their scheduled amortization and that Suncoast will experience average annual prepayments of approximately the following percentages on fixed-rate loans according to the original term to maturity:
30-year maturity, 8%; 15-year maturity, 10%; and seven and five year balloon, 15%. The assumptions provided by the mortgage prepayment rate tables should not be regarded as indicative of the actual repricings that may be experienced by Suncoast. Decay rates are assumed to indicate the annual rate at which an interest-bearing liability will be withdrawn in favor of an account with a more favorable interest rate. Decay rates have been assumed by Suncoast for NOW accounts, passbook and money market deposits and are the most recent national assumptions published by the OTS. The assumptions used at the dates indicated, although standardized, may not be indicative of actual withdrawals and repricing experienced by Suncoast. Annual percentage decay rate assumptions used in the table are as follows:

                                                                                                        MORE
                                   WITHIN             1-3             3-5               5-7             THAN
                                   1 YEAR            YEARS           YEARS             YEARS           7 YEARS
                                   ------            -----           -----             -----           -------
Passbook  . . . . . . . . . . .        17%              17%             16%               16%             14%
NOW . . . . . . . . . . . . . .        37               32              17                17              17
Money market  . . . . . . . . .        40               40              40                40              40


         All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity.

         Yields Earned and Rates Paid. The following table provides information relating to the categories of Suncoast's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is net interest income divided by average interest-earning assets. Nonaccrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                                        1996                           1995                          1994
                                              --------------------------   ---------------------------   ---------------------------
                                              AVERAGE             YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                              BALANCE   INTEREST   RATE    BALANCE    INTEREST   RATE    BALANCE   INTEREST    RATE
                                              -------   --------   ----    -------    --------   ----    -------   --------    ----
                                                                             (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
FHLB stock and interest-earning deposits    $ 25,426    $ 1,488   5.85%  $  8,892    $   558     6.28%  $ 25,061   $   839     3.35%
Overnight investments and repurchase
   agreements . . . . . . . . . . . . . .     20,366      1,165   5.72%    18,361      1,062     5.78%    22,621       822     3.63%
                                            --------    -------          --------    -------            --------   -------
Sub-total . . . . . . . . . . . . . . . .     45,792      2,653   5.79%    27,253      1,620     5.94%    47,682     1,661     3.47%
                                            --------    -------          --------    -------            --------   -------


Loans receivable  . . . . . . . . . . . .    242,063     19,902   8.22%   117,401      9,359     7.97%   223,764    15,220     6.80%
Mortgage-backed securities. . . . . . . .     77,096      5,276   6.84%   260,924     16,731     6.41%    23,894     1,575     6.59%
Other interest-earning assets . . . . . .      1,405        127   9.00%     1,611        145     9.00%     1,727       155     8.98%
                                           ---------    -------          --------    -------            --------   -------
Total interest-earning assets . . . . . .  $ 366,356    $27,958   7.63%  $407,189    $27,855     6.84%  $297,067   $18,611     6.26%
                                           =========    =======          ========    =======            ========   =======

INTEREST-BEARING LIABILITIES:
Deposits  . . . . . . . . . . . . . . . .  $ 308,768    $14,891   4.82%  $316,979    $14,087     4.44%  $277,185   $ 9,406     3.39%
                                            --------    -------          --------    -------            --------   -------

Advances from FHLB  . . . . . . . . . . .     47,330      2,772   5.86%    57,065      3,155     5.53%     8,898       349     3.92%
Other borrowings  . . . . . . . . . . . .      4,611        274   5.95%    29,672      1,776     5.99%    19,158     1,155     6.03%
                                            --------    -------           -------    -------            --------   -------

Sub-total . . . . . . . . . . . . . . . .     51,941      3,046   5.86%    86,737      4,931     5.69%    28,056     1,504     5.36%
                                            --------    -------           -------    -------            --------   -------

Total interest-bearing liabilities. . . .  $ 360,709    $17,937   4.97%  $403,716    $19,018     4.71%  $305,241  $ 10,910     3.57%
                                           =========    =======          ========    =======            ========  ========

Net interest income/interest rate spread.               $10,021   2.66%             $  8,837     2.13%            $  7,701     2.69%
                                                        =======                     ========                      ========

Net interest-earning assets/net
interest margin . . . . . . . . . . . . .  $ 366,356    $10,021  2.74%  $407,189    $ 8,837     2.17%  $297,067  $  7,701     2.59%
                                           =========    =======         ========    =======            ========   =======


         The increase in the interest rate spread for Fiscal 1996 from that of Fiscal 1995 is primarily attributable to a change in Suncoast's asset mix as funds previously invested in mortgage-backed securities were reinvested in higher yielding primarily adjustable rate residential and commercial mortgages. Suncoast's yields and costs, however, have generally followed the financial markets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Suncoast's interest income and expense during Fiscal 1996, 1995 and 1994. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by prior year rates) and changes in rate (changes in rate multiplied by prior year volume). Rate-volume variances (change in rate multiplied by the change in volume) have been allocated to the change in volume. All amounts are in thousands.

                                                   YEAR ENDED JUNE 30, 1996            YEAR ENDED JUNE 30, 1995
                                                   VS. YEAR ENDED JUNE 30, 1995        VS YEAR ENDED JUNE 30, 1994
                                                   INCREASE (DECREASE) DUE TO           INCREASE (DECREASE) DUE TO
                                                   ----------------------------        ---------------------------
                                                    VOLUME     RATE      TOTAL         VOLUME      RATE      TOTAL
                                                    ------     ----      -----         ------      ----      -----
                                                                                 (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans     . . . . . . . . . . . . . . . . .    $ 10,249   $   294  $ 10,543     $(8,479) $2,618    $(5,861)
Mortgage-backed securities  . . . . . . . .     (12,580)    1,125   (11,455)     15,199   (  43)    15,156
Premiums on the sale of loans . . . . . . .     (    18)       --    (   18)     (   10)    --      (   10)
FHLB stock and interest-earning deposits. .       1,074     (  41)    1,033      (1,214)  1,173     (   41)
                                               --------   -------  --------     -------  ------    -------

Net increase (decrease) in interest on
 interest-earning assets  . . . . . . . . .      (1,275)    1,378       103       5,496   3,748      9,244
                                               --------   -------  --------     -------  ------    -------

INTEREST-BEARING LIABILITIES:
 Deposits . . . . . . . . . . . . . . . . .      (  396)    1,200       804       1,769   2,912      4,681
 Borrowings and FHLB advances . . . . . . .      (2,041)      156    (1,885)      3,336      91      3,427
                                               --------   -------  --------     -------  ------    -------

Net increase(decrease) in interest
  on interest-bearing liabilities . . . . .      (2,437)    1,356    (1,081)      5,105   3,003      8,108
                                               --------   -------  --------     -------  ------    -------

Net increase (decrease) in net
  interest income before provision
  for loan losses . . . . . . . . . . . . .    $  1,162   $    22  $  1,184     $   391  $  745    $ 1,136
                                               ========   =======  ========     =======  ======    =======


         Loan Servicing Income. Loan servicing income includes fees received for servicing loans less amortization and valuation adjustments of loan servicing assets. Loan servicing assets consist of PMSRs, OMSRs and premiums on the sale of loans. Premiums on the sales of loans represent the present value of the future cash flows to be received in excess of the normal servicing fee, which are recorded as gains on the sale of loans at the time the sales occur.

         The value of loan servicing assets can be materially affected by economic forces not within the control of Suncoast. For example, Suncoast is subject to the risk that declines in the interest rates for mortgage loans will diminish its servicing portfolio as borrowers refinance or otherwise prepay higher rate loans. Management, however, seeks to reduce the risk of declining interest rates on its loan servicing portfolio by implementing various asset/liability management techniques and amortizing the assets. See "Asset and Liability Management," above.

         For the period from January 1990 through June 1995, Suncoast did not purchase or accumulate any servicing assets due in part to regulatory changes which placed restrictions on the value and amount of PMSRs that could be included in the calculation of regulatory capital. PMSRs and premiums on the sale of loans remaining from prior years, however, have continued to be amortized over the remaining anticipated life of the loans. In amortizing its loan servicing assets, and determining the carrying value of these assets, Suncoast uses certain assumptions, including the estimated prepayment rate on the mortgage loans being serviced. These estimates are reviewed in connection with the preparation of quarterly and year-end financial statements, and, if the estimated prepayment rates are too low, the values of the assets are adjusted downward and the adjustments are recorded as an expense. On an annual basis, PMSRs and OMSRs are also valued by an independent firm with the necessary expertise to perform such valuation and, if required by the valuation, the carrying value of the PMSRs and OMSRs is reduced to fair market value. No adjustments of PMSRs, OMSRs or premiums on the sale of loans were required in Fiscal 1996, 1995 or 1994.


         On July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122"), as discussed in the Notes to Suncoast's Consolidated Financial Statements. With its adoption of FAS 122, Suncoast has reinitiated its prior practice of retaining the servicing rights on most of the loans that it originates and sells, and capitalizes as OMSRs the normal servicing fee to be received over
the life of each loan at its fair value.   The adoption of FAS 122 resulted in
aggregate additional realized net gains of approximately $600,000 ($380,000, net of tax) on the sale of loans during the year ended June 30, 1996.

         Suncoast's loan servicing portfolio (including subservicing, but excluding loans owned by Suncoast) at June 30, 1996 decreased to $1.2 billion as compared to $1.5 billion at June 30, 1995, primarily due to a decrease in the amount of loans subserviced for the Federal Deposit Insurance Corporation
(the "FDIC") and other entities.   Unlike servicing generally, subservicing
contracts are not considered an investment in loan servicing rights for financial reporting purposes. Subservicing contracts allow Suncoast to utilize existing operational capabilities without incurring additional capital investment in servicing rights or the interest rate risk associated with these rights.

         The amount of subservicing fees generated by Suncoast from the FDIC is dependent upon the amount of assets which come under its control, the length of time such assets are owned by the FDIC and other factors generally beyond the control of Suncoast. The amount of subservicing fees from the FDIC declined due to the sale by the Resolution Trust Corporation (the "RTC"), the FDIC's predecessor, of the majority of the loans under its control prior to the phase out of the RTC's operations in December 1995. At June 30, 1996, the subservicing portfolio declined to approximately $462.7 million from $881.0 million at June 30, 1995, with FDIC loans serviced declining from $511.8 million to $208.2 million. Included in the subservicing portfolio at June 30, 1996 is approximately $55.2 million of loans serviced under a sales agreement the servicing rights of which will be transferred to the purchaser in the first quarter of Fiscal 1997.

         The portfolio of Suncoast owned servicing rights increased from $467.7 million at June 30, 1995 to $698.9 million at June 30, 1996 primarily as a result of servicing purchases. During the year ended June 30, 1996, Suncoast purchased approximately $2.3 million of loan servicing rights, representing approximately $286.8 million in principal loan balances, and capitalized approximately $860,000 in OMSRs, representing $62.0 million in principal loan balances. During Fiscal 1996, Suncoast also recorded $107,000 in premiums on the sales of loans in connection with the sale of participation interests in certain commercial real estate loans.

         Repayments of loans underlying the servicing assets increased from $72.7 million in Fiscal 1995 to $95.5 million in Fiscal 1996 due to declining interest rates between the two periods. Suncoast intends to continue to generate loan servicing fees in connection with its existing portfolio of loan servicing rights and subservicing contracts, but loan servicing income may continue to decrease as loans in the existing portfolio are repaid and subservicing contracts are not renewed.

RESULTS OF OPERATIONS

Year Ended June 30, 1996 Compared To Year Ended June 30, 1995

         Net Income. Suncoast's net income for Fiscal 1996 was $2.4 million, representing earnings per common share of $0.61, as compared to net income of $601,000, representing a loss per common share of $0.26, for Fiscal 1995. The increase in net income and earnings per share available to common stockholders during Fiscal 1996 is primarily attributable to the $1.1 million increase in Suncoast's net interest income after provision for loan losses, combined with the $2.2 million decrease in non-interest expenses primarily from downsizing of Suncoast's mortgage banking operations and offices. The Fiscal 1995 financial results were materially impacted by the costs of closing these unprofitable offices. These non-recurring costs, including employee separation and office lease termination expenses, totalled $1.6 million before income tax during Fiscal 1995. Results of operations in Fiscal 1996 and 1995 were favorably impacted by gains on the sale of mortgage-backed securities of $3.0 and $1.4 million, respectively.

         Net Interest Income. Net interest income before provision for loan losses increased to $10.0 million in Fiscal 1996, as compared to $8.8 million in Fiscal 1995, an increase of 13.4%. Although average interest earning assets were reduced by 10.0% from Fiscal 1995 to Fiscal 1996, interest income remained unchanged due to the shift in the asset mix from mortgage backed securities into higher yielding loans. During Fiscal 1996, Suncoast originated or purchased for portfolio approximately $232.8 million of primarily adjustable rate single family residential loans, and $48.0 million of commercial and multi-family real estate loans. Interest expense decreased 5.7% in Fiscal 1996, as compared to the prior fiscal years, primarily as a result of a decrease in the average balances of other borrowings and deposits. The average balance of such items decreased during Fiscal 1996 as Suncoast repaid higher cost borrowings and reduced higher cost deposits. Both assets and liabilities were reduced during Fiscal 1996 in order for Suncoast to remain in the well capitalized category.

         Provision for Loan Losses. A provision for loan losses is recorded when available information indicates that it is probable that an asset has been impaired and the amount of the loss can be reasonably estimated. The adequacy of the allowance for loan losses is evaluated monthly by application of a formula developed by Suncoast that applies to outstanding loan balances percentages that vary based on the expected risk of loss for each type of loan and the designation of specific loans as classified assets, as well as management's further consideration of the inherent risk in the portfolio. The allowance is further based upon management's systematic and detailed evaluation of the potential loss exposure in Suncoast's loan portfolio considering such factors as historical loss experience, the borrower's ability to repay, repayment performance, estimated collateral value and mortgage insurance coverage. The evaluation process resulted in a provision for loan losses of $153,000 during Fiscal 1996 as compared to $95,000 for Fiscal 1995, due to the 247.2% increase in portfolio loan balances from June 30, 1995 to June 30, 1996.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114 ("FAS 114") "Accounting by Creditors for Impairment of a Loan," subsequently amended by FAS 118, as discussed in the Notes to Suncoast's Consolidated Financial Statements. FAS 114 did not have any significant effect on Suncoast's financial condition or results of operations.

         Loan Servicing Income. Loan servicing fees decreased from $7.5 million for Fiscal 1995 to $6.0 million for Fiscal 1996 primarily as a result of a decline in the number of loans subserviced and the reduction of loan balances in Suncoast's servicing portfolio due to loan repayments and pay offs.

         The amount of subservicing fees generated by Suncoast from the FDIC depends upon the amount of assets which come under its control, the length of time such assets are owned by the FDIC and other factors generally beyond the control of Suncoast.

         Amortization of loan servicing assets increased $440,000 from Fiscal 1995 to Fiscal 1996 primarily as a result of lower interest rates which increased loan prepayment activity during Fiscal 1996. As a result, Suncoast's loan servicing income during Fiscal 1996 was $4.4 million, compared to $6.3 million in the prior fiscal year.

         Gains on the Sale of Loans and Loan Servicing Assets, Net. Gains on sale of loans and loan servicing assets for Fiscal 1996 amounted to $925,000 compared to $560,000 in the prior year. During Fiscal 1996 and Fiscal 1995, Suncoast sold the servicing rights to $54.9 million and $14.0 million of conventional loans, respectively, and recorded gains of $591,000 and $150,000, respectively. These servicing rights, which had no carrying value for Suncoast, were sold to take advantage of favorable market conditions. Also included in other income in Fiscal 1996 is $151,000 of gains on the sale of participation interests in certain commercial loans. Suncoast's loan sales amounted to $117.6 million and $79.3 million during Fiscal 1996 and 1995, respectively.

         Gains on the Sale of Mortgage-Backed Securities. During the years ended June 30, 1996 and 1995, Suncoast sold mortgage-backed securities with a book value of $355.7 million and $265.2 million, respectively, and realized gains of $3.0 million and $1.4 million, respectively. Suncoast sold these securities in order to restructure its assets, reduce its interest rate sensitivity and take advantage of market opportunities. Due to the dependence of such gains on changes in interest rates, there is no assurance that market conditions will continue to be favorable for such sales or that Suncoast will be able to continue generating such revenue in the future. As of June 30, 1996, Suncoast had $18.4 million in available for sale securities.

         Loan Origination Income. In Fiscal 1996, loan origination income was $435,000 as compared to $391,000 in Fiscal 1995 due to an increase in the number of loans originated in Fiscal 1996 as compared to Fiscal 1995. Total loan originations were $127.5 million and $118.5 million during Fiscal 1996 and 1995, respectively.

         Other Income. Suncoast earned other income of $817 thousand and $1.3 million in Fiscal 1996 and Fiscal 1995, respectively. During Fiscal 1995, the principal component of other income was fees earned from contracts with the RTC to underwrite, process and close certain loans that the RTC made in connection with the resale of properties acquired by the RTC. These fees declined and ultimately stopped as the RTC liquidated its inventory of acquired properties and phased out its operations. No further revenue is expected from this source. During Fiscal 1996, other income was principally comprised of $306,000 in rental income from branch office properties owned by Suncoast.

         Non-Interest Expenses. Non-interest expenses for Fiscal 1996 were $15.6 million as compared to $17.7 million for Fiscal 1995, a 12.2% decrease. This overall decrease was principally due to the reduction in compensation, benefit, overhead and occupancy expenses resulting from the closing of loan production offices. In Fiscal 1995, $1.6 million of these expenses were a one-time expense incurred in connection with office closings, including employee separation and office lease termination expenses.

         Employee compensation and benefits is the largest component of non-interest expenses and decreased from $8.0 million in Fiscal 1995 to $7.2 million in Fiscal 1996, a 9.6% decrease. Occupancy and equipment expenses decreased 29.4% in Fiscal 1996 as compared to Fiscal 1995.

 Year Ended June 30, 1995 Compared To Year Ended June 30, 1994

         Net Income. Suncoast's net income for Fiscal 1995 was $601,000, representing a loss per common share of $0.26, as compared to net income of $2.1 million, or earnings of $0.59 per share, for Fiscal 1994. The decrease in net income and earnings per share available to common stockholders was primarily attributable to $1.6 million in non-recurring costs of closing unprofitable loan origination offices during Fiscal 1995. Loan sales amounted to $79.3 million and $2.2 billion during Fiscal 1995 and 1994, respectively.

         Net Interest Income. Net interest income before provision for loan losses increased to $8.8 million in Fiscal 1995, as compared to $7.7 million in Fiscal 1994, an increase of 14.8%. Interest income increased 49.7% primarily due to the increase in the outstanding balances of mortgage-backed securities and other interest earning assets. The average balance of total interest earning assets increased as a part of Suncoast's strategy to shift its focus from the generation of mortgage banking income to the enhancement of net interest income. Interest expense increased 74.3% in Fiscal 1995, as compared to the prior fiscal year primarily as a result of higher deposits and borrowings which were used to finance the increase in assets discussed above.

         Provision for Loan Losses. During Fiscal 1995, Suncoast recorded a provision for loan losses of $95,000 compared to no such provision during Fiscal 1994. The increased provision during Fiscal 1995 was a result of management's systematic and detailed evaluation of the potential loss exposure in Suncoast's loan portfolio.

         Loan Servicing Income. Loan servicing fees decreased from $8.1 million for Fiscal 1994 to $7.5 million for Fiscal 1995. Fees earned on the servicing portfolio owned by Suncoast decreased due to the repayment and pay off of the underlying loans. Fees earned on originated servicing rights pending delivery under servicing sale agreements declined due to significantly reduced loan origination activity in Fiscal 1995 as compared to Fiscal 1994. Amortization of loan servicing assets decreased $2.3 million between Fiscal 1995 and 1994 primarily as a result of higher interest rates which reduced loan prepayment activity during Fiscal 1995. As a result, Suncoast's loan servicing income during Fiscal 1995 was $6.3 million, compared to income of $4.6 million in the prior fiscal year.

         Gains on the Sale of Loans and Loan Servicing Assets, Net. Gains on sale of loans and loan servicing assets for Fiscal 1995 amounted to $560,000 compared to $15.0 million in the prior year. This decrease was attributable to the significant decline in mortgage banking activity.

         Gains on the Sale of Mortgage-backed Securities. During the year ended June 30, 1995, Suncoast sold mortgage- backed securities with a book value of $265.2 million and realized gains of $1.4 million. No similar transactions were recorded in Fiscal 1994. Included in these sales was the sale of the $138.7 million portfolio of fixed-rate mortgage backed securities consisting of $56.6 million of seven-year balloon, $59.0 million of five-year balloon, $13.3 million of fifteen-year and $9.8 million of thirty-year securities. Suncoast sold these securities in order to restructure its assets, reduce its interest rate sensitivity and take advantage of market conditions.

          Loan Origination Income. In Fiscal 1995, loan origination income declined to $391,000 as compared to $6.1 million in Fiscal 1994, due to the significant decrease in the number of originated loans. Total loan originations were $118.5 million and $2.2 billion during Fiscal 1995 and 1994, respectively.

         Other Income. Suncoast derived other income of $1.3 million and $1.6 million in Fiscal 1995 and Fiscal 1994, respectively, principally consisting of fees earned from contracts previously made with the RTC to underwrite, process and close certain loans that the RTC made in connection with the resale of properties acquired by the RTC. These fees stopped as a result of the phase out of the RTC's operations in December 1995.

         Non-Interest Expenses. Non-interest expenses for Fiscal 1995 and 1994 were $17.7 million and $31.8 million, respectively, a 44.2% decrease. The overall decrease was principally due to closing of the loan production offices and the scale back of the mortgage banking operation. Employee compensation and benefits, the largest component of non- interest expenses, decreased from $18.4 million in Fiscal 1994 to $8.0 million in Fiscal 1995, a 56.4% decrease. Occupancy and equipment expenses decreased 3.6% in Fiscal 1995 as compared to Fiscal 1994.

         Other expenses decreased from $9.0 million in Fiscal 1994 to $5.6 million in Fiscal 1995. This decrease was primarily attributable to operating efficiencies, including decreased foreclosure losses experienced in the loan servicing operations and lower real estate owned maintenance expenses, as well as the loan production office closings.

FINANCIAL CONDITION

         Suncoast's total assets decreased by $59.8 million to $402.6 million at June 30, 1996 from $462.4 million at June 30, 1995, or 12.9%, primarily due to changes in asset mix. The decrease in assets was part of Suncoast's strategy to shift its assets from lower yielding assets with lower risk weights under the capital regulations to higher yielding assets with higher risk weights and still remain well capitalized. Interest earning deposits, mortgage-backed securities and amounts due from purchasers of loans, loan servicing rights and mortgage-backed securities decreased in the aggregate $185.5 million from June 30, 1995 to June 30, 1996 as funds previously invested in these assets were used to originate or acquire loans receivable, reduce deposits and repay borrowings. Loans receivable increased $194.8 million as Suncoast continued to implement its strategy of replacing lower yielding mortgage-backed securities with higher yielding loans receivable. Deposits and advances from the FHLB and other borrowings decreased $36.7 and $20.1 million, respectively, between June 30, 1995 and June 30, 1996 as Suncoast reduced deposits and repaid borrowings with higher costs and reduced its total assets. Other assets increased by $2.1 million primarily as a result of increased foreclosure advances related to loans serviced for others, primarily the Government National Mortgage Association ("GNMA").

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity management requires that funds be available to meet the daily financial commitments of Suncoast. These commitments consist primarily of loan originations, savings deposit withdrawals, and repayments of borrowed funds. Suncoast is required by federal regulations to maintain a minimum average daily balance of cash and qualifying liquid assets equal to 5.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. Suncoast's average liquidity ratio decreased from 22.9% at June 30, 1995 to 5.42% at June 30, 1996, as liquid assets were redeployed into residential loan investments. Suncoast must also maintain an average daily balance of short-term liquid assets equal to at least 1% of its prior month's average daily balance of net withdrawable accounts plus short- term debt. At June 30, 1996 and June 30, 1995, Suncoast's short-term liquidity percentage was 5.42% and 22.9%, respectively. Suncoast maintains minimum levels of liquid assets in order to maximize net interest income.

         Suncoast's primary sources of funds consist of retail savings deposits bearing market rates of interest. Suncoast also obtains funds through interest and principal repayments on loans and from FHLB advances and other borrowings, including reverse repurchase and dollar reverse repurchase agreements with brokerage firms.

         Under the regulatory capital regulations of the OTS, Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets, and risk based capital of at least 8.0% of risk-weighted assets (at least half of which must be comprised of core capital). Each of the capital requirements of the OTS that are applicable to Suncoast were exceeded at June 30, 1996. The tangible and core capital ratios were 6.22% and the risk-based capital ratio was 11.09%. Suncoast's minimum capital requirements were $6.0 million for tangible capital, $12.1 million for core capital and $18.6 million for risk-based capital. At June 30, 1996, Suncoast's regulatory capital exceeded minimum requirements by $18.9 million for tangible capital, $12.9 million for core capital, and $7.1 million for risk-based capital. Details of the computation of regulatory capital are provided in Note B of the Notes to Suncoast's Consolidated Financial Statements.

IMPACT OF INFLATION

         The Consolidated Statements of Financial Condition and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation and changing prices on the operations of Suncoast is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the price of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

NEW ACCOUNTING STANDARDS

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

CONTINGENCY RELATING TO RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE
FUND

         Suncoast pays deposit insurance premiums to the Savings Association Insurance Fund ("SAIF"). SAIF and its counterpart for commercial banks, the Bank Insurance Fund ("BIF"), were previously assessed deposit insurance premiums at the same rate. However, in 1995, the FDIC has twice reduced deposit insurance premiums for most BIF-insured banks so the minimum annual assessment applicable to BIF deposits effective January 1, 1996 is $2,000 as compared to a 23 basis point assessment rate for SAIF deposits. This disparity between BIF and SAIF in assessment rates may place Suncoast at a competitive disadvantage to institutions whose deposits are exclusively or primarily BIF-insured (such as most commercial banks).

         On September 30, 1996, President Clinton signed into law an omnibus budget reconciliation bill (the "Omnibus Bill") which includes provisions designed to recapitalize the SAIF and to mitigate the BIF/SAIF premium disparity. The Omnibus Bill requires the FDIC to impose a special assessment on SAIF-insured deposits held by institutions as of March 31, 1995. Although the rate has not yet been determined, recent published reports have suggested that the special assessment rate will be set by the FDIC between approximately 64 and 68 basis points. If the FDIC sets the assessment rate at 65 basis points, Suncoast would incur an immediate charge to earnings of approximately $1.5 million on an after tax basis.

                        BANKUNITED FINANCIAL CORPORATION

         BankUnited is a Florida corporation which is the savings and loan holding company for BankUnited, FSB. BankUnited became the holding company for BankUnited, FSB, which was originally chartered in 1984 as a Florida savings association, in a reorganization which occurred in 1993, when BankUnited, FSB converted to a federally chartered stock savings bank.

         BankUnited currently has nine branch offices in South Florida. BankUnited's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase and originate single-family residential mortgage loans and to a lesser extent commercial real estate, commercial business, and consumer loans. BankUnited also invests in tax certificates and other permitted investments.

         BankUnited's current strategy emphasizes strategic product niches which BankUnited believes are being underserved as South Florida's banking market consolidates. These products include commercial business and commercial real estate lending and deposit services for small to mid-sized businesses. BankUnited also focuses on attracting depositors that are seeking convenience, competitive rates and personalized service.

         The Merger between BankUnited and Suncoast will result in BankUnited being the fourth largest publicly held financial institution headquartered in South Florida with over $1.2 billion in assets. The Merger will increase BankUnited's market share, particularly in Broward County, Florida, allow BankUnited to achieve economies associated with an in-market merger, and enable BankUnited to compete more effectively with larger financial institutions in South Florida.

         BankUnited's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, telephone (305) 569-2000.


                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA

         Suncoast is a federally chartered stock savings association headquartered in Hollywood, Florida that engages principally in the business of community banking and mortgage loan servicing. Community banking consists primarily of attracting checking and savings deposits from the public in a localized market area and investing such deposits, together with borrowings and other funds, in various types of loans and other permitted investments. In connection with its community banking activities, Suncoast originates and purchases, for its own portfolio, both residential and commercial real estate loans.

         Suncoast's mortgage loan servicing activities include processing loan payments, remitting principal and interest to investors, administering escrow funds and providing other services in the administration of mortgage loans. Suncoast is an approved seller/servicer for the GNMA, the Federal Home Loan Mortgage Corporation ("FHLMC") and Fannie Mae. Suncoast also services loans under contracts with the FDIC and other financial institutions.

         Suncoast operates six savings branches in Broward and Palm Beach counties in Florida. Suncoast's executive offices are located at 4000 Hollywood Boulevard, Hollywood, Florida 33021 (954) 981-6400.


                   SPECIAL MEETING OF BANKUNITED STOCKHOLDERS

DATE, TIME, PLACE, PURPOSE OF MEETING

         This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the BankUnited Board for use at the BankUnited Special Meeting. The BankUnited Special Meeting will be held at the Omni Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida at 10:00 a.m. on October 29, 1996.

         The BankUnited Special Meeting will be held for the purpose of considering and voting upon proposals to (i) approve the Merger Agreement and the consummation of the transactions contemplated thereby; (ii) approve an amendment to Article VI of the Articles of Incorporation of BankUnited to increase BankUnited's authorized shares of the Class A Common Stock, par value $.01 per share, from 15,000,000 to 30,000,000 shares; and (iii) transact such other business as may properly come before the meeting and any postponements or adjournments thereof. Management of BankUnited knows of no matters to be brought before the meeting other than those referred to herein. If any other business should properly come before the BankUnited Meeting, the persons named in the proxy will vote in accordance with their best judgment.

         THE BANKUNITED BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PROPOSAL TO AMEND BANKUNITED'S ARTICLES OF INCORPORATION AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE PROPOSAL.

RECORD DATE

         The BankUnited Board has set the close of business on October 1, 1996 as the record date. Only the holders of record of the outstanding shares of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock at the close of business on the record date will be entitled to vote at the BankUnited Special Meeting, in the manner set forth in "Special Meeting of BankUnited Stockholders-Proxies; Voting and Revocation." At the record date, BankUnited had outstanding 5,454,201 shares of the BankUnited Class A Common Stock, 251,515 shares of the BankUnited Class B Common Stock and 183,818 shares of the BankUnited Series B Preferred Stock.

PROXIES; VOTING AND REVOCATION

         Holders of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock are entitled to vote together on the proposal to approve the Merger Agreement and the proposal to approve the amendment to BankUnited's Articles of Incorporation, with each share of the BankUnited Class A Common Stock entitled to one-tenth vote; each share of the BankUnited Class B Common Stock entitled to one vote; and each share of the BankUnited Series B Preferred Stock entitled to two and one-half votes. In addition the BankUnited Class A Common Stock and the BankUnited Class B Common Stock, each voting as a separate class, must approve the proposed amendment to BankUnited Articles of Incorporation by the affirmative vote of a majority of the votes cast. The presence, in person or by proxy, of shares as of the record date representing at least a majority of the votes entitled to be cast as to a matter is necessary to constitute a quorum at the BankUnited Special Meeting for action on such matter. In the event there are not sufficient votes for a quorum, the BankUnited Special Meeting may be adjourned from time to time until a quorum is obtained. An automated system administered by BankUnited's transfer agent will tabulate the votes for the BankUnited Special Meeting.

         Shares of BankUnited capital stock entitled to vote at the BankUnited Special Meeting represented by a properly executed proxy received prior to the vote at the BankUnited Special Meeting and not revoked will be voted at the BankUnited Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE AMENDMENT TO BANKUNITED'S ARTICLES OF INCORPORATION. The proposal to approve the Merger Agreement and the amendment to BankUnited's Articles of Incorporation are considered "non-discretionary items" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. BankUnited intends to count shares of BankUnited capital stock present in person at the BankUnited Special Meeting and entitled to vote but not voting, abstentions and broker "non-votes," as present at the BankUnited Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions and broker "non-votes" will not be counted as votes cast at the BankUnited Special Meeting.

         A stockholder of record may revoke a proxy by filing an instrument of revocation with Marc D. Jacobson, Secretary of BankUnited (255 Alhambra Circle, Coral Gables, Florida 33134), by filing a duly executed proxy bearing a later date, or by appearing at the BankUnited Special Meeting in person, notifying the Secretary, and voting by ballot at the BankUnited Special Meeting. Any stockholder of record attending the BankUnited Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the BankUnited special meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of BankUnited capital stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the BankUnited Special Meeting.

VOTES REQUIRED; PRINCIPAL STOCKHOLDERS

         The affirmative vote of a majority of the votes of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, and the BankUnited Series B Preferred Stock, cast at the BankUnited Special Meeting, is necessary to approve the Merger Agreement and the transactions contemplated thereby and the amendment to BankUnited's Articles of Incorporation. In addition the BankUnited Class A Common Stock and the BankUnited Class B Common Stock, each voting as a separate class, must approve the proposed amendment to BankUnited Articles of Incorporation by the affirmative vote of a majority of the votes cast. Such approval of the Merger Agreement by holders of BankUnited capital stock is a condition to the consummation of the Merger.

         As of the record date 5,454,201 shares of the BankUnited Class A Common Stock, 251,515 shares of the BankUnited Class B Common Stock, and 183,818 shares of the BankUnited Series B Preferred Stock were outstanding and entitled to cast 545,420, 251,515, and 459,545 votes, respectively, for a total of 1,256,480 votes as to approval of the Merger Agreement and the proposal to amend BankUnited's Articles of Incorporation. Directors and executive officers of BankUnited and their affiliates are entitled to cast approximately 534,076 (42.5%) votes. Each such director and executive officer of BankUnited has indicated his or her intention to vote the BankUnited capital stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby and for approval of the amendment to BankUnited's Articles of Incorporation. In addition, concurrently with the execution of the Merger Agreement, Alfred R. Camner, Chairman of the Board of Directors of BankUnited, Earline G. Ford, Executive Vice President and director of BankUnited, Lawrence Blum, Vice Chairman of the Board of Directors of BankUnited and director of BankUnited, Allen M. Bernkrant, director of BankUnited, and Marc D. Jacobson, a director of BankUnited, have entered into letter agreements with Suncoast in which they agree to vote their shares of BankUnited capital stock in favor of the Merger. As of the record date such persons owned BankUnited capital stock entitled to cast a total of 530,083 votes on the proposals being submitted to the BankUnited stockholders for a vote at the BankUnited Special Meeting (42% of the votes entitled to be cast at the BankUnited Special Meeting).


                    SPECIAL MEETING OF SUNCOAST STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

         This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Suncoast Board for use at the Suncoast Special Meeting. The Suncoast Special Meeting will be held at 4000 Hollywood Boulevard, Suite 500, North Tower, Hollywood, Florida at 11:00 a.m. on November 12, 1996.

         The Suncoast Special Meeting will be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby. Action may be taken with respect to the foregoing at the Suncoast Special Meeting or at any adjournments or postponements thereof.

         Management of Suncoast knows of no matters to be brought before the meeting other than those referred to herein. If any other business should properly come before the Suncoast Special Meeting, the persons named in the proxy will vote in accordance with their best judgment.

         THE SUNCOAST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

         The Suncoast Board has fixed the close of business on September 30, 1996 as the record date. Only the holders of record of the outstanding shares of the Suncoast Common Stock and the Suncoast Preferred Stock at the close of business on the record date will be entitled to notice of, and to vote at, the Suncoast Special Meeting. At the record date, 2,195,230 shares of the Suncoast Common Stock were outstanding and entitled to cast a total of 2,195,230 votes, and 920,000 shares of Suncoast Preferred Stock were outstanding and entitled to cast a total of 1,536,400 votes. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast by the holders of the Suncoast Common Stock and the Suncoast Preferred Stock outstanding on the record date is necessary to constitute a quorum at the Suncoast Special Meeting.

PROXIES; VOTING AND REVOCATION

         Shares represented by a properly executed proxy received prior to the vote at the Suncoast Special Meeting and not revoked will be voted at the Suncoast Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. The proposal to approve the Merger Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Suncoast intends to count shares of the Suncoast Common Stock and the Suncoast Preferred Stock present in person at the Suncoast Special Meeting but not voting, abstentions and broker "non-votes," as present at the Suncoast Special Meeting for purposes of determining the presence or absence of
a quorum for the transaction of business.   However, abstentions and broker
"non-votes" will not be counted as votes cast at the Suncoast Special Meeting. Because the Merger Agreement is required to be approved by the holders of two-thirds of the outstanding shares of Suncoast Common Stock and Suncoast Preferred Stock, abstentions and" broker "non-votes" will have the same effect as a vote against such proposal.

         Each share of the Suncoast Common Stock is entitled to one vote on each matter voted upon at the Suncoast Special Meeting. Each share of the Suncoast Preferred Stock is entitled to 1.67 votes on the approval of the Merger (the number of shares of the Suncoast Common Stock into which each share of Suncoast Preferred Stock is presently convertible). The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Suncoast Special Meeting to permit further solicitation of proxies in favor of such proposal.

         The giving of a proxy does not affect the rights of a holder of the Suncoast Common Stock or the Suncoast Preferred Stock who attends the Suncoast Special Meeting to vote at such meeting, since a stockholder may revoke his or her proxy at any time before it is voted at the Suncoast Special Meeting. A stockholder of record may revoke a proxy by filing an instrument of revocation with Wendy M. Mitchler, Secretary of Suncoast (4000 Hollywood Boulevard, Hollywood, Florida 33021), by filing a duly executed proxy bearing a later date, or by appearing at the Suncoast Special Meeting in person, notifying the Secretary, and voting by ballot at the Suncoast Special Meeting. Any stockholder of record attending the Suncoast Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Suncoast Special Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of the Suncoast Common Stock or the Suncoast Preferred Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Suncoast Special Meeting.

VOTES REQUIRED; PRINCIPAL STOCKHOLDERS

         Holders of the Suncoast Common Stock and the Suncoast Preferred Stock are entitled to vote together on approval of the Merger, with each share of the Suncoast Common Stock entitled to one vote and each share of the Suncoast Preferred Stock entitled to 1.67 votes (the number of shares of the Suncoast Common Stock into which each share of Suncoast Preferred Stock is presently convertible). The affirmative vote of two-thirds of the votes of the Suncoast Common Stock and the Suncoast Preferred Stock outstanding as of the record date is necessary to approve the Merger. The approval of the Merger Agreement by Suncoast's stockholders is a condition to the consummation of the Merger.

         As of the record date, 2,195,230 shares of the Suncoast Common Stock were outstanding and entitled to vote, of which approximately 539,505 shares entitled to cast 539,505 votes (25%) were held by directors and executive officers of Suncoast and their affiliates, and 920,000 shares of Suncoast Preferred Stock were outstanding and entitled to vote, of which approximately 26,399 shares entitled to cast 44,086 votes (3%) were held by directors and executive officers and their affiliates. Each such director and executive officer of Suncoast has indicated his or her intention to vote the Suncoast Common Stock and the Suncoast Preferred Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. In addition, concurrently with the execution of the Merger Agreement, Albert Finch, Chief Executive Officer and Chairman of the Board of Directors of Suncoast, holder of 49,967 shares of the Suncoast Common Stock and 1,133 shares of the Suncoast Preferred Stock; Sumner Kaye, director, holder of 665 shares of the Suncoast Preferred Stock; Irving P. Cohen, director, holder of 27,400 shares of the Suncoast Common Stock and 6,581 shares of the Suncoast Preferred Stock; Norman E. Mains, director, holder of 21,500 shares of the Suncoast Common Stock and 4,990 shares of the Suncoast Preferred Stock; Elia J. Giusti, director, holder of 98,198 shares of the Suncoast Common Stock; Paul B. Fay, Jr., director, holder of 101,840 shares of the Suncoast Common Stock and 11,050 shares of the Suncoast Preferred Stock; William E. Hammonds, director, holder of 55,083 shares of the Suncoast Common Stock and 118 shares of the Suncoast Preferred Stock; Wendy M. Mitchler, General Counsel and Senior Vice President, holder of 4,348 shares of the Suncoast Common Stock and 765 shares of the Suncoast Preferred Stock; Richard L. Browdy, Chief Financial Officer, holder of 6,810 shares of the Suncoast Common Stock and 728 shares of the Suncoast Preferred Stock, have entered into letter agreements with BankUnited in which they agree to vote their shares of Suncoast capital stock in favor of the Merger. Certain trusts related to Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President and a director of BankUnited own beneficially a total of 20,000 shares of the Suncoast Preferred Stock. Such shares were acquired in the open market.

         Information with respect to beneficial ownership of the Suncoast Common Stock and the Suncoast Preferred Stock by directors owning more than 5% of such stock and more detailed information with respect to the beneficial ownership of the Suncoast Common Stock and the Suncoast Preferred Stock by Suncoast directors and executive officers is incorporated by reference to Suncoast's 1996 Annual Report on Form 10-K which is incorporated herein by reference. See "Information Incorporated by Reference."


                                   THE MERGER

GENERAL

         The Boards of Directors of BankUnited and Suncoast have unanimously approved the Merger Agreement, which provides for the Merger, at the Effective Time, of Suncoast with and into BankUnited, FSB, a wholly-owned subsidiary of BankUnited.

         Each of the Boards of Directors of BankUnited and Suncoast believes that the terms of the Merger Agreement are fair to and in the best interests of the parties and their respective stockholders and unanimously recommends that the stockholders of BankUnited and Suncoast, respectively, vote to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby and the other proposal set forth herein. The Merger Agreement is attached to this Joint Proxy Statement-Prospectus as Exhibit A and is incorporated by reference herein in its entirety. All stockholders of BankUnited and Suncoast are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

         Historically, Suncoast has primarily conducted a mortgage banking and servicing business. During the second half of the year ended June 30, 1994, however, rising interest rates produced a significant decline in mortgage loan originations, in particular, loan refinancings. As a result, beginning in 1994, Suncoast reduced its mortgage banking operations by closing offices, terminating employees and reducing overhead expenses. Suncoast then began to implement a new strategy to shift its business to activities related to community banking. This strategy emphasized increasing net interest income through the purchase of mortgage-backed securities, origination of high quality commercial loans and retention of selected originated residential loans in portfolio. As a result of this change in strategy and subsequent reduction in assets, the Suncoast Board realized that it would become increasingly difficult to maintain Suncoast's earnings and revenues at pre-1994 levels. Accordingly, while developing this new strategy, Suncoast's management and the Suncoast Board recognized that in order to succeed as a community bank in South Florida, a merger or other possible business combination with another financial institution could be beneficial to Suncoast.

         As a result of the developments discussed above, during 1994, Suncoast engaged an investment banking firm as its initial financial advisor to investigate alternatives for Suncoast in its efforts to strategically refocus its business in South Florida. As part of the pursuit of strategic alternatives, Suncoast's initial financial advisor considered and explored the interest of possible suitors in a business combination. Suncoast's initial financial advisor contacted approximately twenty-five financial services companies that were considered by Suncoast's initial financial advisor to be companies that were likely to have an interest in acquiring Suncoast. As a result of these initial contacts regarding a potential business combination, Suncoast entered into discussions with an entity that resulted in an indication of interest which was considered by the Suncoast Board at a meeting in January 1995 at which time Suncoast decided to proceed with negotiations with the entity within a set price range. In February 1995, the entity withdrew its previous indication of price, and proposed a substantially lower indication of price than that previously presented to Suncoast, which price would have been subject to further adjustment in the event Suncoast's net worth declined. At a special meeting in February 1995, the Suncoast Board determined that the revised indication of price was not an acceptable alternative for Suncoast. Suncoast communicated this decision to the entity and discussions were mutually terminated. Subsequently, in March of 1995, Suncoast terminated its agreement with its initial financial advisor.

         In August of 1995, Suncoast engaged Raymond James to contact a certain financial institution holding company which had expressed to Mr. Finch an interest in combining with Suncoast. Although there were serious discussions regarding a possible transaction between that company and Suncoast and the sharing of confidential information by Suncoast, discussions did not proceed to a stage where Suncoast was given an indication of a price to consider.

         In February of 1996, BankUnited successfully completed a public offering of equity securities through an underwriting in which Raymond James was a manager; shortly thereafter Suncoast requested that Raymond James contact BankUnited to determine BankUnited's interest in a business combination with Suncoast. In March of 1996, Mr. Finch and Mr. Camner held an informal meeting in Miami to explore, on a preliminary basis, the possible combination of BankUnited and Suncoast. After that meeting, BankUnited and Suncoast entered into mutual confidentiality agreements and thereafter proceeded to exchange information with each other. In April of 1996, a subsequent meeting was held that involved Mr. Finch, one other executive of Suncoast and Raymond James. This meeting was held to give consideration to the possible financial basis and detailed other terms upon which a transaction with BankUnited might be consummated. On May 6, 1996, there was a formal presentation to Mr. Camner and other executives of BankUnited by Raymond James as to information regarding the possible combination of BankUnited and Suncoast. On May 17, 1996, a meeting involving Mr. Camner, Mr. Finch and one other executive of each party, legal counsel for both parties, Raymond James and representatives of Friedman, Billings, Ramsey & Co., Inc., BankUnited's financial advisor, took place in Miami. That meeting involved the discussion of a number of basic issues relating to the combination, including the exchange ratio and the basis upon which the Board of Directors of the combined entity would be selected.

         On May 29, 1996, Mr. Finch brought the possible combination before the Suncoast Board at its regular meeting. At that meeting, the Suncoast Board appointed a special committee (the "Suncoast Special Committee") with the authority to: (i) engage legal counsel; (ii) issue a report to the Suncoast Board on the desirability of the combination; and (iii) negotiate the terms of a definitive agreement with BankUnited. On June 20, 1996, the Suncoast Special Committee met to discuss, in detail, the possible combination. Later that month, the Suncoast Special Committee met with Mr. Camner to discuss his strategy with respect to the future of BankUnited and Mr. Camner's intentions with respect to the combined organizations. On June 24, 1996 Raymond James mailed to the Suncoast Board a comprehensive valuation analysis of the proposed transaction. During the week of July 1, 1996, the Suncoast Special Committee held an additional meeting. At that time, the Suncoast Special Committee authorized Mr. Finch to finalize a definitive agreement relating to the Merger and formulated a report and proposal to give to the full Suncoast Board recommending the Merger and the execution of the Merger Agreement.

         At a special meeting of the Board of Directors of Suncoast held on July 15, 1996, the proposed combination was considered in detail by the directors with certain members of Suncoast executive management and legal counsel.

Raymond James also attended the special meeting and presented its opinion regarding the financial aspects of the Merger. It was the opinion of Raymond James that, as of July 15, 1996, the Exchange Ratio set forth in the Merger Agreement was fair to the Suncoast stockholders from a financial point of view. At the special meeting, the members of the Board of Directors of Suncoast voted unanimously to approve the Merger and related matters, subject to the approval of stockholders, receipt of the necessary regulatory approvals and the further conditions set forth in the Merger Agreement.

         By written consent of the Board of Directors of BankUnited dated July 15, 1996, which was ratified at a meeting held on July 17, 1996, the Merger and related matters were approved subject to approval of stockholders, receipt of the necessary regulatory approvals and the further conditions set forth in the Merger Agreement.

BANKUNITED'S REASONS FOR THE MERGER

         In considering the Merger, the BankUnited Board concluded that the combination of Suncoast and BankUnited represented a combination of two institutions with complementary businesses and business strategies and would result in a merged institution with greater size, flexibility, efficiency, capital strength, and profitability.

         In addition, in reaching its determination to approve the Merger the BankUnited Board considered the following factors:

         (a) BankUnited and Suncoast each conduct banking and financial services operations in South Florida. The two institutions, however, have branches which do not compete with one another. Therefore, the BankUnited Board concluded that the Merger would permit the expansion of BankUnited's branch network while achieving real reductions in administrative costs. The increased number of branches would, in turn, permit more rapid expansion and development of the community banking business.

         (b) BankUnited and Suncoast currently have very similar businesses. Both institutions are spread oriented, community banks seeking, in part, to service niche markets which have become available due to the consolidation of the banking business in South Florida; both institutions provide traditional savings and loan services to their depositors.

         (c) The short and long term goals of BankUnited and Suncoast are similar. Specifically, the short term goal of becoming a community bank with a significant franchise in South Florida is similar for both institutions. The long term strategy of building a valuable franchise in South Florida which will be recognized by the market place as a valuable asset is also similar.

         (d) The redundancies of the institutions are at the administrative level and officer level; therefore, the BankUnited Board concluded that the savings to be realized as a result of greater efficiencies would be accomplished without a noticeable impact to the customer. This would enhance the probability that a significant portion of Suncoast's core deposits will remain as deposits of BankUnited, FSB.

         (e) The Merger would substantially increase BankUnited's market share, particularly in Broward County.

         The BankUnited Board did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

SUNCOAST'S REASONS FOR THE MERGER

         After careful review and consideration, the Suncoast Board unanimously concluded that the terms of the Merger were fair to, and in the best interests of, the stockholders of Suncoast. In approving the Merger and recommending that Suncoast's stockholders approve the Merger Agreement, the Suncoast Board reviewed a number of factors with a view to increasing stockholder value in the intermediate and long term.

         In considering the Merger, the Suncoast Board determined that the Merger would better serve Suncoast's new business strategy than expansion through internal growth and/or acquisitions. In particular, the Suncoast Board considered the increased competition in the banking industry as a whole and, in particular, in the South Florida market area.

         The Suncoast Board also considered the report and recommendation of the Suncoast Special Committee and the opinion of Raymond James that the proposed transaction with BankUnited was fair from a financial point of view. The Suncoast Board concluded that the combination of Suncoast and BankUnited represented a combination of two institutions with complementary businesses and business strategies and would result in a merged institution with greater size, flexibility, efficiency, capital strength, and profitability than Suncoast would possess if it remained independent.

         In addition, in reaching its determination to approve the Merger the Suncoast Board considered the following factors:

         (a) BankUnited and Suncoast each conduct banking and financial services operations in South Florida. The two institutions, however, have branches which do not compete with one another. Therefore, the Suncoast Board concluded that the Merger would permit the expansion of BankUnited's branch network while achieving real reductions in administrative costs. The increased number of branches would, in turn, permit more rapid expansion and development of the community banking business.

         (b) BankUnited and Suncoast currently have very similar businesses. Both institutions are spread oriented, community banks seeking, in part, to service niche markets which have become available due to the consolidation of the banking business in South Florida.

         (c) The short and long term goals of BankUnited and Suncoast are similar. Specifically, the short term goal of becoming a community bank with a significant franchise in South Florida is similar for both institutions. The long term strategy of building a valuable franchise in South Florida which will be recognized by the market place as a valuable asset is also similar.

         (d) The Suncoast Board concluded that the increased capital base of the merged institution would permit growth for Suncoast stockholders which otherwise could only be accomplished through an additional offering of Suncoast Common Stock and a probable dilution of the current stockholders' equity ownership.

         (e) The redundancies of the institutions are at the administrative level and officer level; therefore, the Suncoast Board concluded that the savings to be realized as a result of greater efficiencies would be accomplished without a noticeable impact to the customer. This would enhance the probability that the goodwill of Suncoast could be transferred to the merged institution.

         The Suncoast Board did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

OPINION OF FINANCIAL ADVISOR

         Raymond James has delivered its written opinion to the Suncoast Board that, as of July 15, 1996 and as of the date of this Joint Proxy Statement-Prospectus, the Exchange Ratio presented in the Merger Agreement is fair, from a financial point of view, to the Suncoast stockholders. No limitations were imposed by the Suncoast Board upon Raymond James with respect to the investigations made or procedures followed by Raymond James in rendering its opinion.

         The full text of the opinion of Raymond James dated the date of this Joint Proxy Statement-Prospectus, which sets forth the assumptions made, matters considered, and limits on review undertaken by Raymond James, is attached hereto as Exhibit B and is incorporated herein by reference. Suncoast stockholders are urged to read this opinion in its entirety. Raymond James' opinions are directed only to the Exchange Ratio in the Merger and do not constitute recommendations to any Suncoast stockholder as to how such stockholder should vote at the Suncoast Special Meeting. Raymond James is not expressing any opinion as to what the value will be of either the BankUnited Class A Common Stock or the BankUnited New Preferred Stock when such shares are issued to the holders of the Suncoast Common Stock or the holders of the Suncoast Preferred Stock, as the case may be, in connection with the Merger, nor is it expressing any opinion as to the price at which BankUnited stock will trade subsequent to the Merger. The summary set forth in this Joint Proxy Statement-Prospectus of the opinions of Raymond James is qualified in its entirety by reference to the full text of the opinion dated the date of this Joint Proxy Statement-Prospectus attached as Exhibit B. The July 15, 1996 opinion was substantially identical to the opinion attached hereto.

         In arriving at its opinion, Raymond James reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Suncoast and BankUnited, including, among other things, the following: (i) the Merger Agreement; (ii) Annual Reports for fiscal years 1994 and 1995, respectively, of Suncoast and BankUnited; (iii) certain interim reports to stockholders of Suncoast and BankUnited; (iv) other financial information concerning the businesses and operations of Suncoast and BankUnited furnished to Raymond James by Suncoast and BankUnited for purposes of its analysis, including certain financial information prepared by the senior management of Suncoast and BankUnited, respectively; (v) certain preliminary internal financial analyses and forecasts of Suncoast prepared by the senior management of Suncoast; (vi) preliminary estimates of cost savings to be achieved after the Merger furnished to Raymond James by Suncoast and BankUnited for purposes of its analysis; (vii) plans for the combined company and the strategic objectives of the Merger furnished to it by the senior executives of BankUnited and Suncoast; (viii) certain publicly available information concerning trading of, and the trading market for, the Suncoast Common Stock and the BankUnited Class A Common Stock; and (ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Raymond James considered relevant to its inquiry.

         In conducting its review and arriving at its opinions, Raymond James relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not attempt to independently verify such information. Raymond James relied upon the management of Suncoast and BankUnited as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided or discussed with Raymond James, and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections would be realized in the amounts and in the time periods currently estimated by such managements. Raymond James also relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of review. Raymond James also assumed, without independent verification, that the aggregate allowances for loan losses for Suncoast and BankUnited were adequate to cover losses in their respective loan portfolios. Raymond James did not make or obtain any evaluations or appraisals of the property of Suncoast or BankUnited, nor did it examine any individual loan credit files. Raymond James also assumed that the Merger will be recorded as a purchase under generally accepted accounting principles.

         In connection with rendering its opinions, Raymond James considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical, current and projected financial position and results of operations of Suncoast and BankUnited, (ii) the assets and liabilities of Suncoast and BankUnited,
(iii) the historical market prices and trading activity of the Suncoast Common Stock, and (iv) the nature and terms of certain other merger transactions involving banks and bank holding companies. Raymond James also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in the valuation of securities and its knowledge of the banking industry generally.

         The following is a brief summary of the analyses performed by Raymond James in connection with its opinion delivered to the Suncoast Board of Directors on July 15, 1996 and as updated through the date of this Joint Proxy Statement-Prospectus. All analyses assume a BankUnited Class A Common Stock price of $7.75 per share (which was the closing price on August 30, 1996) in calculating the value of the consideration offered in the Merger. The price used in performing the analyses to support the opinion dated July 15, 1996 was $7.25 per share.

PRO FORMA MERGER ANALYSIS

         Using the earnings estimates for BankUnited prepared by BankUnited management, the earnings estimates for Suncoast prepared by Suncoast management, and the post merger cost savings estimates prepared by BankUnited management, Raymond James compared the estimated fiscal year 1996 and 1997 (adjusted to assume a September 30 fiscal year end for Suncoast) fully diluted earnings per share of Suncoast common stock on a stand alone basis to the pro forma fully diluted earnings per share of the combined company after the Merger. Such comparison resulted in an accretion in earnings per share to the current stockholders of Suncoast.

         Based on the analysis of Raymond James using the assumptions described above, the estimated earnings per share allocable to the Suncoast shareholders would increase from $0.64 and $0.96 for the two fiscal years 1996 and 1997, respectively on a stand alone basis, to $0.68 and $1.03 on a pro forma basis after giving effect to the Merger. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

MERGER PREMIUMS IN PRECEDENT THRIFT ACQUISITIONS

         Using publicly available information, Raymond James analyzed the approximately 116 acquisitions of savings and loan associations with less than one billion dollars in total assets which had occurred since the beginning of 1995. Specifically, Raymond James compared the median announced deal value of these transactions as a multiple of reported book value of the target, and as a multiple of the immediately preceding twelve months earnings per share of the target, to those same statistics for Suncoast. This analysis showed that:

         (a) The median announced deal value for the examined financial institution transactions as a multiple of the target's book value at the time of announcement was 1.45 times while the Merger is being accomplished at a multiple of 1.42 times Suncoast's book value.

         (b) The median multiple of announced deal value to the earnings per share of the target for the most recently reported twelve months preceding the announcement of the transaction was 17.99 times while the Merger is being accomplished at a multiple of approximately 18.32 times Suncoast's earnings for the twelve months immediately preceding the announcement of the transaction.

MARKET TRADING MULTIPLES IN COMPARABLE PUBLIC COMPANIES

         Using publicly available information Raymond James analyzed, among other things, the market values and trading multiples of eleven southeastern savings and loan associations which they considered to be comparable to Suncoast, and compared these multiples to those of Suncoast. This analysis showed that:

         (a) The median multiple of stock price to the most recently reported book value as of August 30, 1996 for the comparable public companies was 1.11 times while the Merger reflects a multiple of approximately 1.42 times Suncoast's book value.

         (b) The median multiple of the stock price to the earnings per share for the comparable public companies for the most recently reported twelve-month period was 13.58 times while the Merger reflects a multiple of approximately 18.32 times Suncoast's earnings per share for the Suncoast twelve-month period.

         (c) The median multiple of associated 1996 calendar year earnings per share for the comparable public companies was 12.50 times while the Merger reflects a multiple of approximately 12.91 times Suncoast's estimated 1996 calendar year earnings per share.

         (d) The median multiple of projected 1997 calendar year earnings per share for the comparable public companies was 9.55 times while the Merger reflects a multiple of approximately 7.68 times Suncoast's projected 1997 earnings per share.

         No company or transaction used in any comparable analysis as a comparison was identical to Suncoast or BankUnited. Accordingly, these analyses are not mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading and acquisition values of the comparable companies and transactions to which they are being compared, including, among other things, taking into consideration the size, financial condition and financial services market segment of the companies reviewed as well as the nature of the transactions reviewed.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Raymond James believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Raymond James made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of either Suncoast or BankUnited. These assumptions included assumptions that the economic, monetary and market conditions existing as of the date of Raymond James' opinion would be applicable throughout the periods analyzed, and that Suncoast's and BankUnited's financial forecasts provided by their respective managements were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements at the time of preparation of the future operating and financial performance of Suncoast and BankUnited. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

         Raymond James is a nationally recognized investment banking firm. As part of its investment banking business, Raymond James engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporations for other purposes. In the ordinary course of its business as a broker/dealer Raymond James may from time to time have a long or short position in and buy or sell equity securities of Suncoast and/or BankUnited for its own account and for the accounts of its customers. Additionally, Raymond James acted as a managing underwriter in BankUnited's public offerings and received customary compensation for such services. Raymond James also currently publishes investment research on BankUnited. Raymond James was retained by Suncoast based on Raymond James' experience as a financial advisor in connection with mergers and acquisitions, as well as Raymond James' investment banking relationship and familiarity with Suncoast and BankUnited. Suncoast paid Raymond James a fee of $75,000 upon delivery of its fairness opinion to the Board of Directors on July 15, 1996, and has agreed to pay additional fees of $50,000 upon delivery of the fairness opinion to be included in this Joint Proxy Statement-Prospectus and $350,000, for assistance in negotiating the Merger, payable upon the closing of the Merger. Suncoast has also agreed to indemnify Raymond James for certain liabilities, including liabilities under federal securities laws or relating to or arising out of Raymond James' engagement as financial advisor to Suncoast.

STRUCTURE OF THE MERGER

         Subject to the terms and conditions of the Merger Agreement and in accordance with applicable law, at the Effective Time, Suncoast will merge with and into BankUnited, FSB. BankUnited, FSB will be the surviving entity in the Merger and will continue its corporate existence as a wholly-owned subsidiary of BankUnited. At the Effective Time, the separate corporate existence of Suncoast will terminate. The Charter of BankUnited, FSB, as in effect at the Effective Time, will be the Charter of the surviving association and the bylaws of BankUnited, FSB, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving association.

CONVERSION OF SUNCOAST CAPITAL STOCK; TREATMENT OF SUNCOAST STOCK OPTIONS AND WARRANTS

         At the Effective Time, each share of the Suncoast Common Stock outstanding will be converted into the right to receive one share of the BankUnited Class A Common Stock and each share of the Suncoast Preferred Stock will be converted into the right to receive one share of the New BankUnited Preferred Stock. Each share of the BankUnited Class A Common Stock is entitled to one-tenth vote on all matters upon which stockholders have the right to vote. The holders of the BankUnited Class A Common Stock are entitled to dividends when, as, and if declared by the BankUnited Board out of funds legally available therefor. The BankUnited Board may declare dividends solely on the BankUnited Class A Common Stock or may declare dividends on both the BankUnited Class A Common Stock and the BankUnited Class B Common Stock provided that the dividend declared for a share of the BankUnited Class A Common Stock is not less than 110% (subject to adjustment upon the occurrence of certain events) of the amount per share of any dividend declared on the BankUnited Class B Common Stock. The New BankUnited Preferred Stock will have terms and rights substantially similar to those of the Suncoast Preferred Stock. See "Description of BankUnited Capital Stock" and "Description of New BankUnited Preferred Stock." Suncoast's obligation to consummate the Merger is not conditioned upon the BankUnited Class A Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Exchange Ratio is fixed and because the market price of the BankUnited Class A Common Stock is subject to fluctuation, the value of the shares of the BankUnited Class A Common Stock that holders of the Suncoast Common Stock will receive in the Merger may increase or decrease prior to the Merger.

         At the Effective Time, all rights with respect to any shares of the Suncoast Common Stock pursuant to stock options granted by Suncoast under the Suncoast Stock Option Plan, including options granted under such plan pursuant to employment or acquisition agreements, which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to the BankUnited Class A Common Stock, and BankUnited will assume each Suncoast Option, in accordance with the terms of the Suncoast Stock Option Plan. At the Effective Time, each Suncoast Option will be exercisable for the number of shares of the BankUnited Class A Common Stock equal to the number of shares of the Suncoast Common Stock subject to such Suncoast Option immediately prior to the Effective Time, and the per share exercise price of the Suncoast Option will remain the same. At the Effective Time, the Suncoast Stock Option Plan will be automatically and without further action assumed by BankUnited and thereupon become a stock option plan of BankUnited, although BankUnited will not grant any new options under the plan.

         Currently, holders of the Suncoast Warrants, which expire on July 9, 1998, have the right to purchase (a) up to 80,000 shares of Suncoast Preferred Stock at an exercise price of $18.00 per share, (b) up to 134,457 shares of Suncoast Common Stock at an exercise price of $10.80 per share, or (c) any combination of Suncoast Preferred Stock or Suncoast Common Stock at the exercise prices set forth above which results in an aggregate exercise price of up to $1,440,000.

         Shares of BankUnited capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

EXCHANGE OF CERTIFICATES

         At or prior to the Effective Time, BankUnited will deposit, or cause to be deposited, with American Stock Transfer and Trust Company (the "Exchange Agent"), for the benefit of the holders of certificates of Suncoast capital stock, certificates representing the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be delivered pursuant to the terms of the Merger.

         Promptly after the Effective Time, a form of transmittal letter will be mailed by the Exchange Agent to the holders of Suncoast capital stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing Suncoast capital stock.

         SUNCOAST STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL THE SUNCOAST STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

         Former holders of the Suncoast Common Stock of record will be entitled to vote after the Effective Time at any meeting of holders of the BankUnited capital stock the number of whole shares of the BankUnited Class A Common Stock into which their shares of the Suncoast Common Stock are converted, regardless of whether such holders have exchanged their certificates representing the Suncoast Common Stock for certificates representing the BankUnited Class A Common Stock. Each share of the BankUnited Class A Common Stock entitles the holder thereof to one-tenth of a vote on each matter upon which stockholders of BankUnited have the right to vote. Former holders of the Suncoast Preferred Stock will have the right to vote the New BankUnited Preferred Stock into which their shares of the Suncoast Preferred Stock are converted under the same circumstances that their Suncoast Preferred Stock could be voted. Until surrendered for exchange, each certificate representing shares of the Suncoast capital stock after the Effective Time will represent for all purposes only the right to receive shares of the BankUnited Class A Common Stock or the New BankUnited Preferred Stock under the terms of conversion thereof in the Merger. Whenever a dividend is declared by BankUnited on the BankUnited Class A Common Stock or the New BankUnited Preferred Stock, the record date for which is at or after the Effective Time the declaration will include dividends on all shares issuable in the Merger. However, no dividend or other distribution payable to the holders of record of BankUnited capital stock, as of any time after the Effective Time, will be paid to the holder of any certificate representing shares of Suncoast capital stock outstanding at the Effective Time until such holder physically surrenders such certificate for exchange, at which time all such dividends or distributions will be paid (without interest).

         None of BankUnited, Suncoast, the Exchange Agent or any other person will be liable to any former holder of Suncoast capital stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for Suncoast capital stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

         For a description of the differences between the rights of the holders of BankUnited capital stock and Suncoast capital stock, see "Comparison of Stockholders' Rights." For a description of the BankUnited capital stock, including the New BankUnited Preferred Stock, see "Description of BankUnited Capital Stock" and "Description of New BankUnited Preferred Stock."

         Shares of BankUnited capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger.

EFFECTIVE TIME

         The Effective Time will be as set forth in the Articles of Consolidation (the "Articles of Consolidation") which will be filed with the OTS on the closing date in accordance with the Merger Agreement (the "Closing Date"). The Effective Time shall be determined by BankUnited and Suncoast, but will occur no later than ten business days following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the respective stockholders of Suncoast and BankUnited approve the Merger Agreement. BankUnited and Suncoast each anticipate that the Merger will be consummated by the end of 1996. However, the consummation of the Merger could be delayed as a result of delays in obtaining any necessary regulatory agency or other governmental approvals required for the transactions contemplated by the Merger Agreement (the "Requisite Regulatory Approvals"). There can be no assurance as to if or when such approvals will be obtained or whether the Merger will be consummated. If the Merger is not effected on or before February 28, 1997, the Merger Agreement may be terminated by either BankUnited or Suncoast.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of BankUnited and Suncoast as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party and the compliance of the Merger Agreement with (a) the articles of incorporation or charter and bylaws of each party, (b) applicable law, and (c) certain material agreements; (iv) governmental and third-party approvals; (v) the timely filing of required regulatory reports;
(vi) each party's financial statements and filings with the Commission or the OTS, as applicable; (vii) other than as disclosed in disclosure schedules the absence of the need for either party to pay brokers' fees; (viii) the absence of certain changes in each party's business since March 31, 1996; (ix) the absence of material legal proceedings; (x) the filing and accuracy of each party's tax returns; (xi) each party's employee benefit plans and related matters; (xii) material accuracy and completeness of the filings made by each party with the Commission or the OTS, as applicable; (xiii) each party's compliance with applicable law; (xiv) the absence of material defaults under certain contracts; (xv) agreements between each party and regulatory agencies;
(xvi) activities of the subsidiaries of each party; and (xvii) the absence of undisclosed liabilities; and (xviii) specified matters as to Suncoast's business and property.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

         Pursuant to the Merger Agreement, prior to the Effective Time Suncoast has agreed (i) to conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) to use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) to take no action which would adversely affect or delay the ability of Suncoast to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under the Merger Agreement.

         BankUnited and Suncoast have also agreed to use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. BankUnited and Suncoast have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Merger. BankUnited and Suncoast have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries to consummate the Merger. BankUnited also agreed to cause the shares of the BankUnited Class A Common Stock and the New BankUnited

Preferred Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance.

         BankUnited has agreed that all Suncoast employees who are employed by BankUnited as of the Effective Time will be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Suncoast as if such service were with BankUnited. BankUnited and Suncoast also reached certain agreements with respect to directors' and officers' indemnification and insurance. See "Interests of Certain Persons in the Merger."

         Each of BankUnited and Suncoast has further agreed to give to the other party access to all of its properties, books, contracts, tax returns, commitments and records and to furnish to the other party information concerning its businesses, properties and personnel, for the purpose of conducting any review related to the Merger, subject to the restrictions set forth in the Merger Agreement.

         In addition, except as contemplated by the Merger Agreement, Suncoast has agreed that, without the consent of BankUnited, it will not, among other things:

         (i) other than in the ordinary course of business consistent with past practice ("In the Ordinary Course"), incur any indebtedness for borrowed money (other than certain short-term indebtedness specified in the Merger Agreement), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than In the Ordinary Course;

         (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than dividends specified in the Merger Agreement), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights or grant to any person, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (other than as specified in the Merger Agreement);

         (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except In the Ordinary Course or pursuant to contracts or agreements in force at the date of the Merger Agreement;

         (iv) except for transactions identified by Suncoast to BankUnited or pursuant to contracts in force on the date of the Merger Agreement, make any investment of more than $25,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any individual, corporation or other entity;

         (v) except for transactions identified by Suncoast to BankUnited, enter into or terminate any contract or agreement or make any change in any of its leases or contracts, involving annual payments in excess of $25,000 and not terminable upon 30 days' prior notice;

         (vi) except as identified by Suncoast to BankUnited, increase or modify in any manner the compensation or fringe benefits of any of its current or former employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such current or former employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any current or former employee other than routine adjustments In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

         (vii) originate non-residential loans over $500,000, originate or purchase any loans with fixed rate terms over three years or not at market rates, or increase rates on its deposits with terms over one year, except under conditions specified in the Merger Agreement;

         (viii) except In the Ordinary Course, settle any claim, action or proceeding involving money damages in excess of $50,000;

         (ix)    amend its charter or its bylaws;

         (x) other than in prior consultation with BankUnited, materially restructure or change its investment securities portfolio, loan portfolio or servicing portfolio, or the manner in which the portfolio is classified or reported; or

  (xi) agree to, or make any commitment to, take any of the actions listed above.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

         (i) the Merger Agreement and the transactions contemplated thereby shall have been adopted and approved by the respective requisite affirmative votes of the holders of BankUnited capital stock and Suncoast capital stock entitled to vote thereon;

         (ii) the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock which are to be issued to Suncoast stockholders upon consummation of the Merger shall have been authorized for trading on the Nasdaq, subject to official notice of issuance;

         (iii) the Merger Agreement and the other transactions contemplated hereby shall have received the Requisite Regulatory Approvals, including that of the OTS and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the reasonable judgment of BankUnited would restrict it or its subsidiaries or affiliates in their respective sphere of operations and business activities after the Effective Time;

         (iv) the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part shall have become effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

         (v) neither BankUnited nor Suncoast shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger and there shall be in effect no order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by the Merger Agreement be prohibited or enjoined;

         (vi) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date; and

         (vii) each party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

         BankUnited's obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions at or prior to the Effective Time:

         (i) Suncoast's net worth as of the Effective Time shall be not less than $22 million. For purposes of this condition Suncoast's net worth means the net worth of Suncoast determined in accordance with GAAP (A) without giving any effect to (1) any special assessment to recapitalize the Savings Association Insurance Fund of the FDIC (the "SAIF") or (2) certain other items specified in the Merger Agreement; and (B) adjusted as of the month end before the Effective Time to reflect the tax adjusted current market value of the capitalized portion of Suncoast's mortgage loan servicing portfolio as determined by a BankUnited consultant.

         (ii) no event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect, as defined herein, as to Suncoast.

         Suncoast's obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions at or prior to the Effective Time:

         (i) as of the Effective Time, BankUnited's net worth shall be not less than $64.7 million. For purposes of this condition BankUnited's net worth means BankUnited's net worth in accordance with GAAP without giving any effect to (A) any special assessment to recapitalize the SAIF or (B) any changes in BankUnited's net worth due to any acquisition by BankUnited of BankUnited's preferred stock through purchase or exchange for subordinated debt of BankUnited.

         (ii) no event, occurrence or circumstance shall have occurred that would constitute a Material Adverse Effect, as defined herein, as to BankUnited; and

         (iii) Suncoast shall have received an opinion of Kronish, Leib, Weiner & Hellman LLP addressed to Suncoast and/or BankUnited in a form reasonably satisfactory to them that for federal income tax purposes the Merger qualifies as a reorganization under the provisions of Section 368 of the Code.

         For purposes of the foregoing, "Material Adverse Effect" means any event, occurrence or circumstance which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of Suncoast or BankUnited, or (b) would materially impair BankUnited's or Suncoast's ability to perform its respective obligations under the Merger Agreement; provided that, Material Adverse Effect will not include any effect resulting from:

          (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities;

         (ii) changes in GAAP or regulatory accounting principles or requirements;

         (iii) the contemplated special assessment on deposits of SAIF insured institutions to recapitalize the SAIF; or

         (iv) fees and expenses of counsel, accountants, and advisors, and costs related to the Merger Agreement.

         No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before February 28, 1997, the Merger Agreement may be terminated by either BankUnited or Suncoast.

REGULATORY APPROVAL REQUIRED FOR THE MERGER

         BankUnited and Suncoast have agreed to use their reasonable best efforts to obtain the Requisite Regulatory Approvals, which include approval from the OTS, and have filed applications to obtain such Requisite Regulatory Approvals. The Merger is subject to the approval of the OTS. Under federal law, a period of 15 days must expire following approval by the OTS within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

         BankUnited and Suncoast are not aware of any other material governmental approvals or actions that are required prior to the consummation of the Merger other than those described above. It is presently contemplated that, if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         General. The following is a summary description of the material Federal income tax consequences of the Merger. This summary is not a complete description of all of such consequences of the Merger and, in particular, may not address Federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, is not a United States citizen, is a tax-exempt entity or an individual who acquired the Suncoast Common Stock pursuant to an employee stock option, or which exercises some form of control over Suncoast. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Suncoast stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Joint Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any holder of Suncoast capital stock.

         The Merger. BankUnited and Suncoast have received an opinion from Kronish, Lieb, Weiner & Hellman LLP, dated as of the date hereof, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each of BankUnited's and Suncoast's obligation to effect the Merger is conditioned on the receipt of an opinion to the same effect updated as of the Effective Time.

         Based on such opinion, the material Federal income tax consequences of the Merger will be:

         (i) no gain or loss will be recognized by BankUnited or by Suncoast as a result of the Merger;

         (ii) no gain or loss will be recognized by Suncoast stockholders upon their exchange of Suncoast capital stock for the BankUnited Class A Common Stock or the New BankUnited Preferred Stock;

         (iii) the tax basis of the BankUnited Class A Common Stock or the New BankUnited Preferred Stock received by a Suncoast stockholder who exchanges his or her Suncoast capital stock for the BankUnited Common Stock or the New BankUnited Preferred Stock will be the same as such stockholder's tax basis in the Suncoast capital stock surrendered in exchange therefor; and

         (iv) the holding period of the BankUnited Class A Common Stock or the New BankUnited Preferred Stock received by a Suncoast stockholder will include the period during which the Suncoast capital stock surrendered in exchange therefor was held (provided that such Suncoast capital stock was held by such Suncoast stockholder as a capital asset at the Effective Time).

         Each Suncoast stockholder will be required to report on such stockholder's Federal income tax return for the fiscal year of such stockholder in which the Merger occurs that such stockholder has received BankUnited capital stock in a reorganization to which Section 368 of the Code is applicable.

ACCOUNTING TREATMENT

         The acquisition of Suncoast pursuant to the Merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of Suncoast will be recorded on the consolidated books of BankUnited at their fair values at the Effective Time. Any excess of the value of the consideration paid by BankUnited over the fair value of Suncoast's identifiable net assets acquired by BankUnited will be treated as goodwill and will be amortized over a period of 20 years. It is not anticipated that any such excess will be material.

         The unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the purchase accounting method to account for the Merger. See "Summary of Joint Proxy Statement-

Prospectus--Selected Historical and Pro Forma Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Statements."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after approval by BankUnited's or Suncoast's stockholders:

         (i)     by mutual consent of BankUnited and Suncoast;

         (ii) by BankUnited or Suncoast if (A) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of BankUnited would restrict its spheres of operations and business activities after the Effective Time or (B) the Effective Time does not occur by February 28, 1997;

         (iii) by BankUnited or Suncoast (if not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the other that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by the other contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given;

         (iv) by BankUnited or Suncoast if the stockholders of BankUnited or Suncoast fail to approve the Merger at the BankUnited Special Meeting or the Suncoast Special Meeting; or

         (v) by Suncoast if (A) there shall not have been a material breach of any agreement on the part of Suncoast under the Merger Agreement and (B) prior to the Effective Time, a bona fide Acquisition Proposal (as defined in the Merger Agreement) has been made to Suncoast that the Suncoast Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm familiar with savings institutions, that is more favorable to the holders of Suncoast capital stock than the Merger and that the failure to terminate the Merger Agreement and accept such alternative acquisition proposal would be inconsistent with the proper exercise of its fiduciary duties.

         BankUnited Termination Fees. Under the Merger Agreement, Suncoast is obligated to pay BankUnited termination fees of:

         (i) $1 million if Suncoast receives an acquisition proposal and terminates the Merger Agreement under the conditions described in clause (v), above, plus up to $300,000 in out-of-pocket expenses of BankUnited;

         (ii) $100,000 if the stockholders of Suncoast fail to approve the Merger, plus up to $10,000 in out-of- pocket expenses of BankUnited;

         (iii) $1,000,000 (or $900,000 if Suncoast has already paid BankUnited the termination fee set forth in the immediately preceding clause) if (A) BankUnited terminates the Merger Agreement for a material breach of the Merger Agreement by Suncoast (if the breach by Suncoast giving rise to BankUnited's right of termination is for the purpose of inducing BankUnited to terminate the Merger Agreement in anticipation of an Acquisition Event (defined below) (a "Willful Breach") and pursuant to arbitration a determination has been made that such Willful Breach occurred and that an Acquisition Event occurred within 12 months of the date of such Willful Breach by Suncoast); or
(B) BankUnited terminates the Merger Agreement because the stockholders of Suncoast fail to approve the Merger and an Acquisition Event occurs within four months after the date of such termination. BankUnited has agreed that any fee paid to Suncoast pursuant to the terms of this paragraph will be its exclusive remedy for a Willful Breach.

         For purposes of the preceding paragraph, an "Acquisition Event" is any of the following:

          (i) the acquisition by any person pursuant to a tender offer, exchange offer or otherwise of beneficial ownership of 50% or more of any class of equity securities of Suncoast;

         (ii) the receipt by any person of approval from the OTS to acquire ownership of 50% or more of any class of equity securities of Suncoast; or

         (iii) the determination by Suncoast to recommend or enter into an agreement with any entity (A) to effect a merger, consolidation, business combination, sale of substantially all of the assets, or a similar transaction involving Suncoast, (B) to sell, lease or otherwise dispose of assets of Suncoast representing 50% or more of the consolidated assets of Suncoast, (C) to issue, sell or otherwise dispose of, other than by means of a widely disbursed public offering, securities representing 50% or more of any class of equity securities of Suncoast, or (D) to have such entity effect a tender offer or exchange offer that, if consummated, would result in any entity beneficially owning 50% or more of any class of equity securities of Suncoast in the aggregate.

         Suncoast Termination Fees. Under the Merger Agreement, BankUnited is obligated to pay Suncoast a termination fee of $100,000 plus up to $10,000 of out-of-pocket expenses if the Merger Agreement is terminated because either (i) the OTS denies approval of the Merger, or the OTS has approved the Merger subject to terms that in the judgement of BankUnited would restrict it or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time; or (ii) the Effective Time has not occurred by February 28, 1997.

MODIFICATION AND WAIVER OF THE MERGER AGREEMENT

         At any time prior to the Effective Time, BankUnited and Suncoast may, to the extent legally allowed:

         (i) extend the time for the performance of any of the obligations or other acts of the other party;

         (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement; and

         (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement; except that after any approval of the transactions contemplated by the Merger Agreement by the respective stockholders of BankUnited or Suncoast, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Suncoast capital stock.

         Subject to compliance with applicable law, the Merger Agreement may be amended by a subsequent writing signed by each of BankUnited and Suncoast at any time before or after approval of the matters presented in connection with the Merger to the stockholders of BankUnited or Suncoast, except that after any approval of the transactions contemplated by the Merger Agreement by the respective stockholders of BankUnited or Suncoast, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement which changes the amount or the form of the consideration to be delivered to the holders of Suncoast capital stock in the Merger. In the event the parties contemplate an amendment to the Merger Agreement of the type which by law or pursuant to the foregoing may not be made without stockholder approval, BankUnited and/or Suncoast, as the case may be, may resolicit proxies from the stockholders of BankUnited and/or Suncoast, as the case may be, to obtain such approval.

         The Merger Agreement provides that BankUnited may at any time change the structure of its acquisition of Suncoast if and to the extent that it deems such a change desirable. In no case, however, may any such change alter the amount or kind of consideration to be received by the holders of Suncoast capital stock under the Merger Agreement, adversely affect the tax treatment of the holders of Suncoast capital stock as a result of the receipt of such consideration, or materially and adversely affect any agreement between Suncoast and its employees.

NASDAQ LISTING

         The Merger Agreement provides for BankUnited to use its best efforts to list, prior to the Effective Time, on the Nasdaq, upon official notice of issuance, the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be issued to holders of Suncoast capital stock in the Merger. BankUnited has reserved the Nasdaq symbol "BKUNN" for the New BankUnited Preferred Stock and plans to apply for listing on Nasdaq shortly.
It is a condition to the consummation of the Merger that such shares of BankUnited capital stock be authorized for listing on the Nasdaq effective upon the official notice of issuance.

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         From and after the Effective Time, the Board of Directors of BankUnited will consist of 17 persons, including Albert J. Finch, the Chairman of the Board, Chief Executive Officer and President of Suncoast, and Norman Mains, Irving Cohen, and E.J. Guisti, each a director of Suncoast. At the Effective Time, each of the foregoing persons will also be appointed to the Board of Directors of BankUnited, FSB. The Merger Agreement also provides that Albert J. Finch will be appointed as a Vice Chairman of the boards of both BankUnited and BankUnited, FSB. The BankUnited Board currently has 13 members, which will be changed to 17 members at the Effective Time.

         The executive officers of BankUnited after the Merger will be comprised of members of BankUnited's current senior management and certain members of Suncoast's current senior management. It has not yet been determined which members of Suncoast's management will become officers of BankUnited following the Merger. Additional information about the above mentioned Suncoast directors is contained in Suncoast's Annual Report on Form 10-K for the year ended June 30, 1996, which is incorporated by reference in this Joint Proxy Statement-Prospectus.

         See "Available Information," "Information Incorporated by Reference" and "Unaudited Pro Forma Condensed Combined Financial Statements."

EXPENSES

         The Merger Agreement provides that BankUnited and Suncoast will each pay its own expenses in connection with the Merger and the transactions contemplated thereby.

RESALES OF BANKUNITED CLASS A COMMON STOCK AND NEW BANKUNITED PREFERRED STOCK IN THE MERGER

         The BankUnited Class A Common Stock and the New BankUnited Preferred Stock issued pursuant to the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Suncoast stockholder who may be deemed to be an affiliate of BankUnited for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Suncoast for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by, or are under common control with (i) BankUnited or Suncoast at the time of the Suncoast Special Meeting or (ii) BankUnited at or after the Effective Time.

         Rules 144 and 145 will restrict the sale of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock received in the Merger by Affiliates and certain of their family members and related interests.
Generally speaking, during the two years following the Effective Time, those persons who are Affiliates of Suncoast at the time of the Suncoast Special Meeting, provided they are not Affiliates of BankUnited at or following the Effective Time, may publicly resell any shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock, as the case may be, sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to BankUnited as required by Rule 144. Persons who become Affiliates of BankUnited prior to or after the Effective

Time, may publicly resell the BankUnited Class A Common Stock and the New BankUnited Preferred Stock received by them in the Merger subject to the volume, manner of sale and current public information limitations and certain filing requirements specified in Rule 144.

         The ability of Affiliates to resell shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock received in the Merger under Rule 144 or Rule 145 as summarized herein generally will be subject to BankUnited having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell the BankUnited Class A Common Stock and the New BankUnited Preferred Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

         This Joint Proxy Statement-Prospectus does not cover any resales of the BankUnited Class A Common Stock or the New BankUnited Preferred Stock received by persons who may be deemed to be Affiliates of BankUnited or Suncoast in the Merger.

         Suncoast has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145) of Suncoast to deliver to BankUnited a written agreement intended to ensure compliance with the Securities Act. A form of the written agreement to be obtained is set forth as Exhibit E to the Merger Agreement which is attached hereto as Exhibit A.

NO APPRAISAL RIGHTS

         Under applicable law, holders of the BankUnited capital stock and the Suncoast capital stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Suncoast's management and the Suncoast Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Suncoast, generally. The Suncoast Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Suncoast Directors and Officers. The Merger Agreement provides that at the Effective Time, Albert J. Finch, Chairman of the Board, Chief Executive Officer, and President of Suncoast, will be appointed as a Vice-Chairman of the Board of Directors of BankUnited and BankUnited, FSB and as a member of the BankUnited Board for three years. The Merger Agreement also provides that at the Effective Time, the following persons, who are members of the Suncoast Board, will be appointed to the BankUnited Board for the terms indicated:
Norman Mains and Irving Cohen - two years; and E.J. Giusti - one year. The appointment of each of these persons to the BankUnited Board is subject to each of them being elected to the BankUnited Board by the holders of BankUnited capital stock at the 1997 BankUnited Annual Meeting of Stockholders. The Merger Agreement also provides that at the Effective Time Albert J. Finch, Norman Mains, Irving Cohen, and E.J. Giusti will be appointed to the Board of Directors of BankUnited, FSB for a term of one year.

         Indemnification and Directors' and Officers' Insurance for Suncoast Officers and Directors. The Merger Agreement provides that for a period of three years following the Effective Time, BankUnited will indemnify the present and former officers and directors of Suncoast against all expenses or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable OTS regulations and Suncoast's Charter and Bylaws. In addition, BankUnited has agreed to purchase $5,000,000 of directors' and officers' liability insurance coverage for the Suncoast directors and officers with respect to expenses or liabilities that may be incurred by them, arising out of matters occurring at or prior to the Effective Time in their capacity as an officer or director of Suncoast, which coverage will be for a term of three years commencing at the Effective Time and will have a deductible of $500,000, subject to a $130,000 limit for total premiums for the three-year period.

         Agreements with Suncoast Officers. The Merger Agreement provides that, prior to the Effective Time, Suncoast will enter into severance and/or employment continuation agreements (the "Change in Control Agreements") with each of Albert J. Finch, Richard L. Browdy, and Wendy M. Mitchler, each of whom is an executive officer of Suncoast. The benefits payable to them under the Change in Control Agreements include a severance payment to Mr. Finch in the amount of $150,000, a payment to Mr. Finch in an amount equal to the amount of compensation that Suncoast otherwise would have paid to Mr. Finch for the period from the Effective Time through the end of the month in which the Effective Time occurs (but only in the event the Effective Time is prior to November 30, 1996), and an employment continuation payment to Mr. Finch in the amount of $150,000 at the Effective Time, and employment continuation payments to Mr. Browdy in the amount of $280,000 and to Ms. Mitchler in the amount of $110,000, on the later of January 2, 1997, or the Effective Time. The severance payment to Mr. Finch is in lieu of the payment to which he would otherwise be entitled under Suncoast's senior officer severance policy. The employment continuation payments to Mr. Finch and Ms. Mitchler are to be made for their remaining in the employ of Suncoast through the Effective Time, or in the event of Suncoast's prior termination of their employment other than for cause. The employment continuation payment to Mr. Browdy is to be made for his remaining in the employ of Suncoast through the Effective Time and for two subsequent three-month periods (terminable by either upon thirty days' notice during the second three-month period), or in the event of Suncoast's prior termination of his employment other than for cause. For these purposes, "cause" includes any action or inaction of the executive involving personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his or her duties, willful violation of any law, rule or regulation (other than traffic violation or similar offenses), or final cease-and-desist order, or material breach of any provision of the Change in Control Agreements. Under the Merger Agreement, BankUnited has agreed to provide after the Effective Time the benefits and perform the obligations of Suncoast set forth in the Change in Control Agreements in accordance with the terms thereof. In addition, under the Merger Agreement, BankUnited has agreed to enter into a consulting agreement with Albert J. Finch, effective as of the Effective Time. The terms of such consulting agreement include payment of a monthly consultant fee at the rate of $100,000 per year for a three-year period for consulting services of up to 600 hours per year. In addition, BankUnited will pay all out-of-pocket expenses incurred by Mr. Finch in performance of his consulting duties and will, through April 1998, make the lease payments on a leased automobile to be used by Mr. Finch. In addition, BankUnited will provide health insurance coverage to Mr. Finch to the same extent and on the same terms and conditions as that provided for BankUnited employees for the greater of three years or as long as he remains a director of BankUnited, with continuation coverage for 18 months thereafter. The consulting agreement further provides that, as long as Mr. Finch remains willing to stand for election as a director, whether or not he is elected, the Split Dollar Agreement between Suncoast and Mr. Finch, dated January 28, 1991, as amended, shall remain in full force and effect in accordance with its terms. BankUnited has the right to terminate the consulting agreement only for cause, as defined above.

         In connection with the Merger, BankUnited and Suncoast have agreed that Suncoast may pay up to $205,000 in employment continuation and retention bonuses to certain officers of Suncoast at the Closing. The payment of such employment continuation and retention bonuses will be at the discretion of the Suncoast Board. A portion of the $205,000 may be paid to Mr. Finch, Ms. Mitchler, or Mr. Browdy, in addition to the amounts such officers will receive under their respective Change in Control Agreements.

         As part of the Merger, the Suncoast Board approved an amendment to the Suncoast Deferred Compensation Plan, in which Mr. Finch is a participant, to clarify the original intent of the plan that a participant becomes 100% vested upon a change in control. The amendment further provides that, after a change in control or upon termination of employment, benefits under the plan are not paid in a lump sum but rather are paid in accordance with the election made by the participant with respect to the payment of retirement benefits under the plan, which, in the case of Mr. Finch, was for equal monthly payments over a period of 60 months. In addition, the amendment provides that the crediting rate for earnings on a participant's account balance for the three-year period following a change in control shall be 9% per annum, with benefits determined by applying this rate without reduction for present value. After the three-year period following the change in control, the amendment provides that the crediting rate shall be zero. The amendment also provides that, prior to the change in control, Suncoast will make a contribution to the trust maintained pursuant to the plan to the extent necessary to fully fund the trust to provide the benefits to which participants are entitled under the plan.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following Unaudited Pro Forma Condensed Combined Statement of Financial Condition as of June 30, 1996, and the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended June 30, 1996 and for the year ended September 30, 1995 give effect to the Merger accounted for as a purchase of Suncoast by BankUnited. Under the purchase method of accounting, all assets and liabilities of Suncoast at June 30, 1996 have been adjusted to their current estimated fair values and combined with the asset and liability book values of BankUnited. The Unaudited Pro Forma Condensed Combined Statement of Financial Condition assumes the Merger was effective on June 30, 1996. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the Merger as if the Merger had occurred at the beginning of each of the periods presented.

         The pro forma information is based on the historical consolidated financial statements of BankUnited and of Suncoast, as adjusted, as set forth in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Suncoast's fiscal year-end is June 30, and thus Suncoast's financial statements have been adjusted to reflect an unaudited fiscal year ending September 30, 1995 and a nine-month period ending June 30, 1996. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any anticipated cost savings or potential revenue enhancements in connection with the Merger or to the effect of a one-time assessment imposed on SAIF insured institutions pursuant to the Omnibus Bill which was signed into law on September 30, 1996. See "Suncoast Management's Discussion and Analysis of Financial Condition and Results of Operations--Contingency Relating to Recapitalization of the Savings Association Insurance Fund."

         The information shown below should be read in conjunction with the consolidated historical financial statements of BankUnited and of Suncoast, including the respective notes thereto, which are included or incorporated by reference in this Joint Proxy Statement-Prospectus, and the unaudited pro forma condensed combined per share financial information, including the notes thereto, which appears elsewhere in this Joint Proxy Statement-Prospectus. The pro forma data are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data are presented.

         Pro forma per share amounts for BankUnited giving effect to the Merger are based on the Exchange Ratio of one share of the BankUnited Class A Common Stock for each share of the Suncoast Common Stock and the issuance of New BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. See "Information Incorporated by Reference," "Summary of Joint Proxy Statement-Prospectus--Comparative Stock Prices and Dividends; Pro Forma Equivalent Market Value Per Share," "--Selected Historical and Pro Forma Per Share Data," and "--BankUnited Selected Consolidated Financial Data."

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                        STATEMENT OF FINANCIAL CONDITION

                                 June 30, 1996



                                                                                                       COMBINED
                                                            BANKUNITED      SUNCOAST    ADJUSTMENTS    PRO FORMA
                                                            ----------      --------    -----------    ---------

                                         ASSETS               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Cash and due from banks . . . . . . . . . . . . . . . .     $   5,176       $   1,260     $    --    $    6,436
FHLB overnight deposits and federal funds sold  . . . .        10,579             622          --        11,201
Tax certificates (net of reserves)  . . . . . . . . . .        49,520              --          --        49,520
Investments, available for sale, net, at market   . . .         7,657              --          --         7,657
Mortgage-backed securities, held to maturity, net . . .        15,526              --          --        15,526
Mortgage-backed securities available for sale,
  net, at market  . . . . . . . . . . . . . . . . . . .        57,435          18,391          --        75,826
Loans receivable, net . . . . . . . . . . . . . . . . .       629,567         320,828        (530)(1)   949,865
Mortgage loans held for sale  . . . . . . . . . . . . .            --           6,730          --         6,730
Other interest earning assets . . . . . . . . . . . . .        12,236           3,875          --        16,111
Loan servicing assets . . . . . . . . . . . . . . . . .            --          11,718         422(1)     12,140
Office properties and equipment, net  . . . . . . . . .         2,554           6,640       1,000(1)     10,194
Real estate owned, net  . . . . . . . . . . . . . . . .           998             261          --         1,259
Accrued interest receivable . . . . . . . . . . . . . .         6,534           3,042          --         9,576
Cost over fair value of net assets acquired and other
  intangible assets . . . . . . . . . . . . . . . . . .         2,501              --       2,792(1)      5,293
Prepaid expenses and other assets . . . . . . . . . . .         1,248          29,202          --        30,450
                                                            ---------       ---------     -------    ----------
    Total assets  . . . . . . . . . . . . . . . . . . .     $ 801,531       $ 402,569     $ 3,684    $1,207,784
                                                            =========       =========     =======    ==========



           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits  . . . . . . . . . . . . . . . . . . . . . .     $ 470,237       $ 301,201     $    --      $771,438
  Advances from FHLB and other borrowings . . . . . . .       244,000          68,500          --       312,500
  Subordinated notes  . . . . . . . . . . . . . . . . .           775              --          --           775
  Advance payments by borrowers for taxes and insurance         2,955           3,138          --         6,093
  Accrued expenses and other liabilities  . . . . . . .        13,904           4,192       2,400(3)     19,998
                                                                                             (498)(6)
                                                            ---------       ---------     -------    ----------
    Total liabilities . . . . . . . . . . . . . . . . .       731,871         377,031       1,902     1,110,804
                                                            ---------       ---------     -------    ----------



Stockholders' Equity:
  Preferred stock . . . . . . . . . . . . . . . . . . .            27           4,600      (4,591)(2)        36
  Class A Common Stock  . . . . . . . . . . . . . . . .            54           2,197      (2,177)(2)        74
  Class B Common Stock  . . . . . . . . . . . . . . . .             3              --          --             3
  Additional paid-in capital  . . . . . . . . . . . . .        62,044          17,295       9,996(2)     89,335
  Retained earnings . . . . . . . . . . . . . . . . . .         7,967           1,642      (1,642)(2)     7,967
  Net unrealized gains on securities available for sale          (435)           (196)        196(2)       (435)
                                                            ---------       ---------     -------    ----------
    Total stockholders' equity  . . . . . . . . . . . .        69,660          25,538       1,782        96,980
                                                            ---------       ---------     -------    ----------
    Total liabilities and stockholders' equity  . . . .     $ 801,531       $ 402,569     $ 3,684    $1,207,784
                                                            =========       =========     =======    ==========



Book value per common share . . . . . . . . . . . . . .     $    7.95              --          --    $     7.65
Tangible book value per common share  . . . . . . . . .     $    7.51              --          --    $     6.96
Fully converted tangible book value per share . . . . .     $    7.20              --          --    $     7.12

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                        Nine Months Ended June 30, 1996


                                                                                                         COMBINED
                                                                 BANKUNITED    SUNCOAST  ADJUSTMENTS(5)  PRO FORMA
                                                                 ----------    --------  --------------  ---------

                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income . . . . . . . . . . . . . . . . . . . . . .      $  36,953      $21,188     $ 641(1)    $58,782

Interest expense  . . . . . . . . . . . . . . . . . . . . .         24,934       13,342        15(1)     38,291
                                                                 ---------      -------     -----       -------

Net interest income before provision for loan losses  . . .         12,019        7,846       626        20,491
Provision for loan losses . . . . . . . . . . . . . . . . .           (225)         153        --           (72)
                                                                 ---------      -------     -----       -------
Net interest income after provision for loan losses . . . .         12,244        7,693       626        20,563
                                                                 ---------      -------     -----       -------

Non-interest income:
  Loan servicing income, net  . . . . . . . . . . . . . . .             --        3,163       (63)(1)     3,100
  Gain on sale of assets  . . . . . . . . . . . . . . . . .              2        2,648        --         2,650
  Other . . . . . . . . . . . . . . . . . . . . . . . . . .            483          975        --         1,458
                                                                 ---------      -------     -----       -------
       Total non-interest income  . . . . . . . . . . . . .            485        6,786       (63)        7,208
                                                                 ---------      -------     -----       -------

Non-interest expense:
  Employee compensation and benefits  . . . . . . . . . . .          3,161        5,613      (225)(4)     8,549
  Occupancy and equipment . . . . . . . . . . . . . . . . .          1,232        2,135        38(1)      3,405
  Other operating expenses  . . . . . . . . . . . . . . . .          3,905        4,038        97(1)      8,115
                                                                                               75(4)
                                                                 ---------      -------     -----       -------
    Total non-interest expenses . . . . . . . . . . . . . .          8,298       11,786       (15)       20,069
                                                                 ---------      -------     -----       -------

Income before income taxes and preferred stock dividends: .          4,431        2,693       578         7,702
Provision for income taxes  . . . . . . . . . . . . . . . .          1,693          997       262(6)      2,952
                                                                 ---------      -------     -----       -------
Net income before preferred stock dividends   . . . . . . .          2,738        1,696       316         4,750
Preferred stock dividends . . . . . . . . . . . . . . . . .          1,609          828        --         2,437
                                                                 ---------      -------     -----       -------
Net income after preferred stock dividends  . . . . . . . .      $   1,129      $   868     $ 316       $ 2,313
                                                                 =========      =======     =====       =======

PER COMMON SHARE DATA:
Primary earnings per common share and common equivalent share    $     .28           --        --       $   .39
Earnings per common share assuming full dilution  . . . . .            .28           --        --           .38
Weighted average number of common shares and common
  equivalent shares assumed outstanding during the period:
    Primary . . . . . . . . . . . . . . . . . . . . . . . .      3,997,331           --        --     5,994,261
    Fully diluted . . . . . . . . . . . . . . . . . . . . .      3,997,331           --        --     6,797,259

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                         Year Ended September 30, 1995

                                                                                                         COMBINED
                                                                 BANKUNITED   SUNCOAST  ADJUSTMENTS(1)   PRO FORMA
                                                                 ----------   --------  -------------    ---------

                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income . . . . . . . . . . . . . . . . . . . . . .      $  39,419      $28,887   $     854(1)  $69,160

Interest expense  . . . . . . . . . . . . . . . . . . . . .         26,305       20,410          20(1)   46,735
                                                                 ---------      -------   ---------     -------

Net interest income before provision for loan losses  . . .         13,114        8,477         834      22,425
Provision for loan losses . . . . . . . . . . . . . . . . .          1,221          100          --       1,321
                                                                 ---------      -------   ---------     -------
Net interest income after provision for loan losses . . . .         11,893        8,377         834      21,104
                                                                 ---------      -------   ---------     -------

Non-interest income:
  Loan servicing income, net  . . . . . . . . . . . . . . .             --        5,683         (84)(1)   5,599
  Gain on sale of assets  . . . . . . . . . . . . . . . . .          9,808        2,965          --      12,773
  Other . . . . . . . . . . . . . . . . . . . . . . . . . .            429        1,258          --       1,687
                                                                 ---------      -------   ---------     -------
         Total non-interest income  . . . . . . . . . . . .         10,237        9,906         (84)     20,059
                                                                 ---------      -------   ---------     -------

Non-interest expense:
  Employee compensation and benefits  . . . . . . . . . . .          3,997        7,319        (300)(4)  11,016
  Occupancy and equipment . . . . . . . . . . . . . . . . .          1,727        3,757          50(1)    5,534
  Other operating expenses  . . . . . . . . . . . . . . . .          6,425        5,634         130(1)   12,289
                                                                                                100(4)
                                                                 ---------      -------   ---------     -------
         Total non-interest expenses  . . . . . . . . . . .         12,149       16,710         (20)     28,839
                                                                 ---------      -------   ---------     -------

Income before income taxes and preferred stock dividends  .          9,981        1,573         770      12,324
Provision for income taxes  . . . . . . . . . . . . . . . .          3,741          567         350(6)    4,658
                                                                 ---------      -------   ---------     -------
Net income before preferred stock dividends . . . . . . . .          6,240        1,006         420       7,666
Preferred stock dividends . . . . . . . . . . . . . . . . .          2,210        1,104          --       3,314
                                                                 ---------      -------   ---------     -------
Net income after preferred stock dividends  . . . . . . . .      $   4,030      $   (98)  $     420     $ 4,352
                                                                 =========      =======   =========     =======

PER COMMON SHARE DATA:
Primary earnings per common share and common equivalent share    $    1.77           --          --     $  1.02
Earnings per common share assuming full dilution  . . . . .           1.26           --          --         .87
Weighted average number of common shares and common
  equivalent shares assumed  outstanding during the period:
    Primary . . . . . . . . . . . . . . . . . . . . . . . .      2,296,021           --          --   4,292,951
    Fully diluted . . . . . . . . . . . . . . . . . . . . .      4,158,564           --          --   7,688,827

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


(1) Adjustments to fair value for Suncoast's assets and liabilities are as follows (dollars in thousands):

                                                                       AMORTIZATION          ANNUAL IMPACT ON
                                                       ADJUSTMENTS   PERIOD AND METHOD    STATEMENT OF OPERATIONS
                                                       -----------   -----------------    -----------------------

         Commercial loans                                $(1,600)    18 months/straight line     $1,068
         Residential loans                                 1,070     5 years/straight line         (214)
                                                         -------                                 ------
                Total loans                                 (530)                                   854
         Deposits premium                                    200     10 years/straight line         (20)
         Loan servicing assets                               422     5 years/straight line          (84)
         Land and buildings                                1,000     20 years/straight line         (50)
         Cost over fair value of net assets acquired
         (goodwill)                                        2,592     20 years/straight line        (130)


(2) The purchase price of $26,120,000 represents the issuance of 1,989,930 shares of BankUnited Class A Common stock at a price of $7.00 per share (the closing bid price on the day of the Merger Agreement) and the issuance of 920,000 shares of New BankUnited Preferred stock having an estimated value of $13.25 per share. Also, $1.2 million, representing the fair value of Suncoast's outstanding stock options and warrants which will be exchanged for BankUnited stock options and warrants having similar terms and conditions, was credited to paid- in capital.

         The following summarizes the entries to Stockholders' Equity (dollars in thousands):

                                                                                             ENTRY TO
                                                       ENTRIES TO         ENTRIES TO       RECORD STOCK
                                                  ELIMINATE SUNCOAST'S  RECORD STOCK TO    OPTIONS AND
                                                         EQUITY           BE ISSUED          WARRANTS        TOTAL
                                                         ------           ---------          --------        -----
         Preferred Stock                              $ (4,600)            $     9           $    --         $(4,591)
         Class A Common Stock                           (2,197)                 20                --          (2,177)
         Class B Common Stock                               --                  --                --              --
         Additional Paid-in Capital                    (17,295)             26,091             1,200           9,996
         Retained Earnings                              (1,642)                 --                --          (1,642)
         Net unrealized gains on securities
           available for sale                              196                  --                --             196
                                                      --------             -------           -------         -------
                 Total Stockholders' Equity           $(25,538)            $26,120           $ 1,200         $ 1,782
                                                      ========             =======           =======         =======




(3) The total purchase price includes $2.4 million of accrued liabilities as follows:

         -       $1.1 million in severance costs.

         - $1.3 million for direct acquisition costs such as legal, accounting, investment banking and other professional fees and expenses.

(4) The pro forma statements of operations include an annual reduction in salary expense of $300,000 and an annual increase in professional fees of $100,000 representing the change in status and compensation of Mr. Finch in accordance with the terms of his change-of-control agreement.

(5) The pro forma adjustments do not include the effect of any potential expense reductions, revenue enhancements or restructuring charges.

(6) The statutory income tax rate is assumed to be 38%. Amortization of the cost over fair value of net assets acquired (goodwill) is not deductible for tax purposes.

                    DESCRIPTION OF BANKUNITED CAPITAL STOCK

GENERAL

         Set forth below is a summary of certain terms and provisions of the capital stock of BankUnited, which is qualified in its entirety by reference to BankUnited's Articles of Incorporation, as amended on November 27, 1995 (the "BankUnited Articles of Incorporation"), and to the Certificates of Designation setting forth the resolutions establishing the rights and preferences of BankUnited's capital stock.

         Under the BankUnited Articles of Incorporation, the authorized but unissued and unreserved shares of the BankUnited capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

         The BankUnited Articles of Incorporation currently authorize the issuance of up to 15,000,000 shares of Class A Common Stock, $.01 par value per share (of which the BankUnited Series I Class A Common Stock is the only series outstanding), up to 3,000,000 shares of the BankUnited Class B Common Stock, and up to 10,000,000 shares of Preferred Stock, par value $.01 per share (the "BankUnited Preferred Stock"). If at the BankUnited Special Meeting BankUnited's stockholders approve the proposal to amend Article VI of BankUnited's Articles of Incorporation, the number of authorized shares of the Class A Common Stock, $.01 par value per share, will increase to 30,000,000 shares.

         The BankUnited Board may authorize and BankUnited may make distributions to its stockholders subject to (a) the other provisions of the BankUnited Articles of Incorporation, and (b) except as the following otherwise provides, the law currently in effect or hereinafter enacted. No distribution may be made if, after giving it effect: (i) BankUnited would not be able to pay its debts as they become due in the usual course of business; or (ii) BankUnited's total assets would be less than the sum of its total liabilities plus, unless the BankUnited Board determines otherwise, the amount that would be needed if BankUnited were to be dissolved at the time of distributions to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

         Certain provisions of the BankUnited Articles of Incorporation and Bylaws as well as certain provisions of Florida law could have the effect of deterring takeovers of BankUnited. See "Comparison of Stockholders Rights--Certain Anti-Takeover Provisions."

         The BankUnited Articles of Incorporation authorize the BankUnited Board to establish the rights and preferences of each series of the Class A Common Stock, $.01 par value per share and the BankUnited Preferred Stock and to establish certain rights of the BankUnited Class B Common Stock.

CLASS A COMMON STOCK

         The BankUnited Board has allocated 15,000,000 shares of the authorized Class A Common Stock, $.01 par value per share, to the Series I Class A Common Stock, the only series of Class A Common Stock outstanding. As of October 1, 1996 5,454,201 shares of the BankUnited Class A Common Stock were issued and outstanding and 2,929,131 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

         Dividends. The holders of the BankUnited Class A Common Stock are entitled to dividends when, as, and if declared by the BankUnited Board out of funds legally available therefor. The BankUnited Board may declare dividends solely on the BankUnited Class A Common Stock or may declare dividends on both the BankUnited Class A Common Stock and the BankUnited Class B Common Stock provided that the dividend declared for a share of the BankUnited Class A Common Stock is not less than 110% (subject to adjustment upon the occurrence of certain events) of the amount per share of any dividend declared on the BankUnited Class B Common Stock. The payment of dividends by BankUnited will depend on BankUnited's net income, financial condition, regulatory requirements and other factors deemed relevant by the BankUnited Board. BankUnited has not paid dividends on the BankUnited Class A Common Stock since 1994.

          Voting. Each share of the BankUnited Class A Common Stock entitles the holder thereof to one-tenth of a vote on each matter upon which stockholders have the right to vote. The BankUnited Class A Common Stock does not have cumulative voting rights in the election of directors.

         Liquidation. Subject to payment of all debts and liabilities of BankUnited and the prior rights of holders of shares of the BankUnited Preferred Stock, the holders of shares of the BankUnited Class A Common Stock are entitled to share equally with the holders of shares of the BankUnited Class B Common Stock in the remaining assets of BankUnited in the event of any liquidation, dissolution or winding up of BankUnited.

         No Preemptive Rights; Redemption; Assessability. The holders of the BankUnited Class A Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may subsequently be issued. The BankUnited Class A Common Stock is not subject to call or redemption. All outstanding shares of the BankUnited Class A Common Stock are fully paid and non-assessable.

CLASS B COMMON STOCK

         The BankUnited Articles of Incorporation provide that the shares of the BankUnited Class B Common Stock have the rights and preferences described below. The BankUnited Articles of Incorporation authorize 3,000,000 shares of Class B Common Stock. The BankUnited Class B Common Stock is held by directors, executive officers and certain other stockholders of BankUnited. As of the record date, October 29, 1996, 251,515 shares of the BankUnited Class B Common Stock were issued and outstanding and 991,262 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of the Noncumulative Convertible Preferred Stock Series B (as defined below).

         Dividends. The holders of the BankUnited Class B Common Stock are entitled to dividends when, as, and if declared by the BankUnited Board out of funds legally available therefor. The payment of dividends on the BankUnited Class B Common Stock is subject to the right of the holders of the BankUnited Class A Common Stock to receive a dividend per share of 110% (subject to adjustment upon the occurrence of certain events) of the amount per share of any dividend declared on the BankUnited Class B Common Stock.

         Voting. Each share of the BankUnited Class B Common Stock entitles the holder thereof to one vote on each matter upon which stockholders have the right to vote. The BankUnited Class B Common Stock does not have cumulative voting rights in the election of directors.

         Conversion. Each share of the BankUnited Class B Common Stock is convertible at the holder's option into one share of the BankUnited Class A Common Stock, subject to adjustment on the occurrence of certain events.

         Liquidation. Subject to payment of all debts and liabilities of BankUnited and the prior rights of holders of shares of the BankUnited Preferred Stock, the holders of shares of the BankUnited Class B Common Stock are entitled to share equally with the holders of shares of the BankUnited Class A Common Stock in the remaining assets of BankUnited in the event of any liquidation, dissolution or winding up of BankUnited.

         No Preemptive Rights; Redemption; Assessability. The holders of the BankUnited Class B Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The BankUnited Class B Common Stock is not subject to call or redemption. All outstanding shares of the BankUnited Class B Common Stock are fully paid and non-assessable.

OUTSTANDING PREFERRED STOCK

         The BankUnited Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of the BankUnited Preferred Stock and permit the BankUnited Board to establish the rights and preferences of each of such series. As of the record date, October 1, 1996, 745,870 shares of the BankUnited 8% Preferred Stock, 1,150,000 shares of the BankUnited 9% Preferred Stock, no shares of Noncumulative Convertible Preferred Stock, Series A (the "BankUnited Series A Preferred Stock"), 183,818 shares of the BankUnited Series B Preferred Stock, 363,636 shares of Noncumulative Convertible Preferred Stock, Series C (the "BankUnited Series C Preferred Stock"), and 222,223 shares of Noncumulative Convertible Preferred Stock, Series C-II ("BankUnited Series C-II Preferred Stock") were issued and outstanding. The shares of the BankUnited 8% Preferred Stock and the BankUnited 9% Preferred Stock are publicly held. The shares of the BankUnited Series B Preferred Stock are held by directors, executive officers and other stockholders of BankUnited. The shares of the BankUnited Series C Preferred Stock and the BankUnited Series C-II Preferred Stock are held by a limited partnership controlled by the spouse of a director of BankUnited.

         Dividends. The total annual dividend requirement for all series of the outstanding BankUnited Preferred Stock is $2,144,240. As of the record date, BankUnited had paid in full all dividends provided for on the BankUnited Preferred Stock.

         Voting. Each share of the BankUnited Series B Preferred Stock is entitled to two and one-half votes per share on each matter submitted to the vote of stockholders. The BankUnited Series B Preferred Stock does not have cumulative voting rights in the election of directors. The BankUnited Series C Preferred Stock, the BankUnited Series C-II Preferred Stock, the BankUnited 8% Preferred Stock, and the BankUnited 9% Preferred Stock are non-voting, except as otherwise provided by law. Holders of the BankUnited 8% Preferred Stock and the BankUnited 9% Preferred Stock are entitled to certain voting rights on
(i) any amendment, alteration or repeal of provisions of the BankUnited Articles of Incorporation that would adversely affect that series and (ii) the creation, authorization, issuance or similar addition of any equity securities or rights convertible or exchangeable into equity securities ranking senior to those series.

         In addition, the holders of the BankUnited 8% Preferred Stock and the holders of the BankUnited 9% Preferred Stock, each voting as a class, and holders of the BankUnited Series B Preferred Stock are each entitled to elect two additional directors to the BankUnited Board, if BankUnited fails to declare and pay dividends to such holders for six dividend periods, whether or not those periods are consecutive. The right to elect directors continues until BankUnited pays dividends for four consecutive periods.

         Conversion. Each share of the BankUnited Series B Preferred Stock is convertible into 1.5 shares of the BankUnited Class B Common Stock, subject to adjustment on the occurrence of certain events. Each share of the BankUnited Series C Preferred Stock and the BankUnited Series C-II Preferred Stock is convertible into 1.45 and 1.32 shares of the BankUnited Class A Common Stock, respectively, subject to adjustment on the occurrence of certain events. Each share of the BankUnited 8% Preferred Stock is convertible into one share of the BankUnited Class A Common Stock, subject to adjustment on the occurrence of certain events.

         Liquidation. The BankUnited 9% Preferred Stock provides for a fixed liquidation preference of $10.00 per share upon any liquidation, whether voluntary or involuntary. The BankUnited 8% Preferred Stock provides for a fixed liquidation preference of $10.00 per share upon an involuntary liquidation and a liquidation preference equal to the applicable redemption price in the event of a voluntary liquidation. See "Outstanding Preferred Stock--Redemption." The 8% Preferred Stock is not redeemable until 1998 and at such time can be redeemed at a price of $10.40, thereafter declining at a rate of $.08 per year until 2003, when the redemption price will become fixed at $10.00 per share. In the event of any liquidation, dissolution or winding up of BankUnited, after payment of any debts and other liabilities of BankUnited and the liquidation preference to the holders of the BankUnited 9% Preferred Stock and the BankUnited 8% Preferred Stock stated above and prior to any distribution of assets is made to the holders of the BankUnited Class A Common Stock or the BankUnited Class B Common stock, (i) the holders of the BankUnited Series A Preferred Stock, if any, and the holders of the BankUnited Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, respectively, if the liquidation is involuntary and, if the liquidation is voluntary, then such holders will be entitled to receive the redemption price per share applicable at the time of liquidation, and (ii) the holders of the BankUnited Series C Preferred Stock and the BankUnited Series C-II Preferred Stock, will be entitled to a preference on liquidation of $5.50 and $9.00 per share, respectively, whether the liquidation is voluntary or involuntary.

         Redemption. In 1995, BankUnited offered to exchange shares of the BankUnited Series A Preferred Stock for the BankUnited Series B Preferred Stock. There are currently no shares of the BankUnited Series A Preferred Stock outstanding. As part of the exchange, BankUnited agreed not to redeem shares of the BankUnited Series B Preferred Stock for three years after the date of exchange, and, for three years thereafter, such shares will only be redeemable at $11.0625 per share. After this six-year period, the BankUnited Series B Preferred Stock will be redeemable at BankUnited's option at $7.375 per share.

         The BankUnited Series C Preferred Stock and the BankUnited Series C-II Preferred Stock are each redeemable at BankUnited's option at $5.50 and $9.00 per share, respectively.

         The BankUnited 8% Preferred Stock is not redeemable prior to July 1, 1998 unless certain criteria are met in which case the redemption price is $10.00 per share. After June 30, 1998, redemption is at the option of BankUnited at a redemption price of $10.40 per share, declining thereafter by $.08 per share during each year through July 1, 2003 at which point the value will become fixed at $10.00 per share.

         The BankUnited 9% Preferred Stock is not redeemable prior to October 1, 1998. After September 30, 1998, the BankUnited 9% Preferred Stock is redeemable at the option of BankUnited at a redemption price of $10.00 per share.

         Rank. The BankUnited 9% Preferred Stock and the BankUnited 8% Preferred Stock (the "BankUnited Senior Preferred") rank senior to all other classes of stock of BankUnited with respect to dividend rights and rights upon liquidation. The BankUnited Series A Preferred Stock, the BankUnited Series B Preferred Stock and the BankUnited Series C Preferred Stock rank, as to dividend rights, rights upon liquidation, dissolution or winding up of BankUnited, and redemption rights, on a parity with each other and senior to the BankUnited Class A Common Stock and the BankUnited Class B Common Stock. The BankUnited Series C-II Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of BankUnited, on a parity with the BankUnited Series A Preferred Stock, the BankUnited Series B Preferred Stock and the BankUnited Series C Preferred Stock and senior to the BankUnited Class A Common Stock and the BankUnited Class B Common Stock. With respect to redemption rights, BankUnited may redeem the BankUnited Series C-II Preferred Stock at any time without regard to whether or not shares of any of the other series of BankUnited Preferred Stock are also being redeemed.

         No Preemptive Rights; Assessability. Holders of the BankUnited Preferred Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The outstanding BankUnited Preferred Stock is fully paid and non-assessable.


                 DESCRIPTION OF NEW BANKUNITED PREFERRED STOCK

GENERAL

         Set forth below is a summary of certain terms and provisions of the New BankUnited Preferred Stock that BankUnited will issue to the holders of the Suncoast Preferred Stock in connection with the Merger. (See Form of Statement of Designation of BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1996 attached hereto as Exhibit B).

NEW BANKUNITED PREFERRED STOCK

         In connection with approving the Merger, the BankUnited Board has determined to designate 1,000,000 shares of authorized but unissued BankUnited 8% Noncumulative Convertible Preferred Stock, Series 1996, par value $.01 per share (the "New BankUnited Preferred Stock"). Upon issuance, shares of the New BankUnited Preferred Stock will have substantially similar rights, preferences and terms as the Suncoast Preferred Stock. For a description of the comparison of the New BankUnited Preferred Stock to the Suncoast Preferred Stock see "Comparison of Stockholders Rights--Preferred Stock."

         Dividends. The holders of the New BankUnited Preferred Stock will be entitled to receive, when, as and if declared by the BankUnited Board out of funds legally available therefor, noncumulative cash dividends, payable quarterly in arrears, at the rate of $1.20 per share per annum. Dividends on the New BankUnited Preferred Stock will be payable, if declared, quarterly for the three-month periods ending on March 31, June 30, September 30 and December 31, of each year (each, a "Dividend Period") in arrears at the end of each period (each, a "Dividend Payment Date").

         No full dividends may be declared, paid or set apart for payment on any series of stock ranking on a parity with the New BankUnited Preferred Stock as to dividends or liquidation preference (the "Parity Stock") during any calendar quarter unless full dividends on the New BankUnited Preferred Stock for the Dividend Period ending during such calendar quarter have been paid or declared and set aside. If dividends are not so paid in full upon the New BankUnited Preferred Stock, dividends on the New BankUnited Preferred Stock and any Parity Stock payable during such calendar quarter may only be declared pro rata so that the amounts of dividends so payable per share on the New BankUnited Preferred Stock and on any Parity Stock will in all cases bear to each other the same proportions that the respective dividend rates of such stock for such period bear to each other.

         BankUnited may not declare, pay or set apart funds for any dividend or other distribution (other than in common stock or other capital stock ranking junior to the New BankUnited Preferred Stock as to dividends or liquidation preference ("Junior Stock")) with respect to common stock or any other Junior Stock of BankUnited, or purchase, redeem, or otherwise acquire through a sinking fund or otherwise, or set apart funds for the repurchase, redemption or other acquisition of any shares of Junior Stock, unless (i) all declared and unpaid dividends with respect to the New BankUnited Preferred Stock have been paid, or funds have been set apart for payment of such dividends and (ii) BankUnited has declared a cash dividend on the New BankUnited Preferred Stock at the annual dividend rate for the current Dividend Period and sufficient funds have been paid over to the dividend disbursing agent for BankUnited.

         Voting. The holders of the New BankUnited Preferred Stock will not be entitled to any voting rights, except as to be set forth in the Statement of Designation for the New BankUnited Preferred Stock or as required by applicable law. Such Statement of Designation will provide that so long as any shares of the New BankUnited Preferred Stock are outstanding, BankUnited may not, without the approval of the holders of at least 66 2/3% of the outstanding shares of the New BankUnited Preferred Stock, voting separately as a class, (a) amend, alter or repeal or otherwise change any provision of the BankUnited Articles of Incorporation (including the Statements of Designations) so as to materially and adversely affect the rights, preferences, powers or privileges of the New BankUnited Preferred Stock, or (b) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of BankUnited, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of BankUnited, ranking senior to the New BankUnited Preferred Stock either as to payment of dividends or rights on liquidation, winding-up or dissolution of BankUnited.
In addition, so long as any shares of the New BankUnited Preferred Stock are outstanding, in the event of any consolidation, merger, sale of all or substantially all of the assets of BankUnited, reclassification, capital reorganization or liquidation, the holders of the New BankUnited Preferred Stock are entitled to vote with the holders of the shares of the BankUnited Class A Common Stock, and not as a separate class, to the same extent as the holders of the shares of the BankUnited Class A Common Stock, provided that each share of the New BankUnited Preferred Stock will be entitled to the same number of votes that a holder would have had if such holder had converted his shares of the New BankUnited Preferred Stock into shares of BankUnited Class A Common Stock as of the record date for the meeting of stockholders.

         Conversion. Holders of the New BankUnited Preferred Stock will have the right, at their option at any time and from time to time and prior to redemption, to convert any or all of their shares of New BankUnited Preferred Stock into shares of the BankUnited Class A Common Stock at a conversion rate of approximately 1.67 shares of the BankUnited Class A Common Stock for each share of New BankUnited Preferred Stock. The conversion rate is based upon a Conversion Price equal to $9.00, subject to adjustment from time to time as described below, divided into $15.00 for each share of New BankUnited Preferred Stock converted.

         The Conversion Price will be subject to adjustment upon the occurrence of certain events, including the issuance of the BankUnited Class A Common Stock as a dividend with respect to the outstanding Bank United Class A Common Stock, subdivisions or combinations of the BankUnited Class A Common Stock or the distribution to holders of the BankUnited Class A Common Stock of shares of BankUnited capital stock other than the BankUnited Class A Common Stock, rights or warrants to subscribe for or purchase shares of the BankUnited Class A Common Stock at a price per share less than the current market price (as defined), evidences of indebtedness, assets (excluding cash dividends or distributions paid out of retained earnings) or rights or warrants to subscribe for or purchase securities of BankUnited other than those rights and warrants mentioned above. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to one percent or more of the Conversion Price.

         In case of any consolidation or merger that results in a reclassification, change, conversion, exchange or cancellation of the outstanding shares of the BankUnited Class A Common Stock, or in case of any sale or transfer to another corporation of all or substantially all of the assets of BankUnited or any reclassification or similar change of the outstanding shares of BankUnited Class A Common Stock, there will be no adjustment of the Conversion Price but each holder of shares of the New BankUnited Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which such holder would have been entitled to receive upon such consolidation, merger, change, sale, transfer or reclassification had such shares been converted immediately prior to the consolidation, merger, change, sale, transfer or reclassification.

         Liquidation. In the event of any liquidation, dissolution or winding up of BankUnited, voluntary or involuntary, and subject to the rights of the holders of any class or series of stock having preference with respect to a distribution upon liquidation and BankUnited's general creditors, the New BankUnited Preferred Stock will be entitled to a distribution of $15.00 per share out of assets of BankUnited legally available for distribution to stockholders, prior to any distributions being made with respect to the BankUnited Class A Common Stock, the BankUnited Class B Common Stock or other Junior Stock, plus an amount per share equal to any dividends declared and unpaid, without interest. Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the New BankUnited Preferred Stock and any Parity Stock if not paid in full will be distributed pro rata.

         Redemption. If the BankUnited Class A Common Stock has a closing price that is equal to at least 120% of the Conversion Price for 20 out of 30 consecutive trading days ending within five days of the date of the redemption notice, BankUnited will have the right to redeem the New BankUnited Preferred Stock, in whole or in part, at $15.00 per share, plus any declared but unpaid dividends, if any, with respect to Dividend Periods preceding the date fixed for redemption. In addition, on or after July 1, 1998, the New BankUnited Preferred Stock will be redeemable at BankUnited's option, in whole or in part, at a redemption price of $16.20, declining thereafter by $.24 per share during each year through July 1, 2003 at which point the value will become fixed at $15.00 per share together, in each case, with an amount equal to any declared but unpaid dividends, if any, with respect to Dividend Periods preceding the date fixed for redemption. There will be no sinking fund requirement for redemption of the New BankUnited Preferred Stock.

         Rank.    The New BankUnited Preferred Stock will rank with respect to currently outstanding classes and series of capital stock of BankUnited on a parity with the BankUnited 8% Preferred Stock and the BankUnited 9% Preferred Stock and senior to the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, the BankUnited Class B Preferred Stock, the BankUnited Class C Preferred Stock and the BankUnited Class C-II Preferred Stock as to payment of dividend rights and rights upon liquidation. The rights of the holders of shares of the New BankUnited Preferred Stock will be subordinate to the rights of BankUnited's general creditors, including its depositors. While any shares of the New BankUnited Preferred Stock are outstanding, BankUnited will not be permitted to issue any capital stock that ranks senior to the New BankUnited Preferred Stock without the approval of holders of at least 66 2/3% of the outstanding shares of the New BankUnited Preferred Stock. BankUnited will have the power to create and issue additional shares of other series of Parity Stock, or that constitute Junior Stock, without any approval or consent of the holders of the New BankUnited Preferred Stock.

         No Preemptive Rights; Assessability. Holders of the New BankUnited Preferred Stock will not be entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. If BankUnited grants preemptive rights to holders of the BankUnited Class A Common Stock, the BankUnited Class B Common Stock, the other Junior Stock or the Parity Stock of BankUnited, the holders of the New BankUnited Preferred Stock will obtain similar preemptive rights. The New BankUnited Preferred Stock will be fully paid and non-assessable upon issuance.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

         The rights of Suncoast's stockholders are currently governed by Suncoast's Federal Stock Charter (the "Suncoast Charter"), Suncoast's bylaws (the "Suncoast Bylaws") and the Home Owner's Loan Act of 1933 (the "HOLA").
The rights of BankUnited's stockholders are governed by the BankUnited Articles of Incorporation, the Bylaws of BankUnited (the "BankUnited Bylaws") and the Florida Business Corporations Act (the "FBCA"). After the Effective Date, the rights of Suncoast's stockholders who become stockholders of BankUnited will be governed by the BankUnited Articles of Incorporation, the BankUnited Bylaws and the FBCA. In most respects, the rights of holders the Suncoast Common Stock and the Suncoast Preferred Stock are similar to those of holders of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock. The following is a summary of the material differences between the rights of holders of the Suncoast Common Stock and the Suncoast Preferred Stock and the rights of holders of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the Suncoast Charter and Bylaws, the HOLA, the BankUnited Articles of Incorporation and Bylaws and the FBCA.

REQUIRED SHAREHOLDER VOTES

         OTS regulations require the affirmative vote of the stockholders of at least 66 2/3% of the votes eligible to be cast with respect to any merger, consolidation or other business combination to which Suncoast is a party.
Under Florida law and BankUnited's Bylaws, the affirmative vote of a majority of the holders of BankUnited capital stock entitled to vote would be required to approve a merger, consolidation, or other business combination to which BankUnited is a party and which requires the consent of holders of BankUnited capital stock under Florida law. Furthermore, the Statement of Designation of the BankUnited Series I Class A Common Stock and the BankUnited Class B Common Stock, attached as Exhibit A to BankUnited's Articles of Incorporation, provides that in the event of any consolidation of BankUnited with or merger of BankUnited into another corporation, or in the event of any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of BankUnited to another corporation, then, in any such consolidation, merger, sale, conveyance, exchange or transfer, if the consideration per share to be received for the shares of the BankUnited Class A Common Stock differs in any substantial kind or amount from the per share consideration to be received for the BankUnited Class B Common Stock, the majority of the holders of the outstanding BankUnited Class A Common Stock, by a separate vote of the holders of the BankUnited Class A Common Stock, must approve such consolidation, merger, sale, conveyance, exchange or transfer.

AMENDMENT TO CHARTER OR ARTICLES OF INCORPORATION AND BYLAWS

         The Suncoast Charter provides that any amendment to the Suncoast Charter must first be proposed by the Suncoast Board, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the votes eligible to be cast at a legal meeting of the holders of Suncoast capital stock. The Suncoast Bylaws provide for amendment to the Suncoast Bylaws in any manner consistent with regulations of the OTS by the affirmative vote of a majority of the full board of directors of Suncoast or by a majority of the votes cast by holders of Suncoast capital stock. The BankUnited Articles of Incorporation provide that the BankUnited Articles of Incorporation may be amended in the manner authorized by law at the time of amendment. The BankUnited Bylaws may be amended at any time by either a majority vote of the BankUnited Board or a majority vote of the holders of BankUnited capital stock. However, the BankUnited Board may not amend or repeal any bylaw adopted by the holders of BankUnited capital stock if the bylaw specifically provides that the bylaw is not subject to amendment or repeal by the directors.

PROVISIONS RELATING TO DIRECTORS

         Number of Directors. The BankUnited Articles of Incorporation provide that the number of directors shall be equal to or greater than one and may be fixed by the bylaws of BankUnited. The BankUnited Bylaws provide that the number of directors shall be no less than five and no more than 15. The BankUnited Board currently has 13 members. The Suncoast Charter provides that the number of directors, as stated in the Suncoast Bylaws, shall be no less than seven and no greater than 15. The Suncoast Bylaws currently set the number of directors at seven. Pursuant to the Merger Agreement, the number of directors of the combined company after the Effective Time will be 17 until such number is changed by the BankUnited Board of the combined company pursuant to the BankUnited Bylaws.

         Removal. The Suncoast Bylaws provide that at a meeting of the holders of Suncoast capital stock called expressly for the purpose of removal of a director, any director may be removed for cause by a vote of the holders of a majority of the Suncoast capital stock then entitled to vote at an election of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the removal provisions shall apply in respect to the removal of a director or directors so elected, only as to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. Neither the BankUnited Articles of Incorporation or Bylaws expressly provide for the removal of directors. Under Florida law, the holders of BankUnited capital stock may remove one or more directors with or without cause at a meeting of the holders of BankUnited capital stock, provided that the notice of the meeting states that one of the purposes of the meeting is to remove the director.

CERTAIN ANTI-TAKEOVER PROVISIONS

         BankUnited. Certain provisions of the BankUnited Articles of Incorporation and Bylaws, certain provisions of Florida law, and certain effects of the proposal to amend the BankUnited Articles of Incorporation could operate to deter a potential takeover of BankUnited.

         The issuance of additional shares of BankUnited stock, pursuant to the proposal to increase the number of authorized shares of the Class A Common Stock, $.01 par value per share, under the BankUnited Articles of Incorporation, could operate to deter a potential takeover of BankUnited. For example, the additional shares proposed to be authorized could be issued to dilute the stock ownership of a person seeking to obtain control of BankUnited. Thus, issuance of the shares authorized under the proposed amendment to the BankUnited Articles of Incorporation could operate to (i) preserve current management; (ii) make more difficult or discourage a merger, tender offer or proxy contest directed at BankUnited; (iii) delay the assumption of control by a holder of a large block of BankUnited's shares and the removal of incumbent management; or (iv) increase the degree of control of current management. Approval of the proposed amendment could be to the advantage of incumbent management in a hostile takeover attempt and to the disadvantage of stockholders who might want to participate in the takeover transaction. With the exception of the proposed acquisition of Suncoast by BankUnited, the BankUnited Board currently has no plans, arrangements or understandings, written or oral, for the issuance of any additional stock except in connection with employee benefit plans and is not aware of the proposal or intention on the part of any person to attempt a merger, tender offer or any other similar transaction with BankUnited.

         Other provisions of the BankUnited Articles of Incorporation currently in effect could have the effect of deterring takeovers. The BankUnited Articles of Incorporation (i) provide for a Board of Directors that is divided into three classes of directors serving staggered three-year terms; (ii) requires that written notice of the intent to make a nomination for the election of directors at a meeting of stockholders be received by the Secretary of BankUnited not later than specified periods prior to the meeting; (iii) does not permit stockholder action by written consent; and (iv) does not provide for cumulative voting. Approval of the proposed amendment to the BankUnited Articles of Incorporation could, when taken together with the existing provisions noted above, increase the aggregate anti-takeover effect of provisions in the BankUnited Articles of Incorporation. Management has no present intention to propose in any future proxy solicitations any other amendments to the BankUnited Articles of Incorporation that would have an anti-takeover effect.

         Suncoast. The Suncoast Charter and Bylaws provide similar anti-takeover protections to those applicable to BankUnited. In addition, federal laws and regulations contain a number of provisions that affect the acquisition of institutions such as Suncoast. Subject to certain limited exceptions, control of a savings association, such as Suncoast, may only be obtained with the approval (or in the case of an acquisition by an individual, the non-objection) of the OTS, after a public comment and application review process.

COMMON STOCK

         The principal difference between the BankUnited Class A Common Stock that the holders of the Suncoast Common Stock will receive upon consummation of the Merger and the Suncoast Common Stock is that each share of the BankUnited Class A Common Stock entitles the holder thereof to one-tenth of a vote on each matter upon which stockholders have the right to vote. In contrast, holders of the Suncoast Common Stock are entitled to one vote per share under identical circumstances. In other respects, the Suncoast Common Stock has essentially the same rights and preferences as the BankUnited Class A Common Stock. Dividends may be paid to the holders of each of the Suncoast Common Stock and the BankUnited Class A Common Stock if declared by the board of directors out of assets of the respective entity which are by law available for the payment of dividends to holders of common stock. BankUnited has not paid dividends on its common stock since 1994. It is BankUnited's present intention not to pay dividends on its common stock for the foreseeable future. In addition, neither of these classes of common stock have preemptive rights or preferences upon liquidation.

         BankUnited, unlike Suncoast, however, has two classes of common stock. Each share of the BankUnited Class B Common Stock has ten times the voting power of the BankUnited Class A Common Stock and is entitled to a lower dividend amount than any dividend declared with respect to a share of the BankUnited Class A Common Stock. Each share of the BankUnited Class B Common Stock is also convertible into one share of BankUnited Class A Common Stock, subject to adjustment for certain events. Neither the Suncoast Common Stock nor the BankUnited Class A Common Stock is convertible. In other respects, the BankUnited Class B Common Stock is the same as the BankUnited Class A Common Stock.


PREFERRED STOCK

         The Suncoast Preferred Stock has substantially the same rights as the New BankUnited Preferred Stock that the holders of the Suncoast Preferred Stock will receive upon consummation of the Merger and similar rights and preferences to BankUnited's shares of preferred stock that rank senior to the BankUnited Class A Common Stock, the BankUnited Class B Common Stock and the outstanding shares of the preferred stock that is Junior Stock. BankUnited has outstanding two series of senior preferred stock (the BankUnited 8% Preferred Stock and the BankUnited 9% Preferred Stock), and three series of preferred stock that are Junior Stock (the BankUnited Series B Preferred Stock, the BankUnited Series C Preferred Stock and the BankUnited Series C-II Preferred Stock). No shares of the BankUnited Series A Preferred Stock are currently outstanding.

         General. The principal differences between the New BankUnited Preferred Stock that the holders of shares of the Suncoast Preferred Stock will receive upon consummation of the Merger and the Suncoast Preferred Stock are that BankUnited has two classes of common stock and five classes of BankUnited Preferred Stock outstanding, whereas Suncoast only has one class of common stock and one class of preferred stock outstanding, and the New BankUnited Preferred Stock provides for the payment of dividends approximately 45 days earlier than the payment of dividends to the holders of the Suncoast Preferred Stock. The Statement of Designation for the New BankUnited Preferred Stock, which is similar to the statements of designation for BankUnited's other BankUnited Senior Preferred Stock, contains certain provisions that are not included in the Suncoast Preferred Stock or that differ from or clarify the terms of the Suncoast Preferred Stock. For example, the terms of the New BankUnited Preferred Stock, unlike those of the Suncoast Preferred Stock, require BankUnited to provide to holders of the New BankUnited Preferred Stock reports and stockholder notices it provides to its stockholders. In addition, certain terms differ from terms of the Suncoast Preferred Stock, such as (i) the requirement that quotations from two securities dealers be used to determine the "Current Market Price" for purposes of certain adjustments to the Conversion Price if the New BankUnited Preferred Stock is not listed on a national securities exchange or quoted on Nasdaq, (ii) the right of BankUnited to defer the issuance of shares of Class A Common Stock and the payment of any cash in lieu of any fractional share upon a conversion of the New BankUnited Preferred Stock until the occurrence of the event requiring an adjustment to the Conversion Price immediately after the record date for such event, and
(iii) the determination of the record date for payment of dividends as a date not more than 40 and not less than 10 calendar days rather than, as provided in the Suncoast Preferred Stock, not more than 45 days and not less than 15 calendar days prior to the dividend payment date. Finally, the New BankUnited Preferred Stock clarifies certain aspects of the Suncoast Preferred Stock, such as various procedural steps in a conversion and the consequences of a failure to provide notice to holders of the New BankUnited Preferred Stock, and omits various other provisions, such as the requirement that any parity stock only have dividend periods which end on the same day as a Dividend Period and that, upon conversion after a cash merger, the holder of the New BankUnited Preferred Stock can only receive the cash to which the holder would have been entitled if the holder had converted prior to the merger.

         Dividends. Each of the Suncoast Preferred Stock, the New BankUnited Preferred Stock into which the Suncoast Preferred Stock will be exchanged upon consummation of the Merger and the BankUnited Senior Preferred Stock entitles holders to non-cumulative dividends payable quarterly in arrears when declared by the BankUnited Board. The dividend payment rates for the Suncoast Preferred Stock and the New BankUnited Preferred Stock are higher than those of the BankUnited Senior Preferred Stock, but the dividend payment dates for the Suncoast Preferred Stock are later than the dividend payment dates of the New BankUnited Preferred Stock and the BankUnited Senior Preferred Stock.

         Redemption. Each of the Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited Senior Preferred Stock allows for redemption at the option of Suncoast or BankUnited. The BankUnited 9% Preferred Stock becomes redeemable on October 1, 1998. The Suncoast Preferred Stock and the New BankUnited Preferred Stock are redeemable at $15.00 per share and the BankUnited 8% Preferred Stock is redeemable prior to July 1, 1998 at $10.00 per share, in each case only if the closing bid price for the shares of the stock is at least 120% of the conversion price (or 140% of the conversion price for the BankUnited 8% Preferred Stock) for a specified period of time. In addition, the Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited 8% Preferred Stock are redeemable on or after July 1, 1998 at any time at prescribed redemption prices. The redemption prices for the Suncoast Preferred Stock and the New BankUnited Preferred Stock exceed those of the BankUnited Senior Preferred Stock. The Suncoast Preferred Stock and the New BankUnited Preferred Stock are redeemable for the redemption price plus declared but unpaid dividends whereas the BankUnited Senior Preferred Stock would receive the redemption price plus accrued but unpaid dividends (whether or not declared) for the then-current dividend period immediately preceding the redemption date. In addition, the BankUnited 9% Preferred Stock has a fixed redemption price rather than the declining redemption prices applicable to the Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited 8% Preferred Stock.

         Conversion. The BankUnited 9% Preferred Stock, in contrast to the Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited 8% Preferred Stock, is not convertible into common stock. The conversion rate for the Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited 8% Preferred Stock is adjustable under similar circumstances except that the conversion rate for the BankUnited 8% Preferred Stock is reduced in the event that more than three full dividend payments are not paid in any five-year period. In addition, in the event of certain distributions of rights or warrants (the "Rights") (other than issuances of rights exercisable for shares of the BankUnited Class A Common Stock at a price lower than the then current market price of the BankUnited Class A Common Stock), the BankUnited 8% Preferred Stock permits BankUnited to distribute the Rights to the holders of the BankUnited 8% Preferred Stock upon conversion rather than adjusting the conversion price for the distribution of the Rights. Neither the Suncoast Preferred Stock nor the New BankUnited Preferred Stock have this option.

         Voting. Each series of the BankUnited Senior Preferred Stock has the right to elect two additional directors if BankUnited has failed to declare and pay dividends on that series for six dividend periods, whether or not those periods are consecutive. The additional directors are entitled to serve for the period until BankUnited has declared and paid dividends on that series for four consecutive dividend periods. Neither the Suncoast Preferred Stock nor the New BankUnited Preferred Stock has this right. Each series of the BankUnited Senior Preferred Stock has the right to approve, as a separate class, by a majority vote any amendment, alteration or repeal of the BankUnited Articles of Incorporation that adversely affects the powers, preferences, rights or privileges of that series. The Suncoast Preferred Stock and the New BankUnited Preferred Stock have a similar right but require a two-thirds vote for such approval. The Suncoast Preferred Stock and the New BankUnited Preferred Stock also have the right to vote with the common stock on any consolidation, merger, sale of all or substantially all of the assets of the association or corporation, reclassification, capital reorganization, or liquidation. The BankUnited Senior Preferred Stock does not have this right.

         Liquidation. The amount that the Suncoast Preferred Stock and the New BankUnited Preferred Stock would receive upon liquidation (the "liquidation preference") is higher than the amount that each series of BankUnited Senior Preferred Stock would receive upon liquidation. Furthermore, the Suncoast Preferred Stock and the New BankUnited Preferred Stock would receive their liquidation preference plus declared and unpaid dividends whereas the BankUnited Senior Preferred Stock would receive its liquidation preference plus accrued but unpaid dividends (whether or not declared) for the then-current dividend period. The Suncoast Preferred Stock, the New BankUnited Preferred Stock and the BankUnited 9% Preferred Stock provide for a fixed liquidation preference upon any liquidation, whether voluntary or involuntary. The BankUnited 8% Preferred Stock provides for a fixed liquidation preference upon an involuntary liquidation and a liquidation preference equal to the applicable redemption price in the event of a voluntary liquidation. The Suncoast Preferred Stock and the New BankUnited Preferred Stock require that notice be given within a specified time period, and require a valuation, and notice of the valuation, in case of a liquidation involving the distribution of assets other than cash. The BankUnited Senior Preferred Stock does not have the same provisions. In addition, the Suncoast Preferred Stock and the New BankUnited Preferred Stock provide that cash mergers and other cash transactions in which the holders of the Suncoast Preferred Stock or the New BankUnited Preferred Stock would have received less than the liquidation preference for the stock would result in payment to such holders of the liquidation preference amounts. The BankUnited Senior Preferred Stock does not have such a provision.


               AMENDMENT TO BANKUNITED ARTICLES OF INCORPORATION

         The BankUnited Board has approved, and is submitting to its stockholders for approval, an amendment to Article IV of the BankUnited Articles of Incorporation that would increase the number of authorized shares of its Class A Common Stock, par value $.01 per share, to 30,000,000 shares. The text of this amendment is set forth in Exhibit E hereto. The BankUnited Articles of Incorporation currently authorize BankUnited to issue up to 15,000,000 shares of the Class A Common Stock, par value $.01 per share, 3,000,000 shares of the BankUnited Class B Common Stock, and 10,000,000 shares of the BankUnited Preferred Stock. If the proposed amendment to Article IV of the BankUnited Articles of Incorporation is approved, the BankUnited Board intends to amend the Statement of Designation of Series I Class A Common Stock and Class B Common Stock to increase the number of shares of Class A Common Stock designated as Series I Class A Common Stock from 10,000,000 to 20,000,000.

         The proposed amendment to the BankUnited Articles of Incorporation has been unanimously approved by the BankUnited Board for consideration by the BankUnited stockholders. The BankUnited Board believes that the increase in the capitalization of BankUnited would assure that an adequate number of authorized but unissued shares is available after consummation of the Merger for BankUnited to issue shares of BankUnited Class A Common Stock as stock dividends or in stock splits and as awards or grants under BankUnited's stock bonus and stock option plans. The proposed amendment would also enable BankUnited to raise additional capital for the operations of BankUnited and BankUnited, FSB, or effect the acquisition of other financial institutions or related businesses.

         Once BankUnited's stockholders approve a level of authorized shares for any class of BankUnited's capital stock, no subsequent approval by stockholders is required for issuance of shares of that class in an amount up to the number of shares authorized, except to the extent required by virtue of Nasdaq listing. Under the BankUnited Articles of Incorporation the BankUnited Board has the authority to determine the relative rights of the Class A Common Stock, $.01 par value per share, and the BankUnited Preferred Stock, including voting, conversion, liquidation and dividend rights and sinking fund provisions. The BankUnited Articles of Incorporation provide that no holder of any BankUnited capital stock will have any preemptive right to acquire any BankUnited securities.

         On February 22, 1996, BankUnited issued an aggregate of 3,565,000 shares of BankUnited Class A Common Stock in a public offering. At present the BankUnited Board is aware of certain circumstances and situations in which BankUnited capital stock could be issued or reserved for issuance. These circumstances are exercises of options to purchase BankUnited capital stock that are currently outstanding; conversion of currently outstanding convertible BankUnited capital stock; issuance of BankUnited capital stock under the BankUnited 1992 Stock Bonus Plan (including shares that may be issued as directors' fees); grants of additional options under BankUnited's existing stock option plans; issuance of BankUnited capital stock in the Merger, a portion of which is convertible; and exercise of options and/or warrants to acquire BankUnited capital stock that will be effective on the closing of the Merger. In the event additional shares are issued, the rights of the current holders of BankUnited capital stock may be affected. For example, if BankUnited Class A Common Stock were issued, the per share voting power, stockholders' equity, or amounts available for distribution as dividends and on any liquidation of BankUnited may be diluted as a result of any such additional issuances.

         See "Comparison of Stockholders' Rights--Certain Anti-Takeover Provisions" below for a discussion of certain anti-takeover effects that may result from this matter being considered by BankUnited shareholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE BANKUNITED ARTICLES OF INCORPORATION.

                        BANKUNITED SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of June 30, 1996 concerning (i) each director of BankUnited; (ii) the Chief Executive Officer and each other executive officer who is named in BankUnited's Summary Compensation Table in its most recent proxy statement; (iii) all directors and executive officers of BankUnited as a group; and (iv) each other person known to management of BankUnited to be the beneficial owner, as such term is defined in Rule 13d-3 of the Commission under the Exchange Act, of more than 5% of the outstanding shares of each class of BankUnited's voting securities, according to filings by such persons with the Commission.





                                                                                                Amount
                                Amount and                       Amount                          and
                                 Nature of                     and Nature                      Nature of
                                Beneficial     Percent of     of Beneficial   Percent of      Beneficial      Percent of
                                 Ownership      Series B        Ownership      Class B         Ownership       Class A
                                of Series B    Perferred       of Class B       Common        of Class A        Common
Name and Address               Preferred (1)  Outstanding      Common (1)     Common (1)      Common (1)    Outstanding (1)
----------------               -------------  -----------    --------------   ----------      ----------    ---------------
 DIRECTORS:
 Allen M. Bernkrant  . . .       23,560         12.82%          37,860         13.08%          83,068          1.51%
   P.O. Box 56-1122                                             (2)(3)                          (4)
   Miami, FL 33256-1122
 Lawrence H. Blum  . . . .       23,560          12.82          65,354          20.62         57,0131          2.84
   Tenth Floor                                                (2)(3)(5)                         (4)
   One S.E. Third Ave.
   Miami, FL 33131
 Alfred R. Camner  . . . .       71,018          38.63         559,219          81.16         684,392          11.38
   255 Alhambra Circle                                        (2)(5)(6)                         (7)
   Coral Gables, FL 33134
 James A. Dougherty  . . .         --             --              --             --            23,842           .44
   255 Alhambra Circle
   Coral Gables, Florida
 Earline G. Ford . . . . .       5,000           2.72          290,001          56.12         318,595          5.55
   255 Alhambra Circle                                        (2)(3)(5)                         (4)
   Coral Gables, FL 33134
 Patricia L. Frost . . . .         --             --              --             --            5,412            .10
   255 Alhambra Circle                                                                         (4)(8)
   Coral Gables, FL 33134
 Sandra Goldstein  . . . .         --             --              --             --            7,485            .14
   611 Ocean Drive, #2E                                                                         (9)
   Key Biscayne, FL 33149
 Marc D. Jacobson  . . . .       10,000          5.44           43,540          14.76         124,327          2.26
   3050 Biscayne Boulevard                                    (2)(3)(5)                         (4)
   Fourth Floor
   Miami, FL 33137
 Robert D. Lurie . . . . .         --             --              --             --            20,036           .37
   16 South Street                                                                              (4)
   Suite 300
   Morristown, NJ 07960
 Christina Cuervo Migoya .         --             --              --             --             831             .02
   City Hall - 2nd Floor
   3500 Pan American Drive
   Miami, Florida  33133
 Anne W. Solloway  . . . .         --             --            31,856          11.41          38,223           .70
   8124 S.W. 87th Terrace                                       (3)(5)                          (7)
   Miami, FL 33143

 All current directors and
 executive officers as a
 group (12 persons)  . . .      133,138         72.43%         995,055         92.13%        1,533,671        23.20%
                                                                 (10)                           (10)
 OTHER 5% OWNERS:
 Phillip Frost, M.D. and .         --             --              --             --           997,905          15.91
   Frost-Nevada,                                                                                (11)
   Limited Partnership
   8800 N.W. 36th Street
   Miami, Florida 33178
 Charles B. Stuzin . . . .      16,560           9.01           81,563          25.92          190,335         3.44
   1221 Brickell Avenue                                        (5)(12)
   16th Floor
   Miami, Florida 33131
 James M. Stuzin . . . . .       7,000           3.81           66,933          25.66          68,515          1.25
   1221 Brickell Avenue          (13)                            (14)                           (13)
   16th Floor
   Miami, Florida 33131
 Ruth E. Stuzin  . . . . .        --              --            13,686          5.44           13,686           .25
   1221 Brickell Avenue                                          (15)
   16th Floor
   Miami, Florida 33131
 Harvey Miller . . . . . .      13,560           7.38           20,354          7.49           40,520           .74
   Tenth Floor                                                   (16)
   One S.E. Third Avenue
   Miami, Florida 33146
 Barry Shulman . . . . . .      13,560           7.38           20,284          7.46           92,521          1.69
   3999 N.E. 15th Avenue                                         (16)                           (17)
   Ft. Lauderdale, FL 33334
 FMR Corp  . . . . . . . .        --              --              --             --            115,850         2.13
   82 Devonshire Street                                                                         (18)
   Boston, MA 02109-3614
----------

         * Less than 1%.

(1) The nature of the reported beneficial ownership as of June 30, 1996 is unshared voting and investment power unless otherwise indicated in the footnotes to this table. The BankUnited Class B Common Stock ownership of the persons listed includes shares of the BankUnited Class B Common Stock that would be issued upon the conversion of shares of the BankUnited Series B Preferred Stock owned by such persons and the exercise of options granted to such persons to acquire BankUnited Class B Common Stock. Ownership by the persons listed of the BankUnited Class A Common Stock, includes shares of the BankUnited Class A Common Stock that would be issued upon the conversion of shares of the BankUnited Series B Preferred Stock, the BankUnited 8% Preferred Stock and the BankUnited Class B Common Stock beneficially owned by them and the exercise of options to acquire the BankUnited Class A Common Stock and the BankUnited Class B Common Stock granted to them. Each share of the BankUnited Series B Preferred Stock is convertible into 1.4959 shares of the BankUnited Class B Common Stock. Each share of BankUnited Class B Common Stock is convertible into one share of BankUnited Class A Common Stock. At June 30,1996, each share of the BankUnited 8% Preferred Stock is convertible into one share of the BankUnited Class A Common Stock. Alfred Camner is Anne Solloway's son and Robert Lurie's first cousin.

(2)      Includes 35,243, 35,243, 106,235, 7,479 and 14,959 shares of the
         BankUnited Class B Common Stock that would be issued upon the conversion of shares of the BankUnited Series B Preferred Stock held individually by each of Allen Bernkrant, Lawrence Blum, Alfred Camner, Earline Ford and Marc Jacobson, respectively.

(3)      Includes 2,617, 30,111, 252,774, 28,511 and 4,218 shares of the
         BankUnited Class B Common Stock that may be acquired individually by each of Allen Bernkrant, Lawrence Blum, Earline Ford, Marc Jacobson and Anne Solloway, respectively, through currently exercisable options under BankUnited's Non-Statutory 1992 Stock Option Plan (the "Non-Statutory Plan").

(4)      Includes 5,444, 8,484, 4,003, 3,501, 3,592, 5,444 and 2,643 shares of the BankUnited Class A Common Stock that may be acquired by each of Allen Bernkrant, Lawrence Blum, Earline Ford, Patricia Frost, Sandra Goldstein, Marc Jacobson and Robert Lurie, respectively, through currently exercisable options granted under the Non-Statutory Plan.

(5) Includes 25,894 shares of the BankUnited Class B Common Stock that may be acquired by each of these persons through currently exercisable options granted to the original organizers of BankUnited, FSB.

(6) Includes 331,244 shares of the BankUnited Class B Common Stock that may be acquired by Alfred Camner through currently exercisable options under the Non-Statutory Plan. Also includes, pursuant to a durable power of attorney given by Mrs. Solloway to Mr. Camner, 4,218 shares of the BankUnited Class B Common Stock owned by her, 25,894 shares of the BankUnited Class B Common Stock that may be acquired by her through options described in note (5) above, and 1,744 shares of the BankUnited Class B Common Stock that may be acquired by her through currently exercisable options under the Non-Statutory Plan. Also includes 1,914 shares of the BankUnited Class B Common Stock owned by Mr. Camner's wife, for which he has been granted a proxy.

(7) Includes 4,119 shares of the BankUnited Class A Common Stock that may be acquired by each of Alfred Camner and Anne Solloway through currently exercisable options under the Non-Statutory Plan. Mr. Camner also has beneficial ownership of Mrs. Solloway's shares through a durable family power of attorney.

(8) Does not include the shares of the BankUnited Series C Preferred Stock or the BankUnited Class A Common Stock beneficially owned by Patricia Frost's husband (see Note 11).

(9) Includes 500 shares of the BankUnited Class A Common Stock that may be received upon the conversion of 500 shares of the BankUnited 8% Preferred Stock owned of record by Sandra Goldstein and 3,592 shares of BankUnited Class A Common Stock that may be acquired by Sandra Goldstein through currently exercisable options granted under the Non-Statutory Plan.

(10) Includes an aggregate of 1,039,746 shares of the BankUnited Class B Common Stock and 1,533,671 shares of the BankUnited Class A Common Stock that may be acquired through currently exercisable options, as described in this note and in Notes 3 through 7 and 9 above.

(11) This amount includes the conversion of shares of BankUnited 8% Series C and C-II Preferred Stock beneficially owned by Dr. Frost and Frost-Nevada, Limited Partnership, but does not include shares beneficially owned by Patricia Frost, Dr. Frost's wife and a director of BankUnited and BankUnited, FSB.

(12) Includes 81,563 shares of the BankUnited Class B Common Stock that would be issued upon the conversion of the shares of BankUnited Series B Preferred Stock held by him, 6,843 shares of the BankUnited Class B Common Stock held by a family partnership, of which he is a general partner, and 38,394 shares of the BankUnited Class B Common Stock that may be acquired by him through currently exercisable options under the Non-Statutory Plan.

(13) Reflects shares of the BankUnited Series B Preferred held as trustee of a trust for the benefit of certain family members.

(14) Includes 10,471 shares of the BankUnited Class B Common Stock that would be issued upon the conversion of 7,000 shares of the BankUnited Series B Preferred Stock and 49,619 shares of the BankUnited Class B

         Common Stock held as trustee of a family trust, and 6,843 shares of the BankUnited Class B Common Stock held as general partner of a family partnership.

(15) Includes 6,843 shares of the BankUnited Class B Common Stock owned of record by a family partnership, of which Ruth E. Stuzin has been given voting power pursuant to a revocable proxy.

(16) Includes 20,284 shares of the BankUnited Class B Common Stock that would be issued upon the conversion of 13,560 shares of the BankUnited Series B Preferred Stock held by Barry Shulman.

(17) Includes 12,500 shares of the BankUnited Class A Common Stock that would be issued upon the conversion of 12,500 shares of the BankUnited Preferred Stock held by Barry Shulman.

(18) This information was provided in a Schedule 13D filed by FMR Corp. on February 13, 1995.


                                    EXPERTS

         The consolidated financial statements of BankUnited incorporated in this Joint Proxy Statement-Prospectus (and elsewhere in the Registration Statement) by reference to BankUnited's Annual Report on Form 10-K\A for the year ended September 30, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Suncoast as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Joint Proxy Statement-Prospectus (and elsewhere in the Registration Statement) have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of BankUnited for the year ended September 30, 1993, have been incorporated by reference herein and in the Joint Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

         Representatives of Price Waterhouse LLP are expected to be present at the BankUnited Special Meeting and the Suncoast Special Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.


                                 LEGAL MATTERS

         The validity of the shares of the BankUnited Class A Common Stock and the New BankUnited Preferred Stock to be issued to the holders of Suncoast capital stock pursuant to the Merger will be passed upon for BankUnited by Stuzin and Camner, Professional Association ("Stuzin and Camner"), Miami, Florida. Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President and Director of BankUnited, is the managing director and shareholder of Stuzin and Camner, and Earline G. Ford, Executive Vice President, Treasurer and Director of BankUnited, is the legal administrator of Stuzin and Camner. As of September 27 1996, directors and employees of Stuzin and Camner directly and indirectly owned in the aggregate approximately 1,247,228 shares of the BankUnited Class A Common Stock, 974,553 shares of the BankUnited Class B Common Stock and 92,578 shares of the BankUnited Preferred Stock (including shares that may be acquired by the exercise of options, but not including shares received upon the conversion of other classes of stock).

         Certain legal matters in connection with the Merger will be passed upon by Thompson Hine & Flory P.L.L., special counsel to Suncoast. Irving P. Cohen, a director of Suncoast, is a partner of Thompson Hine & Flory P.L.L.
Mr. Cohen is a holder of 27,400 shares of the Suncoast Common Stock and 6,569 shares of the Suncoast Preferred Stock. Certain tax consequences of the Merger will be passed upon by Kronish, Lieb, Weiner & Hellman LLP.

                            SOLICITATION OF PROXIES

         The proxies are being solicited by each of the Boards of Directors of BankUnited and Suncoast. The cost of solicitation of proxies from holders of BankUnited capital stock and Suncoast capital stock, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by each respective party. Shareholder Communications Corporation has been retained by Suncoast to assist in the solicitation of proxies and will be compensated in the estimated amount of $4,500 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, solicitation may be made in person or by telephone or telegraph by certain directors, officers and regular employees of BankUnited and Suncoast who will not receive additional compensation therefor.


                             STOCKHOLDER PROPOSALS

         Stockholder proposals for BankUnited's 1997 Annual Meeting of Stockholders were required to have been submitted to BankUnited before August 30, 1996, for inclusion in the proxy materials for BankUnited's 1997 Annual Meeting of Stockholders. BankUnited has not received any stockholder proposals for its 1997 Annual Meeting of stockholders.


                                 OTHER BUSINESS

         BankUnited knows of no other matters to be brought before the BankUnited Special Meeting other than those referred to herein but if any other business should properly come before the BankUnited Special Meeting, the persons named in the proxy, or authorized substitutes, intend to vote in accordance with their best judgment.

         Suncoast knows of no other matters that are to be presented for action at the Suncoast Special Meeting. If any other matters are properly presented to the Suncoast Special Meeting, the persons named in the enclosed proxy, or authorized substitutes, will vote on such matters in accordance with their best judgment.

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                     Page
                                                                                                                     ----
Report of Independent Certified Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-2

Consolidated Statements of Financial Condition June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . .    F-3

Consolidated Statements of Operations for each of the years in the three-year period ended
         June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-4

Consolidated Statements of Stockholders' Equity for each of the years in the three-year period
         ended June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-5

Consolidated Statements of Cash Flows for each of the years in the three-year period ended
         June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Suncoast Savings and Loan Association, FSA

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Suncoast Savings and Loan Association, FSA and its subsidiaries ("Suncoast") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Suncoast's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note A to the consolidated financial statements, Suncoast changed its method of accounting for mortgage servicing rights during 1996.




Price Waterhouse LLP
Miami, Florida
August 12, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Financial Condition

                                                                                          June 30,
                                                                                 ----------------------------
                                                                                 1996                  1995
                                                                                 ----                  ----
                                                                                        (In thousands)
ASSETS
Cash and cash equivalents:
  Cash and amounts due from depository institutions . . . . . . . . . . . .     $    1,260         $       157
  Interest-earning deposits . . . . . . . . . . . . . . . . . . . . . . . .            622              43,613
                                                                                ----------         -----------
    Total cash and cash equivalents . . . . . . . . . . . . . . . . . . . .          1,882              43,770
                                                                                ----------         -----------
Repurchase agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .                             75,000
Federal Home Loan Bank Stock  . . . . . . . . . . . . . . . . . . . . . . .          3,875               3,758
Loans receivable:
  In portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        320,828             129,786
  Held for sale, sold under commitments . . . . . . . . . . . . . . . . . .          6,730               2,978
                                                                                ----------         -----------
    Total loans receivable, net . . . . . . . . . . . . . . . . . . . . . .        327,558             132,764
                                                                                ----------         -----------
Mortgage-backed securities available for sale . . . . . . . . . . . . . . .         18,391             136,856
Loan servicing assets:
  Purchased mortgage servicing rights   . . . . . . . . . . . . . . . . . .          9,525               8,572
  Originated mortgage servicing rights  . . . . . . . . . . . . . . . . . .            834
  Premiums on the sale of loans . . . . . . . . . . . . . . . . . . . . . .          1,359               1,533
                                                                                ----------         -----------
    Total loan servicing assets . . . . . . . . . . . . . . . . . . . . . .         11,718              10,105
                                                                                ----------         -----------
Accrued interest and dividends receivable . . . . . . . . . . . . . . . . .          3,042               2,123
Real estate owned, net  . . . . . . . . . . . . . . . . . . . . . . . . . .            261                 523
Amounts due from purchasers of loans, loan
  servicing rights and mortgage-backed securities . . . . . . . . . . . . .         19,883              43,941
Office properties and equipment   . . . . . . . . . . . . . . . . . . . . .          6,640               6,285
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,319               7,228
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  301,201         $   337,854
Advances by borrowers for taxes and insurance . . . . . . . . . . . . . . .          3,138               1,642
Advances from Federal Home Loan Bank and other borrowings . . . . . . . . .         68,500              88,623
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .            107                 115
Principal and interest payable on loans serviced for others . . . . . . . .            274                 576
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,811               8,759
                                                                                ----------         -----------
    Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .        377,031             437,569
                                                                                ----------         -----------

Commitments and contingencies (Notes D, M and N)

Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
  920,000 shares issued and outstanding . . . . . . . . . . . . . . . . . .          4,600               4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 1,996,930 shares
  and 1,982,530 shares, respectively, issued and outstanding  . . . . . . .          2,197               2,181

Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . .         17,295              17,252
Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,642                 344
                                                                                ----------         -----------

                                                                                    25,734              24,377
Unrealized gain (loss) on mortgage-backed securities available
  for sale, net of deferred income taxes  . . . . . . . . . . . . . . . . .           (196)                407
                                                                                ----------         -----------
    Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . .         25,538              24,784
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Income

                                                                                 Year Ended June 30,
                                                                            -------------------------------
                                                                            1996          1995         1994
                                                                            ----          ----         ----
                                                                         (In thousands, except per share data)
Interest income:
  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  19,902     $   9,359    $  15,220
  Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . .         5,276        16,731        1,575
  Premiums on the sale of loans . . . . . . . . . . . . . . . . . . .           127           145          155
  Repurchase agreements and investments . . . . . . . . . . . . . . .         1,463         1,344          941
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,190           276          720
                                                                          ---------     ---------    ---------
                                                                             27,958        27,855       18,611
                                                                          ---------     ---------    ---------
Interest expense:
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,891        14,087        9,406
  Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . .         2,982         4,931        1,504
  Long-term borrowings  . . . . . . . . . . . . . . . . . . . . . . .            64
                                                                          ---------     ---------    ---------
                                                                             17,937        19,018       10,910
                                                                          ---------     ---------    ---------
Net interest income before provision for loan losses  . . . . . . . .        10,021         8,837        7,701
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . .           153            95
                                                                          ---------     ---------    ---------
Net interest income after provision for loan losses . . . . . . . . .         9,868         8,742        7,701
                                                                          ---------     ---------    ---------

Other income (expense):
  Loan servicing fees . . . . . . . . . . . . . . . . . . . . . . . .         6,016         7,450        8,088
  Amortization of loan servicing assets . . . . . . . . . . . . . . .        (1,617)       (1,175)      (3,508)
                                                                          ---------     ---------    ---------
  Loan servicing income . . . . . . . . . . . . . . . . . . . . . . .         4,399         6,275        4,580
  Gains on the sale of loans and loan servicing assets, net . . . . .           925           560       14,963
  Gains on the sale of mortgage-backed securities, net  . . . . . . .         2,950         1,388
  Loan origination income . . . . . . . . . . . . . . . . . . . . . .           435           391        6,075
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           817         1,316        1,555
                                                                          ---------     ---------    ---------
                                                                              9,526         9,930       27,173
                                                                          ---------     ---------    ---------

Non-interest expenses:
  Employee compensation and benefits  . . . . . . . . . . . . . . . .         7,240         8,005       18,362
  Occupancy and equipment . . . . . . . . . . . . . . . . . . . . . .         2,866         4,057        4,209
  Provision for losses on real estate . . . . . . . . . . . . . . . .            95            68          150
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5,380         5,611        9,045
                                                                          ---------     ---------    ---------
                                                                             15,581        17,741       31,766
                                                                          ---------     ---------    ---------
Income before taxes . . . . . . . . . . . . . . . . . . . . . . . . .         3,813           931        3,108
Provision for income taxes  . . . . . . . . . . . . . . . . . . . . .         1,411           330        1,005
                                                                          ---------     ---------    ---------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   2,402     $     601    $   2,103
                                                                          =========     =========    =========

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   2,402     $     601    $   2,103
Preferred stock dividends . . . . . . . . . . . . . . . . . . . . . .         1,104         1,104          780
                                                                          ---------     ---------    ---------
Earnings (loss) available to common stockholders  . . . . . . . . . .     $   1,298     $    (503)   $   1,323
                                                                          =========     =========    =========

Earnings (loss) per common share:
  Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    0.61     $   (0.26)   $    0.63
  Fully diluted (omitted in 1995 due to anti-dilution)  . . . . . . .     $    0.61                  $    0.59
Weighted-average common and common equivalent shares:
  Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,137,327     1,940,275    2,105,358
  Fully diluted . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,674,730     3,652,457    3,588,620

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Cash Flow

                                                                                        Year Ended June 30,
                                                                                  --------------------------------
                                                                                  1996        1995         1994
                                                                                  ----        ----         ----
                                                                                         (In thousands)
Cash flows from operating activities:
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 2,402     $   601    $ 2,103
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation and amortization of office properties and equipment  . . . . .     1,140       1,409      1,330
    Provision for income taxes  . . . . . . . . . . . . . . . . . . . . . . . .     1,411         330      1,005
    Accretion of deferred loan fees . . . . . . . . . . . . . . . . . . . . . .      (223)       (178)       (88)
    Amortization of purchased and originated mortgage servicing rights  . . . .     1,336         990      3,090
    Amortization of premiums on the sale of loans . . . . . . . . . . . . . . .       281         185        418
    Amortization of discounts and premiums, net . . . . . . . . . . . . . . . .      (488)     (1,419)       (18)
    Net (increase) decrease in loans receivable held for sale . . . . . . . . .    (3,002)     21,039     98,494
    Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . .       153          95
    Provision for losses on real estate . . . . . . . . . . . . . . . . . . . .        95          68        150
    Net decrease (increase) in amounts due from purchasers of loans,
       loan servicing rights and mortgage-backed securities . . . . . . . . . .    24,058     (35,441)     8,329
    Federal Home Loan Bank stock dividends  . . . . . . . . . . . . . . . . . .                              (64)
    Gains on the sale of loans and loan servicing assets, net . . . . . . . . .      (925)       (560)   (14,963)
    Gains on the sale of mortgage-backed securities . . . . . . . . . . . . . .    (2,950)     (1,388)
    Increase in accrued interest and dividends receivable . . . . . . . . . . .      (919)       (460)      (918)
    (Increase) decrease in other assets . . . . . . . . . . . . . . . . . . . .    (2,122)      4,627     (2,463)
    (Decrease) increase in other liabilities  . . . . . . . . . . . . . . . . .    (6,314)      5,121       (890)
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31          33
                                                                                ---------     -------    -------
Net cash provided by (used in) operating activities . . . . . . . . . . . . . .    13,964      (4,948)    95,515
                                                                                ---------     -------    -------
Cash flows from investing activities: . . . . . . . . . . . . . . . . . . . . .
  Net increase in loans receivable in portfolio . . . . . . . . . . . . . . . .  (191,821)    (29,089)   (65,905)
  Principal repayments of mortgage-backed securities  . . . . . . . . . . . . .     7,016      18,897        715
  Purchase of mortgage-backed securities  . . . . . . . . . . . . . . . . . . .  (244,701)   (256,711)  (162,846)
  Proceeds from sales of mortgage-backed securities . . . . . . . . . . . . . .   358,630     266,560
  Purchase of repurchase agreements . . . . . . . . . . . . . . . . . . . . . .
                                                                               (2,110,000)   (307,000)(2,968,000)
  Proceeds from maturities of repurchase agreements . . . . . . . . . . . . . . 2,185,000     252,000  2,948,000
  Capital (expenditures) dispositions, net  . . . . . . . . . . . . . . . . . .    (1,495)         80     (1,927)
  Increase in originated mortgage servicing rights  . . . . . . . . . . . . . .      (863)
  Payments for purchased mortgage servicing rights  . . . . . . . . . . . . . .    (2,260)        (51)
  Proceeds from sales of purchased servicing rights and premiums on the
    sale of loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       621         380      9,576
  Proceeds from sale of real estate owned . . . . . . . . . . . . . . . . . . .       463         650        469
  Purchase of Federal Home Loan Bank stock  . . . . . . . . . . . . . . . . . .    (3,417)     (3,075)    (3,840)
  Proceeds from redemption of Federal Home Loan Bank stock  . . . . . . . . . .     3,300       2,867      1,731
                                                                                  -------     -------    -------
Net cash provided by (used in) investing activities . . . . . . . . . . . . . .       473     (54,492)  (242,027)
                                                                                  -------     -------   --------
Cash flows from financing activities:
  Net (decrease) increase in deposits . . . . . . . . . . . . . . . . . . . . .   (36,653)     77,419     49,350
  Increase in advances by borrowers for taxes and insurance . . . . . . . . . .     1,496         335         39
  Advances from Federal Home Loan Bank  . . . . . . . . . . . . . . . . . . . .    43,500                 69,000
  Repayments of advances and other borrowings from Federal Home Loan Bank, net                (44,000)
  (Repayments of) proceeds from other borrowings, net . . . . . . . . . . . . .   (63,623)     63,623
  Proceeds from issuance of common stock  . . . . . . . . . . . . . . . . . . .        59         138        104
  Proceeds from issuance of preferred stock . . . . . . . . . . . . . . . . . .                           12,228
  Cash dividends paid on preferred stock  . . . . . . . . . . . . . . . . . . .    (1,104)     (1,104)      (780)
                                                                                  -------     -------    -------
Net cash (used in) provided by financing activities . . . . . . . . . . . . . .   (56,325)     96,411    129,941
                                                                                  -------     -------    -------
Net (decrease) increase in cash and cash equivalents  . . . . . . . . . . . . .   (41,888)     36,971    (16,571)
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . . . .    43,770       6,799     23,370
                                                                                  -------     -------    -------
Cash and cash equivalents at end of year  . . . . . . . . . . . . . . . . . . .   $ 1,882     $43,770    $ 6,799
                                                                                  =======     =======    =======

Supplemental disclosures of cash flow information:
  Cash paid for interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $18,088     $18,683    $10,782
  Cash paid for income taxes, net of refunds received . . . . . . . . . . . . .     1,208         120        841
Supplemental non-cash activities:
  REO obtained through foreclosure  . . . . . . . . . . . . . . . . . . . . . .   $   199     $ 1,133    $   537

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

                                                                                                         Unrealized
                                                                                                         gain (loss)
                                                                                                        on mortgage-
                                                                                                           backed
                                                                          Additional                     securities        Total
                                           Preferred           Common      paid-in          Retained      available    Stockholders'
                                             stock             stock       capital          earnings    for sale, net      equity
                                           ---------           ------     ----------        --------    -------------  -------------
                                                                                (In thousands)
Balance, June 30, 1993.................       $    -            $2,085       $   9,302       $  (476)     $             $10,911
Issuance of common stock...............                             27              42                                       69
Issuance of preferred stock............        4,600                             7,628                                   12,228
Tax benefit on disqualification of
   stock options.......................                                             35                                       35
Net income.............................                                                        2,103                      2,103
Cash dividends on preferred stock......                                                         (780)                      (780)
                                              ------            ------         -------        ------     ------         -------

Balance, June 30, 1994.................        4,600             2,112          17,007           847          -          24,566
Common stock issued in acquisition.....                             33             143                                      176
Issuance of common stock...............                             36              47                                       83
Tax benefit on disqualification of.....                                             55                                       55
   stock options.......................
Net income.............................                                                          601                        601
Cash dividends on preferred stock......                                                       (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale............................                                                                     407             407
                                              ------            ------         -------        ------     ------         -------

Balance, June 30, 1995.................        4,600             2,181          17,252           344        407          24,784
Issuance of common stock...............                             16              25                                       41
Tax benefit on disqualification of
   stock options.......................                                             18                                       18
Net income.............................                                                        2,402                      2,402
Cash dividends on preferred stock......                                                       (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale............................                                                                    (603)           (603)
                                              ------            ------         -------        ------     ------         -------

Balance, June 30, 1996.................       $4,600            $2,197         $17,295        $1,642     $ (196)        $25,538
                                              ======            ======         =======        ======     ======         =======



The accompanying notes are an integral part of these financial statements.

          Suncoast Savings and Loan Association, FSA and Subsidiaries
                   Notes To Consolidated Financial Statements

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies of Suncoast Savings and Loan Association, FSA ("Suncoast") conform to generally accepted accounting principles ("GAAP") and to general practices within the savings and loan industry. The following summarizes the most significant of those policies and procedures.

    1. Principles of Consolidation--The consolidated financial statements include the accounts of Suncoast and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

    In April, 1995, Suncoast issued common stock to acquire Intra-Coastal Mortgage Company, Inc., a licensed lender/broker. The acquisition was accounted for using the purchase method of accounting, and the effect of the acquisition on the financial statements for the year ended June 30, 1995 was not significant.

    2. Cash and cash equivalents--Cash and amounts due from banks and interest-earning deposits with original maturities of three months or less are considered cash and cash equivalents for cash flow reporting purposes.

    3. Repurchase Agreements, Mortgage-Backed Securities and Investment Securities--On July 1, 1994, Suncoast adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Under FAS 115, investments in debt and equity securities which Suncoast has a positive intent and ability to hold to maturity are classified as "securities held to maturity" and are carried at cost, adjusted for discounts and premiums which are accreted or amortized to estimated maturity under the interest method. In accordance with FAS 115, a security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternative investments, and changes in funding sources and terms. Debt and equity securities purchased or sold for the purpose of a short-term profit are classified as "trading account securities" and are recorded at fair value, with unrealized gains and losses reflected in operations. Suncoast does not have trading account securities. Debt and equity securities not classified as held to maturity or trading account securities are classified as "available for sale". Debt and equity securities available for sale are carried at fair value, with the related unrealized appreciation or depreciation, net of deferred income taxes, reported as a separate component of stockholders' equity. Realized gain or loss on sales of securities is based on the specific identification method.

    At June 30, 1996 and 1995, the portfolio of mortgage-backed securities was classified as available for sale with an unrealized loss (net of taxes) of $196,000 and an unrealized gain (net of taxes) of $407,000, respectively, recorded as a separate component of stockholders' equity. The portfolio was classified as such because management restructured Suncoast's assets in Fiscal 1995 and sold its entire $138.7 million portfolio of fixed rate securities, previously classified as held to maturity, realizing a gain of approximately $486,000.

     4. Mortgage Banking Activities--Suncoast originates mortgage loans for portfolio investment or sale in the secondary market. Mortgage loans are designated as either available for sale or held in portfolio. Mortgage loans held in the portfolio are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. Mortgage loans available for sale are carried at the lower of cost or fair market value, determined on an aggregate basis, and net unrealized losses, if any, are recognized in a valuation allowance with a corresponding charge to income.

    Suncoast recognizes gains or losses on the sales of servicing rights when the related sales contract has been executed and legal title and substantially all risks and rewards of ownership of the servicing asset has passed to the buyer. Gains or losses are computed by deducting any associated deferred excess servicing rights, mortgage servicing rights, and other related expenses from the sales proceeds.

    Suncoast minimizes its interest rate risk on loan commitments expected to close and the inventory of mortgage loans held for sale through commitments to permanent investors.

    Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114, ("FAS 114") "Accounting by Creditors for Impairment of a Loan", subsequently amended by FAS 118. Loans within the scope of FAS 114 are measured for impairment based on (a) the present value of expected future cash flows discounted at the loan's effective interest rate, (b) the market price, or (c) if collateral dependent, the fair value of the collateral. If the value of the loan so determined is less than the loan's recorded value, Suncoast recognizes a loss for the difference by creating a valuation allowance or adjusting an existing valuation allowance with a corresponding charge to operations. FAS 118 amended certain income recognition and disclosure provisions of FAS 114. The adoption of FAS 114 and FAS 118 did not have any significant effect on Suncoast's financial condition and results of operations, due to the composition of the loan portfolio and its policy for establishing its allowance for loan losses.

    At June 30, 1996, 1995 and 1994, Suncoast was servicing loans amounting to approximately $1.5 billion, $1.6 billion and $2.0 billion, respectively. Servicing loans generally consists of collecting mortgage payments, maintaining custodial accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with loans serviced for others, Suncoast held in non-interest or low-interest bearing deposit accounts borrowers' custodial balances of approximately $24.2 million and $37.3 million at June 30, 1996 and 1995, respectively. Suncoast makes a provision for expected unreimbursed costs, which are incurred as a result of Suncoast's responsibility as servicer of Federal Housing Administration (FHA) insured, Veterans Administration (VA) guaranteed, and other loans for investors. The provision is determined based on a number of variables, including the amount of delinquent loans serviced for other investors, the length of delinquency, and the amounts previously advanced on behalf of the borrower that Suncoast does not expect to recover. Actual cost incurred may vary from Suncoast's estimate due to a number of factors beyond Suncoast's control.

    Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 122 ("FAS 122") "Accounting for Mortgage Servicing Rights." FAS 122 requires that rights to service mortgage loans for others acquired through either purchase or origination of mortgage loans be recognized as separate assets if the related mortgage loan is intended to be sold with servicing retained. The adoption of FAS 122 resulted in aggregate realized net gains of approximately $600,000 ($380,000 net of income taxes) on the sale of loans during the year ended June 10, 1996. Purchased mortgage servicing rights ("PMSRs") represent the cost of acquiring the rights to service mortgage loans, and such cost is capitalized and amortized in proportion to, and over the period of, estimated net servicing income.

    Premiums on the sale of loans represent the present value of the cash flows associated with the portion of estimated future interest income retained on loans sold (based upon certain prepayment rate and interest rate assumptions and net of a normal servicing fee), which are recognized as gains on the sale of loans at the time the sales occur. As the cash flows are collected, Suncoast amortizes the premiums and recognizes a normal servicing fee and interest income on the premiums at the rate assumed in determining the present value of the premiums. Such premiums are amortized in proportion to and over the estimated period such cash flows will be collected.

    Suncoast periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The carrying values of Suncoast's servicing assets, and the amortization thereon, are evaluated in relation to estimated future net servicing cash flows (discounted) to be received and retained. Such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows. Such estimates may vary from the actual remaining cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs. Changes in open market values do not directly affect the expected cash flows used in determining the carrying values.

    5. Office Properties and Equipment--Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years; amortization of leasehold improvements is computed over the terms of the respective leases (including renewal periods which management intends to exercise) or their estimated useful lives, whichever is shorter.

    6. Loan Fees--Suncoast defers loan origination fees (after offsetting certain direct costs of originating the loans) and recognizes these fees using the interest method over the life of the loans as an adjustment of the loans' yield. Loan origination fees received on loans sold are recorded as income upon the sale of the loans. Loan commitment fees received are deferred and recognized similarly over the life of the loan or at the expiration of the commitment if the commitment expires unexercised.

    7. Provisions for Losses--Provisions for loan losses and losses on real estate owned (included in non-interest expenses) include charges to adjust the recorded balances of loans receivable and real estate owned to their estimated net realizable value, as applicable. Such provisions are based on management's estimate of fair market value of the collateral, considering the current and anticipated future operating or sales conditions. Recovery of the carrying value of such loans and real estate owned is dependent to a great extent on economic, operating and other conditions that may be beyond Suncoast's control. Suncoast also provides an allowance for loan losses based upon historical loss experience, delinquency trends, the value of underlying collateral, known and inherent risks in the assets, prepayment rates and the general state of the real estate market.

    8. Provision for Uncollected Interest--When a loan becomes ninety days or more delinquent, Suncoast stops the accrual of interest income and reverses any interest previously accrued but uncollected. Such interest, if ultimately collected, is credited to income in the period of recovery.

    9. Real Estate Owned--Real estate owned represents property acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the fair market value less estimated selling expenses of the property at date of foreclosure. Subsequent adjustments to the fair market value at date of foreclosure are recorded as an expense. Sales of real estate are recorded under the accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Until a contract qualifies as a sale, all collections are recorded as deposits.

    The ability of Suncoast to recover the carrying value of its investment in real estate owned is based upon future sales. The ability to complete such sales is subject to market conditions and other factors, all of which are beyond Suncoast's control.

    10. Income Taxes--Suncoast uses the asset and liability approach to account for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

    11. Earnings (Loss) Per Share--Earnings (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings per common share is derived as follows:
Earnings (loss) available to common stockholders are increased by preferred dividends paid eliminated upon conversion of preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

    12. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term are the adequacy of reserves available for loan losses and the present value of the estimated future cash flows utilized to calculate loan servicing assets.

    13. New Accounting Standards--In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

    In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

    14. Reclassifications--Certain amounts reported in prior periods' financial statements have been reclassified to conform to current classifications.


B.  REGULATORY CAPITAL REQUIREMENTS

    Under the regulatory capital regulations of the Office of Thrift Supervision ("OTS"), Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets and risk based capital of at least 8.0% of risk-weighted assets (at least half of which must be comprised of core capital).

    At June 30, 1996 Suncoast exceeded all three of its current capital requirements. The status of the capital requirements of Suncoast at June 30, 1996 is as follows (dollars are in thousands and are unaudited):

                                                     Percentage                   Percentage     Risk-    Percentage of
                                          Tangible      of              Core        of           based      risk-based
                                          capital     assets(1)       capital     assets(1)      capital   assets (1)
                                          --------    ---------       --------    ---------     --------   -----------

Stockholders' equity before adjustments   $ 25,538      6.36%         $ 25,538       6.36%      $ 25,538      11.05%
Regulatory adjustments:
 General valuation reserves                                                                          657        .28
 Non-qualifying PMSRs                         (720)     (.18)             (720)      (.18)          (720)      (.30)
 Goodwill                                      (47)     (.01)              (47)      (.01)           (47)      (.02)
 Unrealized loss on mortgage-backed
   securities available for sale, net          196       .05               196        .05            196        .08
                                          --------     -----          --------      -----       --------     ------
Regulatory capital                          24,967      6.22            24,967       6.22         25,624      11.08
Minimum capital requirement                  6,024      1.50            12,048       3.00         18,486       8.00
                                          --------     -----          --------      -----       --------     ------
Regulatory capital excess                 $ 18,943      4.72%         $ 12,919       3.22%      $  7,138       3.08%
                                          ========     =====          ========      =====       ========      =====

Assets for capital calculation            $401,605                    $401,605                  $231,069
                                          ========                    ========                  ========

_______________________________

(1) Tangible and core capital percentages are computed as a percentage of tangible and adjusted tangible assets, respectively. The risk-based capital percentage is computed as a percentage of risk-adjusted assets.

    Under current OTS capital rules, PMSRs and OMSRs (collectively, "MSRs") may be included in regulatory capital only to the extent that, in the aggregate, they do not exceed 50% of core capital. For purposes on calculating core capital, MSRs are valued at the lesser of 90 percent of fair market value of 100 percent of their book value (net of any valuation allowance). Any excess amounts are deducted from assets and core capital. The estimated fair market value of MSRs must be determined at least quarterly. Suncoast also uses the services of an independent expert to perform an annual market valuation in accordance with guidance issued by the OTS. The amount of MSRs that may be included in tangible capital is the same as that permitted in core capital. At June 30, 1996, Suncoast's book value of MSRs was $10.4 million, and based upon a market valuation of MSRs at that date, a deduction from assets and capital for regulatory capital purposes in the amount of $720,000 was necessary.

    The OTS amended risk-based capital rules to incorporate interest-rate risk ("IRR") requirements which require a savings association to hold additional capital if it is projected to experience an excessive decline in net portfolio value in the event interest rates increase or decrease by two percentage points. The additional capital required is equal to one-half of the amount by which any decline in net portfolio value exceeds 2 percent of the savings association's total net portfolio value. Suncoast does not expect the interest-rate risk requirements to have a material impact on its required capital levels at the present time.

    The OTS rules establish the capital levels for which an insured institution will be categorized as: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. A well capitalized institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier 1 risk-based capital (based on the ratio of core capital to risk-weighted assets ) of 6% or more and may not be subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS. The OTS and other federal banking agencies are required to take prompt corrective action to resolve the problems of critically undercapitalized financial institutions. Suncoast is a well capitalized institution under the definitions as adopted.

C.  REPURCHASE AGREEMENTS AND FEDERAL HOME LOAN BANK STOCK

    During the years ended June 30, 1996 and 1995, Suncoast invested in repurchase agreements but had no such investment at June 30, 1996. These investments were collateralized by U.S. Government securities through agency agreements with a national brokerage firm (the "counter-party"). The securities underlying the agreements are book-entry securities. The securities were delivered by appropriate entry with a third-party custodian as per agreement between Suncoast and the counter-party. Based on month-end balances for the years ended June 30, 1996 and 1995, repurchase agreements averaged $16.7 million and $21.3 million, respectively, the maximum amount outstanding at any month-end in each year was $75.0 million, and the maximum amount outstanding in each year with any single counter-party was $75.0 million. The market values of these agreements approximated their carrying value.

    Federal Home Loan Bank ("FHLB") stock ownership is required for membership in the bank system. Its carrying value approximates market value.

D.  LOANS RECEIVABLE

    Loans receivable at June 30 are comprised of (in thousands):


                                                        1996            1995
                                                      ---------       --------
Loans in portfolio:
 Real estate loans:
 Commercial, collateralized by--
  Undeveloped land
                                                      $  3,115        $  5,256
  Office buildings                                       8,287           7,625
  Hotel property
                                                        21,692           9,082
  Retail stores                                         21,552          17,245
  Multi-family residential and other
                                                        43,836          34,099
                                                      --------        --------
    Total commercial                                    98,482          73,307
 Residential (one to four family)
                                                       215,044          55,449
 Construction                                            8,491           7,085
 Consumer loans                                          1,917           1,750
                                                      --------        --------

                                                       323,934         137,591
Allowance for loan losses                                 (657)           (504)
Deferred loan fees, net                                   (617)           (493)
Undisbursed portion of loans in process                 (4,354)         (7,137)
Premiums paid on loans held in portfolio                 2,522             329
                                                      --------        --------
                                                      $320,828        $129,786
                                                      ========        ========

Loans held for sale:
 Residential real estate loans                        $  6,675        $  2,962
 Deferred loan fees, net                                   (31)            (19)
 Premiums paid on loans held for sale                       86              35
                                                      --------        --------

                                                      $  6,730        $  2,978
                                                      ========        ========
Total loans receivable, net
                                                      $327,558        $132,764
                                                      ========        ========

    At June 30, 1996, Suncoast had pledged approximately $163.5 million of first mortgage loans as collateral for FHLB advances (see Note L).

    The commercial real estate loans are primarily in the State of Florida and are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of real estate. Loans not accruing interest were $853,000 and $151,000 at June 30, 1996 and 1995, respectively. If non-accrual loans had been accruing interest, interest income of $54,000, $10,000 and $42,000 would have been recorded during the years ended June 30, 1996, 1995 and 1994, respectively.

    The OTS regulatory capital regulations require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard. At June 30, 1996, Suncoast had no loans subject to this regulation.

    Suncoast originates and purchases both adjustable and fixed interest rate loans. At June 30, 1996, the composition of these loans was approximately as follows (in thousands):

           Fixed-rate                                                          Adjustable-rate
-------------------------------------------                         ----------------------------------------
Term to                                                             Term to
maturity                     Carrying value                         rate adjustment           Carrying value
--------                     --------------                         ---------------           --------------
1mo.-1 yr.                      $       353                         1 mo.-1 yr.               $   217,509
1 yr.-3 yr.                           3,138                         1 yr.-3 yr.                    65,967
3 yr.-5 yr.                           4,261                         3 yr.-5 yr                      8,542
5 yr.-10 yr.                          3,016
10 yr.-20 yr.                         7,204
Over 20 years                        13,944
                                -----------                                                   -----------
Total loans
 in portfolio                        31,916                                                       292,018
Total loans held
 for sale                             6,480                                                           195
                                -----------                                                   -----------
                                $    38,396                                                   $   292,213
                                ===========                                                   ===========

    The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury Bill rates. Future market factors may affect the correlation of the interest rate adjustment with the rates Suncoast pays on the short-term deposits that have been primarily utilized to fund these loans.

    The following summarizes the activity in the allowance for loan losses for the years ended June 30 (in thousands):

                                                                  1996               1995            1994
                                                                ------             ------          ------
Balance, at beginning of year                                   $  504             $  504          $  521
Provision for loan losses                                          153                 95
Chargeoffs and recoveries, net                                                        (95)            (17)
                                                                ------             ------          ------
Balance, at end of year                                         $  657             $  504          $  504
                                                                ======             ======          ======

    At June 30, 1996, Suncoast had commitments to originate and purchase loans, excluding the undisbursed portion of loans in process, of approximately $3.7 million. These commitments are scheduled to be disbursed within one year. Suncoast had also entered into commitments to sell loans of approximately $7.6 million at June 30, 1996 of which approximately $1.0 million are binding on the investor but not on Suncoast. At June 30, 1996, Suncoast had no floating market rate commitments outstanding.

    Loans to executive officers, directors and principal holders of equity securities were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers (unless they were in effect under regulations prior to 1989) and do not involve more than the normal risk of collectibility. The activity regarding these loans is as follows (in thousands):

                          Beginning        New                               Ending
Year Ended June 30,       Balance         Loans          Repayments         Balance
-------------------       ---------       -----          ----------         -------

        1996              $2,199         $  328            $  336           $2,191
        1995               1,083          1,365               249            2,199
        1994               2,693                            1,610            1,083


E.  MORTGAGE-BACKED SECURITIES

    At June 30, 1996, mortgage-backed securities with an aggregate book value of $11.8 million were pledged as collateral for FHLB advances (see Note L). Summarized below are the amortized costs and market value of mortgage-backed securities at June 30, 1996 and 1995 (in thousands):

                                                   Gross             Gross
                                   Amortized     unrealized        unrealized         Market
                                    costs           gains            losses           value
                                   --------       --------          -------          --------
June 30, 1996:
Adjustable rate:
GNMA                               $ 14,659       $      -          $  (312)         $ 14,347
Private Issue                         4,044                                             4,044
                                   --------       --------          -------          --------
Total mortgage-backed
 securities                        $ 18,703       $      -          $  (312)         $ 18,391
                                   ========       ========          =======          ========

June 30, 1995:
FHLMC                              $ 59,015       $    414          $   (80)         $ 59,349
FNMA                                 51,069            363              (51)           51,381
FNMA Real Estate Mortgage
 Investment Conduit                  26,126                                            26,126
                                   --------       --------          -------          --------
Total mortgage-backed
 securities                        $136,210       $    777          $  (131)         $136,856
                                   ========       ========          =======          ========

    Mortgage-backed securities as of June 30, 1996 and 1995 were adjustable-rate securities with a term to rate adjustment not exceeding one year.


F.  LOAN SERVICING ASSETS

    1. Purchased mortgage servicing rights--The following table sets forth the activities of Suncoast's PMSRs for the years ended June 30 (in thousands):

                                                     1996             1995            1994
                                                   -------           -------         -------
Balance, at beginning of year                      $ 8,572           $ 9,511         $12,830
Cost of acquiring servicing rights                   2,260                51
Sales of servicing rights                                                               (229)
Amortization charged against loan
 servicing fee income                               (1,307)             (990)         (3,090)
                                                   -------           -------         -------
Balance, at end of year                            $ 9,525           $ 8,572         $ 9,511
                                                   =======           =======         =======


    2. Originated mortgage servicing rights ("OMSR")--The following table sets forth the activities of Suncoast's OMSR's for the years ended June 30 (in thousands):

                                                    1996               1995             1994
                                                  -------             -------          -------
Balance, at beginning of year                      $    -             $     -          $     -
Servicing rights originated                           863
Amortization charged against loan
 servicing fee income                                ( 29)
                                                   ------             -------          -------
Balance, at end of year                            $  834             $     -          $     -
                                                   ======             =======          =======

    The fair value of Suncoast's PMSRs and OMSRs is determined annually by an independent firm which has the necessary expertise to perform such valuation studies. At June 30, 1996, the fair value of Suncoast's PMSRs and OMSRs was approximately $10.0 million and $949,000, respectively.


    Fair value has been estimated by using a discounted cash flow model, the most significant assumptions of which are as follows:

         Prepayment Rate--The average "Dealer Prepayment Estimates" as of July 8, 1996 as published by Bloomberg Financial Markets.
         Discount Rate--A base rate of 10.5%, adjusted for loan type, size and remaining term.
         Cost of Service--$45 incremental cost per loan per year.
         Ancillary Income--Suncoast's actual ancillary income was utilized for the portfolio purchased prior to 1995 and $10 annually per loan was utilized on the portfolio purchased subsequent to 1995.
         Escrow Balances--Determined using a twelve month weighted average multiple calculated by state.

    For purposes of evaluating and measuring PMSRs and OMSRs for impairment, Suncoast stratifies the population by product type, investor type and interest rate. No valuation allowance for the impairment of PMSRs or OMSRs was required at June 30, 1996.

    The ability of Suncoast to recover the carrying value of the PMSRs and OMSRs is dependent upon certain factors including future prepayment experience, which is influenced by economic and other conditions that may be beyond Suncoast's control. If actual future prepayment experience exceeds the rate anticipated in the valuation study, a reduction in the carrying value of the PMSRs and OMSRs may be required.

    3. Premiums on the sale of loans--The following table sets forth the activities of Suncoast's premiums on the sale of loans for the years ended June 30 (in thousands):


                                                     1996            1995          1994
                                                   -------          -------       -------
Balance, at beginning of year                      $ 1,533          $ 1,737       $ 2,169
Premium on sales                                       107                             14
Sales of servicing rights                                               (19)          (28)
Amortization charged against loan
 servicing fee income                                 (281)            (185)         (418)
                                                   -------          -------       -------
Balance, at end of year                            $ 1,359          $ 1,533       $ 1,737
                                                   =======          =======       =======


    Management has estimated the future constant prepayment rates ("CPRs") used to determine the above premiums based upon an analysis of the actual historical CPRs, comparative industry CPRs and market conditions. Suncoast calculates premiums using the present value model, which calculates present values based upon estimated annual cash inflows.

G.  ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

    Interest and dividends receivable at June 30 are accrued for (in thousands):

                                                    1996                1995
                                                   ------              ------
Loans receivable                                   $2,782              $  885
Mortgage-backed securities                            164               1,041
Federal Home Loan Bank Stock                           88                  68
Repurchase agreements                                                     121
Interest-earning deposits                               8                   8
                                                   ------              ------
                                                   $3,042              $2,123
                                                   ======              ======

H.  REAL ESTATE OWNED

    At June 30, 1996, real estate owned consisted of one single-family residence. The following summarizes the activity in the allowance for losses on real estate owned for the years ended June 30 (in thousands):

                                                     1996              1995             1994
                                                    -----             -----            -----
Balance, at beginning of year                      $    -             $    -           $   -
Provision for losses on real estate                    95                 68             150
Chargeoffs and recoveries, net                        (15)               (68)           (150)
                                                   ------              -----           -----
Balance, at end of year                            $   80             $    -           $   -
                                                   ======             ======           =====


I.  OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at June 30 are as follows (in thousands):

                                                      1996               1995
                                                   -------            -------
Land                                               $ 1,204            $   827
Buildings                                            3,971              3,630
Leasehold improvements                                 839                669
Furniture, fixtures and equipment                    6,890              7,341
                                                   -------            -------
                                                    12,904             12,467
Less accumulated depreciation and
 amortization                                        6,264              6,182
                                                   -------            -------
                                                   $ 6,640            $ 6,285
                                                   =======            =======


J.  OTHER ASSETS

    Other assets at June 30 are comprised of (in thousands):

                                                    1996               1995
                                                   ------             ------
Foreclosure advances                               $3,821             $1,633
Other receivables                                   2,978              1,404
Escrow advances on serviced loans                   1,036              1,580
Prepaid income taxes                                1,145                302
All other                                             339              2,309
                                                   ------             ------
                                                   $9,319             $7,228
                                                   ======             ======

K.  DEPOSITS

    The nominal interest rates paid on deposits and related balances are as follows (amounts in thousands):


                        Weighted             June 30, 1996                   June 30, 1995
                    Average Rate at   -------------------------       ----------------------
                     June 30, 1996    Amount            Percent       Amount         Percent
                    ---------------   ------            -------       ------         -------

Negotiable
 order of
 withdrawal
 ("NOW")
 accounts               2.42%         $ 17,751            5.9%        $  6,418           1.9%
Non-interest
 bearing                                   874            0.3%             556           0.2
Money market            3.19%           11,805            3.9%          16,859           5.0
Passbook                4.08%           40,959           13.6%          48,605          14.3
                                      --------          ------        --------         ------
                                        71,389           23.7%          72,438          21.4
                                      --------          ------        --------         ------
Custodial
 accounts
                           0%           24,198            8.0%          37,275          11.0
                                      --------          ------        --------         ------
Certificates of
 deposit:
 2.00%-2.99%                               204            0.1%
 3.00%-3.99%                                 4                             411           0.1
 4.00%-4.99%                            29,464            9.8%          11,212           3.3
 5.00%-5.99%                           146,965           48.8%         104,003          30.8
 6.00%-6.99%                            26,194            8.7%         108,712          32.2
 7.00%-7.99%                             2,783            0.9%           3,801           1.1
 8.00%-8.99%                                                                 2           0.1
                                      --------          ------        --------         ------
Total certificates
 of deposit             5.46%          205,614           68.3%         228,141          67.6%
                                      --------          ------        --------         ------
                        4.55%         $301,201          100.0%        $337,854         100.0%
                                      ========          ======        ========         ======

    The amounts of scheduled maturities of certificate accounts, including those with balances exceeding $100,000, at June 30, 1996 for future fiscal years ending June 30 are summarized below (in thousands):

                                  Certificates
                                    Exceeding                         Total
                                     $100,000                     Certificates
                                   -----------                    ------------
1997                                    $7,389                        $176,957
1998                                       824                          19,699
1999                                       209                           2,955
2000                                       106                           4,430
2001                                       101                           1,573
                                        ------                        --------
                                        $8,629                        $205,614
                                        ======                        ========

     Interest on deposits for the years ended June 30 is summarized below (in thousands):

                                         1996           1995            1994
                                       -------         -------         -------
Certificate accounts                   $12,537         $11,893          $7,849
Money market accounts                      565             420             748
NOW accounts                               272             451              92
Passbook accounts                        1,368           1,226              27
                                       -------         -------         -------
Deposit accounts                        14,742          13,990           8,716
                                       -------         -------         -------
Interest on custodial accounts:
 Escrow accounts                            82              78             105
 Serviced loans paid off                    67              19             585
                                       -------         -------         -------
                                           149              97             690
                                       -------         -------         -------
Total interest on deposits             $14,891         $14,087         $ 9,406
                                       =======         =======         =======



L.  ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

    Advances from the Federal Home Loan Bank and other borrowings at June 30 are summarized as follows (in thousands):

                                                At June 30, 1996                       During Year Ended June 30, 1996
                                  ------------------------------------------           -------------------------------
                                                                                        Average              Maximum
                                  Balance            Weighted                           Balance              Balance
                                  Outstanding      Average Rate     Maturity           Outstanding         Outstanding
                                  -----------      ------------     --------           -----------         -----------
Advances from  FHLB
  Short term                           $67,000           5.30%        7/96-2/97        $50,963             $117,000
  Long term                              1,500           6.65           12/05            1,000                1,500
Borrowings under reverse
 repurchase agreements                                                                     850               10,199
Borrowings under fixed coupon
 dollar reverse repurchase
 agreements                                                                              2,631               31,572
                                      --------        -------
                                      $ 68,500           5.30%
                                      ========        =======

                                                 At June 30, 1995                      During Year Ended June 30, 1995
                                  ------------------------------------------           -------------------------------
                                                                                        Average              Maximum
                                  Balance            Weighted                           Balance              Balance
                                  Outstanding      Average Rate     Maturity           Outstanding         Outstanding
                                  -----------      ------------     --------           -----------         -----------
Advances from
 FHLB - short term                 $ 25,000            6.13%            5/96             $61,371            $108,000
Borrowings under reverse
 repurchase agreements               32,051            6.09           7/95-8/95           20,821              62,766
Borrowings under fixed coupon
 dollar reverse repurchase
 agreements                          31,572            5.77             7/95              10,025              35,148
                                   --------           -----
                                   $ 88,623            5.99%
                                   ========           =====


    At June 30, 1996, Suncoast is a party to two advance agreements with the FHLB whereby the FHLB will provide borrowings as requested by Suncoast when such borrowings are secured by specific collateral. Under the first agreement, advances are secured by government securities and U.S. government agency securities with a market value of 103% of the advance amount. Under the second agreement, advances are secured by a blanket floating loan on eligible single family residential mortgage loan collateral. In determining the amount of advances available under the second agreement, the unpaid principal balance of eligible collateral is discounted to 75% (see note D). The stock of the FHLB owned by Suncoast is also pledged as collateral for advances under this agreement. After meeting all of its collateral requirements, Suncoast had excess qualifying assets eligible as collateral for additional borrowings under this agreement of approximately $54.1 million at June 30, 1996.

    Suncoast enters into sales of securities under agreements to repurchase, which are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the carrying amount of the securities underlying the agreements is included in mortgage-backed securities available for sale in the Consolidated Statements of Financial Condition.
Mortgage-backed securities sold under reverse repurchase agreements are delivered to the broker-dealers who arrange the transactions. The broker-dealers may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operation, and agree to resell to Suncoast the identical securities at the maturities of the agreements. As of June 30, 1996, no such financings were outstanding.

    Suncoast also enters into fixed coupon dollar reverse repurchase agreements, which are treated as financings. Under a fixed coupon dollar reverse repurchase agreement, Suncoast sells a security and agrees to repurchase another security which is substantially the same as the one sold. These agreements are accounted for in the same manner as reverse repurchase agreements. As of June 30, 1996, no such financings were outstanding.

    During the period from July 1, 1993 to February 28, 1995, RFC, a lender, provided Suncoast with a revolving warehouse credit facility for as much as $100.0 million which bore interest either at the prime rate or at tiered rates over the U.S. Dollar London Interbank Offered Rate. Suncoast drew advances on this line of credit to fund its mortgage originations and the advances were collateralized by specific mortgages originated and awaiting sale by Suncoast. Commitment fees of $41,666 and $58,800 were paid during Fiscal 1995 and 1994, respectively, to RFC by Suncoast to use the credit line. Upon expiration, this credit line was not renewed by Suncoast.

    Interest expense on borrowed funds for the years ended June 30 is summarized below (in thousands):

                                                     1996              1995              1994
                                                    ------            ------            ------
Advances from:
  FHLB                                              $2,772            $3,155            $  349
  RFC                                                                                    1,155
Reverse repurchase agreements                          159             1,283
Dollar reverse repurchase agreements                   115               493
                                                    ------            ------            ------
                                                    $3,046            $4,931            $1,504
                                                    ======            ======            ======

M.  LEASES

    Suncoast leases space for its administrative offices, two savings branch offices, storage facilities and certain equipment. All office leases have escalation clauses tied either to a fixed schedule or to increases in the Consumer Price Index. The following is a schedule of approximate future minimum payments required under these operating leases at June 30, 1996 for future fiscal years ending June 30 (in thousands):


1997                                $1,078
1998                                   906
1999                                   881
2000                                   610
2001                                    66
Thereafter                               -
                                    ------
                                     3,541
Less:
  Income from subleases                147
                                    ------
                                    $3,394
                                    ======

    Rent expense was $1.2 million, $2.0 million and $2.1 million for the years ended June 30, 1996, 1995, and 1994, respectively.

N.  STOCKHOLDERS' EQUITY

    Suncoast has an incentive stock option plan approved by its Board of Directors and stockholders. There are 467,500 total shares in the plan, and a total of 349,760 shares of common stock are reserved and authorized for issuance under this plan. Transactions relating to this stock option plan for the three year period ended June 30, 1996 are as follows:


                                                 Options                          Option Price
                                               Outstanding                          Per Share
                                               -----------                       ------------
Balance, June 30, 1993                            349,400                          $ 2.00-3.00
  Exercised                                       (24,400)                           2.00-3.00
  Cancelled                                        (8,200)                           2.00-3.00
                                                  -------                          -----------
Balance, June 30, 1994                            316,800                            2.00-3.00
  Granted                                          84,000                            7.19-7.38
  Exercised                                       (33,000)                           2.00-3.00
  Cancelled
                                                  (11,600)                           2.00-7.38
                                                  -------                          -----------
Balance, June 30, 1995                            356,200                            2.00-7.38
  Granted                                           7,000                                 6.94
  Exercised                                       (14,400)                           2.00-3.00
  Cancelled                                       (26,800)                           2.00-7.38
                                                  -------                          -----------
Balance, June 30, 1996                            322,000                          $ 2.00-7.38
                                                  =======                          ===========

    At June 30, 1996 and 1995, options for 284,600 and 274,800 shares were exercisable at an average price per share of $3.26 and $3.12, respectively.

    Suncoast has an Employee Stock Bonus/401K Plan (Stock Bonus Plan) for the benefit of certain eligible employees of Suncoast. Contributions to the Stock Bonus Plan by Suncoast are at the discretion of Suncoast's Board of Directors. No contributions were made to the Stock Bonus Plan for the years ended June 30, 1996 and 1995. Suncoast expensed $224,400 for contributions made to the Stock Bonus Plan for the year ended June 30, 1994.

    There are various regulatory limitations on the extent to which Suncoast can pay dividends. Suncoast is required to comply with the OTS capital distribution regulations, which condition Suncoast's ability to make certain dividend distributions on Suncoast's capital level and supervisory condition. The OTS has established a three-tiered qualification system, and gives savings associations meeting their fully phased-in capital requirements greater flexibility to pay dividends than associations that must build their capital levels to reach the fully phased-in capital requirement. Even though Suncoast presently meets its fully phased-in capital requirements, dividends cannot be paid if Suncoast does not meet its capital requirements at a future date or if payment of dividends would cause Suncoast not to meet its capital requirements. The payment of dividends is also prohibited if after such payment Suncoast would be considered undercapitalized. Moreover, the OTS has the authority to prohibit the payment of dividends even if Suncoast meets its capital requirements if such payments would affect the safety and soundness of the institution.

    On July 9, 1993, Suncoast issued 920,000 shares of its 8% Noncumulative Convertible Preferred Stock, Series A (the "Preferred Stock") in a public offering which added net proceeds of approximately $12.2 million to stockholders' equity. The Preferred Stock is convertible by the holder into Suncoast Common Stock at any time, unless previously redeemed by Suncoast, at a conversion price of $9.00 per share of Common Stock. Suncoast can redeem the Preferred Stock after July 1, 1995, at a redemption price of $15.00 per share if the Common Stock is trading at a minimum price of $10.80 per share for 20 to 30 trading days prior to redemption. The Preferred Stock is otherwise redeemable from July 1, 1998 to June 30, 1999 at $16.20 per share and at declining premiums thereafter. Dividends on the Preferred Stock are payable at an annual rate of $1.20 per share if, when and as declared by Suncoast's Board of Directors. Dividends are not cumulative and are payable quarterly in arrears. Dividends on the Preferred Stock were paid each quarter after the issuance of the stock and amounted to $1.1 million in each of the years ended June 30, 1996 and 1995. In connection with this stock offering, Suncoast issued warrants to the offering underwriters to purchase an aggregate of 80,000 shares of Preferred Stock. These warrants are exercisable at a price per share of $18.00 in the case of Preferred Stock or at $10.80 in the case of Common Stock for a period of four years after July 9, 1994. At June 30, 1996, none of these warrants had been exercised and none of the Preferred Stock had been converted or redeemed.

    Suncoast has a deferred compensation plan to provide its President with a supplemental retirement benefit. Under this plan, Suncoast funded an irrevocable trust with a lump sum of $213,000, which has been invested in corporate-owned life insurance. The President will be fully vested in the plan in 1997. Suncoast recorded an expense of $49,000 and $108,000 under this plan in Fiscal 1996 and Fiscal 1995, respectively.


O.  INCOME TAXES

    The provision for income taxes for the years ended June 30 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                  1996                          1995                       1994
                           -------------------         --------------------        --------------------
                             %          Amount             %        Amount             %         Amount
                           -------     -------         ---------   --------        ---------    -------
Statutory U.S.
 tax rates                    35.0      $1,335             35.0     $  326             35.0      $1,088
Increase (decrease)
 in rates resulting
 from:
Benefit of Federal
 surtax exemption                                                                      (1.0)        (31)
State tax (net of
 Federal benefit)             3.7          141              3.7         34              3.2         100
Other                        (1.7)         (65)            (3.3)       (30)            (4.9)       (152)
                          -------       ------            -----     ------           ------      ------

                             37.0       $1,411             35.4     $  330             32.3      $1,005
                          =======       ======            =====     ======           ======      ======

    The components of the provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consist of (in thousands):

                                                     1996          1995            1994
                                                   -------        ------          ------
Current:
 Federal                                           $   950        $   24          $  555
 State                                                  95            61             153
                                                   -------        ------          ------
Total current                                        1,045            85             708
                                                   -------        ------          ------
Deferred:
 Federal                                               326           209             267
 State                                                  22           (19)             (5)
                                                   -------        ------          ------
Total deferred                                         348           190             262
                                                   -------        ------          ------
Tax benefit for disqualification of
 stock options credited to stockholders'
 equity                                                 18            55              35
                                                   -------        ------          ------
Total provision                                    $ 1,411        $  330          $1,005
                                                   =======        ======          ======


  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows (in thousands):

                                                    1996           1995
                                                   ------         ------

Deferred tax asset:
 Capitalized servicing costs                       $  375         $  442
 Deferred loan fees                                   243            191
 Deferred gain on sale of servicing                                   38
 Accrued vacation                                      76             81
 Reserves                                             278            189
 Unrealized loss on mortgage-backed
   securities available for sale                      117
 Alternative minimum tax credit carryover                             66
 Other                                                 87             40
                                                   ------         ------
Gross deferred tax asset                            1,176          1,047
                                                   ------         ------

Deferred tax liability:
 Deferred premium on loans sold                       468            573
 Deferred premium on loans in portfolio               230            123
 Fixed assets                                         199            137
 Book over tax basis for originated
   mortgage servicing rights                          312
 Unrealized gain on mortgage-backed
  securities available for sale                                      239
 Other                                                 74             90
                                                   ------         ------
Gross deferred tax liability                        1,283          1,162
                                                   ------         ------
Deferred tax asset valuation allowance                 --             --
                                                   ------         ------
Net deferred tax liability                         $ (107)        $ (115)
                                                   ======         ======

    Management believes, based on Suncoast's earnings history and its future expectations, that Suncoast will have sufficient taxable income in future years to realize the deferred income tax asset. In evaluating the expectation of sufficient future taxable income, management considered future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required as of June 30, 1996 and 1995 as it was management's assessment that, based on available information, it is more likely than not that the deferred tax asset will be realized. A valuation will be established if there is a change in management's assessment of the amount of the deferred tax asset that is expected to be realized.

P.  OTHER INCOME

    The following is a computation of Suncoast's gains on the sale of loans and loan servicing rights for the years ended June 30 (in thousands):

                                                1996             1995          1994
                                              ----------      ---------     -----------
Proceeds from sales of loans
  and loan servicing rights                   $  117,818      $  79,873     $ 2,181,886
Carrying value of loans sold                    (117,000)       (79,313)     (2,166,937)
                                              ----------      ---------     -----------
Cash before premiums
 on the sale of loans                                818            560          14,949
Premiums on the sale of loans                        107                             14
                                              ----------      ---------     -----------
                                              $      925      $     560     $    14,963
                                              ==========      =========     ===========

    Other income for the years ended June 30 consists of (in thousands):

                                                     1996           1995            1994
                                                   ------         ------          ------
Loan processing and other
 fees from RTC contracts                           $  169         $  573          $1,004
Rental income                                         306            310             180
Other                                                 342            433             371
                                                   ------         ------          ------
                                                   $  817         $1,316          $1,555
                                                   ======         ======          ======

Q.  OTHER EXPENSES

    Other expenses for the years ended June 30 consists of (in thousands):

                                                     1996           1995           1994
                                                   -------        -------         -------
Loan expenses                                      $   375        $   824         $ 2,162
Federal deposit insurance                              859            773             772
Foreclosure expenses on servicing
 portfolio                                             995            614             487
Data processing                                        645            535             634
Telephone                                              329            469           1,247
Business insurance                                     421            463             640
Professional and legal                                 356            381             294
Postage and overnight delivery                         172            240             736
Stationery and supplies                                240            210             502
Bank service charges and fees                          109             95             207
Other                                                  879          1,007           1,364
                                                   -------        -------         -------
                                                   $ 5,380        $ 5,611         $ 9,045
                                                   =======        =======         =======

R.  BUSINESS SEGMENTS

    Suncoast's operations consist of activities in three principal business segments: banking, mortgage banking and loan servicing. Revenues in the banking segment consist primarily of interest on mortgage loans and investment securities. Mortgage banking activities derive revenues primarily from the interest on loans held for sale, sales of loans in the secondary mortgage market, sale of loan servicing rights and loan origination income. Loan servicing activities derive revenues primarily from the collection of fees on loans serviced. During 1995, Suncoast shifted its primary business emphasis from mortgage banking to banking. The following is segment information for the fiscal years ended June 30 (in thousands):

                                                    1996            1995         1994
                                                   -------        -------      --------
BANKING
Revenues:
 Interest income                                   $23,949        $ 25,011     $  9,358
 Gains on the sale of
   mortgage-backed securities                        2,950           1,388
 Other income                                          731           1,117        1,154
                                                   -------        --------     --------
                                                    27,630          27,516       10,512
                                                   -------        --------     --------
Expenses:
 Interest expense                                   16,489          18,499        6,449
 Employee compensation
  and benefits                                       3,048           1,918        1,311
Depreciation                                           396             212          178
Provision for losses on real
 estate                                                 95              68          150
Provision for loan losses                              153              95
Other expenses                                       2,700           2,318        1,557
                                                   -------        --------     --------
                                                    22,881          23,110        9,645
                                                   -------        --------     --------
Banking income before income
 taxes                                             $ 4,749        $  4,406     $    867
                                                   =======        ========     ========

MORTGAGE BANKING
Revenues:
 Interest income                                   $ 1,654        $    300     $  5,526
 Gains on the sale of loans and
 loan servicing assets, net                            304             560       14,963
Loan origination and other income                      331             336        6,212
                                                   -------        --------     --------
                                                     2,289           1,196       26,701
                                                   -------        --------     --------

Expenses:
 Interest expense                                    1,009             236        3,703
 Employee compensation
 and benefits                                        1,272           2,438       13,347
Depreciation                                           134             412          564
Other expenses                                       1,050           2,667        8,249
                                                  --------         -------     --------
                                                     3,465           5,753       25,863
                                                  --------         -------     --------
Mortgage banking income (loss)
 before income taxes                              $ (1,176)        $(4,557)    $    838
                                                  ========         =======     ========


LOAN SERVICING
Revenues:
 Loan servicing fees                            $   6,016        $  7,450        $  8,088
 Amortization of loan
 servicing assets                                  (1,617)        (1,175)         (3,508)
                                                ---------        --------        --------
Loan servicing income                               4,399           6,275           4,580
Interest income                                     2,355           2,544           3,727
Gain on sale of loans and
 loan servicing assets, net                           621
Other income                                          190             254             264
                                                ---------        --------        --------
                                                    7,565           9,073           8,571
                                                ---------        --------        --------
Expenses:
 Interest expense                                     439             283             758
 Employee compensation
 and benefits                                       2,920           3,649           3,704
 Depreciation                                         610             784             559
 Other expenses                                     3,356           3,275           2,147
                                                ---------        --------        --------
                                                    7,325           7,991           7,168
                                                ---------        --------        --------
Loan servicing income (loss)
 before income taxes                            $     240        $  1,082        $  1,403
                                                =========        ========        ========

Assets:
 Banking                                        $ 372,861        $439,175        $297,926
 Mortgage banking                                   8,844           6,356          43,827
 Loan servicing                                    20,864          16,822          17,337
                                                ---------        --------        --------
                                                $ 402,569        $462,353        $359,090
                                                =========        ========        ========

Capital dispositions
(expenditures), net:
 Banking                                        $    (447)       $      8        $    (81)
 Mortgage banking                                    (188)             64          (1,760)
 Loan servicing                                      (860)              8             (86)
                                                ---------        --------        --------
                                                $  (1,495)       $     80        $ (1,927)
                                                =========        ========        ========


S.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

  -- The book value was used as a reasonable estimate of fair value for cash and amounts due from depository institutions, interest-bearing deposits, variable rate loans and fixed rate loans with maturities less than one year, demand and savings deposits, and short-term time deposits.
  -- The book value was used as a reasonable estimate of fair value for stock issued by the Federal Home Loan Bank and short-term repurchase agreements maturing within one month.

  -- Fair values of fixed rate loans and certificates of deposit with maturities greater than one year are estimated by discounting the future cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms.
  -- The fair values of commitments, letters of credit and guarantees are equal to their contractual amount based on the assumptions that Suncoast will be required to perform on all such instruments existing.
  -- The fair value of loan servicing assets is determined by independent valuation or discounted cash flow analysis as discussed in Note F.

    Since the reported fair values of financial instruments are based on a variety of factors, they may not represent actual values that could have been realized or that will be realized in the future.

    The estimated fair values of Suncoast's financial instruments for which fair value differed from book value are as follows (in thousands):

                                                          June 30, 1996                      June 30, 1995
                                                   ----------------------               -------------------------
                                                   Book Value  Fair Value               Book Value     Fair Value
                                                   ----------  ----------               ----------     ----------

Loans receivable in portfolio                      $ 31,563    $ 31,635                 $ 16,568         $16,634
Loan servicing assets                              $ 11,718    $ 12,140                 $ 10,105         $10,186
Certificates of deposit                            $ 28,657    $ 29,103                 $ 40,458         $40,758


T.  CONTINGENCIES

    In order to increase the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation to its minimum required reserve ratio of 1.25%, a proposal has been made to impose a special one-time assessment of 65 to 90 basis points on all SAIF-insured deposits as of March 31, 1995. This one-time assessment may be payable in 1997 at which point Suncoast's annual premium would thereafter be reduced. If the assessment is made at the currently proposed rate, the effect on Suncoast would be an after-tax charge of approximately $1.9 million.

    Legislation provisions recently passed which eliminated the preferential tax treatment for deducting additions to the tax bad debt reserves previously available to thrifts in tax years beginning prior to December 31, 1995. These provisions require that all thrift institutions recapture all or a portion of their tax bad debt reserves added since the last taxable year beginning before January 1, 1988. This legislation has no impact on Suncoast since it utilizes the direct write-off method for deducting bad debts for tax purposes.

U.  SUBSEQUENT EVENT

    On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financial Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction is subject to stockholder and regulatory approvals and other conditions and is expected to close by December 1996.

                                  EXHIBIT A

                    AGREEMENT AND PLAN OF MERGER, AS AMENDED
                                    BETWEEN
                        BANKUNITED FINANCIAL CORPORATION
                                      AND
                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA

                                 July 15, 1996

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                        ARTICLE I
                                                  CERTAIN DEFINITIONS
1.01     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE II
                                           THE MERGER AND RELATED TRANSACTIONS
2.01     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.02     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.03     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.04     Reservation of Right to Revise Transaction; Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                       ARTICLE III
                                               MANNER OF CONVERTING SHARES
3.01     Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                        ARTICLE IV
                                                    EXCHANGE OF SHARES
4.01     Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.02     Voting and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                        ARTICLE V
                                        REPRESENTATIONS AND WARRANTIES OF SUNCOAST
5.01     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.02     Suncoast Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.03     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.04     Authorization of Merger and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.05     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.06     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.07     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.08     Allowance for Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.09     Servicing Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.10     Title to Certain Mortgage Loans; Mortgage Servicing Agreements . . . . . . . . . . . . . . . . . . . . . . .  17
5.11     No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.12     Mortgage Servicing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.13     Custodial Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.14     Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.15     Physical Damage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.16     Application of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.17     Suncoast Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.18     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.19     Investor Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.20     Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.21     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.22     Pool Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                                                                                      Page
5.23     Loan Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.24     Payment of Taxes, Insurance Premiums, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.25     Tax Identification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.26     Payoff Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.27     Other Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.28     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
5.29     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
5.30     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
5.31     Commitments and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.32     Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.33     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.34     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.35     Securities Reporting Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.36     Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.37     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.38     Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.39     Material Interests of Certain Persons  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.40     Registration Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.41     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.42     Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.43     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.44     Support of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.45     Retail Securities Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.46     Derivatives Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.47     Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE VI
                                       REPRESENTATIONS AND WARRANTIES OF BANKUNITED
6.01     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.02     BankUnited Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.03     Authorization of Merger and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.04     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.05     Securities Reporting Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.06     Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.07     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.08     Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.09     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.10     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.11     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.12     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.13     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.14     Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.15     Support of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.16     Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                                      Page
                                                       ARTICLE VII
                                    CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
7.01     Conduct of Suncoast Business Prior to the Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .  34
7.02     Forbearances of Suncoast . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VIII
                                                  ADDITIONAL AGREEMENTS
8.01     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
8.02     Registration Statement; Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
8.03     Stockholders' Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
8.04     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.05     Notice of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.06     Miscellaneous Agreements and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.07     Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.08     Indemnification; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.09     Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.10     Appointments to Board of Directors of BankUnited and BankUnited, FSB . . . . . . . . . . . . . . . . . . . .  42
8.11     Valuation of Servicing Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.12     Certain Change in Control Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.13     Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.14     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.15     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.16     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.17     BankUnited Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.18     Suncoast Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
8.19     Suncoast Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE IX
                                                        CONDITIONS
9.01     Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  47
9.02     Conditions to Obligations of Suncoast to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.03     Conditions to Obligations of BankUnited to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                        ARTICLE X
                                                       TERMINATION
10.01    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
10.02    BankUnited Special Termination Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
10.03    Suncoast Special Termination Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
10.04    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
10.05    Non-Survival of Representations, Warranties and Covenants Following the Effective    Time  . . . . . . . . .  51
10.06    Delivery of BankUnited and Suncoast Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                                                                                      Page
                                                        ARTICLE XI
                                                    GENERAL PROVISIONS
11.01    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
11.02    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
11.03    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.04    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.05    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.06    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.07    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.08    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.09    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.10    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53




                                                     LIST OF EXHIBITS

Exhibit A        Board of Directors of Surviving Corporation

Exhibit B        Offices of Surviving Corporation

Exhibit C        Voting Agreement Pursuant to Section 5.44

Exhibit D        Voting Agreement Pursuant to Section 6.15

Exhibit E        Rule 145 Affiliate Agreement Pursuant to Section 8.07

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 15, 1996, between BANKUNITED FINANCIAL CORPORATION ("BankUnited"), a Florida corporation and SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"),

                                  WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, BankUnited will acquire Suncoast through the merger of Suncoast into a federally chartered savings bank ("Merger Sub") and a wholly-owned subsidiary of BankUnited or by such other means as provided for herein (the "Merger"); and

         WHEREAS, the respective Boards of Directors of BankUnited and Suncoast have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein; and

         WHEREAS, BankUnited and Suncoast desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed in this Article I.

                 (a) "Acquisition Event" shall have the meaning set forth in Section 8.17.

                 (b) "Acquisition Event Termination Fee" shall have the meaning set forth in Section 8.17.

                 (c) "Acquisition Proposal" shall have the meaning set forth in Section 8.16.

                 (d) "Acquisition Transaction" shall have the meaning set forth in Section 8.16.

                 (e)      "Advances" shall have the meaning set forth in
         Section 5.14.

                 (f) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                 (g) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

                 (h)      "Allowance" shall have the meaning set forth in
         Section 5.08.

                 (i) "Approvals" shall mean any and all permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

                 (j)      "Authorizations" shall have the meaning set forth in
         Section 5.01.

                 (k) "BankUnited" shall have the meaning set forth in the introduction to this Agreement.

                 (l) "BankUnited Benefit Plans" shall have the meaning set forth in Section 6.12(a).

                 (m) "BankUnited Common Stock" shall mean the Series I Class A Common Stock of BankUnited.

                 (n) "BankUnited Disclosure Schedule" shall mean that document containing the written detailed information prepared by BankUnited and delivered by BankUnited to Suncoast which appropriately cross-references each Section of the Agreement to which that Section of the BankUnited Disclosure Schedule applies.

                 (o) "BankUnited Expenses" shall have the meaning set forth in Section 8.17(a).

                 (p) "BankUnited Financial Statements" shall have the meaning set forth in Section 6.04.

                 (q) "BankUnited Net Worth" shall mean the net worth of BankUnited determined in accordance with GAAP, as of the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on BankUnited; provided, however, that for purposes of this definition, the calculation of BankUnited Net Worth shall not include the effects of (i) any special assessment to recapitalize the SAIF, or (ii) any changes due to any repurchase by BankUnited of the BankUnited Preferred Stock or any exchange of subordinated debt for BankUnited Preferred Stock.

                 (r) "BankUnited Option" shall mean an option to purchase BankUnited Common Stock.

                 (s) "BankUnited Preferred Stock" shall mean BankUnited's existing classes of Noncumulative Convertible Preferred Stock, Series B, Noncumulative Convertible Preferred

         Stock, Series C, Noncumulative Convertible Preferred Stock, Series C-II, 8% Noncumulative Convertible Preferred Stock, Series 1993 and 9% Noncumulative Perpetual Preferred Stock.

                 (t) "BankUnited Reporting Document" shall have the meaning set forth in Section 6.04.

                 (u) "BankUnited Special Termination Rights" shall have the meaning set forth in Section 10.02.

                 (v) "BankUnited Termination Fee" shall have the meaning set forth in Section 8.17(a).

                 (w) "Change in Control Agreements" shall have the meaning set forth in Section 8.12.

                 (x)      "Closing" shall have the meaning set forth in Section
         2.02.

                 (y) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 (z)      "Conforming Loan" shall have the meaning set forth in
         Section 5.09.

                 (aa)     "Costs" shall have the meaning set forth in Section
         8.08(a).

                 (ab) "Current Employee" shall have the meaning set forth in Section 8.14.

                 (ac) "Custodial Accounts" shall have the meaning set forth in Section 5.13.

                 (ad) "Derivatives Contract" shall have the meaning set forth in Section 5.46.

                 (ae)     "Effective Time" shall have the meaning set forth in
         Section 2.03.

                 (af) "Employee" shall mean any current or former employee, officer or director, or retiree of Suncoast or the Suncoast Subsidiaries.

                 (ag)     "Encumbrance" shall have the meaning set forth in
         Section 5.03.

                 (ah) "Environmental Law" shall have the meaning set forth in Section 5.43.

                 (ai)     "ERISA" shall have the meaning set forth in Section
         5.30(a).

                 (aj) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 (ak)     "Exchange Agent" shall have the meaning set forth in
         Section 3.01(b).

                 (al)     "FDIA" shall mean the Federal Deposit Insurance Act.

                 (am)     "FDIC" shall mean the Federal Deposit Insurance
         Corporation.

                 (an)     "FHA" shall mean the Federal Housing Administration.

                 (ao)     "FNMA" shall mean Fannie Mae.

                 (ap) "FHLMC" shall mean the Federal Home Loan Mortgage Corporation.

                 (aq) "GNMA" shall mean the Government National Mortgage Association.

                 (ar) "GAAP" shall mean generally accepted accounting principles in the United States.

                 (as) "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

                 (at)     "Hired Employees" shall have the meaning set forth in
         Section 8.14.

                 (au) "HUD" shall mean the Department of Housing and Urban Development.

                 (av) "Indemnified Parties" shall have the meaning set forth in Section 8.08(a).

                 (aw) "Indemnifying Parties" shall have the meaning set forth in Section 8.08(a).

                 (ax) "In the Ordinary Course" shall have the meaning set forth in Section 7.02(a).

                 (ay) "Investor Commitment" shall have the meaning set forth in Section 5.09.

                 (az) "Joint Proxy Statement" shall have the meaning set forth in Section 5.36.

                 (ba) "Material Adverse Effect" shall mean any event, occurrence or circumstance which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of Suncoast and the Suncoast Subsidiaries, taken as a whole, or BankUnited and its Subsidiaries, taken as a whole, as applicable, or (b) would materially impair such party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, provided, that Material Adverse Effect shall not be deemed to include any effect resulting from (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles or requirements, (iii) the contemplated special assessment on deposits of SAIF insured institutions to recapitalize the SAIF, or (iv) fees and expenses of counsel, accountants, and advisors, and costs related to this Agreement.

                 (bb)     "Maximum Amount" shall have the meaning set forth in
         Section 8.08(c).

                 (bc) "Merger" shall have the meaning set forth in the recitals to this Agreement.

                 (bd) "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

                 (be) "Mortgage Loan" shall mean a closed mortgage loan, whether or not such mortgage is included in a securitized portfolio.

                 (bf) "Mortgage Servicing Agreements" shall have the meaning set forth in Section 5.10(b).

                 (bg) "NASD" shall mean the National Association of Securities Dealers, Inc.

                 (bh)     "Nasdaq" shall mean the Nasdaq Stock Market, Inc.

                 (bi) "New BankUnited Preferred Stock" shall mean the new series of preferred stock of BankUnited to be authorized by the Board of Directors of BankUnited and which shall have rights and preferences substantially similar to those of the Suncoast Preferred Stock and shall rank on a parity with shares of BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1993 (the "Series 1993 Preferred Stock") and 9% Noncumulative Perpetual Preferred Stock (the "Perpetual Preferred Stock") as to dividends and upon liquidation, as parity is determined pursuant to the terms of each of the Series 1993 Preferred Stock and the Perpetual Preferred Stock; provided, however, and in accordance with the foregoing to attain parity in no event shall the terms of such new series of preferred stock of BankUnited include without limitation, terms that would (i) reduce the dividend rate to a rate less than that currently payable on the Suncoast Preferred Stock,
         (ii) cancel declared and unpaid dividends, (iii) change the seniority rights of the holders of Suncoast Preferred Stock as to the payment of dividends, (iv) reduce the amount payable upon liquidation to an amount less than that currently payable to the holders of the Suncoast Preferred Stock, (v) change the seniority of the liquidation preferences of the holders of the Suncoast Preferred Stock, (vi) cancel or modify the conversion rights currently available to the holders of the Suncoast Preferred Stock, or (vii) reduce the amount payable on redemption.

                 (bj)     "OTS" shall mean the Office of Thrift Supervision.

                 (bk) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                 (bl) "Registration Statement" shall have the meaning set forth in Section 5.36.

                 (bm) "Regulatory Agreements" shall have the meaning set forth in Section 5.29(b).

                 (bn) "Regulatory Authorities" shall have the meaning set forth in Section 5.29(b).

                 (bo)     "REO" shall have the meaning set forth in Section
         5.15.

                 (bp) "SAIF" shall mean the Savings Association Insurance Fund of the FDIC.

                 (bq) "SEC" shall mean the United States Securities and Exchange Commission.

                 (br) "Securities Act" shall mean the Securities Act of 1933, as amended.

                 (bs)     "Securities Laws" shall have the meaning set forth in
         Section 5.04(c).

                 (bt) "Securities Reporting Documents" shall have the meaning set forth in Section 5.35.

                 (bu) "Servicing Portfolio" shall mean the portfolio of all mortgage loans subserviced, serviced or master serviced by Suncoast or the Suncoast Subsidiaries.

                 (bv) "Servicing Released Loans" shall have the meaning set forth in Section 5.11.

                 (bw) "Stockholders' Meetings" shall have the meaning set forth in Section 5.36.

                 (bx) "Subsidiary" shall mean, in the case of either BankUnited or Suncoast, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

                 (by) "Suncoast" shall have the meaning set forth in the introduction to this Agreement.

                 (bz) "Suncoast Benefit Plan" shall have the meaning set forth in Section 5.30(a).

                 (ca) "Suncoast Board" shall mean the Board of Directors of Suncoast.

                 (cb) "Suncoast Capital Stock" shall have the meaning set forth in Section 4.01.

                 (cc) "Suncoast Common Stock" shall mean the common stock, par value $1.10 per share, of Suncoast.

                 (cd) "Suncoast Disclosure Schedule" shall mean that document containing the written detailed information prepared by Suncoast and delivered by Suncoast to BankUnited which appropriately cross-references each Section of the Agreement to which that Section of the Suncoast Disclosure Schedule applies.

                 (ce) "Suncoast ERISA Plan" shall have the meaning set forth in Section 5.30(a).

                 (cf) "Suncoast Expenses" shall have the meaning set forth in Section 8.18(a).

                 (cg) "Suncoast Financial Statements" shall have the meaning set forth in Section 5.05.

                 (ch) "Suncoast Net Worth" shall mean the net worth of Suncoast determined in accordance with GAAP, as of the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on Suncoast; provided, however, that for purposes of this definition, the calculation of Suncoast Net Worth (i) shall not include the effects of (A) any special assessment to recapitalize the SAIF, (B) any employee severance or change in control payments described in Section 8.12, or (C) any fees and expenses of counsel, accountants, and advisors, and costs related to the Agreement; and
         (ii) shall be adjusted as of the month end before the Effective Time to reflect the tax adjusted current market value of the capitalized portion of the Servicing Portfolio, the market value of which at such date for purposes of this section shall be the amount specified by, or, if a range is specified, the mean of the range contained in a valuation conducted by Bayview Financial Trading Group.

                 (ci) "Suncoast Options" shall mean options granted under the Suncoast Option Plan, which are outstanding at the Effective Time.

                 (cj) "Suncoast Option Plan" shall mean the existing Suncoast Savings and Loan Association Complete Restatement of Stock Option Plan.

                 (ck) "Suncoast Preferred Stock" shall mean the Series A Noncumulative Convertible Preferred Stock, of Suncoast.

                 (cl) "Suncoast Reporting Document" shall have the meaning set forth in Section 5.05.

                 (cm) "Suncoast Special Termination Rights" shall have the meaning set forth in Section 10.03.

                 (cn) "Suncoast Stockholders" shall have the meaning set forth in Section 2.04(a).

                 (co) "Suncoast Stock Plan" shall have the meaning set forth in Section 5.30(a).

                 (cp) "Suncoast Subsidiary" shall have the meaning set forth in Section 5.03.

                 (cq) "Suncoast Termination Fee" shall have the meaning set forth in Section 8.18(a).

                 (cr) "Suncoast Warrants" shall have the meaning set forth in Section 5.02.

                 (cs) "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

                 (ct) "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, intangible, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by or for the United States or any state, local, or foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

                 (cu) "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or a Tax is required to be paid.

                 (cv) "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes Suncoast or the Suncoast Subsidiaries.

                 (cw)     "Wilful Breach" shall have the meaning set forth in
         Section 8.17(b).

                 (cw)     "Warehouse Loan" shall have the meaning set forth in
         Section 5.09.

                 (cx)     "VA" shall mean the Veterans Administration.


                                   ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

         2.01    MERGER.

                 (a) Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, Suncoast shall be merged with and into Merger Sub in accordance with applicable law and with the effect provided therein. The separate corporate existence of Suncoast shall thereupon cease, and Merger Sub shall be the surviving corporation in the Merger (the "Surviving Corporation").

                 (b) The charter of Merger Sub as in effect at the Effective Time shall be the charter of the Surviving Corporation after the Effective Time.

                 (c) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

                 (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. The Surviving Corporation shall have directors whose terms shall be for 3 years. The directors of the Surviving Corporation and their home addresses are set forth in Exhibit A hereto.

                 (e) All assets of Suncoast as they exist at the Effective Time shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible and liable for all of the liabilities of every kind and description of Suncoast as of the Effective Time of the Merger.

                 (f) The name of the Surviving Corporation shall be Suncoast Savings and Loan Association or BankUnited, FSB, if the Merger Sub is BankUnited, FSB. The location of the office of the Surviving Corporation shall be 255 Alhambra Circle, Coral Gables, Florida 33134. The Surviving Corporation shall have offices at the locations set forth in Exhibit B hereto.

                 (g) Upon the consummation of the Merger, the savings account holders of Suncoast shall be issued savings accounts of the Surviving Corporation containing substantially the same terms and conditions as those issued by Suncoast.

         2.02 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Stuzin and Camner, P. A. in Miami, Florida at 10:00 A.M. on the date that the Effective Time occurs, or at such other time, and at such other place, as may be mutually agreed upon by BankUnited and Suncoast.

         2.03 EFFECTIVE TIME. The Effective Time shall be set by mutual agreement of the parties, but shall occur no later than ten (10) business days following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the respective stockholders of Suncoast and BankUnited approve this Agreement, in each case as contemplated hereby. The Effective Time may occur at such other date and time as the parties hereto shall agree to in writing.

         2.04    RESERVATION OF RIGHT TO REVISE TRANSACTION; FURTHER ACTIONS.

                 (a) BankUnited in its sole discretion may at any time change the method of effecting the acquisition of Suncoast by BankUnited (including, without limitation, the selection of BankUnited, FSB as the Merger Sub and the provisions as set forth in
         Article III) if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or the kind of the consideration to be received by the holders of Suncoast Capital Stock ("Suncoast Stockholders") as provided for in this Agreement; (B) adversely affect the tax treatment to Suncoast Stockholders as a result of receiving the consideration (in the opinion of tax counsel mutually agreed upon by BankUnited and Suncoast) to be delivered in the Merger; or (C) materially and adversely affect any agreement between Suncoast and its employees, including agreements contemplating a change in control of Suncoast.

                 (b) To facilitate the Merger and the acquisition of Suncoast by BankUnited, each of the parties will execute or will cause to be executed such additional agreements and documents and take such other actions as BankUnited determines necessary or appropriate.


                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

         3.01    CONVERSION.

                 (a)      Subject to the provisions of this Article III and of
         Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                          (i) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of capital stock of the Surviving Corporation.

                          (ii) Each share of Suncoast Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive one share of BankUnited Common Stock. If BankUnited splits, combines, reclassifies, or pays a stock dividend on the BankUnited Common Stock during the period from the date of this Agreement to the Effective Time, then the number of shares of BankUnited Common Stock into which each share of Suncoast Common Stock is convertible at the Effective Time shall be adjusted so that in the Merger each share of Suncoast Common Stock shall be converted into that number of shares of BankUnited Common Stock equal to one share of BankUnited Common Stock times a fraction the numerator of which is the number of shares of BankUnited Common Stock issued and outstanding immediately after such split, combination, reclassification or dividend and the denominator of which is the number of shares of BankUnited Common Stock issued and outstanding on the date of this Agreement.

                          (iii) Each Suncoast Option outstanding as of the Effective Time shall be treated in accordance with the provisions of
         Section 8.09.

                          (iv) Each share of Suncoast Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive one share of New BankUnited Preferred Stock.

                          (v) The Suncoast Warrants outstanding as of the Effective Time shall be treated in accordance with the provisions of
         Section 8.19.

                        (b) At the Effective Time, the stock transfer books of Suncoast shall be closed as to holders of Suncoast Capital Stock immediately prior to the Effective Time and no transfer of Suncoast Capital Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the exchange agent, which shall be selected by BankUnited (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the appropriate number of shares of BankUnited Common Stock and New BankUnited Preferred Stock determined under this Section 3.01. Any other provision of this Agreement notwithstanding, neither BankUnited, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Suncoast Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

         4.01 EXCHANGE PROCEDURES. Promptly after the Effective Time, BankUnited and Suncoast shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of capital stock of Suncoast ("Suncoast Capital Stock") shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former Suncoast Stockholders. After the Effective Time, each holder of shares of Suncoast Capital Stock issued and outstanding immediately prior to the Effective Time shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender shall receive in exchange therefor the consideration provided in Section 3.01 of this Agreement. The certificate or certificates for Suncoast Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. BankUnited shall not be obligated to deliver the consideration to which any former Suncoast Stockholder is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Suncoast Capital Stock for exchange as provided in this Article IV. Certificates representing BankUnited Common Stock or New BankUnited Preferred Stock issued in the Merger to any person constituting an "affiliate" of Suncoast or BankUnited for purposes of Rule 145(c) under the Securities Act shall bear the following legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

If any certificate for shares of BankUnited Common Stock or New BankUnited Preferred Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         4.02 VOTING AND DIVIDENDS. Former Suncoast Stockholders of record shall be entitled to vote after the Effective Time at any meeting of BankUnited stockholders the number of whole shares of BankUnited Common Stock and New BankUnited Preferred Stock into which their respective shares of Suncoast Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing Suncoast Capital Stock for certificates representing BankUnited Common Stock and New BankUnited Preferred Stock, as applicable, in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each certificate theretofore representing shares of Suncoast Capital Stock shall from and after the Effective Time represent for all purposes only the right to receive shares of BankUnited Common Stock and New BankUnited Preferred Stock, as set forth in this Agreement. Whenever a dividend is declared by BankUnited, the record date for which is at or after the Effective Time, the declaration shall include dividends on all shares issuable pursuant to this Agreement; provided, however, no dividend or other distribution payable to the holders of record of BankUnited Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Suncoast Capital Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SUNCOAST

         Suncoast represents and warrants to BankUnited, subject to such exceptions and limitations as are set forth below or in the Suncoast Disclosure Schedule, as follows:

         5.01 ORGANIZATION, STANDING, AND AUTHORITY. Suncoast is a duly organized, validly existing federally- chartered stock savings association. Suncoast is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect. Suncoast has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. Suncoast has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         5.02    SUNCOAST CAPITAL STOCK.

                 (a) The authorized Suncoast Capital Stock consists of 5,000,000 shares of Suncoast Common Stock and 1,000,000 shares of Suncoast Preferred Stock. At April 30,

         1996, there were issued and outstanding 1,996,930 shares of Suncoast Common Stock and 920,000 shares of Suncoast Preferred Stock. All of the issued and outstanding shares of Suncoast Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the Suncoast Capital Stock has been issued in the violation of any preemptive rights or any provision of Suncoast's charter. As of April 30, 1996, Suncoast had reserved 2,020,784 shares of Suncoast Common Stock and 80,000 shares of Suncoast Preferred Stock for issuance under the Suncoast Options and the Suncoast Warrants and no other shares of capital stock have been reserved for any purpose. Suncoast has outstanding warrants pursuant to that certain Underwriters' Warrant Agreement dated as of July 9, 1993 between Suncoast and Josephthan Lyon & Ross Incorporated, Southeast Research Partners, Inc., and Rodman & Renshaw, Inc. (the "Suncoast Warrants"), under which holders thereof have the right to purchase up to 134,624 shares of Suncoast Common Stock or up to 80,000 shares of Suncoast Preferred Stock at an exercise price of $10.70 per share and $18.00 per share, respectively. The representations and warranties set forth in the preceding sentence shall be materially true and correct at the Effective Time and shall not be altered materially by the completion of the Merger.

                 (b) Except as set forth in Section 5.02(b) of the Suncoast Disclosure Schedule, there are no shares of capital stock, or other equity securities of Suncoast issued or outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Suncoast Capital Stock or contracts, commitments, understandings or arrangements by which Suncoast is or may be bound to issue any equity security of Suncoast including any additional shares of Suncoast Capital Stock or options, warrants or rights to purchase or acquire any additional shares of Suncoast Capital Stock. There are no contracts, commitments, understandings or arrangements by which Suncoast or the Suncoast Subsidiaries are or may be bound to transfer any shares of the capital stock of any Suncoast Subsidiary, except for a transfer to Suncoast or any of its wholly-owned Subsidiaries and except as set forth in Section 5.02(b) of the Suncoast Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of Suncoast to vote or to dispose of such shares, other than such as are held in a fiduciary capacity.

                 (c) Except as set forth in Section 5.02(c) of the Suncoast Disclosure Schedule, there are no securities required to be issued by Suncoast under the Suncoast Stock Plan, any dividend reinvestment plan or similar plan.

         5.03 SUBSIDIARIES. Section 5.03 of the Suncoast Disclosure Schedule contains a complete list of each subsidiary of Suncoast (a "Suncoast Subsidiary"). All of the issued and outstanding shares of each Suncoast Subsidiary are owned by Suncoast and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Suncoast Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Suncoast Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Suncoast Subsidiary are fully paid and nonassessable and are owned by Suncoast free and clear of any Encumbrance. For purposes of this

Agreement, the term "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever. Each Suncoast Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect.

         5.04    AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                 (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Suncoast, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of Suncoast with respect to the Merger to the extent required by the applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of Suncoast, enforceable against Suncoast in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                 (b) Except as set forth in Section 5.04(b) of the Suncoast Disclosure Schedule, neither the execution and delivery of this Agreement by Suncoast, nor the consummation by Suncoast of the transactions contemplated hereby nor compliance by Suncoast with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Suncoast's charter or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Encumbrance upon, any property or assets of any of Suncoast or the Suncoast Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or
         (iii) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Suncoast or the Suncoast Subsidiaries or any of their properties or assets.

                 (c) Other than (i) in connection with complying with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), (ii) consents, authorizations, approvals or exemptions required from the OTS, and (iii) as set forth on Section 5.04(c) of the Suncoast Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Suncoast of the Merger and the other transactions contemplated in this Agreement.

         5.05 FINANCIAL STATEMENTS. Suncoast (i) has delivered to BankUnited copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Suncoast and its consolidated Subsidiaries as of and for the periods ended March 31, 1996, December 31, 1995, September 30, 1995 and June 30, 1995 included in a quarterly report on Form 10-Q or an annual report on Form 10-K, as the case may be, filed by Suncoast pursuant to the Securities Laws (a "Suncoast Reporting Document") and (ii) until the Closing will deliver to BankUnited promptly upon the filing thereof with the OTS copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any Suncoast Reporting Document filed subsequent to the execution of this Agreement (the financial statements and related notes and schedules referred to in clauses (i) and (ii) above are collectively referred to herein as the "Suncoast Financial Statements"). The Suncoast Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Suncoast and the Suncoast Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Suncoast and the Suncoast Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied, except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Suncoast has delivered to BankUnited (i) copies of all management letters prepared by Price Waterhouse LLP (and any predecessor thereto) delivered to Suncoast since July 1, 1992 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any Suncoast Subsidiary since July 1, 1992 for which a separate audit has been performed.

         5.06    ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
Section 5.06 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has any obligations or liabilities (contingent or otherwise) in the amount of $50,000 or more, except obligations and liabilities
(i) which are fully accrued or reserved against in the consolidated balance sheet of Suncoast and the Suncoast Subsidiaries as of June 30, 1995 included in the Suncoast Financial Statements or reflected in the notes thereto, or (ii) which were incurred after June 30, 1995 in the ordinary course of business consistent with past practice. Except as set forth in Section 5.06 of the Suncoast Disclosure Schedule, since June 30, 1995 neither Suncoast nor any Suncoast Subsidiary has incurred or paid any obligations or liabilities which individually or in the aggregate would have a Material Adverse Effect.

         5.07 TAX MATTERS. Except as set forth in Section 5.07 of the Suncoast Disclosure Schedule:

                 (a) All Tax Returns required to be filed by or on behalf of Suncoast or the Suncoast Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before March 31, 1996, and all such returns filed are complete and accurate in all material respects.

                 (b) There are no audits, examinations, deficiencies or refund litigation or matters in controversy with respect to any Taxes that might reasonably be expected individually or in the aggregate to result in a determination the effect of which would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

                 (c) Suncoast has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (d) Adequate provision for any Taxes due or to become due for Suncoast and the Suncoast Subsidiaries for any period or periods through and including March 31, 1996, has been made and is reflected on the March 31, 1996 financial statements included in the Suncoast Financial Statements. Deferred Taxes of Suncoast and the Suncoast Subsidiaries have been provided for in the Suncoast Financial Statements in accordance with GAAP, applied on a consistent basis.

                 (e) Suncoast and the Suncoast Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Suncoast and the Suncoast Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (1) the Code, and (2) any state, local or foreign laws, and the rules and regulations, thereunder.

                 (f) Neither Suncoast nor any Suncoast Subsidiary has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 28OG of the Code.

         5.08 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the consolidated statement of condition of Suncoast and the Suncoast Subsidiaries as of March 31, 1996 included in the Suncoast Financial Statements and the Allowance shown on the consolidated statement of condition of Suncoast and the Suncoast Subsidiaries, as of dates subsequent to the execution of this Agreement included in the Suncoast Financial Statements will be, in each case as of the dates thereof, adequate as determined in accordance with GAAP.

         5.09 SERVICING PORTFOLIO. Suncoast has previously delivered to BankUnited a tape (magnetic media) on which certain information regarding the Servicing Portfolio as of March 31, 1996 is recorded. The information so provided is true, correct and complete, except as disclosed to BankUnited in
Section 5.09 of the Suncoast Disclosure Schedule.  Except as disclosed in
Section 5.09 of the Suncoast Disclosure Schedule, each Mortgage Loan (i) is evidenced by a note with such terms as are customary in the business, (ii) is duly secured by a mortgage or deed of trust with such terms





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as are customary in the business and which grants the holder thereof a first or second lien on the subject property (including any improvements thereon), each such mortgage or deed of trust constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect, (iii) is accompanied by an insurance policy covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of Suncoast, one of its Subsidiaries or its assignee, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and in accordance with investor requirements, and (iv) has been serviced in accordance with the note and mortgage or deed of trust applicable to such Mortgage Loan. Suncoast and each Suncoast Subsidiary has complied with all of its obligations under the insurance policies described in the previous sentence. Except as disclosed in Section 5.09 of the Suncoast Disclosure Schedule, each Warehouse Loan is a Conforming Loan or is subject to an Investor Commitment. As used in this Agreement, the term "Warehouse Loan" means a Mortgage Loan owned by Suncoast or a Suncoast Subsidiary and held for sale. As used in this Agreement, the term "Conforming Loan" means a Mortgage Loan which is or is eligible to be an FHA loan or a VA loan or which is a loan eligible to be sold to FNMA or FHLMC without recourse. As used in this Agreement, the term "Investor Commitment" means the optional or mandatory commitment of a person to purchase a Mortgage Loan owned by Suncoast or a Suncoast Subsidiary or securities based on and backed by such Mortgage Loans.

         5.10    TITLE TO CERTAIN MORTGAGE LOANS; MORTGAGE SERVICING
                 AGREEMENTS.

                          (a) All Mortgage Loans held for Suncoast's account (whether or not for future sale or delivery to an investor) are owned by Suncoast free and clear of Encumbrances other than Encumbrances in favor of Suncoast's lender banks. Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of Suncoast or a Suncoast Subsidiary as mortgagee. Neither Suncoast nor any Suncoast Subsidiary has, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

                          (b) All of the mortgage servicing agreements between Suncoast and an investor pursuant to which Suncoast (or a Suncoast Subsidiary) subservices, services or master services Mortgage Loans for such investor (the "Mortgage Servicing Agreements") and the rights created thereunder are owned by Suncoast free and clear of any Encumbrances.

         5.11 NO RECOURSE. Except as set forth in Section 5.11 of the Suncoast Disclosure Schedule, Suncoast is not a party to (i) any agreement or arrangement with (or otherwise obligated to) any individual, corporation or other entity to repurchase from any such individual, corporation or other entity any Mortgage Loan, mortgaged property serviced for others or Mortgage Loans sold by Suncoast with servicing released ("Servicing Released Loans") or
(ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any individual, corporation or other entity or otherwise assume any liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loans, mortgaged property serviced for others or Servicing Released Loans described in clauses
(i) and (ii) above, except insofar as (A) such recourse is based upon breach by Suncoast of a customary representation, warranty or undertaking,





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

including, without limitation, as specified in standard FNMA and FHLMC agreements, or the misfeasance or malfeasance of Suncoast, and not based solely upon the default under or foreclosure or sale of any such Mortgage Loan, mortgaged property or Servicing Released Loan without regard to the occurrence of any such breach, misfeasance or malfeasance, or (B) Suncoast incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement.

         5.12 MORTGAGE SERVICING AGREEMENTS. A list and description of Mortgage Servicing Agreements is included in Section 5.12 of the Suncoast Disclosure Schedule. All of the Mortgage Servicing Agreements to which Suncoast is a party, are valid and binding obligations of Suncoast, and to the best knowledge of Suncoast, of all the other parties thereto, and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Section 5.12 of the Suncoast Disclosure Schedule, there are no defaults or claims of default by any party under any such Mortgage Servicing Agreement, and, except for the consummation of the transactions contemplated by this Agreement, no events have occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Mortgage Servicing Agreement or would result in any such Mortgage Servicing Agreement being terminable by any party thereto. As of the date of this Agreement, there is no pending or, to the best knowledge of Suncoast, threatened cancellation of any Mortgage Servicing Agreement. Except as set forth in Section 5.12 of the Suncoast Disclosure Schedule, no sanctions or penalties which have had a Material Adverse Effect on Suncoast have been imposed upon Suncoast or Suncoast Subsidiaries under any Mortgage Servicing Agreement or under any applicable rule or regulation.

         5.13 CUSTODIAL ACCOUNTS. Suncoast has full power and authority to maintain escrow accounts ("Custodial Accounts") for certain serviced loans. Such Custodial Accounts comply in all respects with (i) all federal, state and other applicable laws and regulations and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto. The Custodial Accounts contain the amounts shown in the records of Suncoast, which amounts represent all monies received or advanced by Suncoast as required by the applicable Mortgage Servicing Agreements, less amounts remitted by or on behalf of Suncoast pursuant to applicable Mortgage Servicing Agreements, except for checks in process.

         5.14 ADVANCES. Except as set forth in Section 5.14 of the Suncoast Disclosure Schedule, there are no pooling, participation, servicing or other agreements to which Suncoast is a party which obligate it to make servicing advances for principal and interest payments with respect to defaulted or delinquent Mortgage Loans other than as provided in FNMA, FHLMC or GNMA or other pooling and servicing agreements. The Advances are valid and subsisting amounts owing to Suncoast, subject to the terms of the applicable Mortgage Servicing Agreement. As used in this Agreement, the term "Advances" means amounts that, as of the Closing Date, have been advanced by Suncoast or Suncoast Subsidiaries in connection with servicing the Mortgage Loans (including, without limitation, principal, interest, taxes, insurance premiums, and foreclosure and liquidation expenses) and which are required or permitted to be paid by Suncoast or Suncoast Subsidiaries as the servicer of the Mortgage Loans pursuant to applicable investor requirements and the terms of the applicable Mortgage Servicing Agreements.

         5.15 PHYSICAL DAMAGE. To the best knowledge of Suncoast, there exists no physical damage to any property securing a Mortgage Loan or any real estate owned ("REO") by Suncoast, which physical damage is not adequately insured against and that would cause any Mortgage Loans to become delinquent or adversely affect in a material manner the value or marketability of any Mortgage Loans, servicing rights, REO or collateral and that would, in the aggregate, have a Material Adverse Effect. Suncoast shall promptly notify BankUnited if it receives any information or learns of any facts that would cause the representation set forth in this Section 5.15 to be false in any material respect.

         5.16 APPLICATION OF FUNDS. All monies received with respect to each Mortgage Loan have been properly accounted for and applied by Suncoast.

         5.17 SUNCOAST SUBSIDIARIES. Each of the representations and warranties made by Suncoast in this Agreement shall be deemed to have been made on behalf of each of the Suncoast Subsidiaries to the extent applicable or related to such Suncoast Subsidiary.

         5.18 ENFORCEABILITY. All Mortgage Loans are genuine, valid and legally binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity and are enforceable in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower, (iii) state laws on deficiencies and (iv) the matters set forth in Section 5.18 of the Suncoast Disclosure Schedule, except where the invalidity or unenforceability of Mortgage Loans would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 5.18 of the Suncoast Disclosure Schedule, neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, has rendered or will render the related mortgage or note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

         5.19 INVESTOR COMMITMENTS. Set forth in Section 5.19 of the Suncoast Disclosure Schedule is a complete and correct list of each Investor Commitment to which Suncoast or any Suncoast Subsidiary is a party as of a date specified in Section 5.19 of the Suncoast Disclosure Schedule not more than 45 days prior to the date of the Agreement. Suncoast has made available to BankUnited complete and correct copies of all Investor Commitments in effect on such date. Each Investor Commitment constitutes a valid and binding obligation, except as set forth in Section 5.19 of the Suncoast Disclosure Schedule, of Suncoast or a Suncoast Subsidiary, and, to the best knowledge of Suncoast, all of the other parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         5.20 INQUIRIES. Section 5.20 of the Suncoast Disclosure Schedule contains a true and correct list of all the audits, investigations, complaints and inquiries of Suncoast or the Suncoast Subsidiaries open or ongoing at January 1, 1995 or commenced thereafter by an agency (including, without limitation, FNMA, FHLMC, VA or HUD), an investor, or a private mortgage insurer, the





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

result of which audits and investigations claimed a material failure to comply with applicable regulations and could result in (i) a repurchase of Mortgage Loans or related mortgage properties by Suncoast or any Suncoast Subsidiary,
(ii) indemnification by Suncoast or any Suncoast Subsidiary in connection with Mortgage Loans, (iii) rescission of an insurance or guaranty contract or agreement or (iv) payment of a material penalty to an agency, HUD, an investor, or a private mortgage insurer. Except for customary ongoing quality control reviews, no such audit or investigation is pending or, to the best knowledge of Suncoast, threatened. Suncoast has made available to BankUnited copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

         5.21 REPRESENTATIONS. Except as set forth in Section 5.21 of the Suncoast Disclosure Schedule, there is no breach or violation of any representation, warranty or covenant made by Suncoast or any Suncoast Subsidiary to any investor or other person in connection with the transfer of the ownership of any Mortgage Loan and/or the servicing rights thereto from Suncoast or any Suncoast Subsidiary to such investor or other person, except where all such breaches or violations would in the aggregate not have a Material Adverse Effect.

         5.22 POOL CERTIFICATION. All pools relating to the Mortgage Loans have been certified, finally certified and recertified (if required) in accordance with applicable rules and guidelines, and the securities backed by such pools have been issued on uniform documents, promulgated in the applicable investor guide without any material deviations therefrom. The principal balance outstanding and owing on the Mortgage Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool.

         5.23 LOAN DISBURSEMENT. All of the Mortgage Loans were fully disbursed in accordance with applicable law and regulations.

         5.24 PAYMENT OF TAXES, INSURANCE PREMIUMS, ETC. The responsibilities of Suncoast and the Suncoast Subsidiaries with respect to all applicable taxes (including tax reporting for the period prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans and REO have been met, except for such failures to meet such responsibilities individually or in the aggregate which would not have a Material Adverse Effect.

         5.25 TAX IDENTIFICATION. All tax identification numbers or references utilized in Suncoast's business are correct and complete in all respects, and property descriptions contained in any loan document are legally sufficient, except where all failures to be correct and complete in the aggregate will not have a Material Adverse Effect.

         5.26 PAYOFF STATEMENTS. All payoff and assumption statements with respect to each Mortgage Loan provided by Suncoast or any Suncoast Subsidiary to borrowers or their agents were, at the time they were provided, complete and accurate, except where each lack of accuracy or completeness in the aggregate would not have a Material Adverse Effect.

         5.27 OTHER TAX AND REGULATORY MATTERS. Neither Suncoast nor any Suncoast Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would





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



(i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in
Section 9.01(b).

         5.28 PROPERTIES. Except as disclosed in any Securities Reporting Document filed since June 30, 1995 and prior to the date hereof and except for Encumbrances arising, in the ordinary course of business after the date hereof, Suncoast and the Suncoast Subsidiaries have good and, in the case of real property, marketable title, free and clear of all Encumbrances, except for Encumbrances for taxes not yet due and payable, that individually or in the aggregate would not have a Material Adverse Effect, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Suncoast Financial Statements as being owned by Suncoast and Suncoast Subsidiaries as of the date hereof, except for such imperfections of title and Encumbrances, if any, as do not materially interfere with the present use of the property or otherwise materially impair the business operations or the marketability or value of the properties. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Suncoast or any Suncoast Subsidiary are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of Suncoast's and the Suncoast Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted except where any failure to so maintain such equipment or to preserve such equipment in good serviceable condition would not individually or in the aggregate have a Material Adverse Effect.

         5.29    COMPLIANCE WITH LAWS.

                 (a) Except as set forth in Section 5.29(a) of the Suncoast Disclosure Schedule, Suncoast and each Suncoast Subsidiary is in compliance with all federal, state and local laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its Employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

                 (b) Since January 1, 1993, except as set forth in Section 5.29(b) the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, the SEC and the NASD and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that Suncoast or any Suncoast Subsidiary is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such agency, department or regulatory authority, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Suncoast and the Suncoast Subsidiaries on a consolidated basis, (iii) requiring or threatening to require Suncoast or any Suncoast Subsidiary, or indicating that Suncoast or any Suncoast Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Suncoast or the Suncoast Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Suncoast or any Suncoast Subsidiary, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                 (c) Since January 1, 1994 neither Suncoast nor any Suncoast Subsidiary has consented to or entered into or has outstanding any Regulatory Agreement or memorandum of understanding.

                 (d) Neither Suncoast nor any Suncoast Subsidiary is required by Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         5.30    EMPLOYEE BENEFIT PLANS.

                 (a) Suncoast has delivered or made available to BankUnited prior to the execution of this Agreement or will deliver or make available to BankUnited at the time of delivery of the Suncoast Disclosure Schedule true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Suncoast or the Suncoast Subsidiaries or any Affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which Suncoast or the Suncoast Subsidiaries could have any liability contingent or otherwise (collectively, the "Suncoast Benefit Plans"). Section 5.30(a) of the Suncoast Disclosure Schedule contains a listing of all the Suncoast Benefit Plans. Any of the Suncoast Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Suncoast ERISA Plan." Any of the Suncoast Benefit Plans pursuant to which Suncoast is or may become obligated to, or obligated to cause the Suncoast Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of Suncoast or the Suncoast Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Suncoast or the Suncoast Subsidiaries, is referred to herein as a "Suncoast Stock Plan." No Suncoast Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. Suncoast has set forth in Section 5.30 of the Suncoast Disclosure Schedule (i) a list of all of the Suncoast Benefit Plans, (ii) a list of Suncoast

         Benefit Plans that are Suncoast ERISA Plans, (iii) a list of Suncoast Benefit Plans that are Suncoast Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Suncoast Stock Plans.

                 (b) All Suncoast Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

                 (c) All liabilities under any Suncoast Benefit Plan are fully accrued or reserved against in the Suncoast Financial Statements in accordance with GAAP.

                 (d) Neither Suncoast nor any Suncoast Subsidiary has any obligations for retiree health and life benefits under any Suncoast Benefit Plan or otherwise. There are no restrictions on the rights of Suncoast or the Suncoast Subsidiaries to amend or terminate any such Suncoast Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect.

                 (e) Except as set forth in Section 5.30(e) the Suncoast Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Employees under any Suncoast Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Suncoast Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         5.31 COMMITMENTS AND CONTRACTS. Except as set forth in Section 5.31 of the Suncoast Disclosure Schedule or with respect to the validity of this representation, except as may have been permitted by Section 7.01 and 7.02, neither Suncoast nor any Suncoast Subsidiary is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

                 (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which either are terminable at will by Suncoast or such Subsidiary without cost to Suncoast or any Suncoast Subsidiary);

                 (b)      any labor contract or agreement with any labor union;

                 (c) any contract not made in the usual, regular and ordinary course of business containing non- competition covenants which limit the ability of Suncoast or the Suncoast Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Suncoast or any Suncoast Subsidiary may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

                 (d) any other contract or agreement which would be required to be disclosed as an exhibit to Suncoast's annual report on Form 10-K and which has not been so disclosed;

                 (e) any real or personal property lease with annual rental payments aggregating $5,000 or more;

                 (f) any employment or other contract requiring the payment of additional amounts as "change in control" payments as a result of transactions contemplated by this Agreement;

                 (g) any agreement with respect to (i) the acquisition of the assets or stock of another financial institution or (ii) the sale of one or more bank branches which would require additional payments by Suncoast after the date of this Agreement;

                 (h) any outstanding interest rate exchange or other derivative contracts;

                 (i)      any commitment or contract to acquire real property;
         or

                 (j) any other agreement to which Suncoast or any Suncoast Subsidiary is a party requiring payment by Suncoast or any Suncoast Subsidiary in excess of $25,000 during the remainder of the term of such agreement, except as set forth in Section 5.31 of the Suncoast Disclosure Schedule.

         5.32 MATERIAL CONTRACT DEFAULTS. Neither Suncoast nor any Suncoast Subsidiary is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Suncoast or the Suncoast Subsidiaries is a party or by which Suncoast or the Suncoast Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Section 5.32 of the Suncoast Disclosure Schedule, no consent of any party to any contract to which Suncoast or any Suncoast Subsidiary is a party is required in connection with the consummation of the transactions contemplated by this Agreement, except for consents which in the aggregate if not obtained would not have a Material Adverse Effect.

         5.33 LEGAL PROCEEDINGS. Except as set forth in Section 5.33 of the Suncoast Disclosure Schedule, there are no actions, suits, proceedings or investigations by Regulatory Authorities or any other Person instituted or pending or, to the best knowledge of Suncoast, threatened against Suncoast or the Suncoast Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $25,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Suncoast nor any Suncoast Subsidiary is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect or, might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

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         5.34    ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996,
except (i) as disclosed in any Securities Reporting Document filed since December 31, 1995 and prior to the date hereof or (ii) as set forth in Section
5.34 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has (A) incurred or paid any liability or obligation (contingent or otherwise), which individually or in the aggregate had or is reasonably likely to have a Material Adverse Effect, (B) suffered any change which individually or in the aggregate is reasonably likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice or (D) changed any accounting practices.

         5.35 SECURITIES REPORTING DOCUMENTS. Since July 1, 1992, Suncoast and each Suncoast Subsidiary has filed on a timely basis all material reports, schedules, registration statements and definitive proxy statements ("Securities Reporting Documents"), together with all amendments required to be made with respect thereto, that they were required to file with (i) the OTS, including, without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K, (ii) the FDIC, (iii) any other applicable state securities or banking authorities (except, in the case of state securities authorities, filings which are not material) and (iv) the NASD. No Securities Reporting Document of Suncoast with respect to periods beginning on or after July 1, 1992 and until the Closing, contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each such Securities Reporting Document of Suncoast contained or will contain all information required to be stated therein.

         5.36 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Suncoast for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by BankUnited under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the joint proxy statement to be used by Suncoast and BankUnited in connection with obtaining all required approvals of their respective stockholders as contemplated by this Agreement (the "Joint Proxy Statement") will, in the case of the Joint Proxy Statement, when it is first mailed to the respective stockholders of Suncoast and BankUnited, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the respective stockholders of Suncoast and BankUnited to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Stockholders' Meetings"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that Suncoast is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws. The information which is set forth in the Suncoast Disclosure Schedule by Suncoast for the purposes of this Agreement is true and accurate in all material respects.





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

         5.37 INSURANCE. Suncoast and each Suncoast Subsidiary is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of Suncoast and the Suncoast Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which Suncoast or any Suncoast Subsidiary is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect. Such policies are listed and briefly described in Section 5.37 of the Suncoast Disclosure Schedule.

         5.38 LABOR. No material work stoppage involving Suncoast or the Suncoast Subsidiaries is pending or, to the best knowledge of Suncoast's management, threatened. Neither Suncoast nor any Suncoast Subsidiary is involved in, or to the best knowledge of Suncoast's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Suncoast and the Suncoast Subsidiaries are not represented by any labor union, and, to the best knowledge of Suncoast's management, no labor union is attempting to organize employees of Suncoast or the Suncoast Subsidiaries.

         5.39 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Suncoast's Proxy Statement for its 1995 Annual Meeting of Stockholders or as set forth in the Suncoast Disclosure Schedule, no executive officer or director of Suncoast, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property real or personal, tangible or intangible, used in or pertaining to the business of Suncoast or the Suncoast Subsidiaries.

         5.40 REGISTRATION OBLIGATIONS. Except as set forth in Section 5.40 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger to register any of its securities under the Securities Act.

         5.41 BROKERS AND FINDERS. Except as set forth in Section 5.41 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Suncoast or Suncoast Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         5.42 TAKEOVER LAWS. Suncoast has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state or federal takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         5.43 ENVIRONMENTAL MATTERS. To Suncoast's best knowledge, without inquiry, neither Suncoast nor any of the Suncoast Subsidiaries has been or is in violation of or liable under any

Environmental Law (as hereinafter defined) and no properties owned or leased by Suncoast or any of the Suncoast Subsidiaries or held as collateral by Suncoast or any Suncoast Subsidiary, while owned or operated by Suncoast or a Suncoast Subsidiary or while held as collateral by Suncoast or any Suncoast Subsidiary, have been or are in violation of any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Suncoast's management, threatened relating to the liability of any properties owned or leased by Suncoast or any Suncoast Subsidiary under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         5.44 SUPPORT OF STOCKHOLDERS To induce BankUnited to enter into this Agreement Suncoast has obtained and delivered to BankUnited letter agreements in the form of Exhibit C hereto, with each of the following stockholders of Suncoast committing these stockholders to actively support the Merger by, among other things, voting in favor of the Merger at the Suncoast Stockholders' Meeting and not disposing of any Suncoast Common Stock or Suncoast Preferred Stock other than pursuant to the Merger: Albert Finch, Paul Fay, E. J. Guisti, William Hammonds, Norman Mains, Irving P. Cohen, Sumner G. Kaye, Richard L. Browdy and Wendy M. Mitchler.

         5.45    RETAIL SECURITIES ACTIVITIES. Except as set forth in Section
5.45 of the Suncoast Disclosure Schedule, Suncoast's retail securities brokerage and annuities sales business conducted through Suncoast's branches has complied with applicable state and federal securities laws and all applicable requirements of the NASD, except for instances where failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

         5.46 DERIVATIVES CONTRACTS. None of Suncoast nor any of the Suncoast Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other contract not included on its statement of financial condition which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract") except for those Derivative Contracts disclosed in Section 5.46 of the Suncoast Disclosure Schedule, which includes a complete list, as applicable, of Suncoast's assets pledged as security for each Derivatives Contract.

         5.47 MATERIALITY. The representations and warranties of Suncoast contained in Sections 5.01 through 5.45 hereof are true and correct in all material respects. No failure of any such





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

representation or breach of any such warranty shall be deemed a breach of this Agreement unless the same, individually or collectively, shall be material, unless a different standard of materiality is specifically contained in the relevant Section.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BANKUNITED

         BankUnited represents and warrants to Suncoast as follows:

         6.01 ORGANIZATION, STANDING AND AUTHORITY. BankUnited is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. BankUnited is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect. BankUnited has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. BankUnited is duly registered as a savings and loan holding company under the HOLA, BankUnited has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         6.02 BANKUNITED CAPITAL STOCK. The authorized capital stock of BankUnited consists of 18,000,000 shares of BankUnited Common Stock and 10,000,000 shares of BankUnited Preferred Stock. At March 31, 1996, there were issued and outstanding 5,698,598 shares of BankUnited Common Stock and 2,665,547 shares of BankUnited Preferred Stock and no other shares of capital stock of any class. All of the issued and outstanding shares of BankUnited Common Stock and BankUnited Preferred Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         6.03    AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                 (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BankUnited, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of BankUnited with respect to the Merger, to the extent required by applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of BankUnited, enforceable against BankUnited in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).





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

                 (b) Neither the execution and delivery of this Agreement by BankUnited, nor the consummation by BankUnited of the transactions contemplated hereby or thereby nor compliance by BankUnited with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of BankUnited's Articles of Incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation. or acceleration with respect to, or result in the creation of any Encumbrance upon any property or assets of any of BankUnited or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect or
         (iii) subject to receipt of the requisite approvals referred to in
         Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankUnited or any of its Subsidiaries or any of their properties or assets.

         6.04 FINANCIAL STATEMENTS. BankUnited (i) has delivered to Suncoast copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of BankUnited and its consolidated Subsidiaries as of and for the periods ended March 31, 1996, December 31, 1995 and September 30, 1995 included in a quarterly report on Form 10-Q or an annual report of Form 10-K, as the case may be, filed by BankUnited pursuant to the Securities Laws (a "BankUnited Reporting Document"), and (ii) until the Closing will deliver to Suncoast promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any BankUnited Reporting Documents filed subsequent to the execution of this Agreement (the financial statements and related notes and schedules referred to in clauses (i) and (ii) above are collectively referred to herein as the "BankUnited Financial Statements"). The BankUnited Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of BankUnited and its consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of BankUnited and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied, except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. BankUnited has delivered to Suncoast (i) copies of all management letters prepared by Price Waterhouse L.L.P (and any predecessor thereto) delivered to BankUnited since October 1, 1992 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any of Subsidiary of BankUnited since October 1, 1992 for which a separate audit has been performed.

         6.05 SECURITIES REPORTING DOCUMENTS. Since October 1, 1992, BankUnited and each of its Subsidiaries has filed on a timely basis all Securities Reporting Documents, together with all amendments required to be made with respect thereto, that they were required to file with (i) the SEC,





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

including without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports of Form 8-K, (ii) the OTS, (iii) the FDIC, (iv) any other applicable state securities or banking authorities (except in the case of state securities authorities, filings that were not material), and (v) the NASD. No Securities Reporting Document of BankUnited with respect to periods beginning on or after October 1, 1992 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each Securities Reporting Document of BankUnited contained or will contain all information required to be stated therein.

         6.06 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by BankUnited for inclusion in the Registration Statement or the Joint Proxy Statement will, in the case of the Joint Proxy Statement, when it is first mailed to the respective stockholders of Suncoast and BankUnited, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that BankUnited is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws. The information which is set forth in the BankUnited Disclosure Schedule by BankUnited for the purposes of this Agreement is true and correct in all material respects.

         6.07 CAPITAL STOCK. At the Effective Time and upon issuance pursuant to this Agreement, the BankUnited Common Stock and New BankUnited Preferred Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         6.08 TAX AND REGULATORY MATTERS. Neither BankUnited nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code; or materially impede or delay receipt of any approval referred to in Section 9.01(b).

         6.09 LITIGATION. There are no judicial proceedings of any kind or nature pending or, to the knowledge of BankUnited, threatened against BankUnited before any court or arbitral tribunal or before or by any governmental department, agency or instrumentality involving the validity of the BankUnited Common Stock, the New BankUnited Preferred Stock, or the transactions contemplated by this Agreement.

         6.10 BROKERS AND FINDERS. Except as set forth in Section 6.10 of the BankUnited Disclosure Schedule, neither BankUnited nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BankUnited or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         6.11    COMPLIANCE WITH LAWS.

                 (a) Except as set forth in Section 6.11(a) of the BankUnited Disclosure Schedule, each of BankUnited and its Subsidiaries is in compliance with all federal, state, and local laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to BankUnited's employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

                 (b) Since January 1, 1993, except as set forth in Section 6.11(b) of the BankUnited Disclosure Schedule, neither BankUnited nor any Subsidiary of BankUnited has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, the SEC and the NASD and the staffs thereof (i) asserting that BankUnited or any Subsidiary of BankUnited is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such agency, department or regulatory authority, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BankUnited and the BankUnited Subsidiaries on a consolidated basis, (iii) requiring or threatening to require BankUnited or any Subsidiary of BankUnited, or indicating that BankUnited or any Subsidiary of BankUnited may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of BankUnited or any Subsidiary of BankUnited including, without limitation, any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of BankUnited or any Subsidiary of BankUnited, including, without limitation, any restriction on the payment of dividends.

                 (c) Since January 1, 1994 neither BankUnited nor any Subsidiary of BankUnited has consented to or entered into any Regulatory Agreement or memorandum of understanding.

                 (d) Neither BankUnited nor any Subsidiary of BankUnited is required by Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.





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

         6.12    EMPLOYEE BENEFIT PLANS.

                 (a) BankUnited has delivered or made available to Suncoast prior to the execution of this Agreement or will deliver or make available to Suncoast at the time of delivery of the BankUnited Disclosure Schedule, true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by BankUnited or any Subsidiary of BankUnited or any affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which BankUnited or any Subsidiary of BankUnited could have any liability contingent or otherwise (collectively, the "BankUnited Benefit Plans"). Section 6.12(a) of the BankUnited Disclosure Schedule contains a listing of all the BankUnited Benefit Plans.

                 (b) All BankUnited Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

                 (c) All liabilities under any BankUnited Benefit Plan are fully accrued or reserved against in the BankUnited Financial Statements in accordance with GAAP.

         6.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, except (i) as disclosed in any Securities Reporting Document filed since December 31, 1995 and prior to the date hereof or (ii) as set forth in Section
6.13 of the BankUnited Disclosure Schedule, neither BankUnited nor any Subsidiary of BankUnited has (A) incurred or paid any liability or obligation (contingent or otherwise), which has had or is likely to have a Material Adverse Effect, (B) suffered any change which is likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice or (D) changed any accounting practices.

         6.14    MERGER SUB.

                 (a) When Merger Sub is organized and executes and delivers this Agreement, Merger Sub will (i) be a federally-chartered savings bank; (ii) be duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business would require it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect;
         (iii) have all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement;
         (iv) have in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

                 (b) When Merger Sub is organized and executes and delivers this Agreement, (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub, including approval of the Merger by its Board of Directors and its shareholder;
         (ii) this Agreement, subject to any requisite regulatory approval hereof with respect to the Merger, will represent a valid and legally binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                 (c) When Merger Sub is organized and executes and delivers this Agreement, (i) neither the execution and delivery of this Agreement by Merger Sub nor the consummation by Merger Sub of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof will (A) conflict with or result in a breach of any provision of Merger Sub's charter or bylaws or (B) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Encumbrance upon, any property or assets of Merger Sub pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or (C) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or any of its properties or assets.

         6.15 SUPPORT OF STOCKHOLDERS. To induce Suncoast to enter into this Agreement BankUnited has obtained and delivered to Suncoast letter agreements in the form of Exhibit D hereto, with each of the following stockholders of BankUnited committing these stockholders to actively support the Merger by, among other things, voting in favor of the Merger at the BankUnited Stockholders' Meeting: Alfred R. Camner, Earline G. Ford, Lawrence H. Blum, Allen M. Bernkrant and Marc D. Jacobson.

         6.16 MATERIALITY. The representations and warranties of BankUnited contained in Sections 6.01 through 6.14 hereof are true and correct in all material respects. No failure of any representation or breach of any warranty shall be deemed a breach of this Agreement unless the same, individually or collectively, shall be material, unless a different standard of materiality is specifically contained in the relevant Section.

                                  ARTICLE VII

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

         7.01 CONDUCT OF SUNCOAST BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, Suncoast shall, and shall cause each Suncoast Subsidiary to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the Suncoast Disclosure Schedule) and (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key Employees.

         7.02 FORBEARANCES OF SUNCOAST. Except as required by law, regulation or regulatory authority, during the period from the date of this Agreement to the Effective Time, Suncoast shall not, and shall not permit any Suncoast Subsidiary to, without the prior written consent of BankUnited (and Suncoast shall provide BankUnited with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

                 (a) other than in the ordinary course of business consistent with past practice since June 30, 1994 ("In the Ordinary Course"), incur any indebtedness for borrowed money, including Federal Home Loan Bank advances (other than (i) Federal Home Loan Bank advances having maturities of six months or less and (ii) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Suncoast or any Suncoast Subsidiary to Suncoast or any Suncoast Subsidiary) (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than In the Ordinary Course.

                 (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $0.30 per share) on the Suncoast Preferred Stock or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than
         (i) Suncoast Common Stock issuable on the exercise of stock options outstanding on the date hereof under the Suncoast Option Plan, (ii) stock options required to be granted to members of the Board of Directors under the Suncoast Option Plan, (iii) Suncoast Common Stock or Suncoast Preferred Stock issuable on the exercise of the Suncoast Warrants, or (iv) Suncoast Common Stock issuable on conversion of Suncoast Preferred Stock outstanding on the date hereof (The parties hereto agree that the issuances by Suncoast of Suncoast Preferred Stock or Suncoast Common Stock or rights to acquire Suncoast Preferred Stock or Suncoast Common





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

         Stock described in clauses (i) - (iv) above are outstanding obligations of Suncoast and not discretionary payments by Suncoast);

                 (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including servicing rights, to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except In the Ordinary Course or pursuant to contracts or agreements in force at the date of this Agreement, it being agreed and understood that sales In the Ordinary Course shall include (i) the sale and/or purchase of those non-residential loans pending sale or servicing of residential mortgage loans as noted in
         Section 7.02(c) of the Suncoast Disclosure Schedule; (ii) the sale of such other non-residential loans up to an aggregate amount of $5 million as to which BankUnited is first given the option to purchase; and (iii) the sale of up to an aggregate of $500,000 in residential loans out of portfolio and all sales of Warehouse Loans pursuant to Investor Commitments;

                 (d) make any investment (including loan purchases and commitments to purchase loans) of more than $25,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any individual, corporation or other entity, including servicing rights other than in connection with contracts in existence on the date hereof and described in
         Section 7.02(d) of the Suncoast Disclosure Schedule; provided, however, that Suncoast may purchase or commit to purchase residential whole loan mortgage loan packages on the terms and conditions described in writing to BankUnited by Suncoast and agreed to and accepted by BankUnited in writing prior to the execution and delivery of this Agreement.

                 (e) enter into or terminate any contract or agreement involving annual payments in excess of $25,000 and which cannot be terminated without penalty upon 30 or fewer days notice, or make any change in, or extension of, any of its leases or contracts involving, annual payments in excess of $25,000 and which cannot be terminated without penalty upon 30 or fewer days notice; provided, however, that on all extensions of existing loan servicing contracts, except for extensions for a term of not more than one year on substantially the same terms and conditions as those before the extension, Suncoast shall consult with BankUnited before agreeing to any such extension, but Suncoast shall not be required to obtain the written approval of BankUnited prior to agreeing to any such extension;

                 (f) increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, except on the terms and conditions described in writing to BankUnited by Suncoast and agreed to and accepted by BankUnited in writing prior to the execution and delivery of this Agreement, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;





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

                 (g)      settle any claim, action or proceeding
         involving the payment of money damages in excess of $50,000, except In the Ordinary Course;

                 (h)      amend its charter or its bylaws;

                 (i) fail to maintain its Regulatory Agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

                 (j) make any capital expenditures of more than $25,000 individually or $50,000 in the aggregate except as noted in Section 7.02(j) the Suncoast Disclosure Schedule;

                 (k) fail to maintain each Suncoast Benefit Plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

                 (l) originate or purchase any loans with fixed rate terms longer than three years (except where such loans are Warehouse Loans originated or purchased In the Ordinary Course and subject to Investor Commitments) or loans that are not at current market rates for comparable loan originations; except that Suncoast may originate or purchase In the Ordinary Course up to an aggregate amount of $5 million of whole residential mortgage loans with fixed rate terms in excess of three years;

                 (m) increase interest rates on deposits having a term of greater than one year to a level higher than interest rates applicable to BankUnited's comparable deposits, unless the rates are being paid In the Ordinary Course and are causing disintermediation, in which case BankUnited shall not unreasonably withhold consent to the payment of such rates necessary to prevent disintermediation of Suncoast deposits;

                 (n) change its underwriting standards for originating or purchasing loans or servicing;

                 (o) originate any commercial or non-residential loan having a principal amount in excess of $500,000 or originate or purchase any other loan not In the Ordinary Course except as described in Section 7.01(o) of the Suncoast Disclosure Schedule;

                 (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.02; or

                 (q) other than in prior consultation with BankUnited, materially restructure or change its investment securities portfolio, loan portfolio, or servicing portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.





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

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.01    ACCESS AND INFORMATION.

                 (a) During the period from the date of this Agreement through the Effective Time, each of Suncoast and BankUnited shall, and shall cause their respective subsidiaries to, afford the other party, and the other party's accountants, counsel and other representatives (including Fiserve), full access during normal business hours and upon reasonable notice to the properties, books, contracts, tax returns, commitments, records and data processing files of the other and its subsidiaries, for the purpose of conducting any review or investigation reasonably related to the Merger, and Suncoast and BankUnited and their respective Subsidiaries will cooperate fully with all such reviews and investigations.

                 (b) During the period from the date of this Agreement through the Effective Time, each party shall furnish to the other (i) all reports referred to in Section 5.35 and 6.04 promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by the party for its internal use. During this period, each party shall also notify the other promptly of any material change in their respective condition or the condition of any subsidiary.

                 (c)      Notwithstanding the foregoing provisions of this
         Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. BankUnited agrees to notify Suncoast promptly on any discovery by BankUnited of any breach of any representation or warranty of Suncoast hereunder; provided however, no such notification nor any failure of BankUnited to so notify Suncoast shall result in BankUnited's waiving any such breach.

                 (d) Each party agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information (i) was already known to the recipient and was received from a source other than the other party or any of its Subsidiaries, directors, officers, employees or agents, (ii) was lawfully obtained from another source, or (iii) is required to be disclosed to the SEC, the NASD, the OTS, the FDIC or any other governmental agency or authority, or is otherwise required to be disclosed by law. Each party agrees not to use such information, and to implement safeguards and procedures that are reasonably designed to prevent such information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement.

                 (e) Each party shall cooperate, and shall cause its respective subsidiaries, accountants, counsel and other representatives to cooperate with the other and its accountants, counsel and other representatives, in connection with the preparation by the other of any applications and documents required to obtain the Approvals, which cooperation shall include promptly providing all information, documents and appropriate representations as may be necessary in connection therewith.

                 (f) From and after the date of this Agreement, each of BankUnited and Suncoast shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to its respective obligations under this Agreement. While this Agreement is in effect, neither BankUnited nor Suncoast shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

         8.02    REGISTRATION STATEMENT; REGULATORY MATTERS.

                 (a) BankUnited shall (i) prepare and file the Joint Proxy Statement/Registration Statement with the SEC, and shall use its best reasonable efforts to cause the Joint Proxy Statement/Registration Statement to be filed within thirty days of the date hereof, and (ii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. Suncoast shall prepare and file the Joint Proxy Statement with the OTS and shall use its best reasonable efforts to cause the Joint Proxy Statement to be filed within 30 days of the date hereof. BankUnited shall furnish Suncoast with all information concerning BankUnited and its Subsidiaries and the holders of BankUnited capital stock as Suncoast may reasonably request in connection with the foregoing. Suncoast and Suncoast Subsidiaries shall furnish BankUnited with all information concerning Suncoast, Suncoast Subsidiaries and the holders of Suncoast Capital Stock as BankUnited may reasonably request in connection with the foregoing.

                 (b) BankUnited and Suncoast shall cooperate and use their respective best reasonable efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the OTS and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. The Parties agree to file the requisite applications with the OTS within thirty days from the date hereof, and BankUnited agrees that it shall be responsible for payment of the fee for the filing of such application.

         8.03    STOCKHOLDERS' APPROVALS.

                 (a) Subject to Section 8.03(b), Suncoast and BankUnited shall call meetings of their respective stockholders to be held as soon as practicable and in accordance with applicable law and its charter and by-laws for the purpose of voting upon the Merger and related matters. Suncoast and BankUnited shall use their respective reasonable best efforts to hold the Stockholders' Meetings not later than 120 days after the date of this Agreement. The respective Boards of Directors of Suncoast and BankUnited shall submit for approval of their respective stockholders the matters to be voted upon at their respective Stockholders' Meetings, and shall recommend approval of such matters and use their best reasonable efforts (including, without limitation, with respect to Suncoast, soliciting proxies for such approvals and retaining a professional proxy solicitation company) to obtain such stockholder approvals.





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

         Suncoast shall consult with BankUnited as to the selection of such professional proxy solicitation company. The covenants of Suncoast under this Section 8.03 are subject to the exercise by the Board of Directors of Suncoast of its fiduciary obligations and the receipt by the Board of Directors of Suncoast from Raymond James & Associates, Inc. of a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Board of Directors of Suncoast, to the effect that the terms on which Suncoast Capital Stock is converted into BankUnited capital stock in the Merger is fair to the holders of Suncoast Capital Stock from a financial point of view, which opinion shall have been confirmed in writing to Suncoast as of the date the Proxy Statement is first mailed to the stockholders of Suncoast and not subsequently withdrawn. The covenants of BankUnited under this Section 8.03 are subject to the exercise by the Board of Directors of BankUnited of its fiduciary obligations.

                 (b) The parties hereto agree that notwithstanding any other provision of this Agreement, so long as all required approvals of the stockholders of BankUnited as to the Merger are obtained prior to the Effective Time as provided herein, BankUnited in its sole discretion may obtain any such approval by a vote at a meeting of the stockholders of BankUnited, through action by the stockholders of BankUnited without a meeting, or otherwise in compliance with applicable law.

         8.04 PRESS RELEASES. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure.

         8.05 NOTICE OF DEFAULTS. Each party shall promptly notify the other of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such party, or (iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time.

         8.06 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. BankUnited and Suncoast shall, and shall cause each of their respective Subsidiaries to, use its best reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of BankUnited or Suncoast, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of BankUnited shall be deemed to have been granted authority in the name of Suncoast to take all such necessary or desirable action.





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

         8.07 AFFILIATE AGREEMENTS. Suncoast will deliver to BankUnited no later than 30 days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an "affiliate" of Suncoast for purposes of Rule 145 under the Securities Act. Suncoast will use its best reasonable efforts to cause each person so identified to deliver to BankUnited within forty-five (45) days after the date of this Agreement a written agreement substantially in the form of Exhibit D hereto.

         8.08    INDEMNIFICATION; INSURANCE.

                 (a) BankUnited (the "Indemnifying Party") shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Suncoast and the Suncoast Subsidiaries (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities (collectively, "Costs") arising out of actions or omissions occurring on or prior to the Effective Time (including without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable OTS regulations and Suncoast's charter and bylaws as in effect on the date hereof. In addition, BankUnited shall advance expenses as incurred to the fullest extent permitted by the OTS regulations and by Suncoast's charter and bylaws as in effect on the date hereof, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

                 (b) The obligations of BankUnited under this Section 8.08 shall continue for six years following the Effective Time, provided that all rights to indemnification and advancement of expenses in respect of any claim made, asserted or commenced within such period shall continue until the final disposition of such claim.

                 (c) All rights and obligations under this Section 8.08 shall be in addition to any rights an Indemnified Party may have under the articles of incorporation or bylaws of BankUnited or any of its Subsidiaries as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time.

                 (d) Any Indemnified Party wishing to claim indemnification under Section 8.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

                 (e) At or prior to the Effective Time, BankUnited shall purchase $5,000,000 of directors and officers liability insurance coverage for the Indemnified Parties with respect to Costs that may be incurred by the Indemnified Parties, which coverage shall be for a term of three years commencing at the Effective Time and shall have a deductible of $500,000; provided, however, that in no event shall BankUnited expend in order to obtain such insurance, an amount in excess of a total of $130,000 in premiums (the "Maximum Amount") for coverage for such three year period. If the amount of the total premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BankUnited shall use its reasonable best efforts to maintain the most advantageous policies (in terms of coverage) of directors and officers insurance for a total three year premium equal to the Maximum Amount.

                 (f) In the event that BankUnited or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 8.08, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         8.09    STOCK OPTIONS.

                 (a) At the Effective Time, all rights with respect to any Suncoast Common Stock pursuant to stock options granted by Suncoast under the Suncoast Option Plan, including options granted under such plan pursuant to employment or acquisition agreements, which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to BankUnited Common Stock and BankUnited shall assume each Suncoast Option, in accordance with the terms of the Suncoast Option Plan. From and after the Effective Time, each Suncoast Option shall be exercisable for the number of shares of BankUnited Common Stock equal to the number of shares of Suncoast Common Stock subject to such Suncoast Option immediately prior to the Effective Time, and the per share exercise price set forth in the Suncoast Option shall remain the same.

                 (b) At the Effective Time, the Suncoast Option Plan shall be automatically and without further action assumed by BankUnited (and thereupon become a stock option plan of BankUnited) as follows: (i) BankUnited shall be substituted for Suncoast in administering the Suncoast Option Plan, (ii) references to Suncoast shall be deemed to be references to BankUnited, references to Suncoast's bylaws shall be deemed to be references to the bylaws of BankUnited, and any similar references shall be appropriately adjusted, and (iii) no additional Suncoast Options shall be granted under the Suncoast Option Plan.

                 (c)      BankUnited shall take all corporate action necessary
         (i) to reserve for issuance a sufficient number of shares of BankUnited Common Stock for delivery upon exercise of the options assumed by BankUnited hereunder, and (ii) to ensure that shares of BankUnited Common Stock issued on exercise of such options assumed by BankUnited hereunder are registered under the Securities Act.

         8.10 APPOINTMENTS TO BOARD OF DIRECTORS OF BANKUNITED AND BANKUNITED, FSB. At the Effective Time, Albert Finch shall be appointed as a Vice-Chairman of the Board of Directors of BankUnited and BankUnited, FSB. At the Effective Time, the following persons shall be appointed to the Board of Directors of BankUnited for the terms indicated: Albert Finch - three years; Norman Mains and Irving Cohen - two years; and E. J. Giusti - one year. The parties hereto recognize that according to BankUnited's bylaws, each such person is required to stand for election at the annual shareholders meeting of BankUnited next following the Effective Time. Accordingly, BankUnited's Board of Directors, subject to applicable fiduciary obligations, shall (i) nominate each such person to be elected as a director of BankUnited for the remainder of such person's term on BankUnited's Board of Directors set forth above at the annual shareholders meeting of BankUnited next following the Effective Time and
(ii) recommend that the shareholders of BankUnited elect such person to be a director of BankUnited for such term. At the Effective Time each of the foregoing persons shall be appointed to the Board of Directors of BankUnited, FSB for a term of one year.

         8.11 VALUATION OF SERVICING PORTFOLIO. At such time as BankUnited shall reasonably request in connection with setting the Closing, Suncoast shall provide BankUnited and/or its representatives with a magnetic tape updating the tapes previously supplied for the purpose of valuing the Servicing Portfolio, as well as a reconciliation of Suncoast's tape totals to Suncoast's accounting and bookkeeping records.

         8.12 CERTAIN CHANGE IN CONTROL MATTERS. The parties hereto agree that prior to the Effective Time, Suncoast shall enter into and deliver (i) certain severance and/or employment continuation agreements (collectively, such severance and change-in-control agreements are referred to herein as the "Change-in-Control Agreements") with each of Albert J. Finch, Richard L. Browdy, and Wendy Mitchler regarding the payment of severance and change-in-control benefits to them and (ii) a consulting agreement between BankUnited and Albert J. Finch the term of which shall begin at the Effective Time. The Change in Control Agreements and such consulting agreement shall be in the form delivered to and agreed to and accepted by BankUnited in writing prior to the date this Agreement is executed and delivered. BankUnited hereby agrees, from and after the Effective Time, to provide the benefits and perform the obligations of Suncoast set forth in the Change-in-Control Agreements in accordance with the terms thereof.

         8.13 STOCK EXCHANGE LISTING. BankUnited shall use its best efforts to list, prior to the Effective Time, on the NASDAQ, upon official notice of issuance, the shares of BankUnited Common Stock and New BankUnited Preferred Stock to be issued to holders of Suncoast Capital Stock in the Merger.

         8.14    EMPLOYEE BENEFITS.

                 (a) Suncoast shall provide BankUnited in Section 8.14 of the Suncoast Disclosure Schedule the names of all Suncoast Employees (including full and part-time employees) as of the date of the Suncoast Disclosure Schedule (the "Current Employees"), and, as to each

         Current Employee, such Current Employee's date of hire, current compensation, and current severance benefits.

                 (b)      BankUnited and Suncoast agree as follows:

                          (i) As soon as reasonably practicable after the date of this Agreement BankUnited and Suncoast shall consult with each other in order for BankUnited in its sole discretion to determine which employees of Suncoast will become employees of BankUnited after the Effective Time.

                          (ii) All employees who accept employment with BankUnited as of the Effective Time ("Hired Employees") shall be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited, including sickness benefit days and vacation days, on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Suncoast as if such service were with BankUnited.

                          (iii) In addition to providing for the Hired Employee's participation in BankUnited's sickness and vacation plans, BankUnited agrees to credit each Hired Employee that number of sickness benefit days and vacation days (provided that in the case of vacation time, such vacation time was accrued on the books of Suncoast prior to the Effective Time), in each case accrued as an employee of Suncoast and not taken by such Hired Employee as of the Effective Time, which may be taken only in accordance with BankUnited's existing policy for sickness benefit days and vacation days; provided, however, that on or before July 1, 1997 BankUnited shall pay such Hired Employee cash for such Hired Employee's accrued vacation days assumed by BankUnited pursuant to the previous sentence, but not taken on or before July 1, 1997. Suncoast employees and dependents participating in Suncoast's medical plan will not be precluded from participating in BankUnited's medical plan on account of a pre-existing medical condition.

                          (iv) For one year following the Effective Time, all Hired Employees shall be eligible for severance pay in accordance with the severance terms set forth in writing by Suncoast to BankUnited and agreed to and accepted by BankUnited in writing prior to the date this Agreement is executed and delivered.

         8.15 CERTAIN ACTIONS. No party shall take any action which would adversely affect or delay the ability of either BankUnited or Suncoast to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         8.16 ACQUISITION PROPOSALS. Suncoast shall not, and shall use its best reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or any of the Suncoast Subsidiaries not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of Suncoast or the Suncoast

Subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, Suncoast may (i) furnish or cause to be furnished information subject to a confidentiality agreement in a form substantially similar to that previously executed by BankUnited, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance, the Suncoast Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Suncoast Board. In the event Suncoast receives an Acquisition Proposal or such discussions are sought to be initiated or continued with Suncoast, it shall promptly inform BankUnited as to the material terms thereof.

         8.17 BANKUNITED TERMINATION FEE. To compensate BankUnited for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by BankUnited of other opportunities, Suncoast and BankUnited agree as follows:

                 (a) Provided that BankUnited shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Suncoast specifying in reasonable detail the basis of such alleged breach), Suncoast shall pay to BankUnited the sum (the "BankUnited Termination Fee") of (i) $1.0 million if this Agreement is terminated under the provisions of Section 10.01 (f) or (ii) $100,000 if this Agreement is terminated under the provisions of Section 10.01(e). In addition, Suncoast shall pay to BankUnited BankUnited's out-of-pocket expenses not in excess of $300,000, if the BankUnited Termination Fee is determined under clause (i) above or $10,000 if the BankUnited Termination Fee is determined under clause (ii) above (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "BankUnited Expenses"), incurred by BankUnited or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred. In the event that this Agreement is terminated under circumstances under which the BankUnited Termination Fee is payable, BankUnited shall provide Suncoast with an itemization of BankUnited Expenses.

                 (b)      If this Agreement is terminated pursuant to (i)
         Section 10.01(c) (if and only if (A) the breach by Suncoast giving rise to BankUnited's right of termination under Section 10.01(c) is for the specific purpose of inducing BankUnited to terminate this Agreement in anticipation of an Acquisition Event (a "Wilful Breach") and (B) pursuant to binding arbitration as defined below, a determination has been made that (1) such Wilful Breach by Suncoast has occurred and (2) that an Acquisition Event has occurred within 12 months of the date of such breach by Suncoast); or (ii) Section 10.01(e) (if an Acquisition Event shall occur after the date hereof and prior to the date that is four months after the date of such termination), Suncoast shall upon demand by BankUnited, pay or cause to be paid, in same day funds (the "Acquisition Event Termination Fee") to BankUnited, $1,000,000, or $900,000 if Suncoast shall have already paid the BankUnited Termination Fee described in Section 8.17(a)(ii) and the related BankUnited Expenses. "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than BankUnited or any of its Subsidiaries, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 50% or more of any class of equity securities of Suncoast or any of its Subsidiaries; (ii) any such person or group shall have received approval from the OTS to acquire ownership of 50% or more of any class of equity securities of Suncoast; or (iii) Suncoast shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into, an agreement with any person (other than BankUnited or a Subsidiary thereof) to (w) effect a merger, consolidation, business combination, sale of substantially all the assets, or similar transaction involving Suncoast, (x) sell, lease or otherwise dispose of assets of Suncoast representing 50% or more of the consolidated assets of Suncoast, (y) issue, sell or otherwise dispose of other than by means of a widely disbursed public offering (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 50% or more of any class of equity securities of Suncoast in the aggregate, or (z) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Suncoast in the aggregate. BankUnited agrees that any Acquisition Event Termination Fee paid pursuant to this Section 8.17(b) shall be its exclusive remedy for a Wilful Breach.

                 (c) For purposes of matters described in Section 8.17(b)(i) the parties hereto agree to resolve any dispute arising out of or relating to such matters as follows:

                          (i) The parties agree to negotiate in good faith for up to 30 days after written notice by one party to the other party with respect to any dispute as to matters described in Section 8.17(b)(i) in order to attempt to resolve such dispute.

                 (ii) In the event that such dispute is not resolved through mutual discussions within such 30 day period of time, such dispute shall be submitted by any such party to, and if so submitted shall be finally settled by, arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. Any such arbitration shall take place in Miami, Florida. The arbitrator may order specific performance or other equitable relief or remedies to the extent the arbitrator deems appropriate, in any situation in which a court could so order. All costs of such arbitration, including the compensation of the arbitrator, shall be split evenly by the parties hereto. The decision of the arbitrator shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held for the entry of judgment with respect to and to enforce the decision of the arbitrator hereunder.

                 (d) Any payment required by paragraph (a) or (b) of this Section shall become payable within two business days after termination of the Agreement.

                 (e) Suncoast acknowledges that the agreements contained in this Section 8.17 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, BankUnited would not enter into this Agreement; accordingly, if Suncoast fails to promptly pay the BankUnited Termination Fee, the BankUnited Expenses, or the Acquisition Event Termination Fee, when due, Suncoast shall in addition thereto pay to BankUnited all costs and expenses (including fees and disbursements of counsel) incurred in collecting the BankUnited Termination Fee, the BankUnited Expenses, or the Acquisition Event Termination Fee, as the case may be, together with interest on the amount thereof (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by BankUnited at the prime rate of Citibank New York, National Association, as published in the Wall Street Journal and as in effect from time to time during such period.

         8.18 SUNCOAST TERMINATION FEE. To compensate Suncoast for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by Suncoast of other opportunities, Suncoast and BankUnited agree as follows:

                 (a) Provided that Suncoast shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by BankUnited specifying in reasonable detail the basis of such alleged breach), BankUnited shall pay to Suncoast the sum (the "Suncoast Termination Fee") of $100,000, if this Agreement is terminated under the provisions of Section 10.01(b), plus out-of-pocket expenses not in excess of $10,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Suncoast Expenses") incurred by Suncoast or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred. In the event that this Agreement is terminated under circumstances under which the Suncoast Termination Fee is payable, Suncoast shall provide BankUnited with an itemization of Suncoast Expenses.

                 (b) Any payment required by paragraph (a) of this Section shall become payable within two business days after termination of the Agreement.

                 (c) BankUnited acknowledges that the agreements contained in this Section 8.19 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Suncoast would not enter into this Agreement; accordingly, if BankUnited fails to promptly pay the Suncoast Termination Fee or the Suncoast Expenses when due, BankUnited shall in addition thereto pay to Suncoast all costs and expenses (including fees and disbursements of counsel) incurred in collecting the Suncoast Termination Fee or the Suncoast Expenses, as the case may be, together with interest on the amount of the Suncoast Termination Fee or the Suncoast Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Suncoast at the prime rate of Citibank New York, National Association, as published in the Wall Street Journal and as in effect from time to time during such period.

         8.19 SUNCOAST WARRANTS. In the Merger, holders of the Suncoast Warrants shall have their Suncoast Warrants converted into warrants to acquire BankUnited Common Stock and/or New BankUnited Preferred Stock as provided in this Section 8.19. In the Merger, all rights with respect to Suncoast Common Stock and/or Suncoast Preferred Stock pursuant to the Suncoast Warrants which are outstanding at the Effective Time shall be converted into and become rights with respect to BankUnited Common Stock and New BankUnited Preferred Stock, respectively. In the Merger BankUnited shall assume each Suncoast Warrant, in accordance with the terms of the Suncoast Warrants, such that (i) the right to acquire Suncoast Common Stock and/or Suncoast Preferred Stock under the Suncoast Warrants shall be converted to the right to acquire BankUnited Common Stock and/or New BankUnited Preferred Stock respectively, on a one share for one share basis, and on substantially the same terms as are set forth in the Suncoast Warrants, and (ii) BankUnited shall assume Suncoast's other obligations under the Suncoast Warrants on substantially the same terms as are provided in the Suncoast Warrants. BankUnited will execute and deliver to each registered holder of Suncoast Warrants a supplemental warrant agreement providing for assumption of the Suncoast Warrant Agreement provided for in this
Section 8.19, subject to applicable law.


                                   ARTICLE IX

                                   CONDITIONS

         9.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of BankUnited and Suncoast to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                 (a) The respective stockholders of Suncoast and BankUnited shall have approved all matters relating to the Merger required under applicable law at the Stockholders' Meetings.

                 (b) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the OTS and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the reasonable judgment of BankUnited would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time.

                 (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                 (d) Neither BankUnited nor Suncoast shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger and there shall be in effect no order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by this Agreement be prohibited or enjoined.

                 (e) The shares of BankUnited Common Stock and New BankUnited Preferred Stock issuable pursuant to the Merger shall have been authorized for trading on the NASDAQ upon official notice of issuance.

         9.02 CONDITIONS TO OBLIGATIONS OF SUNCOAST TO EFFECT THE MERGER. The obligations of Suncoast to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                 (a) The representations and warranties of BankUnited set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Suncoast shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                 (b) BankUnited shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Suncoast shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                 (c) As of the Effective Time the BankUnited Net Worth shall be not less than $64,700,000.

                 (d) Suncoast shall have received an opinion of counsel for BankUnited addressed to Suncoast and in form reasonably satisfactory to it as to validity of the approval of the Merger by BankUnited and Merger Sub.

                 (e) The Suncoast Board shall have received from Raymond James & Associates, Inc. a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Suncoast Board, to the effect that the terms on which Suncoast Capital Stock is converted into BankUnited capital stock in the Merger is fair to the holders of Suncoast Capital Stock from a financial point of view, which opinion shall have been confirmed in writing to the Suncoast Board as of the date the Joint Proxy Statement is first mailed to the stockholders of Suncoast and not subsequently withdrawn.

                 (f) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to BankUnited.

                 (g) Suncoast shall have received an opinion of counsel mutually agreed upon by Suncoast and BankUnited addressed to Suncoast and/or BankUnited in form reasonably satisfactory to them that for federal income tax purposes the Merger qualifies as a reorganization under the provisions of Section 368 of the Code.

         9.03 CONDITIONS TO OBLIGATIONS OF BANKUNITED TO EFFECT THE MERGER. The obligations of BankUnited to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                 (a) The representations and warranties of Suncoast set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Suncoast to that effect.

                 (b) As of the Effective Time the Suncoast Net Worth shall be not less than $22,000,000.

                 (c) Suncoast shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Suncoast to that effect.

                 (d) BankUnited shall have received an opinion of counsel for Suncoast addressed to BankUnited and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by Suncoast.

                 (e) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to Suncoast.


                                   ARTICLE X

                                  TERMINATION

         10.01 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of BankUnited and Suncoast or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of BankUnited and Suncoast; or

                 (b) by BankUnited or Suncoast if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of BankUnited would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by February 28, 1997; or

                 (c) by BankUnited (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Suncoast that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Suncoast contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to Suncoast; or

                 (d) by Suncoast (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by BankUnited that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by BankUnited contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to BankUnited; or

                 (e) by BankUnited or Suncoast if the stockholders of BankUnited or Suncoast fail to approve the Merger at the Stockholders' Meetings; or

                 (f) by Suncoast if (i) there shall not have been a material breach of any covenant or agreement on the part of Suncoast under this Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Suncoast Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm familiar with savings institutions, is more favorable to the Suncoast Stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 8.17.

         10.02 BANKUNITED SPECIAL TERMINATION RIGHTS. Notwithstanding any investigation made by or information known to BankUnited prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that BankUnited, as of the date hereof, has not had an opportunity to complete its due diligence review of Suncoast, in addition to the termination rights set forth in Section 10.01, BankUnited shall have the following rights (the "BankUnited Special Termination Rights"): at any time after the date of this Agreement through 6:00 p.m. on the later of (i) 15 business days after the date hereof or (ii) seven business days after the date on which the completed Suncoast Disclosure Schedule has been delivered to BankUnited, if BankUnited shall identify any circumstance which in the reasonable business judgement of its Board of Directors (including a Special Committee thereof) (w) could materially and adversely impact the reasonably expected financial and business benefits to BankUnited of the transactions contemplated by this Agreement, (x) is inconsistent in any material and adverse respect with the representations and warranties of Suncoast contained in this Agreement, (y) could have a Material Adverse Effect as to Suncoast, or (z) results in the net worth of Suncoast being less than $23.0 million, which net worth shall be determined in accordance with GAAP, BankUnited may exercise the BankUnited Special Termination Rights by written notice to Suncoast pursuant to
Section 11.06. BankUnited shall inform Suncoast by 6:00 p.m. on the last business date determined under clause (i) or (ii) of this Section 10.02 if it determines that as of such date any such circumstance has any of the effects set forth above. Failure to exercise such right shall have no effect on BankUnited's right to terminate pursuant to Section 10.01.

         10.03 SUNCOAST SPECIAL TERMINATION RIGHTS. Notwithstanding any investigation made by or information known to Suncoast prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that Suncoast, as of the date hereof, has not had an opportunity to complete its due diligence review of BankUnited, in addition to the termination rights set forth in Section 10.01, Suncoast shall have the following rights (the "Suncoast Special

Termination Rights"): at any time after the date of this Agreement through 6:00 p.m. on the later of (i) 15 business days after the date hereof or (ii) seven business days after the date on which the completed BankUnited Disclosure Schedule has been delivered to Suncoast, if Suncoast shall identify any circumstance which in the reasonable business judgement of its Board of Directors (including a Special Committee thereof) (x) is inconsistent in any material and adverse respect with the representations and warranties of BankUnited contained in this Agreement, (y) could have a Material Adverse Effect as to BankUnited, or (z) results in the net worth of BankUnited being less than $64.7 million, which net worth shall be determined as of June 30, 1996, determined in accordance with GAAP, Suncoast may exercise the Suncoast Special Termination Rights by written notice to BankUnited pursuant to Section
11.06. Suncoast shall inform BankUnited by 6:00 p.m. on the last business date determined under clause (i) or (ii) of this Section 10.03 if it determines that as of such date any such circumstance has any of the effects set forth above. Failure to exercise such right shall have no effect on Suncoast's right to terminate pursuant to Section 10.01.

         10.04 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Article 10, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.01(d), 8.17, 8.18, 10.04, and Section 11.01 shall survive any such termination, and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         10.05 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. Except for Articles III, and IV and Sections 8.08, 8.09, 8.10, 8.12, 8.14 and 8.19, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

         10.06 DELIVERY OF BANKUNITED AND SUNCOAST DISCLOSURE SCHEDULES. Each of BankUnited and Suncoast will use their respective best reasonable efforts to deliver their completed Disclosure Schedule to the other by 6:00 p.m. on the seventh business day after the date hereof; provided that each such Disclosure Schedule shall be delivered no later than the tenth business day after the date hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 EXPENSES. Unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

         11.02 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than BankUnited, Suncoast and the

Merger Sub or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.03 AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of BankUnited and Suncoast; provided, however, that the provisions hereof relating to the manner or basis in which shares of Suncoast Capital Stock will be exchanged for capital stock of BankUnited shall not be amended after the Stockholders' Meetings without any requisite approval of the holders of the issued and outstanding shares of Suncoast Capital Stock entitled to vote thereon.

         11.04 WAIVERS. Prior to or at the Effective Time, each of BankUnited and Suncoast shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         11.05 NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

         11.06 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Suncoast:        Suncoast Savings and Loan Association, FSA
                 4000 Hollywood Boulevard - Suite 400N
                 Hollywood, Florida 33021

                 Attention: Albert J. Finch, Chairman of the Board and President

Copy to Counsel: Thompson Hine & Flory P.L.L.
                 3900 Key Center
                 127 Public Square
                 Cleveland, Ohio 44114

                 Attention: Richard E. Streeter

BankUnited:        BankUnited Financial Corporation
                   255 Alhambra Circle
                   Coral Gables, Florida 33134

                   Attention: Alfred R. Camner, Chairman of the
                              Board and President Samuel A.
                              Milne, Chief Financial Officer

Copy to Counsel:   Stuzin and Camner, P.A.
                   1221 Brickell Avenue - 25th Floor
                   Miami, Florida 33131

                   Attention: Marsha D. Bilzin


         11.07 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations or any arbitration award hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

         11.08 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

         11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         11.10 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         IN WITNESS WHEREOF, BankUnited and Suncoast have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                            BANKUNITED FINANCIAL CORPORATION



                            By: /s/ Alfred R. Camner
                               --------------------------------------
                               Alfred R. Camner
                               Chairman of the Board and President


                            SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA



                            By: /s/ Albert J. Finch
                               --------------------------------------
                               Albert J. Finch
                               Chairman of the Board and President

                                   EXHIBIT A

                             Board of Directors of
                             Surviving Corporation

                               BOARD OF DIRECTORS
                                       OF
                             SURVIVING CORPORATION


         If BankUnited, FSB is not the Surviving Corporation then the following individuals will be directors of the Surviving Corporation at the Effective
Time:

Name                                    Home Address
----                                    -------------

Alfred R. Camner                        6855 S.W. 101 Street
                                        Miami, Florida 33156

James A. Dougherty                      5331 S.W. 90 Avenue
                                        Cooper City, Florida  33328

Earline G. Ford                         20490 N.E. 22nd Court
                                        N. Miami Beach, Florida 33180

         If BankUnited, FSB is the Surviving Corporation then the following individuals will be directors of the Surviving Corporation at the Effective
Time:

Name                                      Home Address
----                                      ------------

Alfred R. Camner                          6855 S.W. 101 Street
                                          Miami, Florida 33156

James A. Dougherty                        5331 S.W. 90 Avenue
                                          Cooper City, Florida 33328

Lawrence H. Blum                          10100 Hidden Place
                                          Miami, Florida 33156

Earline G. Ford                           20490 N.E. 22nd Court
                                          N. Miami Beach, Florida 33180

Marc D. Jacobson                          115 E. Rivo Alto Drive
                                          Miami Beach, Florida 33140

Allen M. Bernkrant                        13643 Deering Bay Drive
                                          Resident #125
                                          Miami, Florida 33158

Patricia L. Frost                         125 E. San Marino Drive
                                          Miami Beach, Florida 33139

Anne W. Solloway                          8124 S.W. 87 Terrace
                                          Miami, Florida 33143

Sandra Goldstein                          611 Ocean Drive - Apt. #2E
                                          Key Biscayne, Florida 33149

Christina Cuervo Migoya                   1600 S. Miami Avenue
                                          Miami, Florida 33129

Albert J. Finch                           15 Dogwood Road
                                          Hollywood, Florida 33021

Norman E. Mains                           1065 Fisher Lane
                                          Winnetka, Illinois 60093

Irving P. Cohen                           4832 Flower Valley Road
                                          Rockville, Maryland 20853

E. J. Giusti                              2500 E. Las Olas
                                          Blvd., Ste. 1002 Fort
                                          Lauderdale, Florida 33301

Mr. Bruce Friesner                        5431 North 36th Court
                                          Hollywood, Florida 33021

Dr. Neil Messinger                        10801 S.W. 93rd Court
                                          Miami, Florida 33176

                                   EXHIBIT B

                        Offices of Surviving Corporation

                        OFFICES OF SURVIVING CORPORATION


         If BankUnited, FSB is not the Surviving Corporation then the offices of the Surviving Corporation at the Effective Time will be as follows:

Office Headquarters                        Mortgage Origination Offices
-------------------                        ----------------------------

255 Alhambra Circle                        Suite 550N
Coral Gables, Florida 33134                4000 Hollywood Boulevard
(305) 569-2000                             Hollywood, Florida 33021
                                           (305) 986-2030

Savings Branches                           7700 N. Kendall Drive
----------------                           Suite 506
4350 Sheridan Street                       Miami, Florida 33156
Hollywood, Florida 330221
(305) 963-2974

501 Golden Isles Drive
Hallandale, Florida 33009
(305) 458-5004

100 S. Flamingo Road
Pembroke Pines, Florida 33027
(305) 437-9458

1177 George Bush Boulevard, Suite 203
Delray Beach, Florida 33483
(407) 265-1332

227 Commercial Boulevard
Lauderdale-by-the-Sea, Florida 33308
(305) 776-6655

1313 North Ocean Boulevard
Pompano Beach, Florida 33062
(954) 784-4188

                        OFFICES OF SURVIVING CORPORATION


         If BankUnited, FSB is the Surviving Corporation then the offices of the Surviving Corporation at the Effective Time will be as follows:

Office Headquarters                         2201 West Hillsboro Boulevard
-------------------                         Deerfield Beach, Florida 33442
255 Alhambra Circle                         (954) 427-6390
Coral Gables, Florida 33134
(305) 569-2000                              7431-39 West Atlantic Avenue
                                            Delray Beach, Florida 33446
                                            (407) 495-5020
Savings Branches
----------------                            6075 Sunset Drive
4350 Sheridan Street                        South Miami, Florida 33143
Hollywood, Florida 330221                   (305) 663-8000
(305) 963-2974
                                            5779 North University Drive
501 Golden Isles Drive                      Tamarac, Florida 33321
Hallandale, Florida 33009                   (954) 722-4701
(305) 458-5004
                                            117 N. Congress Avenue
100 S. Flamingo Road                        Boynton Beach, Florida 33426
Pembroke Pines, Florida 33027
(305) 437-9458                              1313 North Ocean Boulevard
                                            Pompano Beach, Florida 33062
1177 George Bush Boulevard, Suite 203       (954) 784-4188
Delray Beach, Florida 33483
(407) 265-1332
                                            Mortgage Origination Offices
227 Commercial Boulevard                    ----------------------------
Lauderdale-by-the-Sea, Florida 33308        Suite 550N
(305) 776-6655                              4000 Hollywood Boulevard
                                            Hollywood, Florida 33021
21222 St. Andrews Blvd.                     (305) 986-2030
Boca Raton, Florida 33434
(407) 750-7710                              7700 N. Kendall Drive
                                            Suite 506
255 Alhambra Circle                         Miami, Florida 33156
Coral Gables, Florida 33134
(305) 569-2000

1307 University Drive
Coral Springs, Florida 33071
(954) 752-8572

                                   EXHIBIT C

                                Voting Agreement
                            Pursuant to Section 5.44
                      of the Agreement and Plan of Merger

                  Name (please print):
                                      -----------------------------------------

                  Number of Shares of Suncoast Common Stock:
                                                                ---------------

                  Number of Shares of Suncoast Preferred Stock:
                                                                ---------------


July 15, 1996

BANKUNITED FINANCIAL CORPORATION
255 Alhambra Circle
Coral Gables, Florida 33134

Dear Madam or Sir:

         The undersigned has been informed that BankUnited Financial Corporation ("BankUnited") has entered into an agreement and plan of merger dated as of the date hereof (the "Agreement") with Suncoast Savings and Loan Association, FSA ("Suncoast") pursuant to which BankUnited will acquire Suncoast in a merger transaction (the "Transaction") in which shares of BankUnited will be issued for shares of Suncoast. A copy of the Agreement, as executed, has been provided to the undersigned and the undersigned has reviewed and is familiar with the terms of the Agreement.

         As a condition and inducement to BankUnited's willingness to enter into the Agreement, the undersigned confirms the undersigned's agreement with BankUnited as follows:

1. The undersigned represents and warrants that as of the date hereof the undersigned owns or has the power to vote the number of shares of Common Stock, par value $1.10 per share, of Suncoast (the "Common Stock") set forth above, which includes shares of Common Stock held by Suncoast's Stock Bonus/401(k) Plan which the undersigned is entitled to vote. Except for shares of Suncoast's Series A Noncumulative Convertible Preferred Stock ("Preferred Stock") and options to purchase Common Stock outstanding under Suncoast's stock option plan(s), if any, owned by the undersigned, the undersigned does not own or hold any rights to acquire any additional shares of the Common Stock (by conversion of convertible securities, exercise of stock options or otherwise) or any interest therein or any voting rights with respect thereto.

2. The undersigned will not contract to sell, sell or otherwise transfer or dispose of any shares of Common Stock or Preferred Stock or any additional shares of Common Stock or Preferred Stock that the undersigned may subsequently acquire, or any interest therein or securities convertible into Common Stock or any voting rights with respect thereto, other than pursuant to the Transaction or with BankUnited's prior written consent.

3. The undersigned agrees to vote all shares of the Common Stock beneficially owned by the undersigned at the record date for the special meeting of shareholders of Suncoast to be called to consider and vote on the Transaction, or the undersigned shall cause such shares to be voted, in favor of the Transaction pursuant to the Agreement, with such modifications to the Agreement as the parties thereto may make. At any meeting of shareholders held to consider any other acquisition proposal with respect to Suncoast or to take action to nullify or prevent the Transaction, all such shares owned or controlled by the undersigned will be voted against such proposal.

4. The undersigned shall use his or her reasonable best efforts to cooperate fully with BankUnited in connection with the Transaction and to take promptly all such actions as may be necessary or appropriate to consummate such Transaction.

5. The undersigned agrees that damages are an inadequate remedy for the breach by the undersigned of any term or condition of this letter agreement and that BankUnited shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein.

6. The obligations of the parties hereunder shall terminate upon the earlier to occur of termination of the Agreement in accordance with its terms or consummation of the Transaction.

7. This agreement shall be fully binding upon and inure to the benefit of the respective parties' successors, assigns, executors, trustees and heirs.

8. This agreement shall be governed by and construed under the laws of the State of Florida (without giving effect to the choice of law provisions thereof). Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provisions of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9. Notwithstanding the foregoing, this agreement shall have no effect on the undersigned's conduct as a member of the Board of Directors of Suncoast, or as an executive officer of Suncoast if the undersigned is a member of the Board of Directors of Suncoast or is an executive officer of Suncoast.

10. The undersigned consents to the jurisdiction of any state or federal court located within the county of Dade, state of Florida, and irrevocably agree that all actions or proceedings arising out of or relating to this agreement shall be litigated in such courts. The undersigned accepts individually and in connection with the undersigned's properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement.

11. The undersigned agrees that in the event of litigation between the undersigned and BankUnited arising out of this Agreement, if BankUnited prevails in such litigation, BankUnited shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

                                        Very truly yours,



                                        --------------------------------
                                        Signature

                                   EXHIBIT D

                                Voting Agreement
                            Pursuant to Section 6.15
                      of the Agreement and Plan of Merger

         Name (please print):
                             -------------------------------------------------

         Number of Shares of BankUnited Class A Common Stock:
                                                              ----------------

         Number of Shares of BankUnited Class B Common Stock:
                                                              ----------------

         Number of Shares of BankUnited Preferred Stock (all series):
                                                                     ---------


July 15, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
4000 Hollywood Boulevard
Hollywood, FL 33021

Dear Madam or Sir:

         The undersigned has been informed that BankUnited Financial Corporation ("BankUnited") has entered into an agreement and plan of merger dated as of the date hereof (the "Agreement") with Suncoast Savings and Loan Association, FSA ("Suncoast") pursuant to which BankUnited will acquire Suncoast in a merger transaction (the "Transaction") in which shares of BankUnited will be issued for shares of Suncoast. A copy of the Agreement, as executed, has been provided to the undersigned and the undersigned has reviewed and is familiar with the terms of the Agreement.

         As a condition and inducement to Suncoast's willingness to enter into the Agreement, the undersigned confirms the undersigned's agreement with Suncoast as follows:

1. The undersigned represents and warrants that as of the date hereof the undersigned owns or has the power to vote the number of shares of Class A and Class B Common Stock, par value $.01 per share, of BankUnited (the "Common Stock") set forth above. Except for shares of BankUnited's Preferred Stock (all series) ("Preferred Stock") and options to purchase Common Stock outstanding under BankUnited's stock option plan(s), if any, owned by the undersigned, the undersigned does not own or hold any rights to acquire any additional shares of the Common Stock (by conversion of convertible securities, exercise of stock options or otherwise) or any interest therein or any voting rights with respect thereto.

2. The undersigned agrees to vote all shares of Common Stock beneficially owned by the undersigned at the meeting of the shareholders of BankUnited next following the date of this Agreement at which directors of BankUnited are elected, in favor of electing to the Board of Directors of BankUnited the persons set forth in Section 8.10 of the Agreement for the terms set forth therein.

3. The undersigned agrees to vote all shares of the Common Stock beneficially owned by the undersigned at the record date for the special meeting of shareholders of BankUnited to be called to consider and vote on the Transaction, or the undersigned shall cause such shares to be voted, in favor of the Transaction pursuant to the Agreement, with such modifications to the Agreement as the parties thereto may make.

4. The undersigned shall use his or her reasonable best efforts to cooperate fully with Suncoast in connection with the Transaction and to take promptly all such actions as may be necessary or appropriate to consummate such Transaction.

5. The undersigned agrees that damages are an inadequate remedy for the breach by the undersigned of any term or condition of this letter agreement and that Suncoast shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein.

6. The obligations of the parties hereunder shall terminate upon the earlier to occur of termination of the Agreement in accordance with its terms or consummation of the Transaction.

7. This agreement shall be fully binding upon and inure to the benefit of the respective parties' successors, assigns, executors, trustees and heirs.

8. This agreement shall be governed by and construed under the laws of the State of Florida (without giving effect to the choice of law provisions thereof). Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9. Notwithstanding the foregoing, this agreement shall have no effect on the undersigned's conduct as a member of the Board of Directors of BankUnited, or as an executive officer of BankUnited if the undersigned is a member of the Board of Directors of BankUnited or is an executive officer of BankUnited.

10. The undersigned consents to the jurisdiction of any state or federal court located within the county of Dade, state of Florida, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement shall be litigated in such courts. The undersigned accepts individually and in connection with the undersigned's properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement.

11. The undersigned agrees that in the event of litigation between the undersigned and Suncoast arising out of this Agreement, if Suncoast prevails in such litigation, Suncoast shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

                                        Very truly yours,




                                        ------------------------------
                                        Signature

                                   EXHIBIT E

                          Rule 145 Affiliate Agreement
                            Pursuant to Section 8.07
                      of the Agreement and Plan of Merger

                                         Name (please print)
                                                            -------------------




_____________ ___, 1996




BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Dear Madam or Sir:

         This letter is delivered to you in compliance with Section 8.07 of the Agreement and Plan of Merger, dated July 15, 1996 (the "Agreement"), between BankUnited Financial Corporation ("BankUnited") and Suncoast Savings and Loan Association, FSA ("Suncoast"), providing for the merger (the "Merger") of Suncoast with and into a newly formed, wholly-owned subsidiary of BankUnited.

         1. The undersigned represents and warrants to you that the shares of Class A Common Stock of BankUnited and the shares of the new series of BankUnited Preferred Stock (collectively, the "BankUnited Stock"), which the undersigned shall receive in exchange for shares of common stock or preferred stock of Suncoast, are not being acquired by the undersigned with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act of 1933, as amended (the "Act"). The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any shares of BankUnited Stock to be received by the undersigned in connection with the Merger unless (i) such sale, transfer, or other disposition has been registered under this Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other applicable limitations of Rule 145 under the Act, or (iii) the undersigned at the undersigned's expense delivers to BankUnited an opinion of counsel in form and substance reasonably satisfactory to BankUnited to the effect that the proposed transfer of BankUnited Stock does not violate the federal securities laws.

         2. The undersigned acknowledges that to the extent the undersigned believed necessary, the undersigned discussed this letter and any applicable limitations upon the resale of BankUnited Stock with either counsel for undersigned or counsel for Suncoast. The undersigned agrees that BankUnited may place the legend set forth below on the certificate or certificates for any or all BankUnited Stock to be received by the undersigned in connection with the Merger and may file stop-transfer instructions with respect to such shares with the transfer agent for such shares. The undersigned understands that the legend set forth on the certificate or certificates for BankUnited Stock to be received by the undersigned shall be removed as well as the related stop-transfer instructions when such restrictions are no longer applicable to such shares.

         3. Pursuant to the provisions of the preceding paragraph, the certificate or certificates evidencing BankUnited Stock received by the undersigned may bear the following legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."


                                        Very truly yours,



                                        ----------------------------------
                                        Signature

                                   EXHBIBIT B

                            STATEMENT OF DESIGNATION
                                       OF
           8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1996
                                       OF
                        BANKUNITED FINANCIAL CORPORATION

         BankUnited Financial Corporation (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, in accordance with the provisions of Section 607.0602 thereof and Article VI the Corporation's Articles of Incorporation, DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, said Board of Directors acting at a meeting thereof adopted resolutions providing for the issuance of 1,000,000 shares of the Corporation's Preferred Stock, $.01 par value, "8% Noncumulative Convertible Preferred Stock, Series 1996," which resolutions are as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of 1,000,000 shares of the Preferred Stock, $.01 par value, of the Corporation, of the presently authorized but unissued shares of Preferred Stock (the "Preferred Stock") to be designated "8% Noncumulative Convertible Preferred Stock, Series 1996" (the "Series 1996 Preferred Stock"). The number of shares constituting the Series 1996 Preferred Stock may be increased or decreased from time to time by a vote of not less than a majority of the Board of Directors of the Corporation then in office; provided, that no decrease shall reduce the number of shares of the Series 1996 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants to purchase Series 1996 Preferred Stock or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of the Series 1996 Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series 1996 Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1.      Dividends.

                 (a) The holders of the Series 1996 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, noncumulative cash dividends, payable quarterly in arrears, at the rate of $1.20 per share per annum. Dividends, when declared on the Series 1996 Preferred Stock, shall have accrued from the date of issuance or thereafter, from the most recent date on which dividends were payable and be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on _________ __, 199_; provided, however, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on such record dates, not more than 30 calendar days and not less than 10 calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each of such dates a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include the first day of January, April, July and October of each year and shall end on and include the day next preceding the next following Dividend Payment Date. Dividends payable on the Series 1996 Preferred Stock for any period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series 1996 Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four.

                 (b) No full dividends shall be declared, paid or set apart for payment on any series of Preferred Stock or other capital stock of any series ranking, as to dividends or liquidation preference, on a parity ("Parity Stock") with the Series 1996 Preferred Stock during any calendar quarter unless full dividends on the Series 1996 Preferred Stock for the Dividend Period ending during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 1996 Preferred Stock and any other Parity Stock, dividends upon the Series 1996 Preferred Stock and dividends on such other Parity Stock payable during such calendar quarter shall be declared pro rata so that the amount of such dividends so payable per share on the Series 1996 Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends for the then- current calendar quarter on the shares of Series 1996 Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Party Stock, bear to each other. The Corporation shall not declare, pay or set apart funds for any dividend or other distribution, other than in shares of capital stock ranking junior to the Series 1996 Preferred Stock as to dividends or liquidation preference ("Junior Stock"), on any shares of Junior Stock or repurchase, redeem or otherwise acquire through a sinking fund or otherwise, or set apart funds for the repurchase, redemption or other acquisition of, any shares of Junior Stock (except by conversion into or exchange for Junior Stock), unless (i) all declared and unpaid dividends with respect to the Series 1996 Preferred Stock have been paid, or funds have been set apart for payment of such dividends and (ii) the Corporation has declared a cash dividend on the Series 1996 Preferred Stock at the annual dividend rate for the then-current Dividend Period and sufficient funds have been set apart for payment of such dividends. Holders of the Series 1996 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of declared noncumulative dividends, as herein provided, on the Series 1996 Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series 1996 Preferred Stock which may be in arrears. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposits of any funds in a bank or trust company in a separate deposit account maintained for the benefit of the holders of the Series 1996 Preferred Stock.

         2.      Redemption.

                 (a) The shares of Series 1996 Preferred Stock shall be redeemable by the Corporation, in whole, or in part, at any time and from time to time at a price of $15.00 per share, plus an amount equal to declared but unpaid dividends, if any, with respect to Dividend Periods preceding the date fixed for redemption (the "Redemption Date"), if the Corporation's Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), shall have a closing price which is at least 120% of the Conversion Price (as defined below) for any 20 out of 30 consecutive trading days ending within five days of the giving of notice of redemption as provided for below. In addition, the Series 1996 Preferred Stock shall be redeemable by the Corporation in whole or in part, at any time and from time to time on or after July 1, 1998 at the following per share prices during the twelve month period beginning July 1:

                          YEAR                           REDEMPTION PRICE
                          ----                           ----------------
                          1998                                 $16.20
                          1999                                  15.96
                          2000                                  15.72
                          2001                                  15.48
                          2002                                  15.24
                          2003 and thereafter                   15.00

         plus, in each case, an amount equal to any declared but unpaid dividends, if any, with respect to Dividend Periods preceding the Redemption Date.

                 (b) In the event that fewer than all the outstanding shares of the Series 1996 Preferred Stock are to be redeemed as permitted by this Section 2, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by such other method as may be approved by the Board of Directors that is required to conform to any rule or regulation of any stock exchange or automated quotation system upon which the shares of the Series 1996 Preferred Stock may at the time be listed.

                 (c) Notice of redemption of the Series 1996 Preferred Stock, specifying the Redemption Date, the redemption price and the place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed at his or her address of record and by publication in The Wall Street Journal. In the case of a redemption in whole, notice will be given once, not less than 30 nor more than 60 calendar days prior to the Redemption Date. In the case of a partial redemption, the notice shall also specify the aggregate number of shares of the Series 1996 Preferred Stock to be redeemed and the aggregate number of shares of the Series 1996 Preferred Stock that shall be outstanding after such partial redemption and the mailed notice shall specify the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to a holder. The notice of partial redemption shall be given twice: the first notice shall be given not more than 75 days nor less than 60 days prior to the Redemption Date; and the second notice shall be given at least 20 days after the first notice but not less than 30 days prior to the Redemption Date.

                 (d) Notice of redemption of shares of the Series 1996 Preferred Stock having been given as provided in Section 2(c), then unless the Corporation shall have defaulted in providing for the payment of the redemption price and all declared and unpaid dividends with respect to Dividend Periods preceding the Redemption Date, all rights of the holders thereof (except the right to receive the redemption price and all declared and unpaid dividends with respect to Dividend Periods preceding the Redemption Date) shall cease with respect to such shares and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of Preferred Stock. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                 (e) Any shares of Series 1996 Preferred Stock which shall at any time have been redeemed or converted shall, after such redemption or conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                 (f) Shares of the Series 1996 Preferred Stock are not subject or entitled to the benefit of a sinking fund.

         3.      Conversion.

                 (a) Subject to and upon compliance with the provisions of this Section 3, the holder of any shares of the Series 1996 Preferred Stock shall have the right, at his or her option, at any time and from time to time prior to redemption, to convert the shares into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of the Corporation's Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), equal to $15.00 for each share surrendered for conversion divided by the Conversion Price (as defined in Section 3(d) below).

                 (b)      (i)     In order to exercise the conversion
         privilege, the holder of each share of the Series 1996 Preferred Stock to be converted shall surrender the certificate representing such share to the Corporation's transfer agent for the Series 1996 Preferred Stock with the Notice of Election to Convert on the back of said Certificate duly completed and signed. Unless the shares issuable on conversion are to be issued in the same name as the name in which the shares of the Series 1996 Preferred Stock are registered, each share surrendered

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         for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his or her duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax. The holders of shares of the Series 1996 Preferred Stock at the close of business on a Record Date shall be entitled to receive any dividend declared payable on those shares for the corresponding Dividend Period on the applicable Dividend Payment Date, notwithstanding the conversion of the shares after the Record Date.

                          (ii)    As promptly as practicable after the
         surrender by a holder of the certificates for shares of the Series 1996 Preferred Stock in accordance with this Section 3, the Corporation shall issue and shall deliver to the holder at the office of the transfer agent, or otherwise upon such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of those shares in accordance with the provisions of this Section 3, and any fractional interest in respect of a share of Class A Common Stock arising upon the conversion shall be settled as provided in Section 3(c) below. In case less than all of the shares of the Series 1996 Preferred Stock represented by a certificate are to be converted by a holder, upon such conversion the Corporation shall issue and deliver to the holder at the office of the transfer agent, or otherwise upon such holder's written order, a certificate or certificates for the shares of Series 1996 Preferred Stock not converted.

                          (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the conditions specified in Section 3(b) hereof shall have been satisfied, and, the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented by those certificates at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which all of the conditions specified in
         Section 3(b) hereof shall have been satisfied. All shares of Class A Common Stock delivered upon conversion of the Series 1996 Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Series 1996 Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock or other securities, cash or other assets as herein provided.

                 (c) No fractional shares or securities representing fractional shares of Class A Common Stock shall be issued upon conversion of the Series 1996 Preferred Stock. Any fractional interest in a share of Class A Common Stock resulting from conversion of a share of the Series 1996 Preferred Stock shall be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Section 3(d)(iv) below) of the Class A Common Stock on the Trading Day (as defined in Section 3(d)(iv) below) next preceding the day of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of whole shares of Class A Common Stock issuable upon the conversion shall be computed on the basis of the aggregate Liquidation Preference (as such term is defined in Section 6 below) of the shares of the Series 1996 Preferred Stock so surrendered.

                 (d) The "Conversion Price" per share of the Series 1996 Preferred Stock shall be $9.00, subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Class A Common Stock in shares of its Class A Common Stock, (2) subdivide its outstanding Class A Common Stock into a greater number of shares, or (3) combine its outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be proportionately adjusted so that the holder of any share of the Series 1996 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which he would have been entitled to receive had the share been converted immediately prior to the record date for such action, or, if no record date has been established in connection with such event, the effective date for such action. An adjustment made pursuant to this Section 3(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution except as provided in Section 3(d)(vii) below, and shall become effective immediately after the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 3(d)(i), the holder of any shares of Series 1996 Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors of the Corporation (whose determination shall be conclusive and shall be described in a resolution adopted thereto) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                          (ii) In case the Corporation shall issue rights or warrants to all holders of its Class A Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A Common Stock at a price per share less than the Current Market Price (as defined in Section 3(d)(iv) below) of the Class A Common Stock at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately prior to such record date shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered for subscription or purchase would purchase at the Current Market Price at that record date, and of which the denominator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of additional shares of Class A Common Stock for subscription or purchase. The adjustment provided for in this Section 3(d)(ii) shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in Section 3(d)(vii) below, after such record date. In determining whether any rights or warrants entitle the holder of the Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than the Current Market Price, and in determining the aggregate offering price of the shares of Class A Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board (whose determination, if made in good faith, shall be conclusive). If any or all of such rights or warrants are not so issued or expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

                          (iii) In case the Corporation shall distribute to all holders of its Class A Common Stock any shares of capital stock of the Corporation (other than Class A Common Stock) or evidences of indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 3(d)(ii) above), then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction, the numerator of which shall be the Current Market Price of the Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board, whose determination, if made in good faith, shall be conclusive) of that portion of the capital stock or assets or evidences of indebtedness so distributed, or of the rights or warrants so distributed, applicable to one share of Class A Common Stock, and the denominator of which shall be the Current Market Price of the Class A Common Stock on the record date. Such adjustment shall become effective immediately, except as provided in Section 3(d)(vii) below, after the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.





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

                          (iv)    For the purpose of any computation under this
         Section 3, the "Current Market Price" of the Class A Common Stock at any date shall be the average of the last reported sale prices per share for the 30 consecutive Trading Days (as defined below) commencing 35 Trading Days before date of such computation. The last reported sale price for each day shall be (1) the last reported sale price of the Class A Common Stock on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (2) if not quoted as described in clause (1), the closing bid notation for the Class A Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Class A Common Stock on at least five of the ten preceding days, or (3) if the Class A Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Class A Common Stock on the principal securities exchange on which the Class A Common Stock is listed. If the Class A Common Stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price shall be determined in the manner set forth in clause (2) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (3) of the preceding sentence if actual transactions are reported. If none of the conditions set forth above is met, the last reported sale price of the Class A Common Stock on any day or the average of such last reported sale prices for any period shall be the fair market value of such class of stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Corporation. As used herein the term "Trading Days" means (1) if the Class A Common Stock is quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (2) if not quoted as described in clause (1), days on which quotations are reported by the National Quotation Bureau, Incorporated, or (3) if the Class A Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business.

                          (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least one percent in the Conversion Price; provided, however, that any adjustments which by reason of this Section 3(d)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3(d) shall be made to the nearest cent or the nearest one hundredth of a share, as the case may be.

                          (vi) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with its transfer agent and with the principal securities exchange, if any, on which the Series 1996 Preferred Stock is traded or, if traded over-the-counter, with the Nasdaq National Market System an officers' certificate setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price, the number of additional shares of Class A Common Stock issuable upon conversion and the type and amount, if any, of other property which would be received upon conversion of the Series 1996 Preferred Stock, the facts upon which the adjustment is based and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price to the holders of the Series 1996 Preferred Stock at their addresses as shown on the stock books of the Corporation.

                          (vii) In any case in which this Section 3(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of the event (1) issuing to the holder of any share of the Series 1996 Preferred Stock converted after the record date and before the occurrence of the event, the additional shares of Class A Common Stock issuable upon the conversion by reason of the adjustment required by the event over and above the Class A Common Stock issuable upon such conversion before giving effect to the adjustment and (2) paying to the holder any amount in cash in lieu of any fractional share pursuant to Section 3(c) above.

                 (e)      (i)     The Corporation covenants that it will at all
         times reserve and keep available, free from preemptive rights and all liens and charges with respect to the issue or delivery thereof, out of the aggregate of its authorized but unissued shares of Class A Common Stock or its issued shares of Class A Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series 1996 Preferred Stock the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of the Series 1996 Preferred Stock not theretofore converted. For purposes of this Section 3(e), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of the Series 1996 Preferred Stock shall be computed as if at the time of computation all of the outstanding shares were held by a single holder.

                          (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the Series 1996 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at the adjusted Conversion Price.

                 (f) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities on conversion of the Series 1996 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities in a name other than that of the holder of the Series 1996 Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

                 (g) In case of any reclassification or similar change of outstanding shares of Class A Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Class A Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of the Series 1996 Preferred Stock then outstanding shall have the right thereafter to convert the shares of the Series 1996 Preferred Stock held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Class A Common Stock issuable upon the conversion of the shares of the Series 1996 Preferred Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer and had such holder elected to receive the consideration in the form and manner elected by the plurality of the persons entitled to vote thereon. These provisions shall apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

         4. Preemptive Rights. Shares of the Series 1996 Preferred Stock are not entitled to any preemptive rights to acquire any unissued shares of any capital stock of the Corporation, now or hereafter authorized, or any other securities of the Corporation, whether or not convertible into shares of capital stock of the Corporation or carrying a right to subscribe to or acquire any such shares of capital stock. To the extent preemptive rights are granted by the Corporation to the Parity Stock, the Junior Stock or the Class A Common Stock, the Series 1996 Preferred Stock shall be entitled to similar rights.

         5. Voting. Except as required by law, the shares of the Series 1996 Preferred Stock shall not have any voting powers, either general or special, except as follows:

                 (a) Unless the vote or consent of the holders of a greater number of shares is required by law, the approval of the holders of at least 66-2/3% of all of the shares of the Series 1996 Preferred Stock at the time outstanding given in person or by proxy, either in writing or by a vote at a meeting called for that

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         purpose, on which matter the holders of shares of the Series 1996
         Preferred Stock shall vote together as a separate class, shall be necessary to (i) authorize, effect or validate any amendment, alteration or repeal of or otherwise change any of the provisions of the Articles of Incorporation of the Corporation or of any certificate, amendatory or supplemental thereto, which amendment, alteration or repeal would, if effected, materially and adversely affect the powers, preferences, rights or privileges of the Series 1996 Preferred Stock or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of the Corporation, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Corporation, ranking senior to the Series 1996 Preferred Stock either as to payment of dividends or rights upon liquidation, winding-up or dissolution of the Corporation.

                 (b) Notwithstanding anything to the contrary set forth herein, the creation or issuance of Parity Stock or Junior Stock with respect to the payment of dividends or distribution of assets upon liquidation or an amendment that increases the number of authorized shares of Series 1996 Preferred Stock or increases the number of authorized shares of a series of Preferred Stock constituting Junior Stock or Parity Stock shall not be considered to be a material and adverse change to the terms of the Series 1996 Preferred Stock and shall not require a vote or the consent of the holders of the Series 1996 Preferred Stock pursuant to Section 5(a) above. Amendments considered to be an adverse change requiring a vote of the holders of Series 1996 Preferred Stock pursuant to Section 5(a) above shall include, but not be limited to, those: which reduce the dividend rate on the Series 1996 Preferred Stock, cancel declared and unpaid dividends or change the relative seniority rights of the holders of the Series 1996 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation; which reduce the amount payable to the holders of Series 1996 Preferred Stock upon liquidation or change the relative seniority of the liquidation preferences of the holders of the Series 1996 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation; or which cancel or modify the conversion rights of the Series 1996 Preferred Stock.

                 (c) The holders of Series 1996 Preferred Stock, if any Series 1996 Preferred Stock shall be outstanding, shall be entitled to vote with the holders of the shares of Class A Common Stock, and not as a separate class, to the same extent as the holders of the shares of Class A Common Stock on any consolidation, merger, sale of all or substantially all of the assets of the Corporation, reclassification, capital reorganization or liquidation; provided that each share of Series 1996 Preferred Stock shall be entitled to the same number of votes that the holder would have had if such holder had converted his shares of Series 1996 Preferred Stock into shares of Class A Common Stock as of the record date for such meeting or solicitation of consents in lieu of a meeting.

         6.      Liquidation Rights.

                 (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series 1996 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders under applicable law, before any payment or distribution of assets shall be made on the Class A Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series 1996 Preferred Stock upon liquidation and subject to the rights of the holders of any class or series of stock having preference with respect to distributions upon liquidation (created pursuant to Section 5(a) above) and the Corporation's general creditors, the amount of $15.00 per share (the "Liquidation Preference"), plus an amount equal to all dividends declared and unpaid, without interest. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6, nor shall the merger or consolidation of the Corporation into or with any other corporation or association or the merger or consolidation of any other corporation or association into or with the Corporation, be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6; provided, however, that if the aggregate amount of cash that may be received in exchange for or upon conversion of the Series 1996 Preferred Stock in connection with a cash merger or other cash transaction would be less than the aggregate liquidation preference of the

         Series 1996 Preferred Stock, then the holders of the Series 1996 Preferred Stock shall be entitled to the Liquidation Preference in place of the aggregate amount of cash that may be received in exchange for or upon conversion of the Series 1996 Preferred Stock in connection with the cash merger or other cash transaction; and provided further, that such cash merger or transaction shall not be considered a liquidation, dissolution or winding up of the Corporation subject otherwise to this Section 6(a).

                 (b) After the payment in cash (in New York Clearing House funds or its equivalent) to the holders of the shares of the Series 1996 Preferred Stock of the full preferential amounts for the shares of the Series 1996 Preferred Stock, as set forth in Section 6(a) above, the holders of the Series 1996 Preferred Stock as such shall have no further right or claim to any of the remaining assets of the Corporation.

                 (c) In the event the assets of the Corporation available for distribution to the holders of shares of the Series 1996 Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a) above, no distribution shall be made on account of any shares of any other series of Preferred Stock or any other class of capital stock of the Corporation ranking on a parity with the shares of the Series 1996 Preferred Stock upon such liquidation, dissolution or winding up unless proportionate amounts shall be paid on account of the shares of the Series 1996 Preferred Stock, ratably, in proportion to the full amounts to which holders of all such shares which are on a parity with the shares of the Series 1996 Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up.

                 (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, at least 20 days prior to any shareholders' meeting called to approve such action or within 20 days after the commencement of any involuntary proceeding, whichever is earliest, give each holder of the Series 1996 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of the proposed action. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of 30 days after the mailing of such written notice; provided, that any such 30 day period may be shortened upon the written consent of the holders of all of the outstanding shares of the Series 1996 Preferred Stock.

                 (e) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation that will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of the Series 1996 Preferred Stock and the holders of Class A Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of the Series 1996 Preferred Stock of the appraiser's valuation.

         7. Rank. The Series 1996 Preferred Stock shall rank, with respect to classes and series of capital stock of the Corporation outstanding as of ________ __, 199_, on a parity with the 8% Noncumulative Convertible Preferred Stock, Series 1993 and the 9% Noncumulative Perpetual Preferred Stock and senior to the Class A Common Stock, the Class B Common Stock, the Noncumulative Convertible Preferred Stock, Series B, the Noncumulative Convertible Preferred Stock, Series C and the Noncumulative Convertible Preferred Stock, Series C-II of the Corporation as to payment of dividends and rights upon liquidation, dissolution or winding up of the Corporation. Unless the Corporation shall have obtained the consent of the holders as provided in Section 5 above, the Corporation shall not issue any other series of Preferred Stock ranking senior to the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation or any other series of any equity securities ranking senior to the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation. The Corporation may issue shares of Preferred Stock or other capital stock ranking junior to or on a parity with the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation. For purposes of this statement of designation, any capital stock of any series or class of the Corporation shall be deemed to rank:

                 (a) senior to the shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, if the holders of such series or class shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of the shares of the Series 1996 Preferred Stock;

                 (b) on a parity with shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series 1996 Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preferences or priority, one over the other, as between the holders of such stock and the holders of shares of the Series 1996 Preferred Stock; and

                 (c) junior to shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, if the holders of shares of the Series 1996 Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such series or class.

         8.      Notice of Certain Events. If:

                 (a) the Corporation shall declare a dividend (other than a cash dividend) or distribution on its Class A Common Stock or any Junior Stock; or

                 (b) the Corporation shall authorize the issuance to the holders of the Class A Common Stock or any Junior Stock of rights or warrants to subscribe for or purchase any shares of Class A Common Stock or of any other subscription rights or warrants; or

                 (c) there shall be any reclassification of the Class A Common Stock or any consolidation or merger, to which the Corporation is a party, or any sale or transfer of all or substantially all the assets of the Corporation; or

                 (d) there shall be a voluntary or an involuntary dissolution, liquidation or winding up of the Corporation; or

                 (e) there shall be a redemption of the Series 1996 Preferred Stock, in whole or in part, pursuant to Section 2 above;

         then the Corporation shall cause to be filed with the transfer agent, if any, and shall cause to be mailed to the holders of shares of the Series 1996 Preferred Stock at their addresses as shown on the stock books of the Corporation, except as otherwise provided in Section 2(c) above or Section 6(d) above, at least 10 days prior to the applicable date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of the dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to the dividend, distribution or rights or warrants are to be determined,
         (2) the date on which the reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for cash, securities or other property deliverable upon the reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up or (iii) the Redemption Date and redemption price pursuant to Section 2 above. Failure to give any such notice or any defect in the notice shall not affect the legality or validity of the proceedings described in this
         Section 8.

9. Reports and Notices. So long as any shares of the Series 1996 Preferred Stock shall be outstanding, the Corporation shall provide to the holder or holders of such shares copies of all annual, quarterly and other reports of the Corporation and copies of all stockholder notices of the Corporation when and as furnished to the holders of the Class A Common Stock.

                                   EXHIIBIT C

         , 1996           [printed on Raymond James & Associates, Inc.
                          letterhead]



The Board of Directors
Suncoast Savings and Loan Association FSA
4000 Hollywood Boulevard, Suite 500
North Hollywood, FL  33021-6733

Members of the Board:

         You have requested our opinion as to the fairness from a financial point of view to the shareholders of the outstanding common stock par value $1.10 per share (the "Suncoast Common Stock") and the holders of the outstanding 8% non-cumulative preferred convertible stock Series A (the "Suncoast Preferred Stock") of Suncoast Savings and Loan Association FSA ("Suncoast") of the exchange ratio in the proposed merger (the "Merger") of Suncoast with and into a newly formed, wholly-owned subsidiary of BankUnited Financial Corporation ("BankUnited") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of July 15, 1996. Under the terms of the Agreement, each outstanding share of Suncoast Common Stock will be converted into and become the right to receive one share of Series I Class A BankUnited Common Stock (the "BankUnited Common Stock") and each share of Suncoast Preferred Stock will be converted into and become the right to receive one share of a new series of BankUnited Preferred Stock to be authorized by the Board of Directors of BankUnited which shall have substantially similar rights and preferences as the Suncoast Preferred Stock, all as described in Section
1.01 of the Agreement (the "New BankUnited Preferred Stock").

         Raymond James and Associates, Inc. as part of its investment banking business engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporations for other purposes. In the ordinary course of our business as a broker/dealer we may from time to time purchase securities from and sell securities to Suncoast and/or BankUnited and as a market maker in securities we may from time to time have a long or short position in and buy or sell equity securities of Suncoast and/or BankUnited for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this letter, it has been disclosed to Suncoast. Raymond James & Associates, Inc. also acted as a managing underwriter in BankUnited's public offerings and received customary compensation for such services. Raymond James & Associates, Inc. also currently publishes investment research on BankUnited. We have acted exclusively for Suncoast in rendering this fairness opinion, and for our services, including the rendering of this opinion, Suncoast will pay us fees upon the issuance of this fairness opinion, the issuance of the fairness opinion at the time the Suncoast Proxy Statement relating to the Merger is first mailed to the stockholders of Suncoast, and the closing of the Merger. In addition, Suncoast has agreed to indemnify us against certain liabilities arising out of our engagement.

         In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Suncoast and BankUnited, including, among other things, the following: (i) the Agreement dated July 15, 1996; (ii) Annual Reports to Shareholders for fiscal years 1994 and 1995, respectively of Suncoast and BankUnited; (iii) certain interim reports to shareholders of Suncoast and BankUnited; (iv) other financial information concerning the businesses and operations of Suncoast and BankUnited furnished to us by Suncoast and BankUnited for purposes of our analysis, including certain financial analyses for Suncoast and BankUnited prepared by the senior management of

The Board of Directors
Suncoast Savings & Loan Association FSA
         , 1996




Suncoast and BankUnited respectively; (v) certain internal financial analyses and forecasts of Suncoast prepared by the senior management of Suncoast; (vi) estimates of cost savings to be achieved after the Merger furnished to us by Suncoast and BankUnited for purposes of our analysis; (vii) plans for the combined company and the strategic objectives of the Merger furnished to us by with the senior executives of BankUnited and Suncoast; (viii) certain publicly available information concerning trading of, and the trading market for, the Suncoast Common Stock and BankUnited Common Stock; and (ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that we consider relevant to our inquiry.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, and we have not attempted independently to verify such information. We have relied upon the management of Suncoast and BankUnited as to the reasonableness and achieveability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided or discussed with us, and we have assumed with your permission that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have also relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have also assumed, with your permission and without independent verification, that the aggregate allowances for loan losses for Suncoast and BankUnited are adequate to cover losses in their respective loan portfolios. We have not made or obtained any evaluations or appraisals of the property of Suncoast or BankUnited, nor have we examined any individual loan credit files. You have informed us and we have assumed that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, we express no opinion as to the underlying business decision of Suncoast to effect the Merger, the availability or advisability of any alternatives to the Merger or the price at which BankUnited Common Stock or New BankUnited Preferred Stock will trade subsequent to the effective time of the Merger.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical, current and projected financial position and results of operations of Suncoast and BankUnited, (ii) the assets and liabilities of Suncoast and BankUnited, (iii) the historical market prices and trading activity of the Suncoast Common Stock, and (iv) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. We have also assumed with your permission that Suncoast, its subsidiaries and affiliates, are not party to any pending material transactions including, but not limited to, any external financings, recapitalizations, acquisitions or merger discussions, other than the Agreement. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof and any change in such circumstances would require a re- evaluation of this opinion.

The Board of Directors
Suncoast Savings & Loan Association FSA




         It is understood that this letter is for the information of the Board of Directors of Suncoast in evaluating the proposed Merger, does not constitute a recommendation to any stockholder of Suncoast as to how such stockholder should vote on the proposed Merger, and is not intended to confer rights or remedies upon BankUnited or the stockholders of BankUnited or the Company.
This opinion is not to be quoted or referred to, in whole or in part in any registration statement, prospectus or proxy statement, or any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without our prior written consent; provided, however, that it is understood that the Company will request our consent to include this opinion in the BankUnited Securities and Exchange Commission Registration Statement on form S-4 and the BankUnited and Suncoast joint proxy statement, in each case relating to the Merger, and that we will not unreasonably withhold our consent to such inclusion.

         Based upon and subject to the foregoing, and as of the date of this letter, we are of the opinion that the exchange ratio in the proposed Merger is fair, from a financial point of view, to the holders of Suncoast Common Stock and to the holders of Suncoast Preferred Stock.


Sincerely,



/s/  Fred E. Whaley
-------------------------------
Fred E. Whaley
Managing Director

                                   EXHIBIT D

                             [Letterhead of KLW&H]

                                                  DRAFT

                                                  [Date of mailing of Joint
                                                   Proxy Statement-Prospectus]


BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, FL  33134

Suncoast Savings and Loan Association, FSA
4000 Hollywood Boulevard
Hollywood, FL  33021

Ladies and Gentlemen:

                 We have acted as special tax counsel to BankUnited Financial Corporation ("BankUnited") in connection with its acquisition of Suncoast Savings and Loan Association, FSA ("Suncoast"), through the merger of Suncoast into BankUnited, FSB ("BUFSB"), a controlled subsidiary of BankUnited (the "Merger"), as described herein. BankUnited has requested our opinion concerning certain federal income tax consequences of the Merger.

                                     Facts

                 Suncoast is a federal stock savings and loan association. BankUnited is a savings and loan holding company organized under the laws of the State of Florida. BUFSB is a federal stock savings bank. All of the capital stock of BUFSB is owned by BankUnited. BankUnited and BUFSB file consolidated federal income tax returns.

                 The Boards of Directors of BankUnited and Suncoast believe that the Merger will enable BankUnited to achieve economies associated with an in-market merger and to compete more effectively with larger financial institutions in South Florida.

                 Suncoast will be merged with and into BUFSB pursuant to an Agreement and Plan of Merger between BankUnited and Suncoast dated as of July 15, 1996. BUFSB will survive the Merger, and the separate corporate existence of Suncoast will cease. The

BankUnited Financial Corporation
Suncoast Savings and Loan Association, FSA
_________, 1996
Page 2


banking business of Suncoast will be continued by BUFSB in a substantially unchanged manner.

                 At the effective time of the Merger (the "Effective Time"), each share of Suncoast common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of BankUnited Series I Class A Common Stock, and each share of Suncoast Series A Noncumulative Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of a new series of BankUnited noncumulative convertible preferred stock.

                 The following representations have been made in connection with the Merger:

(a) The fair market value of the BankUnited stock received by each Suncoast shareholder will be approximately equal to the fair market value of the Suncoast stock surrendered in exchange therefor.

(b) There is no plan or intention on the part of the shareholders of Suncoast who own five percent or more of Suncoast's stock, and to the best of the knowledge of the management of Suncoast there is no plan or intention on the part of the remaining Suncoast shareholders, to sell, exchange, or otherwise dispose of shares of BankUnited stock to be received in the Merger that would reduce such shareholders' ownership of such BankUnited stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than 50% of the total value of all of the stock of Suncoast outstanding immediately prior to the Merger. For purposes of this representation, shares of Suncoast stock sold, redeemed, or otherwise disposed of prior to the Merger in anticipation of the Merger are taken into account as if such shares were shares of BankUnited stock received in the Merger and then disposed of.

(c) BUFSB will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Suncoast immediately prior to the Merger. For purposes of this representation, Suncoast assets used to pay Suncoast's reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made preceding the transfer and which are part of the plan of reorganization are considered assets held immediately prior to the Merger.

BankUnited Financial Corporation
Suncoast Savings and Loan Association, FSA
_________, 1996
Page 3


(d) Prior to the transaction, BankUnited will be in control of BUFSB within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

(e) Following the transaction, BUFSB will not issue additional shares of its stock that would result in BankUnited's losing control of BUFSB within the meaning of Section 368(c) of the Code.

(f) BankUnited has no plan or intention to redeem or otherwise reacquire any of its stock to be received by the shareholders of Suncoast.

(g) BankUnited has no plan or intention to liquidate BUFSB, to merge BUFSB into another corporation, or to sell or otherwise dispose of the stock of BUFSB.

(h) BankUnited has no plan or intention to cause BUFSB to sell or otherwise dispose of any of the assets of Suncoast to be acquired in the Merger, except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code.

(i) The Suncoast shareholders will not, as a result of owning Suncoast stock, own more than 50% of the value of BankUnited's stock immediately after the Merger.

(j) The liabilities of Suncoast to be assumed by BUFSB and the liabilities to which the transferred assets of Suncoast are subject were incurred by Suncoast in the ordinary course of its business.

(k) Following the transaction, BUFSB will continue the historic business of Suncoast or use a significant portion of Suncoast's business assets in a business.

(l) BankUnited, BUFSB, Suncoast, and the shareholders of Suncoast will pay their respective expenses, if any, incurred in connection with the proposed transaction.

(m) There is no intercorporate indebtedness existing between BankUnited and Suncoast or between BUFSB and Suncoast that was issued, acquired, or will be settled at a discount.

(n) No two parties to the transaction are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

BankUnited Financial Corporation
Suncoast Savings and Loan Association, FSA
_________, 1996
Page 4


(o) Suncoast is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(p) The fair market value of the assets of Suncoast transferred to BUFSB will equal or exceed the sum of the liabilities assumed by BUFSB, plus the liabilities, if any, to which the transferred assets are subject.

(q) No stock of BUFSB will be issued to any of the shareholders of Suncoast in the Merger.

(r) None of the compensation received by any shareholder-employees of Suncoast will be separate consideration for, or allocable to, any of their shares of Suncoast stock, and none of the shares of BankUnited stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement.

                                    Opinion

                 Based upon the foregoing, and provided that the Merger qualifies as a statutory merger under applicable law, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code, and that Suncoast, BUFSB, and BankUnited will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

                 Accordingly, it is our opinion that:

(a) No gain or loss will be recognized by Suncoast on the transfer of substantially all of its assets to BUFSB in exchange for BankUnited
         stock and the assumption by BUFSB    of Suncoast's liabilities (Code
         Sections 361(a) and 357(a)).

(b) No gain or loss will be recognized by BankUnited or BUFSB on the receipt by BUFSB of substantially all of the assets of Suncoast in exchange for BankUnited stock and the assumption by BUFSB of Suncoast's liabilities (Regulations Section 1.1032-2(b)).

(c) The basis of the assets of Suncoast received by BUFSB will be the same as the basis of such assets in the hands of Suncoast immediately prior to the Merger (Code Section 362(b)).

BankUnited Financial Corporation
Suncoast Savings and Loan Association, FSA
_________, 1996
Page 5


(d) The holding period of the assets of Suncoast received by BUFSB will include the period during which such assets were held by Suncoast (Code Section 1223(2)).

(e) The basis of BUFSB's capital stock in the hands of BankUnited will be increased by the basis of the assets acquired from Suncoast by BUFSB and decreased by the sum of the amount of the liabilities of Suncoast assumed by BUFSB and the amount of the liabilities, if any, to which the assets of Suncoast are subject (Regulations Sections 1.358-6(c)(1) and 1.1502-30(b)(1)).

(f) No gain or loss will be recognized by the Suncoast shareholders on the exchange of their Suncoast stock for BankUnited stock (Code Section 354(a)(1)).

(g) The basis of the BankUnited stock received by the Suncoast shareholders will be the same as the basis of the Suncoast stock surrendered in exchange therefor (Code Section 358(a)(1)).

(h) The holding period of the BankUnited stock received by the Suncoast shareholders will include the holding period of the Suncoast stock surrendered in exchange therefor, provided such Suncoast stock is held as a capital asset on the date of the exchange (Code Section 1223(a)).

                 Our conclusions as expressed in this letter have been reached on the basis of the facts and representations described herein and such analysis of the law as we have deemed necessary. Our views are based upon existing law, which is subject to change or modification at any time. We express no opinion as to any tax consequences of the Merger other than those explicitly discussed herein.

                                               Very truly yours,



                                               Kronish, Lieb, Weiner & Hellman

                                   EXHIBIT E

        As amended Article VI of the Articles of Incorporation of BankUnited shall provide in its entirety as follows:

                                  "ARTICLE VI

                                 Capital Stock

        The total number of shares of all classes of stock that the Corporation is authorized to issue is 43,000,000 shares, of which 30,000,000 shall be Class A Common Stock, $.01 par value (the "Class A Common Stock"), 3,000,000 shall be Class B Common Stock, $.01 par value (the "Class B Common Stock"), and 10,000,000 shall be Preferred Stock, $.01 par value (the "Preferred Stock"). No holder of the Corporation's stock shall have any preemptive right to acquire the Corporation's securities.

                Class A Common Stock. The maximum number of shares of Class A Common Stock that the Corporation is authorized to have outstanding is 30,000,000 shares at a par value of $.01 per share. The Class A Common Stock shall be a special class of stock issuable from time to time in one or more series as specified in Section 607.0602 of the Florida Business Corporation Act (or in such other manner as may be permitted by law), as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such series of Class A Common Stock adopted by the Board of Directors pursuant to authority hereby vested in it, each such series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Board of Directors is hereby expressly granted authority to fix the authorized number of shares of each series of common stock, and to fix the terms of such series, including, but not limited to, the following:

                (a)      the rate or manner of payment of dividends;

                (b) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                (c) the amount payable upon shares in the event of voluntary or involuntary liquidation;

                (d) sinking fund provisions, if any, for the redemption or purchase of shares;

                (e) the terms and conditions, if any, on which shares may be converted;

                (f)      voting rights, if any; and

                (g) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

        The designation of each particular series of Class A Common Stock and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued. The Board of Directors may from time to time increase (but not above the total number of authorized shares of the class) the number of shares of any series of Class A Common Stock already created by providing that any unissued Class A Common Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Class A Common Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued Class A Common Stock by fixing or altering the terms thereof in respect of the above-mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such shares.

                For purposes of determining whether a non-voting series of Class A Common Stock shall be entitled to vote as a class pursuant to
        Section 607.1004 of the Florida Business Corporation Act (or any successor section or statute hereinafter enacted) on an amendment to the Corporation's Articles of Incorporation, an amendment that increases the total number of authorized shares of Class A Common Stock shall not be considered to be an adverse change to the terms of any individual series of Class A Common Stock and shall not require a vote or the consent of the holders of any such series of Class A Common Stock.

                Set forth in Appendix A hereto is the Statement of Designation setting forth the terms of the Series I Class A Common Stock.

                Class B Common Stock. The maximum number of shares of Class B Common Stock that the Corporation is authorized to have outstanding is 3,000,000 shares at a par value of $.01 per share. Holders of Class B Common Stock are entitled to vote on all questions required by law on the basis of one vote per share and there shall be no cumulative voting. The shares of Class B Common Stock shall be convertible into shares of other classes of capital stock of the Corporation in such manner as may be provided by the Board of Directors by resolution.

                Set forth in Appendix A hereto is the Statement of Designation setting forth the conversion rights of the Class B Common Stock.

                Preferred Stock. The maximum number of shares of Preferred Stock that the Corporation is authorized to have outstanding is 10,000,000 shares at a par value of $.01 per share. The Preferred Stock may be issued from time to time in one or more series as specified in
        Section 607.0602 of the Florida Business Corporation Act (or in such other manner as may be permitted by law), as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors pursuant to authority hereby vested in it, each such series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Board of Directors is hereby expressly granted authority to fix the authorized number of shares of each series of Preferred Stock, and to fix the terms of such series, including, but not limited to, the following:

                (a)      the rate or manner of payment of dividends;

                (b) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                (c) the amount payable upon shares in the event of voluntary or involuntary liquidation;

                (d) sinking fund provisions, if any, for the redemption or purchase of shares;

                (e) the terms and conditions, if any, on which shares may be converted;

                (f)      voting rights, if any; and

                (g) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

        The designation of each particular series of Preferred Stock and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued. The Board of Directors may from time to time increase (but not above the total number of authorized shares of the class) the number of shares of any series of Preferred Stock already created by providing that any unissued Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued Preferred Stock by fixing or altering the terms thereof in respect of the above-mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such shares.

                For purposes of determining whether a non-voting series of Preferred Stock shall be entitled to a vote as a class pursuant to Section 607.1004 of the Florida Business Corporation Act (or any successor section or statute hereinafter enacted) on an amendment to the Corporation's Articles of Incorporation, an amendment that increases the total number of authorized shares of Preferred Stock shall not be considered to be an adverse change to the terms of any individual series of Preferred Stock and shall not require a vote or the consent of the holders of any such series of Preferred Stock.

                Set forth in Appendices B, C, D, E, F and G hereto are the Statements of Designation setting forth the terms of the Noncumulative Convertible Preferred Stock, Series A; Noncumulative Convertible Preferred Stock, Series B; Noncumulative Convertible Preferred Stock, Series C; Noncumulative Convertible Preferred Stock, Series C-II; 8% Noncumulative Convertible Preferred Stock, Series 1993; and 9% Noncumulative Perpetual Preferred Stock, respectively."


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